Filed Pursuant to Rule 424(b)3
Registration No. 333-270489

PROSPECTUS

(Proposed Holding Company for Somerset Savings Bank, SLA)

Up to 9,200,000 Shares of Common Stock Offered to the Public

(Subject to Increase of up to 10,580,000 Shares)

This is the initial public offering of shares of common stock of SR Bancorp, Inc., a Maryland corporation. SR Bancorp is offering its shares in connection with the mutual to stock conversion of Somerset Savings Bank, SLA. We expect that our shares of common stock will be listed on the Nasdaq Capital Market under the symbol “SRBK.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering up to 9,200,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 6,800,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 10,580,000 shares without giving you further notice or the opportunity to change or cancel your order. Additionally, we will contribute up to $920,000 in cash and up to 460,000 shares of SR Bancorp stock, which, together, represents 6.0% of the value of the common stock issued in the offering at the maximum of the offering range, to Somerset Regal Charitable Foundation, Inc., a charitable foundation to be formed in connection with the stock offering. We must sell a minimum of 6,800,000 shares to complete the offering.

The shares of common stock are first being offered for sale in a subscription offering to eligible depositors of Somerset Savings Bank, SLA and the tax-qualified employee benefit plans of Somerset Savings Bank, SLA. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the New Jersey Counties of Hunterdon, Middlesex and Somerset. Any shares of common stock not purchased in the subscription offering or the community offering may be offered for sale to the public through a syndicate of broker-dealers, referred to as the “syndicated community offering” throughout this prospectus. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated community offering. We may sell up to 10,580,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers.

At present, all of our depositors have voting rights in Somerset Savings Bank as to all matters requiring depositor action. Upon completion of the conversion and related stock offering, depositors will no longer have voting rights. Upon completion of the conversion and related stock offering, all voting rights in Somerset Savings Bank will be vested in SR Bancorp as the sole shareholder of Somerset Savings Bank. The shareholders of SR Bancorp will possess exclusive voting rights with respect to SR Bancorp common stock. Accordingly, only depositors who purchase SR Bancorp common stock will continue to have voting rights following the conversion.

The subscription offering is scheduled to terminate at 2:00 p.m., Eastern time, on August 15, 2023. We may extend this termination date without notice to you until September 29, 2023. Funds received before completion of the offering will be maintained in a segregated account at Somerset Savings Bank, SLA, or at our discretion, of another insured depository institution. All subscriptions received will earn interest at our passbook savings rate, which is currently 0.05% per annum.

The minimum purchase is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 25,000 shares ($250,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 40,000 shares ($400,000) of common stock in all categories of the stock offering combined. Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond September 29, 2023. If we extend the stock offering beyond September 29, 2023, we will give subscribers an opportunity to change, cancel or maintain their stock orders. If we terminate the stock offering because we fail to sell the minimum number of shares, or for any other reason, we will promptly return your funds with interest at our passbook savings rate.

Following completion of the conversion and related stock offering, pursuant to an Agreement and Plan of Merger, dated July 25, 2022, by and among Somerset Savings Bank, SLA, SR Bancorp, Inc., Regal Bancorp, Inc. and Regal Bank, as amended on March 7, 2023 and July 10, 2023, we intend to acquire Regal Bancorp. In connection with the proposed merger of Regal Bancorp, Inc. with and into SR Bancorp, Inc., each shareholder of Regal Bancorp, Inc. will receive $23.00 in cash in exchange for each share of Regal Bancorp, Inc. common stock that they own. If we are unable to complete the conversion, including the related stock offering, we will terminate the merger.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares offered for sale	6,800,000	8,000,000	9,200,000	10,580,000
Gross offering proceeds(1)	$68,000,000	$80,000,000	$92,000,000	$105,800,000
Estimated offering expenses, excluding selling agent fees and expenses(1)(2)	$2,444,500	$2,444,500	$2,444,500	$2,444,500
Selling agent fees and expenses(1)	$965,000	$1,085,000	$1,205,000	$1,343,000
Estimated net proceeds	$64,590,500	$76,470,500	$88,350,500	$102,012,500
Estimated net proceeds per share	$9.50	$9.56	$9.60	$9.64

(1)

See “The Conversion and Stock Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for the stock offering and the compensation to be received by Keefe, Bruyette & Woods, Inc. and the other broker-dealers that may participate in any syndicated community offering.

(2)	Excludes records agent fees and expenses payable to Keefe, Bruyette & Woods, Inc., which are included in estimated offering expenses. See “The Conversion and Stock Offering—Records Management.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

For assistance, please contact our Stock Information Center at 1-(844) 265-9680.

The date of this prospectus is July 13, 2023

SOMERSET SAVINGS

NEW JERSEY
NEW YORK
Manhattan
Brooklyn
Roseland
Livingston
West Orange
Florham Park
Summit
Millburn
Springfield
Whitehouse
Somerville
Bound Brook
Middlesex
Raritan
Manville
Somerset
Flemington
80
287
95
78

Somerset Savings Bank Offices

Bound Brook (Headquarters)
220 West Union Avenue

Flemington
141 Broad Street

Manville
41 South Main Street

Middlesex
1305 Bound Brook Road

Raritan
802 Somerset Street

Somerville
64 West End Avenue

Whitehouse
410 Route 22 West

Regal Bank Offices[(1)]

Livingston (Headquarters)
570 West Mt. Pleasant Avenue

Livingston
66 W Mount Pleasant Avenue

Roseland
180 Eagle Rock Avenue

Florham Park
30 Columbia Turnpike

Millburn
290 Millburn Avenue

West Orange
641 Eagle Rock Avenue

Summit
360 Springfield Avenue

Somerset
464B Elizabeth Avenue

Springfield
899 Mountain Avenue

Somerville
151 N Adamsville Road

NEW JERSEY

i

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion, the stock offering and the merger fully, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements. For assistance, please call our Stock Information Center at 1-(844) 265-9680.

THE COMPANIES

SR Bancorp, Inc.

Somerset Savings Bank, SLA

220 West Union Avenue

Bound Brook, New Jersey 08805

(732) 560-1700

SR Bancorp, Inc. (“SR Bancorp”) is a new Maryland corporation that was formed by Somerset Savings Bank, SLA (“Somerset Savings Bank”) to be the holding company of Somerset Savings Bank upon completion of its conversion from the mutual to stock form of organization. SR Bancorp has had no operations to date and has never issued any capital stock. This stock offering is being made by SR Bancorp. Upon completion of the conversion and related stock offering, SR Bancorp will own all of Somerset Savings Bank’s capital stock.

Somerset Savings Bank is a New Jersey-chartered mutual savings association that operates from seven branches in Hunterdon, Middlesex and Somerset Counties, New Jersey. Somerset Savings Bank offers a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market. The acquisition of Regal Bancorp, Inc. (“Regal Bancorp”) and its wholly owned subsidiary, Regal Bank, will expand our market presence into Essex, Morris and Union Counties, New Jersey and enhance our market presence in Somerset County, New Jersey. At March 31, 2023, Somerset Savings Bank had total assets of $664.9 million, deposits of $517.0 million and total equity of $119.1 million. As part of this transaction, Somerset Savings Bank will convert its charter to a New Jersey-chartered commercial bank.

Our executive offices are located at 220 West Union Avenue, Bound Brook, New Jersey 08805. Our telephone number at this address is (732) 560-1700.

Our website address is www.somersetsavings.com. Information on our website should not be considered a part of this prospectus.

Proposed Merger with Regal Bancorp

On July 25, 2022, Somerset Savings Bank and SR Bancorp entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Regal Bancorp, Inc. and Regal Bank. The Merger Agreement was subsequently amended on March 7, 2023 and July 10, 2023. Pursuant to the Merger Agreement, as amended, promptly following the completion of the conversion and related stock offering, SRB Interim Corporation, a wholly-owned subsidiary of SR Bancorp, formed solely to facilitate the merger, will merge with and into Regal Bancorp, a New Jersey corporation, followed by the merger of Regal Bancorp with and into SR Bancorp, with SR Bancorp as the surviving entity (the “Merger”). In connection with the proposed Merger, Regal Bancorp shareholders will exchange each of their shares of Regal Bancorp common stock for $23.00 in cash. The aggregate cash consideration is approximately $69.5 million.

Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, will merge with and into Somerset Savings Bank (the “Bank Merger”), which will convert to a commercial bank charter and be renamed Somerset Regal Bank.

Upon closing of the proposed Merger, the Executive Chairman of the Board of Directors of Regal Bancorp, David M. Orbach, and two other current Regal Bancorp board members, will join the Boards of Directors of SR Bancorp and Somerset Regal Bank. Mr. Orbach will serve as Executive Chairman of the Board of Directors of SR Bancorp and as Executive Vice Chairman of the Board of Directors of Somerset Regal Bank. William P. Taylor will continue as Chief Executive Officer and Chairman of the Board of Directors of Somerset Regal Bank and will serve as Chief Executive Officer and a director of SR Bancorp. Christopher J. Pribula will continue as President, Chief Operating Officer and a director of Somerset Regal Bank and SR Bancorp. In addition, Messrs. Orbach, Taylor and Pribula entered into employment agreements with SR Bancorp and Somerset Savings Bank at the time of execution of the Merger Agreement, which will become effective as of the effective date of the mutual-to-stock conversion for Messrs. Taylor and Pribula and will becomes effective as of the closing of the proposed Merger for Mr. Orbach.

Regal Bank is a full-service commercial bank that serves the banking needs of small-to medium-sized businesses, professional entities, and individuals primarily in its market area of Essex, Hudson, Morris, Somerset and Union Counties, New Jersey. Regal Bank’s primary business is offering a variety of insured deposit accounts and using such funds as well as borrowings to originate commercial mortgage loans. At March 31, 2023, Regal Bancorp had total consolidated assets of $473.3 million, deposits of $401.8 million and total equity of $51.1 million.

The proposed Merger will increase the combined banks’ deposit base and its loan portfolio, provide Somerset Savings Bank with greater commercial lending expertise and access to commercial loan customers and provide Regal Bank with greater residential lending expertise and access to residential loan customers.

SR Bancorp intends to conduct its offering at the same time Regal Bancorp is soliciting the approval of the proposed Merger from its shareholders and Somerset Savings Bank is soliciting the approval of the offering from its voting members. The failure to complete the offering will result in the termination of the proposed Merger, but the failure to complete the proposed Merger will not necessarily result in the termination of the offering, but would mostly likely require the establishment of a new offering range and require a resolicitation of subscribers if SR Bancorp determined to complete the offering under these circumstances.

Our Business Strategy

The business strategy of the combined entity is to operate and grow a profitable community-oriented financial institution. Following completion of the conversion and related stock offering and the proposed Merger, the combined entity plans to achieve this by:

•

leveraging the residential lending expertise of Somerset Savings Bank and the commercial lending expertise of Regal Bank to pursue new opportunities to increase lending in our primary market area and expand its existing loan relationships;

•	continuing to use prudent underwriting practices to maintain the high quality of its loan portfolio;

•	increasing transaction deposit accounts and deposit balances;

•	building profitable business and consumer relationships through enhanced product offerings and by continuing to provide superior customer service;

•	continuing to leverage technology to maintain efficient operations and enhance customer service; and

•	expanding our franchise through acquisitions (including the Merger with Regal Bancorp) and other possible transactions in its primary market area.

Please see “Risk Factors—Risks Related to Growth” and “Risk Factors—Risks Related to Lending Activities” for a discussion of certain risks associated with our business strategy.

Market Area

We are headquartered in Bound Brook, New Jersey. We operate seven full-service branch offices throughout Hunterdon, Middlesex and Somerset Counties, New Jersey. Regal Bank operates ten branches in Essex, Morris, Somerset and Union Counties, New Jersey. We currently consider our New Jersey market area to include the counties of Hunterdon, Middlesex and Somerset. The acquisition of Regal Bancorp will expand our market presence into Essex, Morris and Union Counties and enhance our market presence in Somerset County. The economy in this market area has benefitted from being varied and diverse, with a broad economic base. Employment in service industries, education, healthcare and social services account for the largest employment sectors, with pharmaceutical, financial services and retail companies among the largest employers in the primary market area served by Somerset Savings Bank and Regal Bank. Population and household data indicate that the market areas served by Somerset Savings Bank and Regal Bank are a mix of urban and suburban markets, with Middlesex County as the most populous county with a total 2022 population of 861,000, and Hunterdon County as the least populous county with a total 2022 population of 130,000. Income measures indicate that the counties of Hunterdon, Morris and Somerset are relatively affluent markets, with household and per capita income measures above the comparable U.S. and New Jersey measures. Hunterdon, Morris and Somerset Counties maintain higher percentages of households with incomes above $100,000 compared to the U.S. and New Jersey.

Regulation and Supervision

SR Bancorp will be subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Somerset Savings Bank is and will remain subject to regulation by the New Jersey Department of Banking and Insurance (the “NJDBI”) and the Federal Deposit Insurance Corporation (the “FDIC”).

THE STOCK OFFERING

Reasons for the Conversion and Stock Offering

Somerset Savings Bank’s primary reasons for the conversion and the stock offering are to:

•	raise capital to provide the funds necessary to acquire Regal Bancorp;

•	raise capital to support growth;

•	enhance existing products and services, and support the development of new products and services to support growth and enhance customer service;

•	attract and retain qualified directors, management and employees through equity ownership and stock-based compensation plans;

•	raise capital to make necessary capital investments in facilities and technology to support our internal growth;

•	increase philanthropic endeavors to the communities served by Somerset Regal Bank through the formation and funding of a charitable foundation;

•	facilitate future mergers and acquisitions; and

•	use the additional capital for other general corporate purposes.

The following diagram shows our current organizational structure as a mutual savings association with no shareholders:

SOMERSET SAVINGS BANK, SLA (a New Jersey-chartered mutual savings association)

After the conversion, offering, charter conversion and Merger are completed, we will be organized as a fully public stock holding company, as follows:

PUBLIC SHAREHOLDERS (including charitable foundation)

100%

SR BANCORP, INC. (a Maryland corporation)

100%

SOMERSET REGAL BANK (a New Jersey-chartered stock commercial bank)

Terms of the Offering

We are offering for sale between 6,800,000 and 9,200,000 shares of SR Bancorp common stock in this offering. The amount of common stock being sold is based on an appraisal of Somerset Savings Bank. With regulatory approval, we may increase the number of shares to be issued by 15% to 10,580,000 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the NJDBI and the FDIC will consider the amount of subscriptions received, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering. Keefe, Bruyette & Woods, Inc. (“KBW”), our financial advisor in connection with the conversion, will use its best efforts to assist us in selling our shares of common stock, but KBW is not obligated to purchase any shares in the offering.

How We Determined the Offering Range and the $10.00 Purchase Price

Our decision to offer between 6,800,000 and 9,200,000 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC (“RP Financial”), an appraisal firm experienced in appraisals of financial institutions. RP Financial is of the opinion that as of May 8, 2023, the estimated pro forma market value of the common stock offering of SR Bancorp was $80.0 million. Based on shares to be issued in the conversion and applicable regulations, this market value forms the midpoint of an offering range with a minimum of $68.0 million and a maximum of $92.0 million.

Our Board of Directors determined that the common stock should be sold at $10.00 per share. The $10.00 per share price was selected primarily because it is the price most commonly used in stock conversion offerings by savings banks. Therefore, based on the valuation range, the number of shares of SR Bancorp common stock that will be sold in the offering will range from 6,800,000 shares to 9,200,000 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an offering of $105.8 million and an offering of
10,580,000 shares of common stock.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements, as well as the impact of the Merger and the impact of the contribution of shares of SR Bancorp and cash to Somerset Regal Charitable Foundation, Inc. (“Somerset Regal Charitable Foundation,” sometimes referred to as the “charitable foundation,” or the “foundation,” as the case may be). RP Financial also considered the following factors, among others:

•

our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area on a combined basis factoring in completion of the Merger;

•	the effect of the capital raised in the offering on our net worth and earnings potential; and

•

a comparative evaluation of the operating and financial statistics of Somerset Savings Bank with a peer group of 10 publicly traded savings banks and savings bank holding companies that RP Financial considers comparable to SR Bancorp on a pro forma basis.

The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Unless otherwise indicated, total assets are as of March 31, 2023.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
Affinity Bancshares, Inc.	AFBI	Covington, GA	$932
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	1,986
HMN Financial, Inc.	HMNF	Rochester, MN	1,072
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	686
IF Bancorp, Inc.	IROQ	Watseka, IL	843
HV Bancorp, Inc.(1)	HVBC	Doylestown, PA	626
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	840
Northeast Community Bancorp, Inc.	NECB	White Plains, NY	1,503
Provident Bancorp, Inc.	PVBC	Amesbury, MA	1,702
William Penn Bancorporation	WMPN	Bristol, PA	862

(1)	Subsequently eliminated from peer group due to announced sale-of-control.

In determining the valuation, RP Financial considered adjustments to the pro forma market value based on a comparison of SR Bancorp with the peer group. RP Financial advised the Board of Directors that the valuation conclusion included the following adjustments relative to the peer group:

RP Financial considered adjustments to the pro forma market value based on a comparison of SR Bancorp with the peer group. RP Financial advised the Board of Directors that the valuation analysis took into consideration that relative to the peer group a slight downward adjustment was applied for profitability, growth and viability of earnings and a moderate downward adjustment was applied for marketing of the issue. Additionally, RP Financial made slight upward adjustments for SR Bancorp’s financial condition and asset growth in comparison to the peer group’s characteristics for those valuation parameters. RP Financial made no adjustments for primary market area, dividends, liquidity of the shares, management and the effect of government regulations and regulatory reform.

The downward adjustment applied for profitability, growth and viability of earnings took into consideration SR Bancorp’s lower pro forma return on equity and less favorable efficiency ratio. The downward adjustment for marketing of the issue took into consideration a general selloff in financial shares during the past twelve months. The upward adjustment applied for financial condition was due to SR Bancorp’s more favorable credit quality measures, greater balance sheet liquidity and stronger pro forma capital position. The upward adjustment applied for asset growth was due to SR Bancorp’s stronger historical asset growth as the result of the acquisition of Regal Bancorp and greater leverage capacity as the result of the capital that will be raised in the offering.

The independent appraisal will be updated before we complete the conversion. If the pro forma market value of the common stock offering at that time is either below $68.0 million or above $105.8 million, then SR Bancorp, after consulting with the Federal Reserve, may terminate the plan of conversion and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

SR Bancorp intends to conduct its offering at the same time Regal Bancorp is soliciting the approval of the proposed Merger from its shareholders and Somerset Savings Bank is soliciting the approval of the offering from its voting members. The failure to complete the offering will result in the termination of the proposed Merger, but the failure to complete the proposed Merger will not necessarily result in the termination of the offering, but would mostly likely require the establishment of a new offering range and require a resolicitation of subscribers if SR Bancorp determined to complete the offering under these circumstances.

Two measures that investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s tangible book value and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Tangible book value is the same as total equity, less intangible assets.

The following table presents a summary of selected pricing ratios for the peer group companies and for SR Bancorp that RP Financial used in its appraisal. The ratios for SR Bancorp are based on pro forma core earnings for the 12 months ended March 31, 2023 including the proposed Merger and pro forma book value as of March 31, 2023. The ratios for the peer group are based on estimated core earnings for the 12 months ended March 31, 2023 and book value as of March 31, 2023 (using stock prices as of May 8, 2023).

	Price to Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
SR Bancorp (pro forma):
Minimum	9.49x	40.95%	48.83%
Midpoint	11.09x	45.45%	53.62%
Maximum	12.68x	49.48%	57.84%
Adjusted Maximum	14.48x	53.59%	62.00%
Peer group companies as of May 8, 2023:
Average	11.72x	73.38%	76.80%
Median	8.78x	69.37%	74.61%

Compared to the median pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 44.4% to the peer group on a price-to-earnings basis, a discount of 28.7% to the peer group on a price-to-book basis, and a discount of 22.5% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on a core earnings per share basis and less expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

How We Will Use the Proceeds of this Offering

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	Minimum of the Range 6,800,000 Shares at $10.00 per Share	Maximum of the Range 9,200,000 Shares at $10.00 per Share
Gross offering proceeds	$68,000	$92,000
Less: offering expenses	(3,410)	(3,650)

Net offering proceeds	64,590	88,350

Less:
Proceeds contributed to Somerset Savings Bank	(32,295)	(44,175)
Proceeds used for loan to employee stock ownership plan	(5,712)	(7,728)
Proceeds contributed to Somerset Regal Charitable Foundation	(680)	(920)

Proceeds remaining for SR Bancorp	$25,903	$35,527

Initially, SR Bancorp intends to use the proceeds that it retains, along with the cash obtained from a dividend from Somerset Savings Bank prior to the closing of the Merger, to pay the merger consideration to the shareholders of Regal Bancorp. Remaining proceeds, if any, may initially be invested in short-term liquid investments. In the future, SR Bancorp may use the portion of the proceeds that it retains, if any, to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Somerset Regal Bank intends to invest the proceeds it receives for investment in short-term liquid investments and, at a later date, anticipates using a portion of the proceeds it receives to fund new loans, purchase securities and expand its business activities. SR Bancorp and Somerset Regal Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time other than our proposed Merger with Regal Bancorp.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares, regulatory considerations, or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 10,580,000 shares in the offering without further notice to you. If our pro forma market value of the offering at that time is either below $68.0 million or above $105.8 million, then, after consulting with Federal Reserve, the NJDBI and the FDIC we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of SR Bancorp’s common stock; or

•	take such other actions as may be permitted by Federal Reserve, the NJDBI, the FDIC and the Securities and Exchange Commission (the “SEC”).

If we set a new offering range, we will promptly return funds, with interest at 0.05% for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We must sell a minimum of 6,800,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate and we will cancel deposit account withdrawal authorizations. If we terminate the offering, we will also terminate the Merger.

Conditions to Completing the Offering

We are conducting the offering under the terms of our plan of conversion from mutual to stock form of organization. We cannot complete the offering unless:

•	we sell at least the minimum number of shares offered;

•	we receive approval of our voting members; and

•	we receive the final regulatory approval to complete the offering and to form SR Bancorp to become the bank holding company of Somerset Savings Bank.

Federal Reserve, NJDBI or FDIC approval does not constitute a recommendation or endorsement of an investment in our stock.

We Will Form Somerset Regal Charitable Foundation

To further our commitment to the communities we serve, we intend to establish a charitable foundation to be named “Somerset Regal Charitable Foundation, Inc.” as part of the conversion and stock offering. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. Assuming we receive approval of our voting members to establish the charitable foundation, we will contribute cash ranging from $680,000 at the minimum of the valuation range to $1,058,000 at the adjusted maximum of the valuation range and shares of our common stock (which, together, represents 6.0% of the value of the common stock issued in the offering). The number of shares contributed to our charitable foundation will range from 340,000 shares at the minimum of the valuation range to 529,000 shares at the adjusted maximum of the valuation range, which shares will have a value of $3.4 million at the minimum of the valuation range and $5.3 million at the adjusted maximum of the valuation range, based on the $10.00 per share offering price. As a result of the issuance of shares and the contribution of cash to the charitable foundation, we will record an after-tax expense of approximately $3.1 million at the minimum of the valuation range and of approximately $4.8 million at the adjusted maximum of the valuation range, during the quarter in which the conversion and offering are completed.

Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•

result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the Board of Directors of SR Bancorp and Somerset Savings Bank and is subject to approval by Somerset Savings Bank’s voting members. If the voting members do not approve the charitable foundation, we may, in our discretion, complete the conversion and offering without the inclusion of the charitable foundation and without resoliciting subscribers. We may also determine, in our discretion, not to complete the conversion and offering if the voting members do not approve the establishment and funding of the charitable foundation.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation of Somerset Regal Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to shareholders of SR Bancorp, see “Risk Factors—The Contribution to the Charitable Foundation Will Dilute Your Ownership Interest and Adversely Affect Net Income in Fiscal 2024” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Charitable Foundation.”

Benefits of the Offering to Management and Potential Dilution to Shareholders Following the Conversion

We intend to adopt the benefit plans described below, which will result in additional compensation expense. The actual expense will depend on the market value of SR Bancorp’s common stock. As indicated under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger,” based upon assumptions set forth therein, the annual pre-tax expense related to the employee stock ownership plan and the stock-based benefit plan (including stock options and stock awards) would be $444,000 and $2.0 million, respectively, assuming shares are sold in the offering at the adjusted maximum of the offering range and shares have a value of $10.00 per share. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger” for a detailed analysis of the expenses of each of these plans.

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase shares equal to 8.0% of the total shares of common stock issued in the stock offering, including shares contributed to the charitable foundation, or 772,800 shares of common stock, assuming we sell the maximum number of the shares in the offering. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. The employee stock ownership plan will use the proceeds from a 20-year loan from SR Bancorp to purchase these shares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. Assuming the employee stock ownership plan purchases 772,800 shares in the offering, we will recognize additional pre-tax compensation expense of
$7.7 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger” for an illustration of the effects of this plan.

Stock-Based Benefit Plan. In addition to shares purchased by the employee stock ownership plan, we intend to grant stock options and stock awards under one or more stock-based benefit plans that we intend to implement no sooner than six months after the completion of the conversion and related stock offering. Shareholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion and related stock offering, the stock-based benefit plan will reserve shares of restricted stock and stock options equal to 4.0% and 10.0% of the shares issued in the offering, respectively, including shares contributed to Somerset Regal Charitable Foundation, or up to 386,400 shares and 966,000 shares of common stock at the maximum of the offering range, respectively, for awards to employees and directors, at no cost to the recipients. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion and related stock offering, the 4.0% and 10.0% limitations described above will no longer apply. We have not yet determined whether we will present any such plan for shareholder approval before or after 12 months following the completion of the conversion and related stock offering.

The following additional restrictions would apply to our stock-based benefit plan only if such plan is adopted within one year after the conversion and offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plan;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plan;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plan;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Somerset Regal Bank or SR Bancorp.

The following table summarizes the stock benefits that our officers, directors and employees may receive following the conversion, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 8.0% of the common stock issued in the offering (including shares contributed to the charitable foundation) and that we implement a stock-based benefit plan granting options to purchase 10.0% of the total shares of common stock of SR Bancorp issued in connection with the offering (including shares contributed to the charitable foundation) and awarding shares of restricted common stock equal to 4.0% of the total shares of common stock of SR Bancorp issued in connection with the offering (including shares contributed to the charitable foundation).

Plan	Individuals Eligible to Receive Awards	As a Percent of Common Stock Outstanding	Value of Benefits Based on Adjusted Maximum of Offering Range (In Thousands)
Employee stock ownership plan	All employees	8.0%	$8,887
Stock awards	Directors, officers and employees	4.0	4,444
Stock options	Directors, officers and employees	10.0	5,499	(1)

Total		22.0%	$18,830

(1)

The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. Fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.95 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk free interest rate of 3.48%; and a volatility rate of 32.02% based on an index of publicly traded bank and thrift institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted which may or may not be Black-Scholes.

The value of the shares of common stock will be based on the price per share of our common stock at the time those shares are granted. The following table presents the total value of all shares of common stock to be available for award and issuance under the stock-based benefit plan, assuming the stock-based benefit plan award shares of common stock equal to 4.0% of the common stock issued in the offering, including shares contributed to the charitable foundation, and the shares for the plans are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	285,600 Shares Awarded at Minimum of Offering Range	336,000 Shares Awarded at Midpoint of Offering Range	386,400 Shares Awarded at Maximum of Offering Range	444,360 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$2,285	$2,688	$3,091	$3,555
10.00	2,856	3,360	3,864	4,444
12.00	3,427	4,032	4,637	5,332
14.00	3,998	4,704	5,410	6,221

The grant-date fair value of the options granted under the stock-based benefit plan will be based, in part, on the price per share of our common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming the stock-based benefit plan awards options equal to 10.0% of the outstanding shares of common stock after completion of the conversion and related stock offering, including shares contributed to the charitable foundation, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant. The Black-Scholes option pricing model provides an estimate only of the fair value of the options. The actual value of the options may differ significantly from the value set forth in the table.

Exercise Price	Grant-Date Fair Value Per Option	714,000 Options at Minimum of Offering Range	840,000 Options at Midpoint of Offering Range	966,000 Options at Maximum of Offering Range	1,110,900 Options at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$3.96	$2,827	$3,326	$3,825	$4,399
10.00	4.95	3,534	4,158	4,782	5,499
12.00	5.94	4,241	4,990	5,738	6,599
14.00	6.93	4,948	5,821	6,694	7,699

Tax Consequences

Somerset Savings Bank and SR Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, including an opinion that it is more likely than not that the fair market value of the non-transferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the non-transferable subscription rights to purchase the common stock and no taxable income will be realized by members as a result of the exercise of the nontransferable subscription rights. Somerset Savings Bank and SR Bancorp have also received an opinion of Baker Tilly US, LLP regarding the material New Jersey state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Somerset Savings Bank, SR Bancorp, or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Persons Who Can Order Stock in the Offering

We have granted rights to subscribe for shares of SR Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Somerset Savings Bank as of the close of business on June 30, 2021 (“Eligible Account Holders”).

2.	The tax-qualified employee benefit plans of Somerset Savings Bank (including our employee stock ownership plan and 401(k) plan).

3.	Persons with $50 or more on deposit at Somerset Savings Bank as of the close of business on June 30, 2023 (“Supplemental Eligible Account Holders”).

4.	Persons with a deposit account at Somerset Savings Bank as of the close of business on July 5, 2023 (“Voting Members”).

If we receive subscriptions for more shares than are to be sold in this stock offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation priorities and procedures.

We may offer shares not sold in the subscription offering to the general public in a “community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the community offering will be subordinate to subscription offering orders. Natural persons and trustees of natural persons residing in the following counties in the State of New Jersey: Hunterdon, Middlesex and Somerset will have first preference to purchase shares in the community offering and remaining shares will be available to the general public. Shares of common stock not purchased in the subscription offering or the community offering may be offered for sale through a “syndicated community offering” managed by KBW. We have the right to accept or reject, in whole or in part, in our sole discretion, orders we receive in the community offering and syndicated community offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

How to Purchase Common Stock

In the subscription offering and the community offering, you may pay for your shares by:

1.	Personal check, bank check or money order, from the purchaser, made payable directly to SR Bancorp; or

2.

authorizing us to withdraw available funds (without any early withdrawal penalty) from your Somerset Savings Bank deposit account(s), other than checking accounts or individual retirement accounts (“IRAs”). To use funds from accounts with check writing privileges, please submit a check. To use IRA funds, please see “—Using IRA Funds to Purchase Shares in the Offering” below.

Somerset Savings Bank is not permitted to knowingly lend funds (including funds drawn on a Somerset Savings Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by cash or wire transfer. Additionally, you may not use any type of third party check to pay for shares of common stock.

Checks and money orders will be immediately cashed, so the funds must be available within the account when we receive your original stock order form and check. The funds will be deposited by us into a Somerset Savings Bank segregated account, or at our discretion, at another insured depository institution. We will pay interest at Somerset Savings Bank’s passbook savings rate from the date those funds are processed until completion or termination of the offering. Withdrawals from certificates of deposit at Somerset Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Somerset Savings Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the stock offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the stock offering. If, upon a withdrawal from a certificate of deposit account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at the current passbook savings rate.

You may submit your original stock order form in one of three ways: (1) by mail, using the stock order reply envelope provided; (2) by paying for overnight courier to the address indicated on the stock order form; or (3) by hand delivery to Somerset Savings Bank’s office, located at 220 West Union Avenue, Bound Brook, New Jersey. Stock order forms may not be hand-delivered to our banking offices. Our banking offices will not have offering materials on hand. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of stock order forms.

Using IRA Funds to Purchase Shares in the Offering

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account. If you wish to use some or all of the funds in your Somerset Savings Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order, which may require the payment of a one-time and/or annual administrative fee to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the August 15, 2023 offering deadline, for assistance with purchases using your individual retirement account or other retirement account you may have at Somerset Savings Bank or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 25,000 shares ($250,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, when combined with your purchases, cannot exceed 40,000 shares ($400,000) in all categories of the offering, combined:

•	Any person who is related by blood or marriage to you and who lives in your home;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; and

•	Any other persons who may be your associates or persons acting in concert with you.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are “associates” or “acting in concert.”

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10.0% of the shares issued in the offering, including shares contributed to our charitable foundation, without regard to these purchase limitations.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with SEC Rule 15c2-8.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on August 15, 2023, whether or not we have been able to locate each person entitled to subscription rights.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you submit to purchase shares of our common stock in the stock offering will be held in a segregated account at Somerset Savings Bank, or at our discretion, at another insured depository institution, until the termination or completion of the offering, including any extension of the expiration date. Because completion of the conversion is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the conversion. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond September 29, 2023, or the number of shares to be sold in the stock offering is increased to more than 10,580,000 shares or decreased to fewer than 6,800,000 shares.

Purchases and Stock Elections by Directors and Executive Officers

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 128,500 shares, which equals 1.9% of the total shares of SR Bancorp that would be outstanding following the stock offering at the minimum of the offering range, including the contribution of shares of SR Bancorp stock to the charitable foundation. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the stock offering. Like all of our eligible depositor purchasers, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for SR Bancorp’s Common Stock

We have never issued capital stock and there is no established market for our common stock. We anticipate that our shares of common stock will be listed on the Nasdaq Capital Market under the symbol “SRBK.” KBW currently intends to become a market maker in the common stock, but it is under no obligation to do so.

SR Bancorp’s Dividend Policy

We have not determined whether we will pay dividends on shares of our common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations, tax considerations, general economic conditions and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by SR Bancorp and earnings from the investment of such proceeds. Additionally, Somerset Savings Bank could dividend cash to SR Bancorp, subject to regulatory limitations described in more detail in “Our Dividend Policy.”

Restrictions on the Acquisition of SR Bancorp and Somerset Savings Bank

Federal regulations, as well as provisions contained in the certificate of incorporation, articles of incorporation and bylaws of SR Bancorp and Somerset Savings Bank restrict the ability of any person, firm or entity to acquire SR Bancorp, Somerset Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve, the FDIC and/or the NJDBI before acquiring in excess of 10% of the voting stock of SR Bancorp or Somerset Savings Bank, as well as a provision in SR Bancorp’s articles of incorporation that provides that any shares acquired in excess of 10% of the voting stock of SR Bancorp would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the shareholders for a vote. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 6,800,000 shares of common stock, we may take several steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations;

•	seek regulatory approval to extend the stock offering beyond September 29, 2023, so long as we resolicit subscribers who previously submitted subscriptions in the stock offering; and/or

•

reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions.

If we extend the offering past September 29, 2023, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and checked the box on the stock order form, will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to then-applicable limit. If the number of shares to be sold in the stock offering is increased to more than 10,580,000 shares or decreased to less than 6,800,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and related stock offering. We expect trading in the stock to begin on the day of completion of the conversion and related stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

An emerging growth company may elect to use an extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Important Risks in Owning SR Bancorp, Inc.’s Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 16, before investing in our common stock. Some of the more significant risks include the following:

•	The COVID-19 pandemic could continue to pose risks to our business, our results of operations and the future prospects of SR Bancorp;

•

Regulatory approvals for the proposed Merger may not be received, may take longer than expected, or may impose conditions that are not presently anticipated, cannot be met or that could have an adverse effect on the resulting company following the Merger;

•	The Merger Agreement may be terminated in accordance with its terms and the proposed Merger may not be completed;

•	Somerset Savings Bank may be unable to effectively integrate Regal Bank’s operations;

•	We could potentially recognize goodwill impairment charges after the proposed Merger;

•	Unanticipated costs related to the Merger could reduce SR Bancorp’s future earnings;

•

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings;

•	Inflation can have an adverse impact on our business and on our customers;

•	Recent bank industry events involving financial institution failures may adversely affect our business and the market price of our common stock;

•

An economic recession could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings;

•	The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in our local market area;

•	Changes in interest rates or the shape of the yield curve may adversely affect our profitability and financial condition;

•	Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively;

•	New lines of business or new products and services may subject us to additional risks;

•	All of our loans are secured by real estate, and a downturn in the local real estate market could negatively impact our profitability;

•	Our, and Regal Bank’s, reliance on third parties to originate certain loans may negatively impact our financial results if such relationships are discontinued;

•	Because we intend to increase our multi-family and commercial real estate and commercial loan originations, our lending risk will increase;

•	If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease;

•	If our non-performing assets increase, our earnings will be adversely affected;

•

Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability;

•	Strong competition within our market area may limit our growth and profitability;

•	We face significant operational risks because the nature of the financial services business involves a high volume of transactions;

•	Cyber-attacks or other security breaches could adversely affect our operations, net income or reputation;

•	Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings;

•	The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses;

•	We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance;

•	Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses;

•	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations;

•	Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions;

•	Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations;

•

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors;

•

We are also a smaller reporting company, and even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain related reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors;

•	Changes in accounting standards could affect reported earnings;

•	Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results;

•	The future price of the shares of common stock may be less than the $10.00 purchase price per share in the stock offering;

•	Our failure to effectively deploy the net proceeds from the offering may have an adverse effect on our financial performance;

•	Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock;

•	Our stock-based benefit plan will increase our expenses and reduce our income;

•	The implementation of our stock-based benefit plan may dilute your ownership interest;

•	Various factors may make takeover attempts more difficult to achieve;

•	There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock;

•	You may not revoke your decision to purchase SR Bancorp common stock in the subscription or community offerings after you send us your order;

•	The distribution of subscription rights could have adverse income tax consequences;

•	The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in fiscal 2024; and

•	Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the stock offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center toll free, at 1-(844) 265-9680. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on bank holidays.

Following the Completion of the Conversion and Related Stock Offering, Shares of Regal Bancorp Common Stock Will be Exchanged for $23.00 in Cash

Following the completion of the conversion and related stock offering and upon the completion of the proposed Merger, each outstanding share of Regal Bancorp common stock will automatically be converted into the right to receive $23.00 in cash.

Conditions to Completing the Proposed Merger

We cannot complete the proposed Merger unless:

•	the conversion and stock offering are completed;

•	we receive the approval of the NJDBI, the FDIC and Federal Reserve (or the waiver of any required notice or application); and

•	Regal Bancorp’s shareholders approve the Merger Agreement.

SR Bancorp intends to conduct its offering at the same time Regal Bancorp is soliciting the approval of the proposed Merger from its shareholders and Somerset Savings Bank is soliciting the approval of the offering from its voting members. The failure to complete the offering will result in the termination of the proposed Merger, but the failure to complete the proposed Merger will not necessarily result in the termination of the offering, but would mostly likely require the establishment of a new offering range and require a resolicitation of subscribers if SR Bancorp determined to complete the offering under these circumstances.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to COVID-19

The COVID-19 pandemic could continue to pose risks to our business, our results of operations and the future prospects of SR Bancorp.

The COVID-19 pandemic has adversely impacted the global and national economy and certain industries and geographies in which our clients operate. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the business of SR Bancorp, its clients, employees and third-party service providers. The extent of such impact will depend on future developments, which are highly uncertain. Additionally, the responses of various governmental and non-governmental authorities and consumers to the pandemic may have material long-term effects on SR Bancorp and its clients which are difficult to quantify in the near-term or long-term.

Risks Related to the Proposed Merger

Regulatory approvals for the proposed Merger may not be received, may take longer than expected, or may impose conditions that are not presently anticipated, cannot be met or that could have an adverse effect on the resulting company following the Merger.

Before the Merger and the bank merger may be completed, SR Bancorp and Regal Bancorp must obtain certain regulatory approvals. The approvals could be delayed or not obtained at all and, if they are granted, may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the resulting company’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. Any such conditions, limitations, obligations or restrictions could delay or prevent the completion of the transactions contemplated by the Merger Agreement, impose additional material costs on or materially limit the revenues of the resulting company following the Merger or otherwise reduce the anticipated benefits of the Merger.

The Merger Agreement may be terminated in accordance with its terms and the proposed Merger may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the proposed Merger. These conditions include, but are not limited to, (i) approval by Regal Bancorp shareholders and Somerset Savings Bank voting members, (ii) the receipt of all regulatory approvals, (iii) the absence of any order, decree, injunction or proceeding by a governmental entity that prohibits the proposed Merger being in effect, and no law, statute, rule or regulation having been enacted, promulgated or enforced by any governmental entity which would prohibit the completion of the proposed Merger and (iv) certain other customary closing conditions. These conditions to completing the proposed Merger may not be fulfilled in a timely manner or at all, and, accordingly, the proposed Merger may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time and may elect to terminate the Merger Agreement in certain other circumstances.

SR Bancorp intends to conduct its offering at the same time Regal Bancorp is soliciting the approval of the proposed Merger from its shareholders and Somerset Savings Bank is soliciting the approval of the offering from its voting members. The failure to complete the offering will result in the termination of the proposed Merger, but the failure to complete the proposed Merger will not necessarily result in the termination of the offering, but would mostly likely require the establishment of a new offering range and require a resolicitation of subscribers if SR Bancorp determined to complete the offering under these circumstances.

Somerset Savings Bank may be unable to effectively integrate Regal Bank’s operations.

The proposed Merger involves the integration of Regal Bank into Somerset Savings Bank. The difficulties of integrating the operations of these two institutions include, among other things:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of SR Bancorp, Somerset Savings Bank, and Regal Bank and the loss of key personnel. The integration of Regal Bank will require the experience and expertise of certain key employees of Regal Bank who are expected to be retained by Somerset Savings Bank. However, there can be no assurances that Somerset Savings Bank will be successful in retaining these employees for the period necessary to successfully integrate Regal Bank’s operations. The diversion of management’s attention and any delays or difficulties encountered in connection with the proposed Merger, along with Regal Bank’s integration, could have an adverse effect on the business and results of operations of Regal Bancorp and SR Bancorp.

We could potentially recognize goodwill impairment charges after the proposed Merger and conversion.

Our merger with Regal Bancorp will be accounted for using the purchase method of accounting. In accordance with applicable accounting principles, SR Bancorp estimates that, as a result of the proposed Merger, total intangible assets of $28.2 million, including goodwill totaling $19.4 million, will be recorded under Statement of Financial Accounting Standard No. 142 (“SFAS No. 142”). As a result, at the maximum of the offering range, goodwill will equal approximately 9.4% of the $195.2 million of pro forma consolidated total shareholders’ equity at March 31, 2023. Pursuant to the provisions of SFAS No. 142, SR Bancorp will annually review the fair value of its investment in Regal Bancorp to determine that such fair value equals or exceeds the carrying value of its investment, including goodwill. If the fair value of our investment in Regal Bancorp does not equal or exceed its carrying value, we will be required to record goodwill impairment charges, which may adversely affect our future earnings. The fair value of a banking franchise can fluctuate downward based on a number of factors that are beyond management’s control, e.g. adverse trends in interest rates and increased loan losses. If our banking franchise value declines after consummation of the conversion and the proposed Merger, there may be goodwill impairment charges to operations, which would adversely affect our future earnings.

Unanticipated costs relating to the proposed Merger could reduce SR Bancorp’s future earnings.

Somerset Savings Bank and SR Bancorp believe they have reasonably estimated the likely costs of integrating the operations of Regal Bancorp and Regal Bank and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees, professional expenses or unexpected future operating expenses, such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of SR Bancorp and/or Somerset Savings Bank after the proposed Merger. If unexpected costs are incurred, the proposed Merger could have a dilutive effect on SR Bancorp’s earnings. In other words, if the proposed Merger is completed and SR Bancorp and/or Somerset Savings Bank incurs unexpected costs and expenses as a result of the proposed Merger, SR Bancorp’s earnings could be less than anticipated.

Risks Related to Economic Conditions

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to a financial institution that operates with more geographic diversity:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•

collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, there has been a rise in inflation and the Federal Reserve Board has raised certain benchmark interest rates in an effort to combat inflation. As discussed below under “—Risks Related to Interest Rates – Changes in interest rates or the shape of the yield curve may adversely affect our profitability and financial condition,” as inflation increases and market interest rates rise the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation generally increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

Recent bank industry events involving financial institution failures may adversely affect our business and the market price of our common stock.

Recent developments and events in the financial services industry, including the failures of Silicon Valley Bank, Signature Bank and First Republic Bank and the voluntary liquidation of Silvergate Bank, have resulted in decreased confidence in banks among depositors, other counterparties and investors, as well as significant disruption, volatility and reduced valuations of equity and other securities of banks in the capital markets. These events have occurred against the backdrop of a rapidly rising interest rate environment which, among other things, has resulted in unrealized losses in longer duration securities and loans held by banks, more competition for bank deposits and may increase the risk of a potential recession. These events and developments could materially and adversely impact our business or financial condition, including through potential liquidity pressures, reduced net interest margins, and potential increased credit losses. These recent events and developments have, and could continue to, adversely impact the market price and volatility of our common stock. These recent events may also result in changes to laws or regulations governing banks and bank holding companies or result in the impositions of restrictions through supervisory or enforcement activities, including higher capital requirements, which could have a material impact on our businesses. The cost of resolving the recent failures may prompt the FDIC to increase its premiums above the recently increased levels or to issue additional special assessments.

An economic recession could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.

Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, real estate values, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets, and the strength of the economy in the United States generally and in our market area in particular. If the national economy experiences a recession, which might include rising unemployment levels, declines in real estate values and/or an erosion in consumer confidence, the ability of our borrowers to repay their loans in accordance with their terms could be impaired. Nearly all of our loans are secured by real estate or made to businesses in the counties in which we have offices in New Jersey. As a result of this concentration, a prolonged or more severe downturn in the local economy, could result in significant increases in non-performing loans, negatively impacting our interest income and resulting in higher provisions for loan losses. An economic downturn could also result in reduced demand for credit, which would lessen our revenues.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in our local market area.

Our loan portfolio is concentrated primarily in North Central New Jersey. This makes us vulnerable to a downturn in the local economy and real estate markets, although our local market area has not experienced any recent material declines in real estate value, nor have we experienced a material increase in the number of foreclosures during the preceding twelve months. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions, changes in tax laws or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. Further, deterioration in local economic conditions could increase our allowance for loan losses, which in turn could necessitate an increase in our provision for loan losses and a resulting reduction to our earnings and capital.

Risks Related to Interest Rates

Changes in interest rates or the shape of the yield curve may adversely affect our profitability and financial condition.

We derive our income mainly from the difference or spread between the interest earned on loans, securities and other interest-earning assets and the interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market interest rates change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can adversely affect our income.

In response to rising inflation, the Federal Reserve’s Federal Open Market Committee has significantly increased market interest rates, with the expectation of continued market interest rates increases. Our net interest spread and net interest margin may have decreased and may continue to decrease due to potential increases in our cost of funds that may outpace any increases in our yield on interest-earnings assets. The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many financial institutions, our liabilities generally have shorter contractual maturities than our assets. This is exacerbated due to our historical focus on one- to four-family residential real estate loans, the substantial majority of which have fixed interest rates. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. For example, during the nine month periods ended March 31, 2023 and 2022, Somerset Savings Bank experienced an increase in certificates of deposits and a decrease in lower-cost savings accounts reflecting the decision of many depositors to take advantage of increased interest rates being paid on certificates of deposits. In addition, the estimated fair value of the available-for-sale debt securities portfolio may change depending changes in interest rates, among other factors. Stockholders’ equity is increased or decreased by the amount of the change in the unrealized gain or loss (difference between the estimated fair value and the amortized cost) of the available-for-sale debt securities portfolio, under the category of accumulated other comprehensive income (loss). During the nine months ended March 31, 2023 and the year ended June 30, 2022, we incurred other comprehensive losses of $800,000 and $3.9 million, respectively, related to net changes in unrealized holding losses in the available-for-sale investment securities portfolio. Interest rates also affect how much money we lend. For example, when interest rates rise, the cost of borrowing increases and loan originations tend to decrease. In addition, changes in interest rates can affect the average life of loans and securities. For example, an increase in interest rates generally results in decreased prepayments of loans and mortgage-backed securities, as borrowers are less likely to refinance their debt. Changes in market interest rates also impact the value of our interest-earning assets and interest-bearing liabilities. In particular, the unrealized gains and losses on securities available for sale are reported, net of tax, in accumulated other comprehensive income, which is a component of shareholders’ equity. Consequently, declines in the fair value of these instruments resulting from changes in market interest rates have, and may continue to, adversely affect shareholders’ equity.

Risks Related to Growth

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving our growth targets will require us to attract customers that currently bank at other financial institutions in our market, thereby increasing our share of the market, and to expand the size of our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. In addition, we will continue to invest in research, development, and marketing for new products and services. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the development and introduction of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. Furthermore, if customers do not perceive our new offerings as providing significant value, they may fail to accept our new products and services. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, the burden on management and our information technology in introducing any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Lending Activities

All of our loans are secured by real estate, and a downturn in the local real estate market could negatively impact our profitability.

At March 31, 2023, our entire total loan portfolio was secured by real estate, most of which is located in our primary lending market area of Hunterdon, Middlesex and Somerset Counties, New Jersey and surrounding areas. Future declines in real estate values in our primary lending markets and surrounding markets because of an economic downturn could significantly impair the value of the particular collateral securing our loans and our ability to sell the collateral upon foreclosure for an amount necessary to satisfy the borrower’s obligations to us. This could require us to increase our allowance for loan losses to address the decrease in the value of the real estate securing our loans, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. Local economic conditions have a significant impact on our residential real estate and other types of lending, including, the ability of borrowers to repay these loans and the value of the collateral securing these loans.

Moreover, a significant decline in general economic conditions, caused by inflation, acts of terrorism, an outbreak of hostilities or other international or domestic calamities or other factors beyond our control could further impact these local economic conditions and could further negatively affect our financial performance. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our, and Regal Bank’s, reliance on third parties to originate certain loans may negatively impact our financial results if such relationships are discontinued.

We purchase residential mortgage loans from third-party brokers. Such purchases represented $34.1 million, or 75.8%, of our residential mortgage loan purchases and originations for the nine months ended March 31, 2023. Similarly, Regal Bank relies on third-party brokers to refer to it multi-family real estate loans. Such referrals represented $3.3 million, or 88.7%, of Regal Bank’s multi-family loan originations for the three months ended March 31, 2023 and $18.4 million, or 48.8%, of Regal Bank’s multi-family loan originations at December 31, 2022. These third parties are used to supplement the originations made by in-house staff. In each case, we and Regal Bank separately underwrite each loan before it is either purchased or closed. Should these broker relationships be discontinued or we or Regal Bank are otherwise unable to use these companies in the future, our ability to originate residential mortgage loans or multi-family real estate loans may be disrupted unless and until we are able to find a suitable replacement or have the capability to originate such loans through our lending staff. If we have to add more staff, our compensation expense would increase. Our income may be negatively affected if our residential mortgage lending or multi-family residential lending operations are disrupted.

Because we intend to increase our multi-family and commercial real estate and commercial loan originations, our lending risk will increase.

Multi-family and commercial real estate and commercial loans generally have more risk than residential mortgage loans. Because the repayment of multi-family and commercial real estate and commercial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the real estate market or the local economy. Multi-family and commercial real estate and commercial loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business thereby increasing the risk of non-performing loans. Also, many multi-family and commercial real estate and commercial business borrowers can have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a residential mortgage loan. Further, unlike residential mortgages or multi-family and commercial real estate loans, commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise, may be more susceptible to fluctuation in value at default, and may be more difficult to realize upon enforcement of our remedies. As our multi-family and commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate other factors including, among other things, current economic conditions. If our assumptions are incorrect, or if delinquencies or non-performing loans increase, our allowance for loan losses may not be sufficient to cover probable and incurred losses inherent in our loan portfolio, which would require additions to our allowance, that could materially decrease our net income. Our allowance for loan losses was 0.31% of total loans at March 31, 2023.

The Financial Accounting Standards Board has delayed the effective date of the implementation of Current Expected Credit Losses (“CECL”) standard. CECL will be effective for SR Bancorp on July 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which would likely require us to increase our allowance for credit losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses.

In addition, bank regulators periodically review our allowance for loan losses and, based on their judgments and information available to them at the time of their review, may require us to increase our allowance for loan losses or recognize further loan charge-offs. An increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may reduce our net income and our capital, which may have a material adverse effect on our financial condition and results of operations.

If our non-performing assets increase, our earnings will be adversely affected.

At March 31, 2023, we had $147,000 in non-performing assets, which was comprised entirely of non-performing loans and no other real estate owned. Non-performing assets adversely affect our net income in various ways:

•	we record interest income only on the cash basis or cost-recovery method for non-accrual loans and we do not record interest income for other real estate owned;

•	we must provide for probable loan losses through a current period charge to the provision for loan losses;

•	noninterest expense increases when we write down the value of properties in our other real estate owned portfolio to reflect changing market values;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees; and

•	the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our non-performing assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Funding

Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our net interest margin and profitability.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. Deposits have traditionally been our exclusive source of funds for use in lending and investment activities. We also receive funds from loan repayments, investment maturities and income on other interest-earning assets. While we emphasize generating transaction accounts, we cannot guarantee if and when this will occur. Further, the considerable competition for deposits in our market area also has made, and may continue to make, it difficult for us to obtain reasonably priced deposits. Moreover, deposit balances can decrease if customers perceive alternative investments as providing a better risk/return tradeoff. If we are not able to increase our lower-cost transactional deposits at a level necessary to fund our asset growth or deposit outflows, we may be forced seek other sources of funds, including other certificates of deposit, Federal Home Loan Bank advances, brokered deposits and lines of credit to meet the borrowing and deposit withdrawal requirements of our customers, which may be more expensive and have an adverse effect on our net interest margin and profitability. In this regard, total deposits decreased $5.8 million, or 1.1%, to $517.0 million at March 31, 2023 from $522.8 million at December 31, 2022. The decrease in deposits coupled with a desire to increase liquidity led Somerset Savings Bank to obtain a $20.0 million borrowing from the Federal Reserve Bank under the new Bank Term Funding Program to enhance liquidity and fund loan growth.

Risks Related to Competition

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of our competitors have greater name recognition, market presence and substantially more resources that benefit them in attracting business, and offer certain services that we do not or cannot provide. Our smaller asset size also makes it more difficult to compete, as many of our competitors are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. For additional information see “Business of SR Bancorp and Somerset Savings Bank, SLA—Competition.”

The financial services industry could become even more competitive as a result of continuing legislative, regulatory and technological changes and continued industry consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many Competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services than we can as well as better pricing for those products and services.

Risks Related to Operations and Security

We face significant operational risks because the nature of the financial services business involves a high volume of transactions.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of our internal control systems and compliance requirements. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards, adverse business decisions or their implementation, or customer attrition due to potential negative publicity. In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action, and/or suffer damage to our reputation.

Cyber-attacks or other security breaches could adversely affect our operations, net income or reputation.

We regularly collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. In some cases, this confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf.

Information security risks have generally increased in recent years because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial and other transactions and the increased sophistication and activities of perpetrators of cyber-attacks and mobile phishing. Mobile phishing, a means for identity thieves to obtain sensitive personal information through fraudulent e-mail, text or voice mail, is an emerging threat targeting the customers of financial entities. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber-attacks or information security breaches or due to employee error, malfeasance or other disruptions could adversely affect our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and/or cause losses.

Although we employ a variety of physical, procedural and technological safeguards to protect this confidential and proprietary information from mishandling, misuse or loss, these safeguards do not provide absolute assurance that mishandling, misuse or loss of the information will not occur, and that if mishandling, misuse or loss of information does occur, those events will be promptly detected and addressed. Similarly, when confidential or proprietary information is collected, compiled, processed, transmitted or stored by third parties on our behalf, our policies and procedures require that the third party agree to maintain the confidentiality of the information, establish and maintain policies and procedures designed to preserve the confidentiality of the information, and permit us to confirm the third party’s compliance with the terms of the agreement. As information security risks and cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

If this confidential or proprietary information were to be mishandled, misused or lost, we could be exposed to significant regulatory consequences, reputational damage, civil litigation and financial loss.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruptions, or breaches of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny or expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

The cost of additional finance and accounting systems, procedures and controls to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the offering, we will become a public reporting company. The obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and operating results may be materially adversely affected.

Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to risk, including strategic, market, liquidity, compliance and operational risks. While we use broad and diversified risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses if we fail to properly anticipate and manage these risks.

Risks Related to Regulatory Matters

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

We are subject to extensive regulation, supervision and examination by our banking regulators. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of insurance funds and the depositors and borrowers of Somerset Savings Bank rather than for the protection of our shareholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the ability to impose restrictions on our operations, classify our assets and determine the level of our allowance for loan losses. These regulations, along with the currently existing tax, accounting, securities, deposit insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives, and govern financial reporting and disclosures. As a smaller institution, we are disproportionately affected by the ongoing increased costs of compliance with banking and other regulations. Any change in such regulation and oversight, whether in the form of regulatory policy, new regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We are also a smaller reporting company, and even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, SR Bancorp qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Accounting Matters

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our management is and will be required under applicable rules and regulations to make estimates and assumptions as of specified dates. These estimates and assumptions are based on management’s best estimates and experience at such times and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, the determination of our deferred income taxes, our fair value measurements, our determination of goodwill impairment, and our evaluation of our defined benefit pension plan obligations.

Risks Related to the Stock Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them later at or above the $10.00 purchase price in the stock offering. The aggregate purchase price of the shares of common stock sold in the stock offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, economic conditions, changes in federal tax laws, new regulations, investor perceptions of SR Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $32.3 million and $44.2 million of the net proceeds of the stock offering (or $51.0 million at the adjusted maximum of the offering range) in Somerset Savings Bank. We will use the net proceeds we retain to fund the merger consideration, to fund a loan to our employee stock ownership plan to purchase shares of common stock in the stock offering and to fund the charitable foundation. Somerset Savings Bank intends to use the net proceeds it receives to fund new loans, purchase securities, expand its retail banking franchise by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of paying the merger consideration, funding the loan to the employee stock ownership plan and funding the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as acquiring other financial institutions, may require the approval of the NJDBI, the FDIC or the

Federal Reserve. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average shareholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity will be low until we are able to profitably leverage the additional capital we receive from the offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt sometime following the conversion and offering. Until we can increase our net interest income and noninterest income and leverage the capital raised in the offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plan will increase our expenses and reduce our income.

We intend to adopt a stock-based benefit plan after the conversion, subject to shareholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the stock-based benefit plan. The amount of these stock-related compensation and benefit expenses will depend on the number of options and stock awards granted, the fair market value of our stock or options on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we adopt a stock-based benefit plan within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4.0% and 10.0%, respectively, of the total shares of our common stock outstanding following the offering. If we adopt a stock-based benefit plan more than 12 months after the completion of the conversion, we may award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts. The cost of acquiring the shares of common stock for the employee stock ownership plan is estimated to be between $5.7 million at the minimum of the offering range and $8.9 million at the adjusted maximum of the offering range (assuming we are able to purchase all of such shares in the offering). We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. We will also recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the stock offering for our new stock-based benefit plan is estimated to be approximately $2.0 million ($1.7 million after tax) at the adjusted maximum of the stock offering range as set forth in the pro forma financial information under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plan, see “Management—Benefits to be Considered Following Completion of the Stock Offering.”

The implementation of our stock-based benefit plan may dilute your ownership interest.

We intend to adopt a stock-based benefit plan following the conversion and offering. This plan may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to purchase shares of our common stock to fund this plan will be subject to many factors, including the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While we may elect to fund the stock-based benefit plan through open market purchases, shareholders would experience a 12.28% dilution in ownership interest if newly issued shares of our common stock are used to fund the exercise of stock options and the grant of shares of restricted common stock equal to 10% and 4%, respectively, of the shares outstanding following the offering, and all such stock options are exercised. Such dilution would also reduce our future earnings per share.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of SR Bancorp without our Board of Directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve before acquiring control of a bank holding company. There also are provisions in our articles of incorporation and bylaws that may be used to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Taken as a whole, these statutory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

For additional information, see “Restrictions on Acquisition of SR Bancorp and Somerset Savings Bank, SLA” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “SRBK” upon conclusion of the offering. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in the offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

You may not revoke your decision to purchase SR Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated community offering or firm commitment underwritten public offering. Because completion of the conversion and related stock offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be a delay in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond September 29, 2023, or the number of shares to be sold in the offering is increased to more than 10,580,000 shares or decreased to fewer than 6,800,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of Somerset Savings Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to the Somerset Regal Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in fiscal 2024.

We intend to establish and fund a new charitable foundation in connection with the offering. We intend to contribute to the charitable foundation up to 460,000 shares of our common stock and $900,000 in cash (which, together, represents 6.0% of the value of the common stock at the maximum of the offering). The contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution. The after-tax expense of the contribution is expected to reduce net income for the year ended June 30, 2024 by approximately $4.1 million. In addition, persons purchasing shares in the offering will have their ownership and voting interests in SR Bancorp diluted by up to 4.6% due to the contribution of shares of common stock to the charitable foundation.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations, which are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

•	our ability to successfully consummate our proposed Merger with Regal Bancorp and integrate Regal Bancorp’s operations into our operations;

•	monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	inflation and fluctuations in interest rates and a decline in the level of our interest rate spread;

•	general economic and business conditions nationally and in those areas in which we operate;

•	volatility and deterioration in the credit and equity markets;

•	changes in consumer spending, borrowing and savings habits;

•	demographic changes;

•	competition for loans and deposits and failure to attract or retain loans and deposits;

•	the failure to successfully integrate acquired operation and realize expected synergies;

•	the ability to maintain relationships with the third parties we utilize to supplement our loan originations;

•	a failure to maintain adequate levels of capital and liquidity to support our operations;

•	the current or anticipated impact of military conflict, terrorism or other geopolitical events;

•	risks of natural disasters;

•	a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;

•	the failure to maintain current technologies;

•	the inability to successfully implement future information technology enhancements;

•	difficult business and economic conditions that can adversely affect our industry and business, including competition, fraudulent activity and negative publicity;

•	failure to attract or retain key employees;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values;

•	changes in accounting policies and practices;

•	changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums;

•	the continuing impact of the COVID-19 pandemic on our business and results of operation;

•	the adequacy of our allowance for loan losses;

•	our credit quality and the effect of credit quality on our credit losses expense and allowance for loan losses;

•	changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;

•	our ability to control expenses;

•	changes in securities markets; and

•	risks as it relates to cyber security against our information technology and those of our third-party providers and vendors.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF

SOMERSET SAVINGS BANK, SLA

The information presented below at or for each of the periods is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at June 30, 2022 and 2021 and for each of the years then ended is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at March 31, 2023 and for the three and nine months ended March 31, 2023 and 2022 is not audited, but, in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three and nine months ended March 31, 2023 are not necessarily indicative of the results of operations that may be expected for the entire year or for any other period.

	At March 31, 2023	At June 30,
		2022	2021

	(In thousands)
Selected Financial Condition Data:
Total assets	$664,870	$648,631	$639,358
Cash and cash equivalents	53,183	35,344	56,751
Securities available for sale	38,699	47,857	47,098
Securities held-to-maturity	175,744	192,903	193,252
Loans, net of allowance for loan losses	357,340	334,558	306,798
Bank-owned life insurance	28,547	28,056	27,441
Deposits	517,047	522,072	509,993
Borrowings	20,000	—	—
Equity	119,057	118,231	121,943

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,		For the Years Ended June 30,
	2023	2022	2023	2022	2022	2021

	(In thousands)
Selected Operating Data:
Interest income	$4,086	$3,349	$11,696	$9,889	$13,432	$13,180
Interest expense	613	352	1,345	1,258	1,535	2,415

Net interest income	3,473	2,997	10,351	8,631	11,897	10,765
Provision for loan losses	—	—	—	—	—	—

Net interest income after provision for loan losses	3,473	2,997	10,351	8,631	11,897	10,765
Noninterest income	219	323	911	1,013	1,351	1,212
Noninterest expense	3,419	2,736	10,114	8,184	11,014	10,582

Income before income taxes	273	583	1,148	1,460	2,234	1,395
Income tax expense	14	99	135	213	363	145

Net income	$259	$484	$1,013	$1,247	$1,871	$1,250

	At or For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2023	2022	2022	2021
Performance Ratios(1):
Return on average assets	0.21%	0.26%	0.29%	0.20%
Return on average equity	1.15%	1.37%	1.54%	1.04%
Interest rate spread(2)	2.20%	1.80%	1.89%	1.74%
Net interest margin(3)	2.28%	1.88%	1.96%	1.85%
Noninterest income to average assets	0.19%	0.21%	0.21%	0.20%
Noninterest expense to average assets	2.09%	1.68%	1.70%	1.70%
Efficiency ratio(4)	89.86%	84.86%	83.14%	88.35%
Average interest-earning assets to average interest-bearing liabilities	127.65%	128.69%	127.77%	128.03%
Capital Ratios:
Average equity to average assets	18.10%	18.73%	18.71%	19.40%
Tier 1 capital to average assets	18.45%	18.55%	19.36%	19.90%

	At or For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2023	2022	2022	2021
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.31%	0.35%	0.33%	0.36%
Allowance for loan losses as a percentage of non-performing loans	759.18%	N/A	N/A	424.09%
Net (charge-offs) recoveries to average outstanding loans during the year	—%	—%	—%	—%
Non-performing loans as a percentage of total loans	0.04%	—%	—%	0.09%
Non-performing loans as a percentage of total assets	0.02%	—%	—%	0.04%
Total non-performing assets as a percentage of total assets	0.28%	—%	—%	0.04%
Other:
Number of offices	7	7	7	7
Number of full-time equivalent employees	65	63	64	65

(1)	Annualized where appropriate for the nine months ended March 31, 2023 and 2022.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF REGAL BANCORP, INC.

The information at March 31, 2023 and for the three months ended March 31, 2023 and 2022 is not audited, but in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the results of operations that may be expected for the entire year or for any other period.

The information presented below at or for each of the periods is only a summary and should be read in conjunction with the Regal Bancorp, Inc. consolidated financial statements and notes beginning on page G-1 of this prospectus. The information as of December 31, 2022 and 2021 and for each of the years then ended is derived in part from the audited consolidated financial statements of Regal Bancorp that appear in this prospectus.

	At March 31, 2023	At December 31, 2022

	(In thousands)
Selected Financial Condition Data:
Total assets	$473,316	$495,679
Cash and cash equivalents	81,592	106,847
Securities available for sale	16,594	15,477
Securities held-to-maturity	2,574	2,592
Loans, net of allowance for loan losses	343,249	339,259
Bank-owned life insurance	7,386	7,346
Deposits	401,819	426,008
Federal Home Loan Bank advances	5,000	5,000
Equity	51,135	49,143

	For the Three Months Ended March 31,
	2023	2022

	(In thousands)
Selected Operating Data:
Interest income	$4,969	$4,207
Interest expense	1,105	516

Net interest income	3,864	3,691
Provision for loan losses	—	—

Net interest income after provision for loan losses	3,864	3,691
Noninterest income	120	264
Noninterest expense	3,131	2,940

Income before income taxes	853	1,015
Income tax expense	267	234

Net income	$586	$781

	At or For the Three Months Ended March 31,
	2023	2022
Performance Ratios:
Return on average assets	0.49%	0.57%
Return on average equity	4.68%	6.66%
Interest rate spread(1)	2.99%	2.65%
Net interest margin(2)	3.37%	2.79%
Noninterest income to average assets	0.10%	0.19%
Noninterest expense to average assets	2.60%	2.13%
Efficiency ratio(3)	79.6%	74.0%
Capital Ratios:
Average equity to average assets	10.40%	8.49%
Tier 1 capital to average assets	12.43%	10.12%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.17%	1.60%
Allowance for loan losses as a percentage of non-performing loans	753.0%	2,705.0%

	At or For the Three Months Ended March 31,
	2023	2022
Net (charge-offs) recoveries to average outstanding loans during the year	—%	—%
Non-performing loans as a percentage of total loans	0.16%	0.06%
Non-performing loans as a percentage of total assets	0.11%	0.04%
Total non-performing assets as a percentage of total assets	0.11%	0.04%
Other:
Number of offices	10	10
Number of full-time equivalent employees	65	72

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Annualized.
(2)	Represents net interest income as a percentage of average interest-earning assets. Annualized.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

	At or for the Year Ended December 31,
	2022	2021

	(Dollars in thousands, except per share data)
Financial Condition Data:
Total assets	$495,679	$573,772
Cash and cash equivalents	106,847	167,834
Time deposits in other financial institutions	12,640	16,568
Securities available for sale	15,477	15,463
Securities held-to-maturity	2,592	2,591
Loans, net of allowance for loan losses	339,259	356,009
Deposits:
Noninterest-bearing	105,652	124,507
Interest-bearing	320,356	385,085

Total deposits	426,008	509,592
Federal Home Loan Bank advances	5,000	5,000
Subordinated debt	9,915	9,900
Total Stockholders’ equity	49,143	46,697
Asset Quality Data:
Nonaccrual loans	$541	$216
Foreclosed real estate	—	—
Accruing troubled debt restructures	—	—
Loans 90 days past due and still accruing	—	—
Loan charge-offs	—	(12)
Loan recoveries	—	—
Operations Data:
Total interest income	$18,274	$17,979
Total interest expense	2,244	3,332

Net Interest Income	16,030	14,647
Provision for loan losses	—	45

Net interest income after provision for loan losses	16,030	14,602
Noninterest income	756	969
Noninterest expenses	12,298	11,549

Income before income tax expense	4,488	4,022
Income tax expense	1,394	1,125

Net income	$3,094	$2,897

Per Common Share Data:
Net income per share–- Basic	$1.02	$0.96
Net income per share–- Diluted	1.02	0.96
Cash dividends per share	—	—

	At or for the Year Ended December 31,
	2022	2021

Performance Ratios
Return on average assets	0.62%	0.51%
Return on average equity	5.33%	5.28%
Noninterest income to average assets	0.15%	0.17%
Net interest spread(1)	2.93%	2.42%
Net interest margin(2)	3.11%	2.64%
Noninterest expense to average assets	0.02%	2.03%
Efficiency ratio(3)	73.00%	74.00%
Dividend payout ratio	—%	—%
Capital Ratios:
Average equity to average assets	11.73%	9.63%
Tier 1 capital to total assets	11.72%	9.62%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.63%	1.58%

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock will be until the offering is completed, we anticipate that the net proceeds will be between $64.6 million and $88.4 million, or $102.0 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	6,800,000 Shares		8,000,000 Shares		9,200,000 Shares		10,580,000(1) Shares
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$68,000		$80,000		$92,000		$105,800
Less offering expenses	(3,410)		(3,530)		(3,650)		(3,788)

Net offering proceeds	$64,590	100.0%	$76,470	100.0%	$88,350	100.0%	$102,012	100.0%

Distribution of net proceeds:
To Somerset Savings Bank	$(32,295)	(50.0)%	$(38,235)	(50.0)%	$(44,175)	(50.0)%	$(51,006)	(50.0)%
To fund loan to employee stock ownership plan(2)	(5,712)	(8.8)%	(6,720)	(8.8)%	(7,728)	(8.8)%	(8,887)	(8.7)%
Cash contribution to the charitable foundation	(680)	(1.1)%	(800)	(1.1)%	(920)	(1.0)%	(1,058)	(1.0)%

Retained by SR Bancorp	$25,903	40.1%	$30,715	40.2%	$35,527	40.2%	$41,061	40.3%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

The employee stock ownership plan (the “ESOP”) will purchase up to 8.0% of shares of common stock of SR Bancorp offered in the stock offering and the shares contributed to the charitable foundation, with the ESOP obtaining the funds to purchase the shares from a loan made available by SR Bancorp to the ESOP. The loan will be repaid principally through Somerset Savings Bank’s contribution to the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Somerset Savings Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all shares were not sold in the subscription and community offerings and a portion of the shares were sold in a syndicated community offering or firm commitment underwritten public offering. Somerset Savings Bank will receive the net proceeds of the offering.

SR Bancorp intends to use the proceeds that it retains, along with cash obtained from a dividend from Somerset Savings Bank prior to the closing of the merger, to pay the merger consideration to the shareholders of Regal Bancorp and will use any remaining retained offering proceeds for general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve).

Somerset Regal Bank may use proceeds that it receives from SR Bancorp from the stock offering:

•	to fund new loans;

•	to enhance existing products and services, hire additional employees and support growth and develop new products and services;

•

to expand its retail banking franchise by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity other than our proposed merger with Regal Bank;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to acquire other financial institutions.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. See “Risk Factors—Risks Related to the Stock Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance” and “—Our return on equity will be low following the offering. This could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY

No decision has been made with respect to the amount, if any, and timing of any dividend payments following the completion of the conversion and related stock offering and of the proposed Merger. The amount of dividends to be paid, if any, will be subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will pay dividends in the future, or that, if dividends are paid, any such dividends will not be reduced or eliminated in the future. The source of dividends will depend on the net proceeds retained by SR Bancorp and earnings thereon, and dividends from Somerset Regal Bank. In addition, SR Bancorp will be subject to state law limitations and federal bank regulatory policy on the payment of dividends.

After the completion of the conversion and the proposed Merger, Somerset Regal Bank will not be permitted to pay dividends on its capital stock to SR Bancorp, its sole shareholder, if Somerset Regal Bank’s shareholders’ equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Somerset Regal Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized.

Under New Jersey law and applicable regulations, Somerset Regal Bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the bank. In addition, a stock bank may not pay a dividend unless the bank would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or alternatively, the payment of the dividend would not reduce the surplus.

Any payment of dividends by Somerset Regal Bank to SR Bancorp that would be deemed to be drawn from Somerset Regal Bank’s bad debt reserves established prior to 1988, if any, would require a payment of taxes at then-current tax rate by Somerset Regal Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Somerset Regal Bank does not intend to make any distribution that would create such a federal tax liability. For further information concerning additional federal law and regulations regarding the ability of Somerset Regal Bank to make capital distributions, including the payment of dividends to SR Bancorp, see “Taxation—Federal Taxation.”

We will file a consolidated federal tax return with Somerset Regal Bank. Accordingly, it is anticipated that any cash distributions made by us to our shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

We have never publicly issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed on the Nasdaq Capital Market under the symbol “SRBK,” subject to completion of the offering and compliance with certain listing conditions, including the presence of at least three registered and active market makers. KBW has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share.

CAPITALIZATION

The following table presents the historical capitalization of Somerset Savings Bank and Regal Bancorp at March 31, 2023 and the capitalization of SR Bancorp after giving effect to the receipt of the offering proceeds and the proposed Merger (referred to as “pro forma” information). The table depicts adjustments to capitalization resulting first from the offering and then from the proposed Merger only at the minimum of the offering range and then depicts SR Bancorp’s capitalization following the offering and the proposed Merger at the minimum, midpoint, maximum and adjusted maximum, of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger.”

		Offering Adjustments: 6,800,000 at Minimum of Offering Range				Pro Forma Capitalization Based Upon the Sale of
	Somerset Savings Bank		Somerset Bancorp Post-offering	Regal Bancorp	Merger Adjustments	6,800,000 Shares at $10.00 per share	8,000,000 Shares at $10.00 per share	9,200,000 Shares at $10.00 per share	10,580,000 Shares at $10.00 per share (1)
	(Dollars in thousands, except per share amounts)
Deposits(2)	$517,047	$—	$517,047	$401,819	$(1,745)	$917,121	$917,121	$917,121	$917,121
Borrowings	20,000	—	20,000	14,919	— (6)	34,919	34,919	25,000 (6)	25,000 (6)

Total deposits and borrowed funds	$537,047	$—	$537,047	$416,738	$(1,745)	$952,040	$952,040	$942,121	$942,121

Shareholders’ equity:
Preferred stock	$—	$—	$—	$—	$—	$—	$—	$—	$—
Common stock(3)	—	71	71	—	—	71	84	97	111
Additional paid-in capital	—	67,919	67,919	34,358	(34,358)	67,919	80,386	92,853	107,191
Retained earnings	126,559	—	126,559	17,316	(18,336)	125,539	125,539	125,539	125,539
Accumulated other comprehensive income	(7,502)	—	(7,502)	(539)	539	(7,502)	(7,502)	(7,502)	(7,502)
Less:
After tax cost of contribution to the charitable foundation	—	(3,060)	(3,060)	—	—	(3,060)	(3,600)	(4,140)	(4,761)
Common stock acquired by employee stock ownership plan(4)	—	(5,712)	(5,712)	—	—	(5,712)	(6,720)	(7,728)	(8,887)
Common stock acquired by stock-based incentive plan(5)	—	(2,856)	(2,856)	—	—	(2,856)	(3,360)	(3,864)	(4,444)

Total shareholders’ equity	$119,057	$56,362	$175,419	$51,135	$(52,155)	$174,399	$184,827	$195,255	$207,247

Pro Forma Shares Outstanding
Total shares outstanding	—	7,140,000	7,140,000	—	—	7,140,000	8,400,000	9,660,000	11,109,000
Shares offered for sale in the conversion	—	6,800,000	6,800,000	—	—	6,800,000	8,000,000	9,200,000	10,580,000
Shares contributed to the charitable foundation	—	340,000	340,000	—	—	340,000	400,000	460,000	529,000
Total shareholders’ equity as a percentage of pro forma total assets	17.91%	—	24.32%	10.80%	—	15.29%	16.06%	16.96%	17.81%
Tangible shareholders’ equity as a percentage of pro forma tangible assets	17.91%	—	24.32%	10.60%	—	13.15%	13.95%	14.87%	15.77%

(1)

As adjusted to give effect to an increase in the number of shares, which increase could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts at Somerset Savings Bank to purchase common stock in the offering. These withdrawals will reduce pro forma deposits by the amounts of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the offering, an amount up to 10.0% of the shares of common stock of SR Bancorp offered in the stock offering and the shares issued contributed to the charitable foundation will be reserved for issuance upon the exercise of options under the plans.

(4)

Assumes that 8.0% of the shares of common stock of SR Bancorp offered in the stock offering and shares contributed to the charitable foundation will be acquired by the employee stock ownership plan financed by a loan from SR Bancorp. The loan will be repaid principally from Somerset Savings Bank’s contributions to the employee stock ownership plan. Since SR Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on SR Bancorp’s consolidated balance sheet. Accordingly, the number of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

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(footnotes continued from previous page)

(5)

Assumes a number of shares of common stock equal to 4.0% of the shares of common stock of SR Bancorp offered in the offering and at the completion of the offering (including shares contributed to the charitable foundation) will be purchased for grant by a stock-based benefit plan. The funds to be used by such plan to purchase shares will be provided by SR Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. SR Bancorp will accrue compensation expense to reflect the vesting of shares granted pursuant to such stock-based benefit plan and will credit capital in an amount equal to the charge to operations. Implementation of such plan will require shareholder approval.

(6)	Assumes the redemption of subordinated debt at the closing of the proposed Merger, with such redemption occurring only if the offering closes at the maximum or adjusted maximum of the offering range.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2023, Somerset Savings Bank exceeded all regulatory capital requirements. The following table presents Somerset Savings Bank’s regulatory capital position relative to the regulatory capital requirements at March 31, 2023, on a historical and a pro forma basis, assuming completion of the proposed Merger and the offering. The table reflects receipt by Somerset Regal Bank of 50% of the net proceeds of the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “How We Intend to Use the Proceeds From the Stock Offering,” “Capitalization” and “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger.” For a discussion of the capital standards applicable to Somerset Savings Bank and Regal Bank, see “Regulation and Supervision—Federal Bank Regulation.”

	Somerset Savings Bank Historical at March 31, 2023		Pro Forma at March 31, 2023, Based Upon the Sale in the Stock Offering of(1)
			6,800,000 shares(2)		8,000,000 shares(2)		9,200,000 shares(2)		10,580,000 shares(2)
	Amount	Percent of Assets(1)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Capital under generally accepted accounting principals	$119,057	17.91%	$185,030	16.85%	$189,962	17.21%	$194,894	17.56%	$200,566	17.96%

Tier 1 leverage capital
Actual	$126,559	19.67%	$164,373	14.97%	$169,305	15.33%	$174,237	15.70%	$179,909	16.11%
Requirement	32,163	5.00%	54,908	5.00%	55,205	5.00%	55,502	5.00%	55,844	5.00%

Excess	$94,396	14.67%	$109,465	9.97%	$114,100	10.33%	$118,735	10.70%	$124,065	11.11%

(1)	Shown as a percent of assets under generally accepted accounting principles and total assets for leverage ratio.
(2)	Reconciliation of capital adjustment for Somerset Savings Bank:

	Minimum	Midpoint	Maximum	Maximum, as Adjusted
	(In thousands)
Gross offering proceeds	$68,000	$80,000	$92,000	$105,800
Less: offering expenses	(3,410)	(3,530)	(3,650)	(3,788)

Net conversion proceeds	64,590	76,470	88,350	102,012
Equity adjustments
Infused into the Bank (50% of net proceeds)	32,295	38,235	44,175	51,006
Less: ESOP adjustment at bank	(5,712)	(6,720)	(7,728)	(8,887)

Net increase from offering	26,583	31,515	36,447	42,119
Plus: Merger Adjustments
Regal Bank Historical Capital	60,187	60,187	0,187	60,187
Fair Value and Push-Down Accounting	18,250	18,250	18,250	18,250
Somerset Post-Closing Dividend to SR Bancorp	(39,047)	(39,047)	(39,047)	(39,047)
Increase in GAAP capital	65,973	70,905	75,837	81,509

Less: increase in disallowed intangible assets	(28,159)	(28,159)	(28,159)	(28,159)

Increase in Tier 1 capital	$37,814	$42,746	$47,678	$53,350

Asset adjustments
Regal Bank Historical Assets	$473,316	$473,316	$473,316	$473,316
Infused into the Bank (50% of net proceeds)	32,295	38,235	44,175	51,006
Fair Value and Push-Down Accounting	16,505	16,505	16,505	16,505
Somerset Post-Closing Dividend to SR Bancorp	(39,047)	(39,047)	(39,047)	(39,047)

Increase in GAAP assets	483,069	489,009	494,949	501,780

Less: Increase in disallowed intangible assets	(28,159)	(28,159)	(28,159)	(28,159)

Increase in leverage assets	$454,910	$460,850	$466,790	$473,621

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS GIVING

EFFECT TO THE CONVERSION AND PROPOSED MERGER

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the proposed Merger, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the proposed Merger. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Somerset Savings Bank for the year ended June 30, 2022 and Regal Bancorp for the year ended December 31, 2022, respectively, and the unaudited consolidated financial statements of Somerset Savings Bank for the nine months ended March 31, 2023 and Regal Bancorp for the three months ended March 31, 2023. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the proposed Merger using the purchase method of accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables assume the issuance of 6,800,000 shares, which is the minimum of the offering range, and 10,580,000 shares, which is the maximum of the offering range, as adjusted, in the offering. Regal Bancorp shareholders will receive $23.00 in cash for their shares of Regal Bancorp. For a more detailed discussion of how many shares will be issued in connection with the offering, see “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger —Analysis of Pro Forma Outstanding Shares of SR Bancorp Common Stock.” The purchase price for purposes of the pro forma presentation for Regal Bancorp was calculated as follows:

	March 31, 2023	June 30, 2022
	(In thousands)
Net assets acquired (not adjusted for purchase accounting)	$51,135	$47,776
Less: existing intangible assets of Regal	(1,080)	(1,094)
Purchase accounting adjustments:
Estimated non-tax deductible merger costs	(3,962)	(3,962)
Loans receivable, net(1)	(5,114)	(5,114)
Deposits(1)	1,745	1,745
Core deposit intangible asset(2)	8,747	8,747
Tax impact of purchase accounting adjustments at 25%	(1,345)	(1,345)
Goodwill	19,412	22,785

Purchase price, net	$69,537	$69,537

(1)

Fair value adjustments are calculated using discounted cash flow analysis using a comparison of portfolio rates to market rates as of March 31, 2023, with such adjustments applied to the March 31, 2023 balances. Fair value adjustments are amortized using the estimated lives of the respective assets and liabilities.

(2)

Core deposit intangible reflects the present value benefit to SR Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of March 31, 2023. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated noninterest income to be derived from the core deposits. The acquired core deposits are projected to decay based on the upper quartile of attrition rates pursuant to a survey conducted by the Office of the Comptroller of the Currency of community and midsize banks. . The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangibles are amortized over the estimated lives of the core deposits using a straight line amortization method.

The net proceeds are based upon the following assumptions:

•	SR Bancorp will sell all shares of common stock offered in the subscription offering;

•

SR Bancorp’s employee stock ownership plan will purchase, with a loan from SR Bancorp, a number of shares equal to 8.0% of the total number of conversion shares of SR Bancorp, which includes shares sold in the offering and shares contributed to Somerset Regal Charitable Foundation. The loan will be repaid in substantially equal payments of principal and interest over a 20-year period;

•	total expenses of the offering, other than fees and commissions paid to KBW, will be $2.4 million;

•

5.0% of the value of the common stock issued in the offering and cash equal to 1.0% of the common stock issued in the offering (for a total of 6.0%) will be contributed to Somerset Regal Charitable Foundation; and

•	KBW will receive fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares contributed to Somerset Regal Charitable Foundation.

The expenses of the offering may vary from those estimated. These items, net of income tax effects, are shown as a reduction in shareholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

We calculated the pro forma consolidated net income of SR Bancorp for the year as if the shares of common stock had been sold at the beginning of the year and the net proceeds had been invested at 3.60% (2.70% on an after-tax basis), which is equal to the yield on the five-year U.S. Treasury Note as of March 31, 2023. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and shareholders’ equity by the indicated number of shares of common stock. For pro forma calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. We have assumed that the stock-based benefit plan will acquire an amount of common stock equal to 4.0% of the shares of common stock of SR Bancorp offered in the stock offering and the shares contributed to the charitable foundation at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire common stock equal to 10.0% of the shares of common stock of SR Bancorp offered in the stock offering and the shares contributed to the charitable foundation. In preparing the following table, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.95 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 32.02% for the common stock based on an index of publicly traded thrifts, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 3.48%.

As disclosed under “How We Intend to Use the Proceeds From the Stock Offering,” SR Bancorp intends to contribute 50% of the net proceeds from the offering to Somerset Regal Bank. SR Bancorp will contribute up to $1.1 million to the charitable foundation, will use a portion of the proceeds it retains to fund the cash portion of the merger consideration, use a portion of the proceeds it retains to make a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	SR Bancorp’s results of operations after the offering;

•	increased fees and expenses that we would pay KBW and other broker-dealers if we conducted a community or syndicated offering; or

•	changes in the market price of the shares of common stock after the offering.

The unaudited condensed consolidated pro forma balance sheets assume the offering and the proposed Merger were consummated on March 31, 2023.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and the Merger been consummated on March 31, 2023 at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Somerset Savings Bank and Regal Bancorp contained elsewhere in this prospectus.

The shareholders’ equity represents the resulting book value of the common shareholders’ ownership of SR Bancorp and Regal Bancorp computed in accordance with accounting principles generally accepted in the United States of America. Pro forma shareholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and intangible assets, may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The unaudited pro forma net earnings and common shareholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of SR Bancorp common stock or the actual results of operations of SR Bancorp and Regal Bancorp for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of SR Bancorp in the offering and the actual expenses incurred in connection with the offering and the proposed Merger.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments on financial assets and liabilities and the amortization of identifiable intangible assets created in the proposed Merger. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the proposed Merger and related expenses, and other estimated expense reductions from consolidating the operations of Regal Bancorp with those of SR Bancorp.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

MARCH 31, 2023

The following table presents pro forma balance sheet information at March 31, 2023 at the minimum of the offering range assuming the issuance of 6,800,000 shares in the offering, and the contribution of 340,000 shares and $680,000 of cash to the Somerset Regal Charitable Foundation, and the cash purchase of Regal Bancorp.

	SR Bancorp Historical	Offering Adjustments(1)		SR Bancorp Pro Forma as Converted	Regal Bancorp Historical	Merger Adjustments(2)		SR Bancorp Pro Forma Consolidated
	(In thousands)
Assets
Cash and due from banks	$7,990	$55,342	(3)	$63,332	$81,592	$(74,860	)(11)	$70,064
Interest bearing-deposits in other financial institutions	45,193	—		45,193	11,633	—		56,826
Securities available for sale	38,699	—		38,699	16,594	—		55,293
Securities held to maturity	175,744	—		175,744	2,574	—		178,318
Equity securities at fair value	19	—		19	—	—		19
Loans receivable, net	357,340	—		357,340	343,249	(5,114	)(12)	695,475
Premises and equipment, net	3,510	—		3,510	1,735	—		5,245
Federal Home Loan Bank stock, at cost	702	—		702	784	—		1,486
Bank owned life insurance (BOLI)	28,547	—		28,547	7,386	—		35,933
Goodwill	—	—		—	1,080	18,332	(13)	19,412
Core deposit intangible	—	—		—	—	8,747	(14)	8,747
Other	7,126	1,020	(4)	8,146	6,689	(1,005	)(15)	13,830

Total assets	$664,870	$56,362		$721,232	$473,316	$(53,900)		$1,140,648

Liabilities
Deposits	$517,047	$—		$517,047	$401,819	$(1,745	)(16)	$917,121
FHLB advances	20,000	—	(5)	20,000	5,000	—		25,000
Subordinated debt	—	—		—	9,919	—	(17)	9,919
Other liabilities	8,766	—		8,766	5,443	—		14,209

Total liabilities	545,813	—		545,813	422,181	(1,745)		966,249

Shareholders’ equity
Common stock	—	71	(6)	71	—	—		71
Additional paid-in capital	—	67,919	(7)	67,919	34,358	(34,358	)(18)	67,919
Retained earnings	126,559	(3,060	)(8)	123,499	17,316	(18,336	)(19)	122,479
Accumulated other comprehensive loss	(7,502)	—		(7,502)	(539)	539	(18)	(7,502)
Employee stock ownership plan	—	(5,712	)(9)	(5,712)	—	—		(5,712)
Stock-based incentive plan	—	(2,856	)(10)	(2,856)	—	—		(2,856)

Total equity	119,057	56,362		175,419	51,135	(52,155)		174,399

Total liabilities and equity	$664,870	$56,362		$721,232	$473,316	$(53,900)		$1,140,648

(1)

Shows the effect of the offering, assuming gross proceeds of $68.0 million at the minimum of the offering range, offering expenses of $3.4 million, establishment of an ESOP and granting of stock awards under a stock-based incentive plan that will acquire 8.0% and 4.0% of total offering and charitable foundation shares outstanding, respectively, and a contribution of cash and common stock equal to 6% of the shares issued in the stock offering to Somerset Regal Charitable Foundation. The ESOP will purchase its shares in the offering and possibly open market purchases. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and stock-based incentive plan are assumed at $10.00 per share.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Regal Bancorp for a price of $23.00 per share in cash.

(footnotes continued on next page)

(footnotes continued from previous page)

(3)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$68,000
Estimated expenses	(3,410)
Contribution of cash to Somerset Regal Charitable Foundation	(680)
Common stock acquired by ESOP	(5,712)
Common stock acquired by stock-based incentive plan	(2,856)

Pro forma adjustment	$55,342

(4)	Deferred tax asset recorded to reflect the $4.1 million cash and stock contribution to the Somerset Regal Charitable Foundation an effective tax rate of 25%.
(5)	The ESOP loan is funded internally with a loan from SR Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of SR Bancorp.
(6)	Par value $0.01 per share and the issuance of 6,800,000 shares in the offering and 340,000 shares contributed to the Somerset Regal Charitable Foundation.
(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$64,590
Contribution of stock to the Somerset Regal Charitable Foundation	3,400
Less: par value (Footnote 6)	(71)

Pro forma adjustment	$67,919

(8)	After tax expense of the cash and stock contribution to the Somerset Regal Charitable Foundation and a marginal tax rate of 25%.
(9)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(10)	Contra-equity account established to reflect the stock-based incentive plan.
(11)	Includes the cash merger consideration paid to shareholders of Regal Bancorp, non-tax-deductible transaction expenses and tax deductible transaction expenses.

(In thousands)
Cash merger consideration	$69,537
Somerset merger costs expensed (pre-tax)	1,360
Regal Bancorp merger costs included in goodwill (after tax)	3,962
Retire Regal Bancorp subordinated debt (see footnote 17)	—

Total cash adjustment	$74,860

(12)

Reflects the reversal of the March 31, 2023 allowance for loan and lease losses of Regal Bancorp and a fair value adjustment applied to the acquired loans. The fair value adjustment includes a credit component and a yield component. The credit component include the estimated credit losses embedded in the acquired loans as of March 31, 2023. The yield component reflects the differences between market and portfolio yields as of March 31, 2023. The fair value adjustment will be accreted into income over the lives of the related loans.

(In thousands)
Reversal of Regal Bancorp allowances	$4,076
Fair value – credit component	(5,338)
Fair value – yield component	(3,852)

Pro forma adjustment	$(5,114)

(footnotes continued on next page)

(footnotes continued from previous page)

(13)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

	Goodwill
	(In thousands, except share data)
Purchase price per share ($)		$23.00
Number of Regal Bancorp shares acquired		3,023,369
Purchase price, net		$69,537
Fair value of net assets
Acquired shareholders’ equity	$51,135
Regal merger costs (after tax)	(3,962)
Taxable purchase accounting adjustments:
Fair value adjustment for acquired certificates of deposits	1,745
Fair value adjustment for acquired loans	(9,190)
Reverse allowance for loan losses	4,076
Core deposit intangible	8,747
Tax effect at the marginal tax rate of 25%	$(1,345)

Less: fair value of net assets		$51,206

Goodwill adjustment		$18,332

(14)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Regal Bancorp core deposit base calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense over the estimated life of the core deposit base.

(15)	Deferred tax entry consists of fair value adjustments of $1.3 million and Somerset merger costs of $340,000.
(16)

Fair value adjustment to reflect the difference between portfolio costs and market rates as of March 31, 2023 for time deposits acquired in the Merger. Yield adjustment is estimated using present value analysis and the fair value adjustment is amortized into expense over the lives of the related time deposits.

(17)	Subordinated debt is retired at closing only if the offering closes above the midpoint of the offering range
(18)	Adjustment to eliminate the historical Regal Bancorp capital account entries.
(19)	Adjustment to retained earnings as follows:

(In thousands)
Eliminate historical Regal Bancorp retained earnings	$(17,316)
Somerset merger costs pre-tax	(1,360)
Deferred tax adjustment	340

Adjustment to paid-in capital	$(18,336)

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

JUNE 30, 2022

The following table presents pro forma balance sheet information at June 30, 2022 at the minimum of the offering range assuming the issuance of 6,800,000 shares in the offering, and the contribution of 340,000 shares and $680,000 of cash to the Somerset Regal Charitable Foundation.

	SR Bancorp Historical	Offering Adjustments (1)		SR Bancorp Pro Forma as Converted	Regal Bancorp Historical	Merger Adjustments (2)		SR Bancorp Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$7,557	$55,342	(3)	$62,899	$151,755	$(74,860	)(11)	$139,794
Interest bearing-deposits in other financial institutions	27,787	—		27,787	14,656	—		42,443
Securities available for sale	47,857	—		47,857	15,591	—		63,448
Securities held to maturity	192,903	—		192,903	2,581	—		195,484
Equity securities at fair value	19	—		19	—	—		19
Loans receivable, net	334,558	—		334,558	338,707	(5,114	)(12)	668,151
Premises and equipment, net	3,443	—		3,443	1,987	—		5,430
Federal Home Loan Bank stock, at cost	702	—		702	784	—		1,486
Bank owned life insurance (BOLI)	28,056	—		28,056	7,270	—		35,326
Goodwill	—	—		—	1,094	21,691	(13)	22,785
Core deposit intangible	—	—		—	—	8,747	(14)	8,747
Other	5,749	1,020	(4)	6,769	3,751	(1,005	)(15)	9,515

Total assets	$648,631	$56,362		$704,993	$538,176	$(50,541)		$1,192,628

Liabilities
Deposits	$522,072	$—		$522,072	$473,702	$(1,745	)(16)	$994,029
FHLB advances	—	—	(5)	—	5,000	—		5,000
Subordinated debt	—	—		—	9,909	—	(17)	9,909
Other liabilities	8,328	—		8,328	1,789	—		10,117

Total liabilities	530,400	—		530,400	490,400	(1,745)		1,019,055

Shareholders’ equity
Common stock	—	71	(6)	71	—	—		71
Additional paid-in capital	—	67,919	(7)	67,919	34,358	(34,358	)(18)	67,919
Retained earnings	125,546	(3,060	)(8)	122,486	13,882	(14,902	)(19)	121,466
Accumulated other comprehensive loss	(7,315)	—		(7,315)	(464)	464	(18)	(7,315)
Employee stock ownership plan	—	(5,712	)(9)	(5,712)	—	—		(5,712)
Stock-based incentive plan	—	(2,856	)(10)	(2,856)	—	—		(2,856)

Total equity	118,231	56,362		174,593	47,776	(48,796)		173,573

Total liabilities and equity	$648,631	$56,362		$704,993	$538,176	$(50,541)		$1,192,628

(1)

Shows the effect of the mutual-to-stock offering of SR Bancorp, assuming gross proceeds of $68.0 million at the minimum of the offering range, offering expenses of $3.4 million, establishment of an ESOP and stock-based incentive plan that will acquire 8.0% and 4.0% of total offering and charitable foundation shares, respectively, and a contribution of cash and common stock to the Somerset Regal Charitable Foundation in an amount equal to 6.0% of the gross proceeds. The ESOP will purchase its shares in the offering and possibly open market purchases. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and stock-based incentive plan are assumed at $10.00 per share.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Regal Bancorp for a price of $23.00 per share in cash.

(footnotes continued on next page)

(footnotes continued from previous page)

(3) Calculated as follows:

(In thousands)
Gross proceeds of offering	$68,000
Estimated expenses	(3,410)
Contribution of cash to Somerset Regal Charitable Foundation	(680)
Common stock acquired by ESOP	(5,712)
Common stock acquired by stock-based incentive plan	(2,856)

Pro forma adjustment	$55,342

(4)	Deferred tax asset recorded to reflect the $4.1 million cash and stock contribution to the Somerset Regal Charitable Foundation an effective tax rate of 25%.
(5)	The ESOP loan is funded internally with a loan from SR Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of SR Bancorp.
(6)	Par value $0.01 per share and the issuance of 6,80,000 shares in the offering and 340,000 shares contributed to the Foundation.
(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$64,590
Contribution of stock to Somerset Regal Charitable Foundation	3,400
Less: par value (Footnote 6)	(71)

Pro forma adjustment	$67,919

(8)	After tax expense of the cash and stock contribution to the charitable foundation and a marginal tax rate of 25%.
(9)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(10)	Contra-equity account established to reflect the stock-based incentive plan.
(11)	Includes the cash merger consideration paid to shareholders of Regal Bancorp, non-tax-deductible transaction expenses and tax deductible transaction expenses.

(In thousands)
Cash merger consideration	$69,537
Somerset merger costs expensed (pre-tax)	1,360
Regal Bancorp merger costs included in goodwill (after tax)	3,962
Retire Regal Bancorp subordinated debt [see footnote 17]	—

Total cash adjustment	$74,860

(12)

Reflects the reversal of the June 30,2022 allowance for loan and lease losses of Regal Bancorp and a fair value adjustment applied to the acquired loans. The fair value adjustment includes a credit component and a yield component. The credit component include the estimated credit losses embedded in the acquired loans as of March 31, 2023. The yield component reflects the differences between market and portfolio yields as of March 31, 2023. The fair value adjustment will be accreted into income over the lives of the related loans.

(In thousands)
Reversal of Regal Bancorp allowances	$4,076
Fair value – credit component	(5,338)
Fair value – yield component	(3,852)

Pro forma adjustment	$(5,114)

(footnotes continued on next page)

(footnotes continued from previous page)

(13)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

	Goodwill
	(In thousands, except share data)
Purchase price per share ($)		$23.00
Number of Regal Bancorp shares acquired		3,023,369
Purchase price, net		$69,537
Fair value of net assets
Acquired shareholders’ equity	$47,776
Regal merger costs (after tax)	(3,962)
Taxable purchase accounting adjustments:
Fair value adjustment for acquired certificates of deposits	1,745
Fair value adjustment for acquired loans	(9,190)
Reverse allowance for loan losses	4,076
Core deposit intangible	8,747
Tax effect at the marginal tax rate of 25%	$(1,345)

Less: fair value of net assets		$47,847

Goodwill adjustment		$21,691

(14)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Regal Bancorp core deposit base calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense over the estimated life of the core deposit base.

(15)	Deferred tax entry consists of fair value adjustments of $1.3 million and Somerset merger costs of $340,000.
(16)

Fair value adjustment to reflect the difference between portfolio costs and market rates as of March 31, 2023 for time deposits acquired in the Merger. Yield adjustment is estimated using present value analysis and the fair value adjustment is amortized into expense over the lives of the related time deposits.

(17)	Subordinated debt is retired at closing only if the offering closes above the midpoint of the offering range.
(18)	Adjustment to eliminate the historical Regal Bancorp capital account entries.
(19)	Adjustment to retained earnings as follows:

(In thousands)
Eliminate historical Regal Bancorp retained earnings	$(13,882)
Somerset merger costs pre-tax	(1,360)
Deferred tax adjustment	340

Adjustment to paid-in capital	$(14,902)

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

MARCH 31, 2023

The following table presents pro forma balance sheet information at March 31, 2023 at the adjusted maximum of the offering range assuming the issuance of 10,580,000 shares in the offering, and the contribution of 529,000 shares and $1.1 million of cash to Somerset Regal Charitable Foundation.

	SR Bancorp Historical	Offering Adjustments(1)		SR Bancorp Pro Forma as Converted	Regal Bancorp Historical	Merger Adjustments(2)		SR Bancorp Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$7,990	$87,623	(3)	$95,613	$81,592	$(84,779	)(11)	$92,426
Interest-bearing deposits in other financial institutions	45,193	—		45,193	11,633	—		56,826
Securities available for sale	38,699	—		38,699	16,594	—		55,293
Securities held to maturity	175,744	—		175,744	2,574	—		178,318
Equity securities at fair value	19	—		19	—	—		19
Loans receivable, net	357,340	—		357,340	343,249	(5,114	)(12)	695,475
Premises and equipment, net	3,510	—		3,510	1,735	—		5,245
Federal Home Loan Bank stock, at cost	702	—		702	784	—		1,486
Bank owned life insurance (BOLI)	28,547	—		28,547	7,386	—		35,933
Goodwill	—	—		—	1,080	18,332	(13)	19,412
Core deposit intangible	—	—		—	—	8,747	(14)	8,747
Other	7,126	1,587	(4)	8,713	6,689	(1,005	)(15)	14,397

Total assets	$664,870	$89,210		$754,080	$473,316	$(63,819)		$1,163,577

Liabilities
Deposits	$517,047	$—		$517,047	$401,819	$(1,745	)(16)	$917,121
FHLB advances	20,000	—	(5)	20,000	5,000	—		25,000
Subordinated debt	—	—		—	9,919	(9,919	)(17)	—
Other liabilities	8,766	—		8,766	5,443	—		14,209

Total liabilities	545,813	—		545,813	422,181	(11,664)		956,330

Shareholders’ equity
Common stock	—	111	(6)	111	—	—		111
Additional paid-in capital	—	107,191	(7)	107,191	34,358	(34,358	)(18)	107,191
Retained earnings	126,559	(4,761	)(8)	121,798	17,316	(18,336	)(19)	120,778
Accumulated other comprehensive loss	(7,502)	—		(7,502)	(539)	539	(18)	(7,502)
Employee stock ownership plan	—	(8,887	)(9)	(8,887)	—	—		(8,887)
Equity incentive plan	—	(4,444	)(10)	(4,444)	—	—		(4,444)

Total equity	119,057	89,210		208,267	51,135	(52,155)		207,247

Total liabilities and equity	$664,870	$89,210		$754,080	$473,316	$(63,819)		$1,163,577

(1)

Shows the effect of the mutual-to-stock conversion of SR Bancorp, assuming gross proceeds of $105.8 million at the adjusted maximum of the valuation range, offering expenses of $3.7 million, establishment of an ESOP and stock-based incentive plan that will acquire 8.0% and 4.0% of total offering and charitable foundation shares, respectively, and a contribution of cash and common stock equal to 6.0% of the gross proceeds. The ESOP will purchase its shares in the offering and possibly open market purchases. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and equity incentive plan are assumed at $10.00 per share.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Regal Bancorp for a price of $23.00 per share in cash and authorized but unissued shares of common stock.

(footnotes continued on next page)

(footnotes continued from previous page)

(3)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$105,800
Estimated expenses	(3,788)
Contribution of cash to Somerset Regal Charitable Foundation	(1,058)
Common stock acquired by ESOP	(8,887)
Common stock acquired by equity incentive plan	(4,444)

Pro forma adjustment	$87,623

(4)	Deferred tax asset recorded to reflect the $6.3 million cash and stock contribution to the Somerset Regal Charitable Foundation and a marginal tax rate of 25%.
(5)	The ESOP loan is funded internally with a loan from SR Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of SR Bancorp.
(6)	Par value $0.01 per share and the issuance of 10,580,000 shares in the offering and 529,000 shares contributed to Somerset Regal Charitable Foundation.
(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$102,012
Contribution of stock to Somerset Regal Charitable Foundation	5,290
Less: par value (Footnote 6)	(111)

Pro forma adjustment	$107,191

(8)	After tax expense of the cash and stock contribution to the charitable foundation and a tax rate of 25%.
(9)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(10)	Contra-equity account established to reflect the stock-based incentive plan.
(11)	Includes the cash consideration paid to shareholders of Regal Bancorp, non-tax-deductible transaction expenses and tax deductible transaction expenses.

(In thousands)
Cash consideration	$69,537
Somerset merger costs expensed (pre tax)	1,360
Regal Bancorp merger costs included in goodwill (after tax)	3,962
Retire Regal Bancorp subordinated debt	9,919

Total cash adjustment	$84,779

(12)

Reflects the reversal of the March 31, 2023 allowance for loan and lease losses of Regal Bancorp and a fair value adjustment applied to the acquired loans. The fair value adjustment includes a credit component and a yield component. The credit component includes the estimated credit losses embedded in the acquired loans as of March 31, 2023. The yield component reflects the differences between market and portfolio yields as of March 31, 2023. The fair value adjustment will be accreted into income over the lives of the related loans.

(In thousands)
Reversal of Regal Bancorp allowances	$4,076
Fair value – credit component	(5,338)
Fair value – yield component	(3,852)

Pro forma adjustment	$(5,114)

(footnotes continued on next page)

(footnotes continued from previous page)

(13)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

	Goodwill
	(In thousands, except per share data)
Purchase price per share ($)		$23.00
Number of Regal shares acquired		3,023,369
Purchase price, net		$69,537
Fair value of net assets
Acquired shareholders’ equity	$51,135
Regal merger costs (after tax)	(3,962)
Taxable purchase accounting adjustments:
Fair value adjustment for acquired certificates of deposits s	1,745
Fair value adjustment for acquired loans	(9,190)
Reverse allowance for loan losses	4,076
Core deposit intangible	8,747
Tax effect at the marginal tax rate of 25%	$(1,345)

Less: fair value of net assets		$51,206

Goodwill adjustment		$18,332

(14)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Regal Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense over the estimated life of the core deposit base.

(15)	Deferred tax entry consists of fair value adjustments of $1.3 million and Somerset merger costs of $340,000.
(16)

Fair value adjustment to reflect the difference between portfolio costs and market rates as of March 31, 2023 for time deposits acquired in the Merger. Yield adjustment is estimated using present value analysis and the fair value adjustment is amortized into expense over the lives of the related time deposits.

(17)	Assumes the redemption of subordinated debt at closing only if the offering closes at the midpoint of the offering range.
(18)	Adjustment to eliminate the historical Regal Bancorp capital account entries.
(19)	Adjustment to paid-in capital is calculated as follows:

(In thousands)
Eliminate historical Regal Bancorp retained earnings	$(17,316)
Somerset merger costs pre-tax	(1,360)
Deferred tax adjustment	340

Adjustment to paid-in capital	$(18,336)

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

JUNE 30, 2022

The following table presents pro forma balance sheet information at June 30, 2022 at the adjusted maximum of the offering range assuming the issuance of 10,580,000 shares in the offering, and the contribution of 529,000 shares and $1.1 million of cash to Somerset Regal Charitable Foundation.

	SR Bancorp Historical	Offering Adjustments(1)		SR Bancorp Pro Forma as Converted	Regal Bancorp Historical	Merger Adjustments(2)	SR Bancorp Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$7,557	$87,623	(3)	$95,180	$151,755	$(84,769)	$162,166
Interest-bearing deposits in other financial institutions	27,787	—		27,787	14,656	—	42,443
Securities available for sale	47,857	—		47,857	15,591	—	63,448
Securities held to maturity	192,903	—		192,903	2,581	—	195,484
Equity securities at fair value	19	—		19	—	—	19
Loans receivable, net	334,558	—		334,558	338,707	(5,114)	668,151
Premises and equipment, net	3,443	—		3,443	1,987	—	5,430
Federal Home Loan Bank stock, at cost	702	—		702	784	—	1,486
Bank owned life insurance (BOLI)	28,056	—		28,056	7,270	—	35,326
Goodwill	—	—		—	1,094	21,691	22,785
Core deposit intangible	—	—		—	—	8,747	8,747
Other	5,749	1,587	(4)	7,336	3,751	(1,005)	10,082

Total assets	$648,631	$89,210		$737,841	$538,176	$(60,450)	$1,215,567

Liabilities
Deposits	$522,072	$—		$522,072	$473,702	$(1,745)	$994,029
FHLB advances	—	—	(5)	—	5,000	—	5,000
Subordinated debt	—	—		—	9,909	(9,909)	—
Other liabilities	8,328	—		8,328	1,789	—	10,117

Total liabilities	530,400	—		530,400	490,400	(11,654)	1,009,146

Shareholders’ equity
Common stock	—	111	(6)	111	—	(34,358)	111
Additional paid-in capital	—	107,191	(7)	107,191	34,358	(14,902)	107,191
Retained earnings	125,546	(4,761	)(8)	120,785	13,882	464	119,765
Accumulated other comprehensive loss	(7,315)	—		(7,315)	(464)	—	(7,315)
Employee stock ownership plan	—	(8,887	)(9)	(8,887)	—	—	(8,887)
Equity incentive plan	—	(4,444	)(10)	(4,444)	—	—	(4,444)

Total equity	118,231	89,210		207,441	47,776	(48,796)	206,421

Total liabilities and equity	$648,631	$89,210		$737,841	$538,176	$(60,450)	$1,215,567

(1)

Shows the effect of the mutual-to-stock conversion of SR Bancorp, assuming gross proceeds of $105.8 million at the adjusted maximum of the valuation range, offering expenses of $3.7 million, establishment of an ESOP and stock-based incentive plan that will acquire 8.0% and 4.0% of offering plus charitable foundation shares, respectively, and a contribution of cash and common stock to the Somerset Regal Charitable Foundation in an amount equal to 6.0% of the gross proceeds. The ESOP will purchase its shares in the offering and possibly open market purchases. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the ESOP and equity incentive plan are assumed at $10.00 per share.

(2)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Regal Bancorp for a price of $23.00 per share in cash.

(footnotes continued on next page)

(footnotes continued from previous page)

(3)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$105,800
Estimated expenses	(3,788)
Contribution of cash to Somerset Regal Charitable Foundation	(1,058)
Common stock acquired by ESOP	(8,887)
Common stock acquired by equity incentive plan	(4,444)

Pro forma adjustment	$87,623

(4)	Deferred tax asset recorded to reflect the $6.3 million cash and stock contribution to Somerset Regal Charitable Foundation and an effective tax rate of 25%.
(5)	The ESOP loan is funded internally with a loan from SR Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of SR Bancorp.
(6)	Par value $0.01 per share and the issuance of 10,580,000 shares in the offering and 529,000 shares contributed to Somerset Regal Charitable Foundation.
(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$102,012
Contribution of stock to Somerset Regal Charitable Foundation	5,290
Less: par value (Footnote 6)	(111)

Pro forma adjustment	$107,191

(8)	After tax expense of the cash and stock contribution to the charitable foundation and a tax rate of 25%.
(9)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(10)	Contra-equity account established to reflect the stock-based incentive plan.
(11)	Includes the cash consideration paid to shareholders of Regal Bancorp, non-tax-deductible transaction expenses and tax deductible transaction expenses.

(In thousands)
Cash consideration	$69,537
Somerset merger costs expensed (pre tax)	1,360
Regal Bancorp merger costs included in goodwill (after tax)	3,962
Retire Regal Bancorp subordinated debt [see footnote 17]	9,909

Total cash adjustment	$84,769

(12)

Reflects the reversal of the June 30, 2022 allowance for loan and lease losses of Regal Bancorp and a fair value adjustment applied to the acquired loans. The fair value adjustment includes a credit component and a yield component. The credit component includes the estimated credit losses embedded in the acquired loans as of March 31, 2023. The yield component reflects the differences between market and portfolio yields as of March 31, 2023. The fair value adjustment will be accreted into income over the lives of the related loans.

(In thousands)
Reversal of Regal Bancorp allowances	$4,076
Fair value – credit component	(5,338)
Fair value – yield component	(3,852)

Pro forma adjustment	$(5,114)

(footnotes continued on next page)

(footnotes continued from previous page)

(13)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

	Goodwill
	(In thousands, except per share data)
Purchase price per share		$23.00
Number of Regal shares acquired		3,023,369
Purchase price, net		$69,537
Fair value of net assets
Acquired shareholders’ equity	$47,776
Regal merger costs (after tax)	(3,962)
Taxable purchase accounting adjustments:
Fair value adjustment for acquired certificates of deposits	1,745
Fair value adjustment for acquired loans	(9,190)
Reverse allowance for loan losses	4,076
Core deposit intangible	8,747
Tax effect at the marginal tax rate of 25%	$(1,345)

Less: fair value of net assets		$47,847

Goodwill adjustment		$21,691

(14)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Regal Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense over the estimated life of the core deposit base.

(15)	Deferred tax entry consists of fair value adjustments of $1.3 million and Somerset merger costs of $340,000.
(16)

Fair value adjustment to reflect the difference between portfolio costs and market rates as of March 31, 2023 for time deposits acquired in the Merger. Yield adjustment is estimated using present value analysis and the fair value adjustment is amortized into expense over the lives of the related time deposits.

(17)	Reflects the redemption of subordinated debt is retired at closing only if the offering closes above the midpoint of the offering range.
(18)	Adjustment to eliminate the historical Regal Bancorp capital account entries.
(19)	Adjustment to retained earnings capital is calculated as follows:

(In thousands)
Eliminate historical Regal Bancorp retained earnings	$(13,882)
Somerset merger costs pre-tax	(1,360)
Deferred tax adjustment	340

Adjustment to paid-in capital	$(14,902)

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED MARCH 31, 2023

The following table presents pro forma income statement information for the nine months ended March 31, 2023, at the minimum of the offering range, assuming the issuance of 6,800,000 shares in the offering, 340,000 shares and $680,000 of cash contributed to Somerset Regal Charitable Foundation and the cash acquisition of Regal Bancorp.

	SR Bancorp Historical	Offering Adjustments(1)		SR Bancorp Pro Forma As Converted	Regal Bancorp Historical	Merger Adjustments(3)		SR Bancorp Pro Forma Consolidated
	(In thousands, except per share data)
Interest and dividend income	$11,696	$—		$11,696	$14,761	$4,998	(4)	$31,455
Interest expense	(1,345)	—		(1,345)	(2,405)	(1,184	)(5)	(4,934)

Net interest income	10,351	—		10,351	12,356	3,814		26,521
Provision for loan losses	—	—		—	—	—		—

Net interest income after provision for loan losses	10,351	—		10,351	12,356	3,814		26,521
Noninterest income	911	—		911	418	—		1,329
Noninterest expense	(10,114)	(215	)(2)	(10,329)	(9,619)	(656	)(6)	(20,604)

Income before income taxes	1,148	(215)		933	3,155	3,158		7,246
Income tax expense	(135)	54		(81)	(1,040)	(790	)(7)	(1,911)

Net income	$1,013	$(161)		$852	$2,115	$2,368		$5,335

Basic EPS	$—	$—		$0.13	$0.70	$—		$0.81
Diluted EPS	$—	$—		$0.13	$0.70	$—		$0.81

(1)

Shows the effect of the stock offering of SR Bancorp, assuming gross proceeds of $68.0 million, the minimum of the offering range, offering expenses of $3.4 million, and establishment of an ESOP that will acquire 8.0% of the offering and charitable foundation shares issued in the transaction. The ESOP will purchase shares in the offering and in open market purchases. The loan taken down by the ESOP will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pre-tax basis for the period shown. SR Bancorp also intends to adopt a stock-based incentive plan that will purchase 4.0% of the offering and charitable foundation shares issued in the transaction. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval. Open market purchases are assumed at $10.00 per share. SR Bancorp also intends to adopt a stock option plan that will include 10.0% of the offering plus charitable foundation shares issued in the transaction Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.95 per option. The option value is assumed to be expensed over the five-year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan is subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expense, stock option plan expense, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $55.4 million from the offering are invested at an average pretax yield of 3.60% for the nine months ended March 31, 2023 would be approximately $1.5 million on a pre-tax basis. The yield utilized approximates the yield on a five-year U.S. Treasury security as of March 31, 2023. The estimated expense for the equity incentive plan assuming gross proceeds of $68.0 million is $400,000 on a pre-tax basis for the nine months ended March 31, 2023. The estimated expense for the stock option plan assuming gross proceeds of $68.0 million is $500,000 on a pre-tax basis for the nine months ended March 31, 2023. The ESOP loan is amortized over 20 years on a straight-line basis. ESOP shares are assumed to be released at $10.00 per share. Stock-based incentive plan shares are assumed to vest over five years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 25.0%. No expenses are included for merger-related charges, all of which are one time expenses.

(2)

ESOP loan with a balance of $5.7 million and an amortization period of 20 years on a straight-line basis. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for SR Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Regal Bancorp for a price of $23.00 per share in cash.
(4)

Adjustment to interest income is the accretion of the fair value adjustment on the Regal Bancorp loans resulting from acquisition accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash

(footnotes continued on next page)

(footnotes continued from previous page)

portion of the merger consideration and expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $74.9 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 3.60% for the nine months ended March 31, 2023, would be approximately $2.0 million. The cost approximates the yield on the five-year U.S. Treasury security on March 31, 2023.
(5)

Adjustment to interest expense is the amortization of the fair value adjustment on deposits. No adjustment is included for the retirement of the Regal Bancorp subordinated debt due since these estimates are speculative. If the debt were retired as of March 31, 2023, the pre-tax interest reduction would be $750,000.

(6)	Adjustment to non-interest expense is the amortization of the core deposit intangible over 10 years on a straight-line basis.
(7)	Marginal tax rate of 25.0%.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED JUNE 30, 2022

The following table presents pro forma income statement information for the year ended June 30, 2022, at the minimum of the offering range, including 6,800,000 shares issued in the offering, 340,000 shares and $680,000 of cash contributed to Somerset Regal Charitable Foundation and the cash acquisition of Regal Bancorp.

	SR Bancorp Historical	Offering Adjustments(1)		SR Bancorp Pro Forma As Converted	Regal Bancorp Historical	Merger Adjustments(3)		SR Bancorp Pro Forma Consolidated
	(In thousands, except per share data)
Interest and dividend income	$13,432	$—		$13,432	$17,121	$6,116	(4)	$36,669
Interest expense	(1,535)	—		(1,535)	(2,355)	(1,373	)(5)	(5,263)

Net interest income	11,897	—		11,897	14,766	4,743		31,406
Provision for loan losses	—	—		—	—	—		—

Net interest income after provision for loan losses	11,897	—		11,897	14,766	4,743		31,406
Noninterest income	1,351	—		1,351	1,149	—		2,500
Noninterest expense	(11,014)	(285	)(2)	(11,299)	(11,602)	(875	)(6)	(23,776)

Income before income taxes	2,234	(285)		1,949	4,313	3,868		10,130
Income tax expense	(363)	71		(292)	(1,240)	(967	)(7)	(2,499)

Net income	$1,871	$(214)		$1,657	$3,073	$2,901		$7,631

Basic EPS	$—	$—		$0.25	$0.83	$—		$1.16
Diluted EPS	$—	$—		$0.25	$0.83	$—		$1.16

(1)

Shows the effect of the stock offering of SR Bancorp, assuming gross proceeds of $68.0 million, the minimum of the offering range, offering expenses of $3.4 million, and establishment of an ESOP that will acquire 8.0% of the offering and charitable foundation shares issued in the transaction. The ESOP will purchase shares in the offering and in open market purchases. The loan taken down by the ESOP will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pre-tax basis for the period shown. SR Bancorp also intends to adopt a stock-based incentive plan that will purchase 4.0% of the offering and charitable foundation shares issued in the transaction. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval. Open market purchases are assumed at $10.00 per share. SR Bancorp also intends to adopt a stock option plan that will include 10.0% of the offering plus charitable foundation shares issued in the transaction Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.95 per option. The option value is assumed to be expensed over the five-year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan is subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expense, stock option plan expense, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $55.4 million from the offering are invested at an average pre-tax yield of 3.60% for the year ended June 30, 2022 would be approximately $2.0 million on a pre-tax basis. The yield utilized approximates the yield on a five-year U.S. Treasury security as of March 31, 2023. The estimated expense for the equity incentive plan assuming gross proceeds of $68.0 million is $700,000 on a pre-tax basis for the year ended June 30, 2022. The estimated expense for the stock option plan assuming gross proceeds of $68.0 million is $990,000 on a pre-tax basis for the year ended June 30, 2022. The ESOP loan is amortized over 20 years on a straight-line basis assumed marginal rate of 25.0%. No expenses are included for merger-related charges, all of which are one time expenses.

(2)

ESOP loan with a balance of $5.7 million and an amortization period of 20 years on a straight-line basis. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for SR Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Regal Bancorp for a price of $23.00 per share in cash.
(4)

Adjustment to interest income is the accretion of the fair value adjustment on the Regal Bancorp loans resulting from acquisition accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration and expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $74.9 million for the merger and related expenses, assuming such cash costs

(footnotes continued on next page)

(footnotes continued from previous page)

were funded with investments yielding 3.60% for the year ended June 30, 2022, would be approximately $2.7 million. The cost approximates the yield on the five-year U.S. Treasury security on March 31, 2023.
(5)

Adjustment to interest expense is the amortization of the fair value adjustment on deposits. No adjustment is included for the retirement of the Regal Bancorp subordinated debt due since these estimates are speculative. If the debt were retired as of December 31, 2022, the pre-tax interest reduction would be $1.0 million.

(6)	Adjustment to non-interest expense is the amortization of the core deposit intangible over 10 years on a straight-line basis.
(7)	Marginal tax rate of 25.0%.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED MARCH 31, 2023

The following table presents pro forma income statement information for the nine months ended March 31, 2023, at the adjusted maximum of the offering range, including 10,580,000 shares issued in the offering, 529,000 shares and $1.1 million of cash contributed to the Somerset Regal Charitable Foundation, and the cash acquisition of Regal Bancorp.

	SR Bancorp Historical	Offering Adjustments(1)		SR Bancorp Pro Forma As Converted	Regal Bancorp Historical	Merger Adjustments(3)		SR Bancorp Pro Forma Consolidated
	(In thousands, except per share data)
Interest and dividend income	$11,696	$—		$11,696	$14,761	$4,998	(4)	$31,455
Interest expense	(1,345)	—		(1,345)	(2,405)	(1,184	)(5)	(4,934)

Net interest income	10,351	—		10,351	12,356	3,814		26,521
Provision for loan losses	—	—		—	—	—		—

Net interest income after provision for loan losses	10,351	—		10,351	12,356	3,814		26,521
Noninterest income	911	—		911	418	—		1,329
Noninterest expense	(10,114)	(333	)(2)	(10,447)	(9,619)	(656	)(6)	(20,722)

Income before income taxes	1,148	(333)		815	3,155	3,158		7,128
Income tax expense	(135)	83		(52)	(1,040)	(790	)(7)	(1,882)

Net income	$1,013	$(250)		$763	$2,115	$2,368		$5,246

Basic EPS	$—	$—		$0.07	$0.70	$—		$0.51
Diluted EPS	$—	$—		$0.07	$0.70	$—		$0.51

(1)

Shows the effect of the stock offering of SR Bancorp, assuming gross proceeds of $105.8 million, the adjusted maximum of the offering range, offering expenses of $3.7 million, and establishment of an ESOP that will acquire 8.0% of the offering and charitable foundation shares issued in the transaction. The ESOP will purchase shares in the offering and in open market purchases. The loan taken down by the ESOP will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. SR Bancorp also intends to adopt an stock-based incentive plan that will purchase 4.0% of the offering and charitable foundation shares issued in the transaction. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval. Open market purchases are assumed at $10 per share. SR Bancorp also intends to adopt a stock option plan that will include 10.0% of the offering plus charitable foundation shares issued in the transaction Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.95 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan is subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expense, stock option plan expense, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $86.7 million from the offering are invested at an average pre-tax yield of 3.60 percent for the nine months ended March 31, 2023 would be approximately $2.4 million on a pre-tax basis. The yield utilized approximates the yield on a five-year U.S. Treasury security as of March 31, 2023. The estimated expense for the equity incentive plan assuming gross proceeds of $105.8 million is $700,000 pretax for the nine months ended March 31, 2023. The estimated expense for the stock option plan assuming gross proceeds of $105.8 million is $800,000 on a pre-tax basis for the nine months ended March 31, 2023. The ESOP loan is amortized over 20 years on a straight-line basis. ESOP shares are assumed to be released at $10 per share. Stock-based incentive plan shares are assumed to vest over five years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 25.0%. No expenses are included for merger-related charges, all of which are one time expenses.

(2)

ESOP loan with a balance of $8.9 million and an amortization period of 20 years on a straight-line basis. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for SR Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Regal Bancorp for a price of $23.00 per share in cash.
(4)

Adjustment to interest income is the accretion of the fair value adjustment on the Regal Bancorp loans resulting from acquisition accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash

(footnotes continued on next page)

(footnotes continued from previous page)

portion of the merger consideration and expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $74.9 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 3.60 percent for the nine months ended March 31, 2023, would be approximately $2.0 million. The cost approximates the yield on the five year U.S. Treasury security on March 31, 2023.
(5)

Adjustment to interest expense is the amortization of the fair value adjustment on deposits. No adjustment is included for the retirement of the Regal Bancorp subordinated debt due since these estimates are speculative. If the debt were retired as of March 31, 2023, the pre-tax interest reduction would be $750,000

(6)	Adjustment to non-interest expense is the amortization of the core deposit intangible over 10 years on a straight line basis.
(7)	Marginal tax rate of 25.0%.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED JUNE 30, 2022

The following table presents pro forma income statement information for the year ended June 30, 2022, at the adjusted maximum of the offering range, including 10,580,000 shares issued in the offering, 529,000 shares and $1.1 million of cash contributed to Somerset Regal Charitable Foundation and the cash acquisition of Regal Bancorp.

	SR Bancorp Historical	Offering Adjustments(1)		SR Bancorp Pro Forma As Converted	Regal Bancorp Historical	Merger Adjustments(3)		SR Bancorp Pro Forma Consolidated
	(In thousands, except per share data)
Interest and dividend income	$13,432	$—		$13,432	$17,121	$6,116	(4)	$36,669
Interest expense	(1,535)	—		(1,535)	(2,355)	(1,373	)(5)	(5,263)

Net interest income	11,897	—		11,897	14,766	4,743		31,406
Provision for loan losses	—	—		—	—	—		—

Net interest income after provision for loan losses	11,897	—		11,897	14,766	4,743		31,406
Noninterest income	1,351	—		1,351	1,149	—		2,500
Noninterest expense	(11,014)	(444	)(2)	(11,458)	(11,602)	(875	)(6)	(23,935)

Income before income taxes	2,234	(444)		1,790	4,313	3,868		9,971
Income tax expense	(363)	111		(252)	(1,240)	(967	)(7)	(2,459)

Net income	$1,871	$(333)		$1,538	$3,073	$2,901		$7,512

Basic EPS	$—	$—		$0.15	$0.83	$—		$0.73
Diluted EPS	$—	$—		$0.15	$0.83	$—		$0.73

(1)

Shows the effect of the stock offering of SR Bancorp, assuming gross proceeds of $105.8 million, the adjusted maximum of the offering range, offering expenses of $3.7 million, and establishment of an ESOP that will acquire 8.0% of the offering and charitable foundation shares issued in the transaction. The ESOP will purchase shares in the offering and in open market purchases. The loan taken down by the ESOP will be amortized over 20 years on a straight-line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. SR Bancorp also intends to adopt an stock-based incentive plan that will purchase 4.0% of the offering and charitable foundation shares issued in the transaction. The stock-based incentive plan will purchase shares in the open market after receiving shareholder approval. Open market purchases are assumed at $10 per share. SR Bancorp also intends to adopt a stock option plan that will include 10.0% of the offering plus charitable foundation shares issued in the transaction Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $4.95 per option. The option value is assumed to be expensed over the five-year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan is subject to shareholder approval. Adjustments to record estimated stock-based incentive plan expense, stock option plan expense, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $87.7 million from the offering are invested at an average pre-tax yield of 3.60% for the year ended June 30, 2022 would be approximately $3.2 million on a pre-tax basis. The yield utilized approximates the yield on a five-year U.S. Treasury security as of March 31, 2023. The estimated expense for the equity incentive plan assuming gross proceeds of $105.8 million is $0.9 million on a pre-tax basis for the year ended June 30, 2022. The estimated expense for the stock option plan assuming gross proceeds of $105.8 million is $1.1 million on a pre-tax basis for the year ended June 30, 2022. The ESOP loan is amortized over 20 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 25.0%. No expenses are included for merger-related charges, all of which are one time expenses.

(2)

ESOP loan with a balance of $8.9 million and an amortization period of 20 years on a straight line basis. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for SR Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Regal Bancorp for a price of $23.00 per share in cash.
(4)

Adjustment to interest income is the accretion of the fair value adjustment on the Regal Bancorp loans resulting from acquisition accounting. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration and expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $74.9 million for the merger and related expenses, assuming such cash costs

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were funded with investments yielding 3.60% for the year ended June 30 2022, would be approximately $2.7 million. The cost approximates the yield on the five-year U.S. Treasury security on June 30, 2022.
(5)

Adjustment to interest expense is the amortization of the fair value adjustment on deposits. No adjustment is included for the retirement of the Regal Bancorp subordinated debt due since these estimates are speculative. If the debt were retired as of June 30 2022, the pre-tax interest reduction would be $1.0 million.

(6)	Adjustment to non-interest expense is the amortization of the core deposit intangible over 10 years on a straight-line basis.
(7)	Marginal tax rate of 25.0%.

PRO FORMA CONVERSION VALUATION DATA

The following consolidated pro forma data, which are based on Somerset Savings Bank and Regal Bancorp’s equity at March 31, 2023 and June 30, 2022 and net income for the nine months ended March 31, 2023 and the year ended June 30, 2022 for Somerset Savings Bank and Regal Bancorp, respectively, may not represent the actual financial effects of the offering or our operating results after the offering and the proposed Merger. The consolidated pro forma data rely exclusively on the assumptions outlined above and the notes to the pro forma tables. The consolidated pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the offering.

We are offering our common stock on a best efforts basis. We must issue a minimum of 6,800,000 shares in the offering to complete the offering.

	At or for the Nine Months Ended March 31, 2023 Based on the Sale at $10.00 Per Share of:
	Minimum 6,800,000	Midpoint 8,000,000	Maximum 9,200,000	Maximum As Adjusted 10,580,000
	(Dollars in thousands, except per share amounts)
Appraised value of Somerset Savings Bank	$68,000	$80,000	$92,000	$105,800
Plus: foundation shares	3,400	4,000	4,600	5,290

Pro forma value including foundation shares	$71,400	$84,000	$96,600	$111,090

Gross proceeds of offering	$68,000	$80,000	$92,000	$105,800
Less: estimated expenses	(3,410)	(3,530)	(3,650)	(3,788)

Estimated net proceeds	64,590	76,470	88,350	102,012
Less: common stock acquired by ESOP(2)	(5,712)	(6,720)	(7,728)	(8,887)
Less: common stock to be acquired by the equity incentive plan(3)	(2,856)	(3,360)	(3,864)	(4,444)
Less: cash contribution to foundation	(680)	(800)	(920)	(1,058)

Net investable proceeds from offering	$55,342	$65,590	$75,838	$87,623

Consolidated pro forma net income
Pro forma net income:
Historical Somerset Savings Bank	$1,013	$1,013	$1,013	$1,013
Pro forma income on net investable proceeds	1,121	1,328	1,536	1,774
Pro forma impact of funding the merger	(1,516)	(1,516)	(1,516)	(1,516)
Pro forma ESOP adjustments(2)	(161)	(189)	(217)	(250)
Pro forma restricted stock award expense(3)	(321)	(378)	(435)	(500)
Pro forma stock option expense(4)	(497)	(585)	(673)	(773)
Estimated merger adjustments	4,483	4,483	4,483	4,483

Pro forma net income	$4,121	$4,156	$4,192	$4,231

Pro forma net income per share(5):
Historical Somerset Savings Bank	$0.16	$0.14	$0.12	$0.10
Pro forma income on net investable proceeds	0.17	0.17	0.17	0.17
Pro forma impact of funding the merger	(0.23)	(0.20)	(0.17)	(0.15)
Pro forma ESOP adjustments(2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma restricted stock award expense(3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option expense(4)	(0.08)	(0.08)	(0.08)	(0.08)
Estimated merger adjustments	0.68	0.58	0.50	0.44

Pro forma net income per share	$0.63	$0.54	$0.47	$0.41

	At or for the Nine Months Ended March 31, 2023 Based on the Sale at $10.00 Per Share of:
	Minimum 6,800,000	Midpoint 8,000,000	Maximum 9,200,000	Maximum As Adjusted 10,580,000
	(Dollars in thousands, except per share amounts)
Offering price as a multiple of pro forma net income per share (annualized)(5)	11.90x	13.89x	15.96x	18.29x
Number of shares used to calculate pro forma net income per share(6)	6,590,220	7,753,200	8,916,180	10,253,607
Pro forma shareholders’ equity
Pro forma shareholders’ equity (book value):
Historical Somerset Savings Bank	$119,057	$119,057	$119,057	$119,057
Estimated net proceeds	64,590	76,470	88,350	102,012
Plus: common stock contributed to the foundation	3,400	4,000	4,600	5,290
Less: after tax cost of contribution to the foundation	(3,060)	(3,600)	(4,140)	(4,761)
Less: common stock acquired by ESOP(2)	(5,712)	(6,720)	(7,728)	(8,887)
Less: common stock acquired by equity incentive plan	(2,856)	(3,360)	(3,864)	(4,444)
Estimated merger adjustments(3)	(1,020)	(1,020)	(1,020)	(1,020)

Pro forma shareholders’ equity(6)	174,399	184,827	195,255	207,247
Intangible assets	(28,159)	(28,159)	(28,159)	(28,159)

Pro forma tangible shareholders’ equity	$146,240	$156,668	$167,096	$179,088

Pro forma shareholders’ equity per share:
Historical Somerset Savings Bank	$16.67	$14.17	$12.32	$10.72
Estimated net proceeds	9.05	9.10	9.15	9.18
Plus: common stock contributed to the foundation	0.48	0.48	0.48	0.48
Less: after tax cost of contribution to the foundation	(0.43)	(0.43)	(0.43)	(0.43)
Less: common stock acquired by ESOP(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired by equity incentive plan(3)	(0.40)	(0.40)	(0.40)	(0.40)
Estimated merger adjustments	(0.14)	(0.12)	(0.11)	(0.09)

Pro forma shareholders’ equity per share	24.43	22.00	20.21	18.66
Intangible assets	(3.94)	(3.35)	(2.92)	(2.53)

Pro forma tangible shareholders’ equity per share	$20.49	$18.65	$17.29	$16.13

Offering price as a percentage of pro forma equity per share	40.93%	45.45%	49.48%	53.59%
Offering price as a percentage of pro forma tangible equity per share	48.80%	53.62%	57.84%	62.00%
Shares used for pro forma shareholders’ equity per share	7,140,000	8,400,000	9,660,000	11,109,000

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)

Assumes that 8.0% of the shares of common stock sold in the stock offering, including shares contributed to the charitable foundation, will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from SR Bancorp. Somerset Regal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Somerset Regal Bank, the fair value of the common stock remains equal to the subscription price and an effective combined federal and state tax rate of 25.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 21,420, 25,200, 28,980 and 33,327 shares were committed to be released during the nine-month period at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

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(3)

Assumes that a stock-based benefit plan purchases an aggregate number of shares of common stock equal to 4.0% of the shares of common stock sold in the stock offering and shares contributed to the charitable foundation. Shareholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from SR Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by SR Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the plan is amortized as an expense during the nine months ended March 31, 2023, and (iii) the plan expense reflects an effective combined federal and state tax rate of 25%. Assuming shareholder approval of the stock-based benefit plan and that shares of common stock are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.85% at the midpoint of the offering range.

(4)

Assumes that options are granted under a stock-based benefit plan to acquire an aggregate number of shares of common stock equal to 10% of the shares of common stock sold in the stock offering and shares contributed to the charitable foundation. Shareholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.95 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 25.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 9.09% at the midpoint of the offering range.

(5)

Net income per share computations are determined by taking the number of shares assumed to be sold in the stock offering and contributed to the charitable foundation and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See footnote 2, above. The number of shares of common stock actually sold may be more or less than the assumed amounts.

(6)

The retained earnings of Somerset Regal Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Stock Offering—Liquidation Rights” and “Regulation and Supervision —Federal Bank Regulation—Dividends.”

	At or for the Year Ended June 30, 2022 Based on the Sale at $10.00 Per Share of:
	Minimum 6,800,000	Midpoint 8,000,000	Maximum 9,200,000	Maximum As Adjusted 10,580,000
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$68,000	$80,000	$92,000	$150,800
Plus: foundation shares	3,400	4,000	4,600	5,290

Pro forma value including foundation shares	71,400	84,000	96,600	111,090

Gross proceeds of offering	68,000	80,000	92,000	105,800
Less: estimated expenses	(3,410)	(3,530)	(3,650)	(3,788)

Estimated net proceeds	64,590	76,470	88,350	102,012
Less: common stock acquired by ESOP(2)	(5,712)	(6,720)	(7,728)	(8,887)
Less: common stock to be acquired by the equity incentive plan(3)	(2,856)	(3,360)	(3,864)	(4,444)
Less: cash contribution to foundation	(680)	(800)	(920)	(1,058)

Net investable proceeds from offering	$55,342	$65,590	$75,838	$87,623

Consolidated pro forma net income
Pro forma net income:
Historical Somerset Savings Bank	$1,871	$1,871	$1,871	$1,871
Pro forma income on net investable proceeds	1,494	1,771	2,048	2,366
Pro forma impact of funding the merger	(2,021)	(2,021)	(2,021)	(2,021)
Pro forma ESOP adjustments(2)	(214)	(252)	(290)	(333)
Pro forma restricted stock award expense(3)	(428)	(504)	(580)	(667)
Pro forma stock option expense(4)	(663)	(780)	(897)	(1,031)
Estimated merger adjustments	5,974	5,974	5,974	5,974

Pro forma net income	$6,013	$6,059	$6,105	$6,159

	At or for the Year Ended June 30, 2022 Based on the Sale at $10.00 Per Share of:
	Minimum 6,800,000	Midpoint 8,000,000	Maximum 9,200,000	Maximum As Adjusted 10,580,000
	(Dollars in thousands, except per share amounts)
Pro forma net income per share(5):
Historical Somerset Savings Bank	$0.27	$0.24	$0.21	$0.19
Pro forma income on net investable proceeds	0.23	0.23	0.23	0.23
Pro forma impact of funding the merger	(0.31)	(0.26)	(0.23)	(0.20)
Pro forma ESOP adjustments(2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma restricted stock award expense(3)	(0.06)	(0.07)	(0.07)	(0.07)
Pro forma stock option expense(4)	(0.10)	(0.10)	(0.10)	(0.10)
Estimated merger adjustments	0.91	0.77	0.67	0.58

Pro forma net income per share	$0.91	$0.78	$0.68	$0.60

Offering price as a multiple of pro forma net income per share(5)	10.99x	12.82x	14.71x	16.67x
Number of shares used to calculate pro forma net income per share(5)	6,597,360	7,761,600	8,925,840	10,264,716
Pro forma shareholders’ equity
Pro forma shareholders’ equity (book value):
Historical Somerset Savings Bank	$118,231	$118,231	$118,231	$118,231
Estimated net proceeds	64,590	76,470	88,350	102,012
Plus: common stock contributed to the foundation	3,400	4,000	4,600	5,290
Less: after tax cost of contribution to the foundation	(3,060)	(3,600)	(4,140)	(4,761)
Less: common stock acquired by ESOP(2)	(5,712)	(6,720)	(7,728)	(8,887)
Less: common stock acquired by equity incentive plan	(2,856)	(3,360)	(3,864)	(4,444)
Estimated merger adjustments(3)(4)	(1,020)	(1,020)	(1,020)	(1,020)

Pro forma shareholders’ equity(6)	173,573	184,001	194,429	206,421
Intangible assets	(31,532)	(31,532)	(31,532)	(31,532)

Pro forma tangible shareholders’ equity	$142,041	$152,469	$162,897	$174,889

Pro forma shareholders’ equity per share:
Historical Somerset Savings Bank	$16.55	$14.07	$12.24	$10.64
Estimated net proceeds	9.05	9.10	9.15	9.18
Plus: common stock contributed to the foundation	0.48	0.48	0.48	0.48
Less: after tax cost of contribution to the foundation	(0.43)	(0.43)	(0.43)	(0.43)
Less: common stock acquired by ESOP(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired by equity incentive plan(3)	(0.40)	(0.40)	(0.40)	(0.40)
Estimated merger adjustments	(0.14)	(0.12)	(0.11)	(0.09)

Pro forma shareholders’ equity per share	24.31	21.90	20.13	18.58
Intangible assets	(4.42)	(3.75)	(3.26)	(2.84)

Pro forma tangible shareholders’ equity per share	$19.89	$18.15	$16.87	$15.74

Offering price as a percentage of pro forma equity per share	41.14%	45.66%	49.68%	53.82%
Offering price as a percentage of pro forma tangible equity per share	50.28%	55.10%	59.28%	63.53%
Shares used for pro forma shareholders’ equity per share	7,140,000	8,400,000	9,660,000	11,109,000

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)

Assumes that 8.0% of the shares of common stock sold in the stock offering, including shares contributed to the charitable foundation, will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from SR Bancorp. Somerset Regal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to

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be paid by Somerset Regal Bank, the fair value of the common stock remains equal to the subscription price and an effective combined federal and state tax rate of 25.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 28,560, 33,600, 38,640 and 44,436 shares were committed to be released during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.
(3)

Assumes that a stock-based benefit plan purchases an aggregate number of shares of common stock equal to 4.0% of the shares of common stock sold in the stock offering and shares contributed to the charitable foundation. Shareholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from SR Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by SR Bancorp. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the plan is amortized as an expense during the year ended June 30, 2022, and (iii) the plan expense reflects an effective combined federal and state tax rate of 25%. Assuming shareholder approval of the stock-based benefit plan and that shares of common stock are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.85% at the midpoint of the offering range.

(4)

Assumes that options are granted under a stock-based benefit plan to acquire an aggregate number of shares of common stock equal to 10% of the shares of common stock sold in the stock offering and shares contributed to the charitable foundation. Shareholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.95 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 25.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 9.09% at the midpoint of the offering range.

(5)

Net income per share computations are determined by taking the number of shares assumed to be sold in the stock offering and contributed to the charitable foundation and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See footnote 2, above. The number of shares of common stock actually sold may be more or less than the assumed amounts.

(6)

The retained earnings of Somerset Regal Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Stock Offering—Liquidation Rights” and “Regulation and Supervision —Federal Bank Regulation—Dividends.”

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA FINANCIAL INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As set forth in the following table, if we do not establish and fund Somerset Regal Charitable Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the charitable foundation is not established, however, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at March 31, 2023, based on the assumptions set forth under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger.”

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$68,000		$74,375		$80,000		$87,500		$92,000		$100,625		$105,800		$115,719
Pro forma market capitalization	71,400		74,375		84,000		87,500		96,600		100,625		111,090		115,719
Pro forma total assets	1,140,648		1,146,263		1,151,076		1,157,681		1,151,585		1,159,181		1,163,577		1,172,312
Pro forma total liabilities	966,249		966,249		966,249		966,249		956,330		956,330		956,330		956,330
Pro forma shareholders’ equity	174,399		180,014		184,827		191,432		195,255		202,851		207,247		215,982
Pro forma net income	4,121		4,216		4,156		4,266		4,192		4,318		4,231		4,377
Pro forma shareholders’ equity per share	24.43		24.20		22.00		21.88		20.21		20.16		18.66		18.66
Pro forma shareholders’ tangible equity per share	20.49		20.41		18.65		18.66		17.29		17.36		16.13		16.23
Pro forma net income per share	0.63		0.61		0.54		0.53		0.47		0.46		0.41		0.41
Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	40.93%		41.32%		45.45%		45.70%		49.48%		49.60%		53.59%		53.59%
Offering price as a percent of pro forma tangible shareholders’ equity per share	48.80%		49.00%		53.62%		53.59%		57.84%		57.60%		62.00%		61.61%
Offering price as a multiple of pro forma net income per share	11.90	x	12.30	x	13.89	x	14.15	x	15.96	x	16.30	x	18.29	x	18.29	x
Offering price to assets	6.26%		6.49%		7.30%		7.56%		8.39%		8.68%		9.55%		9.87%
Pro forma financial ratios:
Return on assets	0.48%		0.49%		0.48%		0.49%		0.49%		0.50%		0.48%		0.50%

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation

Return on shareholders’ equity	3.15%	3.12%	2.99%	2.97%	2.86%	2.83%	2.72%	2.70%
Shareholders’ equity to assets	15.29%	15.70%	16.06%	16.54%	16.96%	17.50%	17.81%	18.42%
Tangible equity to assets	13.15%	13.58%	13.95%	14.46%	14.87%	15.45%	15.77%	16.42%

(1)

The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma return on assets and pro forma return on shareholders’ equity assuming the contribution to the charitable foundation was expensed during the nine months ended March 31, 2023.

	Minimum of the Offering Range		Midpoint of the Offering Range		Maximum of the Offering Range		Adjusted Maximum of the Offering Range
	(Dollars in thousands, except per share amounts)
After tax expense of contribution to foundation	$3,060		$3,600		$4,140		$4,761
Pro forma net income	$1,061		$556		$52		$(530)
Pro forma net income per share	$0.16		$0.07		$0.01		$(0.05)
Offering price to pro forma net income	46.88	x	107.14	x	750.00	x	(150.00	)x
Pro forma return on assets	0.13%		0.07%		0.01%		(0.06)%
Pro forma return on equity	0.87%		0.42%		0.07%		(0.36)%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF SR BANCORP

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the Somerset Savings Bank Consolidated Financial Statements and Notes to the Consolidated Financial Statements that appear at the end of this prospectus.

Overview

Our principal business is to acquire deposits from individuals and businesses in the communities surrounding our offices and to use these deposits to fund loans.

Somerset Savings Bank is a New Jersey-chartered mutual savings association that operates from seven branches in Hunterdon, Middlesex and Somerset Counties, New Jersey. Somerset Savings Bank offers a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market. The acquisition of Regal Bancorp and its wholly owned subsidiary, Regal Bank, will expand our market presence into Essex, Hudson, Morris and Union Counties, New Jersey and enhance our market presence in Somerset County, New Jersey. At March 31, 2023, Somerset Savings Bank had total assets of $664.9 million, deposits of $517.0 million and total equity of $119.1 million. In connection with this offering, Somerset Savings Bank is converting from the mutual to stock form of organization. As part of this transaction, Somerset Savings Bank will convert its charter to a New Jersey-chartered commercial bank named “Somerset Regal Bank.”

On July 25, 2022, SR Bancorp and Somerset Savings Bank entered into an Agreement and Plan of Merger, as amended on March 7, 2023 and July 10, 2023, pursuant to which SR Bancorp will acquire Regal Bancorp, a New Jersey corporation and sole shareholder of Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey with total assets of $473.3 million as of March 31, 2023. As part of the acquisition, Regal Bank will merge into Somerset Savings Bank, with Somerset Savings Bank as the surviving entity operating under the name “Somerset Regal Bank.”

In the future, SR Bancorp may acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so, other than our proposed Merger with Regal Bancorp.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits. Changes in levels of interest rates affect our net interest income.

A secondary source of income is noninterest income, which is revenue that we receive from providing products and services. The majority of our noninterest income generally comes from service charges and fees related to deposit accounts and net gains in cash surrender value of bank-owned life insurance. In some years, we recognize income from the sale of securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. Loans are charged against the allowance when management believes that the collectability of the principal loan amount is not probable. Recoveries on loans previously charged off, if any, are credited to the allowance for loan losses when realized.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, furniture and equipment expenses, advertising, FDIC insurance premiums, directors fees, professional fees, insurance, telephone, postage and supplies and other miscellaneous expenses.

Our largest noninterest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for retirement plans and other employee benefits including disability insurance and health insurance. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. For an illustration of expenses associated with new equity benefit plans, see “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger.”

Occupancy and equipment expenses and furniture and equipment expenses are the fixed and variable costs of buildings and equipment, and consist primarily of depreciation charges, furniture and equipment expenses, repair and maintenance costs, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a straight-line method based on the estimated useful lives of the related assets or the expected lease terms, if shorter. Furniture and equipment also includes fees paid to third parties for use of their software and for processing customer information, deposits and loans.

Advertising includes most marketing expenses including multi-media advertising (public and in-branch), promotional events and materials, civic and sales focused memberships, and community support.

Federal deposit insurance premiums are payments we make to the FDIC for insurance of our deposit accounts.

Professional fees include legal, accounting, auditing, risk management and payroll processing expenses.

Insurance includes expenses for worker’s compensation, property and casualty insurance and professional insurance.

Other expenses include expenses for directors fees, office supplies, postage, telephone and other miscellaneous operating expenses.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and related stock offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings and expenses related to the addition of personnel. Noninterest expenses are also expected to increase due to the increased compensation expenses associated with the purchase of shares by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our shareholders. For further information, see “Summary—Benefits of the Offering to Management and Potential Dilution to Shareholders Following the Conversion,” “Risk Factors—Risks Related to the Stock Offering—Our stock-based benefit plan will increase our expenses and reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Critical Accounting Policies

Certain of our accounting policies are important to the presentation of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances that could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our significant accounting policies are discussed in detail in Note 1 to our Consolidated Financial Statements included elsewhere in this prospectus.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we plan to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Management believes our most critical accounting policies, which involve the most complex or subjective decisions or assessments, are as follows: allowance for loan losses and the valuation of our deferred tax assets.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable and reasonably estimable incurred credit losses in the loan portfolio as of the balance sheet date. Loan losses are charged against the allowance when management believes the collectability of a loan balance is not probable. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required for all portfolio segments using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component of the allowance relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment. We have defined the population of impaired loans to generally be all non-accrual non-residential, multi-family, and construction and land loans, and troubled debt restructurings.

Troubled debt restructured loans are those loans whose terms have been modified such that a concession has been granted because of deterioration in the financial condition of the borrower. Modifications could include extension of the terms of the loan, reduced interest rates, and forgiveness of accrued interest and/or principal. Once an obligation has been classified a troubled debt restructuring, it continues to be considered a troubled debt restructuring and is individually evaluated for impairment until paid in full. For a cash flow dependent loan, we record an impairment charge equal to the difference between the present value of the estimated future cash flows under the restructured terms discounted at the loans original effective interest rate, and the original loan’s carrying amount. For a collateral dependent loan, we record an impairment when the current estimated fair value, net of estimated costs to sell when necessary, of the property that collateralizes the impaired loan is less than the recorded investment in the loan.

For all loan classes, the accrual of income on loans, including impaired loans, is generally discontinued when a loan becomes more than 90 days delinquent or when certain factors indicate reasonable doubt as to the ability of the borrower to meet contractual principal and/or interest obligations. Loans on which the accrual of income has been discontinued are designated as non-accrual loans. All previously accrued interest is reversed and income is recognized subsequently only in the period received, provided the remaining principal balance is deemed collectible. A non-accrual loan is not returned to an accrual status until principal and interest payments are brought current and factors indicating doubtful collection no longer exist.

Principal and interest payments received on non-accrual loans for which the remaining principal balance is not deemed collectible are applied as a reduction to principal and interest income is not recognized. If the principal balance on the loan is later deemed collectible and the loan is returned to accrual status, any interest payments that were applied to principal while on non-accrual are recorded as an unearned discount on the loan, classified as deferred fees, costs and discounts, and are recognized into interest income using the level-yield method over the remaining contractual life of the individual loan, adjusted for actual prepayments. The general component of the allowance covers non-impaired loans and is based on historical loss experience adjusted for current qualitative factors. The historical loss experience is a quantitative factor determined by portfolio segment and is based on our actual loss history. This actual loss experience is supplemented with other factors based on the risks present for each portfolio segment. These factors include consideration of the following:

•	Lending policies and procedures, including underwriting standards and collection, charge-off and recovery loans practices.

•	National, regional and local economic and business conditions as well as the condition of various market segments.

•	Nature and volume of the portfolio and terms of loans.

•	Volume and severity of past due, classified and non-accrual loans as well as other loan modifications.

•	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

•	Effect of external factors, such as competition and legal and regulatory requirements.

•	Value of underlying collateral for collateral dependent loans.

•	The experience, ability, and depth of lending management and other relevant staff.

•	Quality of the institution’s loan review system.

The loan portfolio is categorized according to collateral type, loan purpose, lien position, or borrower type (i.e., commercial, consumer). The categories used include residential one-to-four family, multi-family, non-residential, construction and land, junior liens, and consumer and other.

Income Taxes: Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced by a valuation allowance for the amount of the deferred tax asset that is more likely than not to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

We recognize interest and/or penalties related to income tax matters in other operating expenses.

Business Strategy

The business strategy of the combined entity is to operate and grow a profitable community-oriented financial institution. Following completion of the conversion and related stock offering and the proposed Merger, we plan to achieve this by:

Leveraging the residential lending expertise of Somerset Savings Bank and the commercial lending expertise of Regal Bank to pursue new opportunities to increase lending in our primary market area and expand our existing loan relationships. Somerset Savings Bank’s principal business activity historically has been the origination of residential mortgage loans, which comprised 97.8% of its total loan portfolio at March 31, 2023. Regal Bank’s principal business activity historically has been the origination of multi-family and commercial real estate loans, which comprised 94.3% of its total loan portfolio at March 31, 2023. Following the conversion and the proposed Merger, Somerset Regal Bank will continue to provide products and services that meet the needs of the existing residential lending customers and be able to offer such products, services and expertise to the former Regal Bank customers throughout its newly-expanded market area. Additionally, Somerset Regal Bank will continue to provide products and services that meet the needs of Regal Bank’s existing commercial customers and be able to offer such products, services and expertise to the former Somerset Savings Bank customers and throughout its newly-expanded market area.

The opportunity for Somerset Savings Bank and Regal Bank to diversify their loan portfolios and leverage their lending expertise in new markets were primary factors for the proposed Merger. Moreover, with the additional capital raised in the offering, we will be able to increase our loan originations in our market area, and originate loans with larger balances. Regal Bank’s legal lending limit was $7.7 million as of March 31, 2023 and Somerset Savings Bank’s legal lending limit was $17.9 million at March 31, 2023. The legal lending limit of Somerset Regal Bank is expected to be $27.7 million following the completion of the offering (assuming the offering is completed at the midpoint of the offering range) and the proposed Merger. While Somerset Regal Bank’s credit risk management policies will result in an internal loan to one borrower limit less than Somerset Regal Bank’s regulatory limit, the legal lending limit of Somerset Regal Bank will provide opportunities to expand a portion of the existing customer relationships that Somerset Savings Bank will acquire in its merger with Regal Bank.

We intend to leverage the SBA preferred lender expertise of Regal Bank to expand SBA lending activity in our market areas. SBA lending capabilities provide an opportunity to establish additional commercial account relationships and the potential to generate additional noninterest income related to the sale and servicing of the guaranteed portion of an SBA loan on the secondary market.

Continuing to use prudent underwriting practices to maintain the high quality of the Somerset Regal Bank loan portfolio. Each of Somerset Savings Bank and Regal Bank believe that maintaining high asset quality is a key to long-term financial success. Both companies have sought to grow their respective loan portfolios while keeping non-performing assets to a minimum. Each of Somerset Savings Bank’s and Regal Bank’s strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate and conservative loan underwriting criteria and active credit monitoring. At March 31, 2023, there were $147,000 of non-performing loans in Somerset Savings Bank’s loan portfolio. Although as a result of, and following the proposed Merger, the resulting bank’s commercial loan portfolio will increase, Somerset Regal Bank intends to maintain the philosophy of managing large loan exposures through a prudent approach to lending.

Building profitable business and consumer relationships through enhanced product offerings and by continuing to provide superior customer service. We are a full-service financial services company offering our customers a broad range of loan and deposit products and services, including internet banking, which enables our customers to pay bills on-line, among other conveniences. Following the proposed Merger, our commercial lending capacity will be significantly enhanced, which will allow us to seek to increase the commercial real estate and commercial business loans we originate and better serve the small businesses in our market area which generally have higher fees and yields associated with them when compared to residential mortgages. Further, the proposed Merger with Regal Bancorp will allow us to expand our commercial deposit accounts which generally yield higher average balances than can be acquired from retail deposit relationships.

As a community-oriented financial institution, we emphasize providing superior customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the larger institutions that operate in our area but are headquartered elsewhere. Further, given our attractive market area, we believe we are well-positioned to increase our customer relationships without a proportional increase in overhead expense or operating risk.

Increasing transaction deposit accounts and deposit balances. Deposits are our primary source of funds for lending and investment. We intend to focus on expanding our core deposits (which we define as all deposits except for certificates of deposit). Core deposits represented 70.5% of our total deposits at March 31, 2023 compared to 71.4% of our total deposits at March 31, 2022. Going forward, we believe that Somerset Regal Bank will increase its core deposits by increasing its commercial lending activities and enhancing our relationships with its retail customers through our commitment to quality customer service along with the introduction of additional products and services, such as remote deposit capture and enhanced online business account services.

Continuing to leverage technology to maintain efficient operations and enhance customer service. We have historically focused on leveraging technology to maintain efficient operations and provide our customers with secure means to conduct business with Somerset Savings Bank outside of our traditional branch network. Customer facing applications include online banking and mobile banking with bill payment capabilities, mobile deposit and debit card control functionality. We have been a Zelle™ participant since 2019, which has allowed our customers the ability to send and receive real-time payments online and through mobile banking. Our online loan application platform affords customers the convenience of submitting a loan application online at their convenience. Internally we leverage technology to achieve internal efficiencies for tasks such as document preparation and retention, data analytics and call report preparation. We intend to build on this foundation and have plans to add, among other services, online deposit account opening for existing customers, tokenization (meaning the process of exchanging sensitive data with a less sensitive equivalent (or token), specifically Apply Pay©, Google Pay© and Samsung Pay©), and expanded business online banking capabilities including wire transfer origination and ACH origination services. These additional services are in various stages of implementation and we anticipate customer availability for most prior to the end of 2023. We believe our investment in technology allows us to remain competitive, effectively serve our customers and results in efficiencies which contribute to the maintenance of favorable operating expense.

Expanding our franchise through acquisitions (including our proposed Merger with Regal Bancorp) and other possible transactions in our primary market area. On July 25, 2022, as amended on March 7, 2023 and July 10, 2023, we entered into a Merger Agreement pursuant to which we will acquire Regal Bancorp and its wholly owned subsidiary, Regal Bank, which we intend to merge into Somerset Savings Bank. The proposed Merger will create a larger deposit base and loan portfolio, provide Somerset Savings Bank with greater access to commercial loan products and services and provide Regal Bank with greater access to residential products and services. The combined bank, with more than $1.0 billion in assets, will offer a fuller and broader array of financial products encompassing retail and commercial banking, real estate, consumer and commercial lending, than either Somerset Savings Bank or Regal Bank currently offers. We will continue to consider both organic growth as well as acquisition opportunities that may enhance the value of our franchise and yield potential financial benefits for our shareholders. The capital we raise in the offering will allow us the ability to explore further acquisitions, although we do not currently have any agreements or planned activity regarding any specific acquisition transaction.

Recent Industry Events

On March 8, 2023, Silvergate Bank, La Jolla, California, announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank, Santa Clara, California, was closed by the California Department of Financial Protection and Innovation and on March 12, 2023, Signature Bank, New York, New York, was closed by the New York State Department of Financial Services. In each case, the FDIC was named receiver. Additionally, on May 1, 2023, First Republic Bank, San Francisco, California was closed by the FDIC and sold to JPMorgan Chase & Co. These events led to volatility and declines in the market for bank stocks and questions about depositor confidence in depository institutions.

Notably, the liquidation of Silvergate Bank and the failures of Silicon Valley Bank and Signature Bank were not generally related to the credit quality of their assets, but to poor liquidity management, mismatched funding of long-term assets with short-term funds, and unique business models. The financial distress these banks experienced appears to have been caused in large part by high exposure to certain industries, including cryptocurrency and venture capital and start-up companies operating in the technology space, which have experienced significant volatility and fluctuations in cash flows over the past several years. These banks also had elevated levels of uninsured deposits, which may be less likely to remain at the bank over time and less stable as a source of funding than insured deposits. Silicon Valley Bank in particular appears to have experienced a severe lack of liquidity, forcing it to sell its investment securities portfolio at significant losses. Ultimately it was unable to meet its financial commitments and satisfy the cash requirements of its customers.

We believe that Somerset Savings Bank’s risk profile differs materially from these banks. Somerset Savings Bank is a community bank with an operating history dating to 1887. Our customers consist primarily of homeowners, and various small businesses and professionals in our market area, which includes Somerset, Hunterdon and Middlesex Counties in New Jersey. See “Business of SR Bancorp and Somerset Savings Bank, SLA—Market Area.” Somerset Savings Bank is not exposed to cryptocurrency loans, deposits or services, nor is it involved in the venture capital or start-up industry. At March 31, 2023, our average depositor account balance was approximately $42,000, aggregate uninsured deposits (deposits in amounts greater than $250,000, which is the maximum amount for federal deposit insurance) totaled $25.4 million, or 4.9% of total deposits, and the aggregate amount of all uninsured certificates of deposit was $3.5 million, or 0.7% of total deposits.

As of March 31, 2023, as a result of the rising interest rate environment, we had a net unrealized loss of $3.4 million on our available-for-sale investment securities portfolio, a decrease of $298,000, or 8.0%, from an unrealized loss of $3.7 million at December 31, 2022. Our investment securities totaled $219.9 million, or 33.1% of total assets, at March 31, 2023. See “Business of SR Bancorp and Somerset Savings Bank, SLA —Investment Activities” and Note 2 of the notes to financial statements beginning on page F-1 of this prospectus.

As discussed below, we experienced a decrease in deposits of $5.8 million, or 1.1%, to $517.0 million at March 31, 2023 from $522.8 million at December 31, 2022, primarily as a result of a decrease in core deposits of $11.1 million, partially offset by an increase in certificates of deposit of $5.3 million, although Somerset Savings Bank experienced an increase in deposits of $8.3 million in March 2023 from $508.7 million at February 28, 2023. The decrease during the quarter was due to migration to higher rate certificates of deposit and alternatives at investment brokerages as a result of the increasing interest rate environment, as well as normal seasonal declines in transactional accounts. For additional information on our funding sources and related risks, see “Business of SR Bancorp and Somerset Savings Bank, SLA —Deposit Activities and Sources of Funds” and “Risk Factors—Risks Related to Interest Rates—Changes in interest rates or the shape of the yield curve may adversely affect our profitability and financial condition.”

Somerset Savings Bank maintains ample ability to meet the liquidity needs of its customers. Our most liquid asset, cash and cash equivalents, increased $26.1 million, or 96.0%, from $27.1 million at December 31, 2022 to $53.2 million at March 31, 2023 as we obtained $20.0 million in Federal Reserve Bank advances to enhance liquidity and fund loan growth. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $38.7 million at March 31, 2023.

For additional information on our interest rate risk, asset/liability, liquidity and capital resources management practices, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SR Bancorp—Market Risk” and “—Liquidity and Capital Resources.” We regularly review our interest rate risk and liquidity position based on alternative uses of available funds as well as market conditions. No changes in our liquidity or interest rate risk practices have been made as a result of the events in the banking industry in March 2023 and management believes that current interest rate risk, liquidity and capital resources management practices are appropriate for our institution.

Comparison of Financial Condition at March 31, 2023 and June 30, 2022

Total Assets. Total assets increased $16.3 million, or 2.5%, to $664.9 million at March 31, 2023 from $648.6 million at June 30, 2022. The increase was primarily the result of a $20.0 million advance from the Federal Reserve under the recently established Bank Term Funding Program and a $22.8 million increase in loans, offset by a $26.3 million decrease in securities.

Cash and Cash Equivalents. Cash and cash equivalents increased $17.9 million, or 50.5%, to $53.2 million at March 31, 2023 from $35.3 million at June 30, 2022 as Somerset Savings Bank borrowed $20.0 million from the Federal Reserve under the new Bank Term Funding Program, which was established in March 2023 to provide additional funding to eligible depository institutions. In light of the recent events in the banking industry, we have increased our efforts to monitor deposit inflows and outflows and improved our liquidity position as a precaution. There have been no indications of a deposit run at our institution as our deposit base remains intact and our capital position remains strong.

Securities. Total securities (securities held for sale and held to maturity) decreased $26.3 million, or 10.9%, to $214.5 million at March 31, 2023 from $240.8 million at June 30, 2022. The decrease was due in part to the regular principal and interest payments on our securities portfolio as well as the sale of $4.5 million of securities.

Loans. Loans held for investment, net, increased $22.8 million, or 6.8%, to $357.3 million at March 31, 2023 from $334.6 million at June 30, 2022. Residential mortgage loans increased $23.1 million, or 7.1%, to $348.8 million at March 31, 2023 from $325.7 million at June 30, 2022 primarily due to an increase in loans purchased through our correspondent relationships.

Deposits. Deposits decreased $5.1 million, or 1.0%, to $517.0 million at March 31, 2023 from $522.1 million at June 30, 2022. NOW and money market accounts increased $514,000, or 0.4%, to $146.9 million at March 31, 2023 from $146.4 million at June 30, 2022. Savings accounts decreased $13.6 million, or 7.2%, to $174.5 million at March 31, 2023 from $188.1 million at June 30, 2022. Noninterest-bearing deposits decreased $763,000, or 1.7%, to $42.9 million at March 31, 2023 from $43.7 million at June 30, 2022. Certificates of deposit increased $8.8 million, or 6.1%, to $152.6 million at March 31, 2023 from $143.8 million at June 30, 2022. The increase in certificates of deposit and the decrease in savings accounts reflected the decision of many depositors to take advantage of increased market rates being paid on certificates of deposit.

Borrowings. During the three months ended March 31, 2023, we borrowed $20.0 million from the Federal Reserve under the new Bank Term Funding Program as a precautionary measure to provide for additional liquidity due to current market conditions. We had no borrowings at June 30, 2022.

Total Equity. Total equity increased $820,000, or 0.7%, to $119.1 million at March 31, 2023 from $118.2 million at June 30, 2022. The increase resulted from net income of $1.0 million for the nine months ended March 31, 2023, offset by a $187,000 increase in accumulated other comprehensive loss, to a loss of $7.5 million at March 31, 2023 from a loss of $7.3 million at June 30, 2022.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using month-end average balances, rather than daily average balances. We believe the use of month-end average balances is representative of our operations. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees are immaterial.

	At March 31, 2023	For the Three Months Ended March 31,
		2023			2022
	Weighted- Average Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	3.27%	$356,140	$2,918	3.28%	$306,557	$2,312	3.02%
Securities	1.74%	222,155	933	1.68%	262,272	1,016	1.55%
Other	2.01%	22,648	235	4.15%	43,475	21	0.19%

Total interest-earning assets	2.64%	600,943	4,086	2.72%	612,306	3,349	2.19%
Noninterest-earning assets		40,811			36,912

Total assets		$641,754			$649,218

Interest-bearing liabilities:
Savings and club accounts	0.06%	$176,392	26	0.06%	$183,703	27	0.06%
Interest-bearing demand accounts	0.07%	142,955	25	0.07%	141,167	22	0.06%
Certificates of deposit	1.47%	151,097	561	1.48%	150,260	304	0.81%

Total interest-bearing deposits	0.52%	470,444	613	0.52%	475,130	352	0.30%
Federal Home Loan Bank advances	—	—	—	—	—	—	—
Other borrowings	—	430	—	—	—	—	—

Total interest-bearing liabilities	0.50%	470,874	613	0.52%	475,130	352	0.30%

Noninterest-bearing deposits		42,117			42,466
Other noninterest-bearing liabilities		11,005			9,463

Total liabilities		523,996			527,058
Equity		117,757			122,159

Total liabilities and equity		$641,754			$649,218

	At March 31, 2023	For the Three Months Ended March 31,
		2023			2022
	Weighted- Average Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Net interest income			$3,473			$2,997

Net interest rate spread(1)	2.14%			2.20%			1.89%
Net interest-earning assets(2)		$130,069			$137,176

Net interest margin(3)	2.25%			2.31%			1.96%
Average interest-earning assets to interest-bearing liabilities		127.62%			128.87%

(1)	Annualized.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2023 vs. 2022
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$1,496	$(890)	$606
Securities	(622)	539	(83)
Other	(40)	254	214

Total interest-earning assets	834	(97)	737

Interest-bearing liabilities:
Savings and club accounts	(1)	—	(1)
Interest-bearing accounts	—	—	—
Certificates of deposit	7	255	262
Federal Home Loan Bank advances	—	—	—
Other borrowings	—	—	—

Total interest-bearing liabilities	6	255	261

Change in net interest income	$828	$(352)	$476

Comparison of Operating Results for the Three Months Ended March 31, 2023 and 2022

General. Net income decreased $225,000, or 46.5%, to $259,000 for the three months ended March 31, 2023 from $484,000 for the three months ended March 31, 2022. The decrease was caused by an increase in noninterest expense, partially offset by an increase in net interest income.

Interest Income. Interest income increased $737,000, or 22.0%, to $4.1 million for the three months ended March 31, 2023 from $3.3 million for the three months ended March 31, 2022. The increase resulted primarily from a $606,000, or 26.2%, increase in interest income on loans and a $214,000, or 1,056%, increase in interest income on other assets, offset by a $83,000, or 8.2%, decrease in interest income on securities. The average balance of loans increased $49.5 million, or 16.2%, to $356.1 million for the three months ended March 31, 2023, compared to $306.6 million for the three months ended March 31, 2022. In addition, the average yield on the loan portfolio increased 26 basis points to 3.28% for the three months ended March 31, 2023 from 3.02% for the three months ended March 31, 2022. The average balance of securities decreased $40.1 million, or 15.3%, to $222.2 million for the three months ended March 31, 2023, compared to $262.3 million for the three months ended March 31, 2022. This decrease was offset by an increase of 13 basis points in the average yield of securities to 1.68% for the three months ended March 31, 2023 from 1.55% for the three months ended March 31, 2022. The increase in the interest income on other assets was due to a 396 basis point increase in the average yield of other assets from 0.19% for the three months ended March 31, 2022 to 4.15% for the three months ended March 31, 2023, offset by a $20.8 million, or 47.9%, decrease in the average balance of other assets from $43.5 million for the three months ended March 31, 2022 to $22.7 million for the three months ended March 31, 2023.

Interest Expense. Interest expense increased $261,000, or 74.1%, to $613,000 for the three months ended March 31, 2023 from $352,000 for the three months ended March 31, 2022. The increase in interest expense resulted from an increase in interest expense on deposits. The average rate paid on certificates of deposit increased 67 basis points to 1.48% for the three months ended March 31, 2023 from 0.81% for the three months ended March 31, 2022 and the average balance of certificates of deposit increased $837,000, or 0.6%, to $151.1 million for the three months ended March 31, 2023 from $150.3 million for the three months ended March 31, 2022. This increase was offset by a decrease in the average balance of savings and club accounts of $7.3 million, or 4.0%, to $176.4 million for the three months ended March 31, 2023 from $183.7 million for the three months ended March 31, 2022 and an increase in the average balance of interest-bearing demand deposits of $1.8 million, or 1.3%, to $143.0 million for the three months ended March 31, 2023 from $141.2 million for the three months ended March 31, 2022.

Net Interest Income. Net interest income increased $476,000, or 15.9%, to $3.5 million for the three months ended March 31, 2023 from $3.0 million for the three months ended March 31, 2022. We had increases in our net interest rate spread of 31 basis points to 2.20% for the three months ended March 31, 2023 from 1.89% for the three months ended March 31, 2022 and in our net interest margin of 35 basis points to 2.31% for the three months ended March 31, 2023 from 1.96% for the three months ended March 31, 2022 but a decrease in our net interest-earning assets of $7.1 million, or 5.2%, to $130.1 million for the three months ended March 31, 2023 from $137.2 million for the three months ended March 31, 2022. The increases in our net interest rate spread and our net interest margin were primarily a result of the increasing yield on interest-earning assets outpacing the increasing cost of interest-bearing liabilities.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we did not record a provision for loan losses for either the three months ended March 31, 2023 or the three months ended March 31, 2022. The absence of a provision for loan losses reflects that we had only $147,000 of non-performing loans and no classified loans at March 31, 2023 and no charge-offs for the three months ended March 31, 2023. Our allowance for loan losses as a percentage of total loans was 0.31% at March 31, 2023 compared to 0.35% at March 31, 2022, reflecting continued strong credit quality in our loan portfolio. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at March 31, 2023 and March 31, 2022.

Noninterest Income. Noninterest income was as follows:

	Three Months Ended March 31,		Change
	2023	2022	Amount	Percent
	(Dollars in thousands)
Service charges and fees on deposit	$166	$164	$2	1.2%
Increase in cash surrender value of bank-owned life insurance	163	151	12	7.9%
Fees and service charges on loans	6	5	1	20.0%
Unrealized gain on equity securities	(3)	(4)	1	(25.0)%
Other	(113)	7	(120)	(1,714.3)%

Total noninterest income	$219	$323	$(104)	(32.2)%

Noninterest income decreased $104,000, or 32.2%, to $219,000 for the three months ended March 31, 2023 from $323,000 for the three months ended March 31, 2022, primarily as a result of a $119,000 realized loss on the sale of securities.

Noninterest Expense. Noninterest expense was as follows:

	Three Months Ended March 31,		Change
	2023	2022	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$2,024	$1,547	$477	30.8%
Occupancy	187	190	(3)	(1.6)%
Furniture and equipment	136	149	(13)	(8.7)%
Data processing	301	307	(6)	(2.0)%
Advertising	47	78	(31)	(39.7)%
Federal deposit insurance premiums	39	39	—	—
Directors fees	81	86	(5)	(5.8)%
Professional fees	358	70	288	411.4%
Insurance	37	37	—	—
Telephone, postage and supplies	75	89	(14)	(15.7)%
Other expenses	134	144	(10)	(6.9)%

Total noninterest expense	$3,419	$2,736	$683	25.0%

Noninterest expense increased $683,000, or 25.0%, to $3.4 million for the three months ended March 31, 2023 from $2.7 million for the three months ended March 31, 2022, primarily as a result of a $477,000, or 30.8%, increase in salaries and employee benefits and a $288,000, or 411%, increase in professional services related to the proposed acquisition of Regal Bancorp, offset by decreases in other expenses. The increase in salaries and employee benefits represents annual merit adjustments and increased health care and pension plan costs. The decrease in other expenses was driven by a reduction in advertising expenses stemming from a rebranding campaign in 2022.

Income Tax Expense. The provision for income taxes was $14,000 for the three months ended March 31, 2023, compared to $99,000 for the three months ended March 31, 2022. Our effective tax rate was 4.9% for the three months ended March 31, 2023 compared to 17.0% for the three months ended March 31, 2022. The lower effective tax rates for the three months ended March 31, 2023 and March 31, 2022 reflect lower state income tax liabilities due to a lower state income tax rate applied to the net investment income derived by Somerset Savings Bank’s investment company subsidiary.

Comparison of Operating Results for the Nine Months Ended March 31, 2023 and 2022

General. Net income decreased $240,000, or 19.2%, to $1.0 million for the nine months ended March 31, 2023 from $1.2 million for the nine months ended March 31, 2022. The decrease was caused by an increase in noninterest expense, partially offset by an increase in net interest income.

Interest Income. Interest income increased $1.8 million, or 18.3%, to $11.7 million for the nine months ended March 31, 2023 from $9.9 million for the nine months ended March 31, 2022. The increase resulted primarily from a $1.4 million, or 20.9%, increase in interest income on loans and a $569,000, or 1,016%, increase in interest income on other assets, offset by a $189,000, or 6.3%, decrease in interest income on securities. The average balance of loans increased $46.9 million, or 15.5%, to $349.1 million for the nine months ended March 31, 2023, compared to $302.2 million for the nine months ended March 31, 2022. In addition, the average yield on the loan portfolio increased 14 basis points to 3.15% for the nine months ended March 31, 2023 from 3.01% for the nine months ended March 31, 2022. The average balance of securities decreased $29.7 million, or 11.5%, to $229.3 million for the nine months ended March 31, 2023, compared to $259.0 million for the nine months ended March 31, 2022. This decrease was offset by an increase of nine basis points in the average yield of securities to 1.64% for the nine months ended March 31, 2023 from 1.55% for the nine months ended March 31, 2022. The increase in the interest income on other assets was due to a 293 basis point increase in the average yield of other assets from 0.15% for the nine months ended March 31, 2022 to 3.08% for the nine months ended March 31, 2023, offset by a $22.9 million, or 45.8%, decrease in the average balance of other assets from $50.0 million for the nine months ended March 31, 2022 to $27.1 million for the nine months ended March 31, 2023.

Interest Expense. Interest expense increased $87,000, or 6.9%, to $1.3 million for the nine months ended March 31, 2023. The increase in interest expense resulted from an increase in interest expense on deposits. The average rate paid on certificates of deposit increased 13 basis points to 1.09% for the nine months ended March 31, 2023 from 0.96% for the nine months ended March 31, 2022 while the average balance of certificates of deposit decreased $8.7 million, or 5.6%, to $145.9 million for the nine months ended March 31, 2023 from $154.6 million for the nine months ended March 31, 2022. This decrease was offset by an increase in the average balance of savings and club accounts of $4.0 million, or 2.2%, to $183.0 million for the nine months ended March 31, 2023 from $179.0 million for the nine months ended March 31, 2022 and an increase in the average balance of interest-bearing demand deposits of $3.9 million, or 2.8%, to $145.2 million for the nine months ended March 31, 2023 from $141.3 million for the nine months ended March 31, 2022.

Net Interest Income. Net interest income increased $1.7 million, or 19.9%, to $10.4 million for the nine months ended March 31, 2023 from $8.6 million for the nine months ended March 31, 2022. We had increases in our net interest rate spread of 40 basis points to 2.20% for the nine months ended March 31, 2023 from 1.80% for the nine months ended March 31, 2022, and in our net interest margin of 40 basis points to 2.28% for the nine months ended March 31, 2023 from 1.88% for the nine months ended March 31, 2022 but a decrease in our net interest-earning assets of $5.2 million, or 3.8%, to $131.1 million for the nine months ended March 31, 2023 from $136.3 million for the nine months ended March 31, 2022. The increases in our net interest rate spread and our net interest margin were primarily a result of the increasing yield on interest-earning assets outpacing the increasing cost of interest-bearing liabilities.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we did not record a provision for loan losses for either the nine months ended March 31, 2023 or the nine months ended March 31, 2022. The absence of a provision for loan losses reflects that we had only $147,000 of non-performing loans and no classified loans at March 31, 2023 and no charge-offs for the nine months ended March 31, 2023. Our allowance for loan losses as a percentage of total loans was 0.31% at March 31, 2023 compared to 0.35% at March 31, 2022, reflecting continued strong credit quality in our loan portfolio. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at March 31, 2023 and March 31, 2022.

Noninterest Income. Noninterest income was as follows:

	Nine Months Ended March 31,		Change
	2023	2022	Amount	Percent
	(Dollars in thousands)
Service charges and fees on deposit	$510	$513	$(3)	(0.1)%
Increase in cash surrender value of bank-owned life insurance	483	468	15	3.2%
Fees and service charges on loans	16	15	1	6.7%
Unrealized gain on equity securities	(1)	(4)	3	(75.0)%
Other	(97)	21	(118)	(561.9)%

Total noninterest income	$911	$1,013	$(102)	(10.1)%

Noninterest income decreased $102,000, or 10.1%, to $911,000 for the nine months ended March 31, 2023 from $1.0 million for the nine months ended March 31, 2022, primarily as a result of a $118,000 decrease in other noninterest income stemming from a $119,000 realized loss on the sale of securities.

Noninterest Expense. Noninterest expense was as follows:

	Nine Months Ended March 31,		Change
	2023	2022	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$6,030	$4,756	$1,274	26.8%
Occupancy	548	554	(6)	(1.1)%
Furniture and equipment	406	450	(44)	(9.8)%
Data processing	900	848	52	6.1%
Advertising	155	183	(28)	(15.3)%
Federal deposit insurance premiums	117	112	5	4.5%
Directors fees	258	236	22	9.3%
Professional fees	914	192	722	376.0%
Insurance	122	126	(4)	(3.2)%
Telephone, postage and supplies	231	245	(14)	(5.7)%
Other expenses	433	482	(49)	(10.2)%

Total noninterest expense	$10,114	$8,184	$1,930	23.6%

Noninterest expense increased $1.9 million, or 23.6%, to $10.1 million for the nine months ended March 31, 2023 from $8.2 million for the nine months ended March 31, 2022, primarily as a result of a $1.3 million, or 26.8%, increase in salaries and employee benefits and a $722,000, or 376%, increase in professional services related to the proposed acquisition of Regal Bancorp, offset by decreases in other expenses. The increase in salaries and employee benefits represents annual merit adjustments and increased health care and pension plan costs. The decrease in other expenses was driven by recoveries of charge-offs stemming from customer deposit accounts.

Income Tax Expense. The provision for income taxes was $135,000 for the nine months ended March 31, 2023, compared to $213,000 for the nine months ended March 31, 2022. Our effective tax rate was 11.7% for the nine months ended March 31, 2023 compared to 14.6% for the nine months ended March 31, 2022. The lower effective tax rates for the nine months ended March 31, 2023 and March 31, 2022 reflect lower state income tax liabilities due to a lower state income tax rate applied to the net investment income derived by Somerset Savings Bank’s investment company subsidiary.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using month-end average balances, rather than daily average balances. We believe the use of month-end average balances is representative of our operations. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees are immaterial.

	At March 31, 2023	For the Nine Months Ended March 31,
		2023			2022
	Weighted- Average Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
		(Dollars in thousands)
Interest-earning assets:
Loans	3.08%	$349,055	$8,256	3.15%	$302,196	$6,828	3.01%
Securities	1.75%	229,327	2,815	1.64%	259,029	3,004	1.55%
Other	1.78%	27,060	625	3.08%	49,971	57	0.15%

Total interest-earning assets	2.52%	605,442	11,696	2.58%	611,197	9,889	2.16%
Noninterest-earning assets		39,965			36,686

Total assets		$645,407			$647,884

Interest-bearing liabilities:
Interest-bearing liabilities:	0.06%
Savings and club accounts	0.07%	$183,044	83	0.06%	$179,043	80	0.06%
Interest-bearing demand accounts	1.04%	145,201	73	0.07%	141,291	66	0.06%
Certificates of deposit	0.38%	145,924	1,188	1.09%	154,586	1,113	0.96%

Total interest-bearing deposits	—	474,169	1,344	0.38%	474,920	1,258	0.35%
Federal Home Loan Bank advances	—	—	—	—	—	—	—
Other borrowings	0.36%	147	—	—	—	—	—

Total interest-bearing liabilities		474,316	1,344	0.38%	474,920	1,258

Noninterest-bearing deposits		42,942			41,714
Other noninterest-bearing liabilities		11,349			9,892

Total liabilities		528,608			526,525
Equity		116,799			121,357

Total liabilities and equity		$645,407			$647,884

Net interest income			$10,352			$8,631

Net interest rate spread(2)	2.16%			2.20%			1.80%
Net interest-earning assets(3)		$131,126			$136,278

Net interest margin(4)	2.23%			2.28%			1.88%
Average interest-earning assets to interest-bearing liabilities		127.65%			128.69%

(1)	Annualized

(footnotes continued on next page)

(footnotes continued from previous page)

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Comparison of Operating Results for the Years Ended June 30, 2022 and 2021

General. Net income increased $621,000, or 49.7%, to $1.9 million for the year ended June 30, 2022 from $1.3 million for the year ended June 30, 2021. The increase was caused by an increase in net interest income, offset by increases in noninterest expense and income tax expense.

Interest Income. Interest income increased $252,000, or 1.9%, to $13.4 million for the year ended June 30, 2022 from $13.2 million for the year ended June 30, 2021. The increase resulted primarily from a $420,000, or 11.7%, increase in interest income on securities and a $57,000, or 81.4%, increase in interest income on other assets, offset by a $225,000, or 2.4%, decrease in interest income on loans. The average balance of securities increased $46.8 million, or 22.1%, to $258.2 million for the year ended June 30, 2022, compared to $211.4 million for the year ended June 30, 2021 as cash from deposits that exceeded loan growth were invested in securities. This increase was offset by a decrease of 14 basis points in the average yield of securities to 1.55% for the year ended June 30, 2022 from 1.69% for the year ended June 30, 2021. The increase in the interest income on other assets was due to an 18 basis point increase in the average yield of other assets from 0.11% for the year ended June 30, 2021 to 0.29% for the year ended June 30, 2022, offset by a $19.1 million, or 30.4%, decrease in the average balance of other assets from $62.8 million for the year ended June 30, 2021 to $43.7 million for the year ended June 30, 2022. The average balance of loans decreased $1.5 million, or 0.5%, to $305.1 million for the year ended June 30, 2022, compared to $306.6 million for the year ended June 30, 2021. In addition, the average yield on the loan portfolio decreased six basis points to 3.05% for the year ended June 30, 2022 from 3.11% for the year ended June 30, 2021.

Interest Expense. Interest expense decreased $880,000 or 36.4%, to $1.5 million for the year ended June 30, 2022 from $2.4 million for the year ended June 30, 2021. The decrease in interest expense resulted from a decrease in interest expense on deposits. The average rate we paid on certificates of deposit decreased 50 basis points to 0.88% for the year ended June 30, 2022 from 1.38% for the year ended June 30, 2021 and the average balance of certificates of deposit decreased $11.1 million, or 6.8%, to $152.5 million for the year ended June 30, 2022 from $163.6 million for the year ended June 30, 2021. These decreases were offset by an increase in the average balance of savings and club accounts of $18.6 million, or 11.5%, to $180.9 million for the year ended June 30, 2022 from $162.3 million for the year ended June 30, 2021 and an increase in the average balance of interest-bearing demand deposits of $14.0 million, or 10.9%, to $141.7 million for the year ended June 30, 2022 from $127.8 million for the year ended June 30, 2021.

Net Interest Income. Net interest income increased $1.1 million, or 10.50%, to $11.9 million for the year ended June 30, 2022 from $10.8 million for the year ended June 30, 2021. We had increases in our net interest rate spread of 15 basis points to 1.89% for the year ended June 30, 2022 from 1.74% for the year ended June 30, 2021, increases in our net interest margin of 11 basis points to 1.96% for the year ended June 30, 2022 from 1.85% for the year ended June 30, 2021 and in our net interest-earning assets of $4.7 million, or 3.7%, to $131.9 million for the year ended June 30, 2022 from $127.2 million for the year ended June 30, 2021. The increases in our net interest rate spread and our net interest margin were primarily a result of the cost of interest-bearing liabilities decreasing at a faster rate than the yield on interest-earning assets.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we did not record a provision for loan losses for either the year ended June 30, 2022 or the year ended June 30, 2021. The absence of a provision for loan losses reflects that we had no non-performing loans or classified loans at June 30, 2022 and no charge-offs for the year ended June 30, 2022. Our allowance for loan losses as a percentage of total loans was 0.33% at June 30, 2022 compared to 0.36% at June 30, 2021, reflecting continued strong credit quality in our loan portfolio. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2022 and June 30, 2021.

Noninterest Income. Noninterest income was as follows:

	Years Ended June 30,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands)
Service charges and fees on deposit	$688	$533	$155	29.1%
Increase in cash surrender value of bank-owned life insurance	622	618	4	0.6%
Fees and service charges on loans	21	9	12	133.3%
Unrealized gain on equity securities	(8)	27	(35)	(129.6)%
Other	28	25	3	12.0%

Total noninterest income	$1,351	$1,212	$139	11.5%

Noninterest income increased $139,000, or 11.5%, to $1.4 million for the year ended June 30, 2022 from $1.2 million for the year ended June 30, 2021, primarily as a result of an increase of $155,000 in service charges and fees on deposit accounts. Due to the financial hardships caused by the pandemic, the assessment of certain fees and charges on customer accounts were halted in 2020 as a relief measure. Those fees and charges were then resumed at the end of fiscal year 2021.

Noninterest Expense. Noninterest expense was as follows:

	Years Ended June 30,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$6,365	$6,061	$304	5.0%
Occupancy	710	807	(97)	(12.0)%
Furniture and equipment	592	613	(21)	(3.4)%
Data processing	1,145	1,228	(83)	(6.8)%
Advertising	266	167	99	59.3%
Federal deposit insurance premiums	151	144	7	4.9%
Directors fees	297	282	15	5.3%
Professional fees	412	313	99	31.6%
Insurance	168	150	18	12.0%
Telephone, postage and supplies	323	303	20	6.6%
Other expenses	585	514	71	13.8%

Total noninterest expense	$11,014	$10,582	$432	4.1%

Noninterest expense increased $432,000, or 4.1%, to $11.0 million for the year ended June 30, 2022 from $10.6 million for the year ended June 30, 2021, primarily as a result of a $304,000, or 5.0%, increase in salaries and employee benefits and a $99,000, or 31.6%, increase in professional services related to the acquisition of Regal Bancorp, offset by decreases in occupancy, and furniture and equipment. The increase in salaries and employee benefits represents annual merit adjustments and increased health care and pension plan costs. The decrease in occupancy relates to the additional cleaning and maintenance costs incurred during fiscal year 2021 related to COVID-19, as well as related services from fiscal year 2020 that were delayed and performed in fiscal year 2021 due to the pandemic. The decrease in furniture and equipment represents the attrition of fixed assets and the savings in data processing fees negotiated in our new contract.

Income Tax Expense. The provision for income taxes was $363,000 for the year ended June 30, 2022, compared to $145,000 for the year ended June 30, 2021. Our effective tax rate was 16.2% for the year ended June 30, 2022 compared to 10.4% for the year ended June 30, 2021. The lower effective tax rates for fiscal years 2022 and 2021 reflect lower state income tax liabilities due to the application of net operating loss carryforwards and a lower state income tax rate applied to the net investment income derived by Somerset Savings Bank’s subsidiary.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Years Ended June 30, 2022 vs. 2021
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$(47)	$(178)	$(225)
Securities	868	(448)	420
Other	(21)	78	57

Total interest-earning assets	800	(548)	252

Interest-bearing liabilities:
Savings and club accounts	27	—	27
Interest-bearing accounts	10	—	10
Certificates of deposit	59	(976)	(917)
Federal Home Loan Bank advances	—	—	—
Other borrowings	—	—	—

Total interest-bearing liabilities	96	(976)	(880)

Change in net interest income	$704	$428	$1,132

Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our ALCO/Investment Committee, which consists of members of management, is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our Board of Directors. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	growing target deposit accounts;

•

utilizing our investment securities portfolio as part of our balance sheet asset and liability and interest rate risk management strategy to reduce the impact of movements in interest rates on net interest income and economic value of equity, which can create temporary valuation adjustments to equity in Accumulated Other Comprehensive Income; and

•	continuing to price our one-to-four family residential real estate loan products in a way that encourages borrowers to select our adjustable-rate loans as opposed to longer-term, fixed-rate loans.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We generally do not engage in hedging activities, such as engaging in futures or options, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

Economic Value of Equity. We compute amounts by which the net present value of our cash flow from assets, liabilities and off-balance sheet items (economic value of equity “EVE”) would change in the event of a range of assumed changes in market interest rates. We measure potential change in our EVE through the use of a financial model. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current level of market interest rates, an EVE calculation for an interest rate decrease of greater than 100 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100-basis point increase in the “Basis Point Change in Interest Rates” column below.

The table below sets forth, as of March 31, 2023, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At March 31, 2023
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated Increase (Decrease) in EVE
		Amount	Percent
(Dollars in thousands)

400	$ 55,874	$ (67,489)	(54.71)%
300	70,689	(52,673)	(42.70)%
200	90,802	(32,560)	(26.39)%
100	109,498	(13,865)	(11.24)%
—	123,362	—	— %
-100	134,223	10,861	8.80%
-200	141,092	17,729	14.37%

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The table above indicates that at March 31, 2023, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 26.4% decrease in EVE, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 14.4% increase in EVE.

The table below sets forth, as of June 30, 2022, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2022
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated Increase (Decrease) in EVE
		Amount	Percent

(Dollars in thousands)
+400	$ 67,475	$ (69,019)	(50.6)%
+300	82,753	(53,741)	(39.4)%
+200	102,803	(33,691)	(24.7)%
+100	123,280	(13,214)	(9.7)%
—	136,494	—	— %
-100	146,526	10,032	7.4%
-200	152,579	16,085	11.8%

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The table above indicates that at June 30, 2022, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 24.7% decrease in EVE, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience an 11.8% increase in EVE.

Change in Net Interest Income. The following table sets forth, at March 31, 2023, the calculation of the estimated changes in our net interest income (“NII”) that would result from the designated immediate changes in the United States Treasury yield curve.

At March 31, 2023
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change From Level	Net Interest Income Year 2 Forecast	Year 2 Change From Level

(Dollars in thousands)
400	$ 12,452	$ (2,661)	$ 13,992	$ (3,794)
300	13,107	(2,007)	14,926	(2,860)
200	14,268	(846)	16,817	(969)
100	15,620	506	18,340	554
Level	15,114	—	17,786	—
-100	14,309	(805)	16,491	(1,295)
-200	13,422	(1,692)	14,984	(2,802)

The table above indicates that at March 31, 2023, we would have experienced an 5.6% decrease in NII in the event of an instantaneous parallel 200 basis point increase in market interest rates and an 11.2% decrease in NII in the event of an instantaneous 200 basis point decrease in market interest rates.

The table below sets forth, as of June 30, 2022, the calculation of the estimated changes in our net interest income (“NII”) that would result from the designated immediate changes in the United States Treasury yield curve.

At June 30, 2022
Change in Interest Rates (basis points)(1)	Net Interest Income Year 1 Forecast	Year 1 Change From Level	Net Interest Income Year 2 Forecast	Year 2 Change From Level
(Dollars in thousands)
+400	$ 11,487	$ (3,241)	$ 13,607	$ (2,938)
+300	12,314	(2,414)	14,401	(2,144)
+200	13,639	(1,089)	16,003	(542)
+100	15,110	382	17,276	731
—	14,728	—	16,545	—
-100	14,168	(560)	15,296	(1,249)
-200	13,681	(1,047)	13,976	(2,569)

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at June 30, 2022, after one year, we would have experienced an 7.4% decrease in NII in the event of an instantaneous parallel 200 basis point increase in market interest rates and an 7.1% decrease in NII in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The above table assumes that the composition of our interest sensitive assets and liabilities existing at the date indicated remains constant uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our NPV and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to fund assets and meet obligations as they come due. Our primary sources of funds consist of deposit inflows, loan repayments, and repayments from investment securities. In addition, we have the ability to collateralize borrowings in the wholesale markets or borrow advances from the Federal Home Loan Bank of New York. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a ratio of liquid assets (including cash and federal funds sold) as a percentage of total deposits ranging between 4% and 30%. At March 31, 2023, this ratio was 10.3%. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2023. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess cash is invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing and investing activities during any given period. At March 31, 2023, cash and cash equivalents totaled $53.2 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $38.7 million at March 31, 2023.

At March 31, 2023, we had $10.4 million in outstanding loan commitments and $23.8 million of unused lines of credit. Certificates of deposit due within one year of March 31, 2023 totaled $105.9 million, or 20.5% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including replacement certificates of deposit, securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York and other borrowing sources. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or after March 31, 2023. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

Our primary investing activities are originating and purchasing loans and purchasing mortgage-backed securities. During the nine months ending March 31, 2023, we originated $45.0 million of loans. We purchased $900,000 in securities classified as held to maturity during the nine months ended March 31, 2023.

Financing activities consist primarily of activity in deposit accounts. We experienced a net decrease in total deposits of $5.1 million for the nine months ended March 31, 2023. The decrease for the nine months ended March 31, 2023 resulted primarily from a $13.6 million decrease in savings accounts and a $300,000 decrease in demand deposit accounts, offset by an $8.8 million increase in certificates of deposit. We experienced a net increase in total deposits of $12.1 million for the year ended June 30, 2022 and a net increase of $28.8 million for the year ended June 30, 2021. The increase for the year ended June 30, 2022 resulted primarily from a $27.3 million increase in transactional deposits, offset by a $15.2 million decrease in certificates of deposit. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

We have a $20.0 million borrowing with the Federal Reserve Bank under the Bank Term Funding Program at March 31, 2023. We had no outstanding borrowings at June 30, 2022 or 2021.

Somerset Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2022, Somerset Savings Bank exceeded all regulatory capital requirements. Somerset Savings Bank is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements” and Note 11 of the Notes to the Consolidated Financial Statements.

The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offering, our return on equity will be adversely affected following the offering.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the Notes to the Somerset Savings Bank financial statements included in this prospectus.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on our performance than the effects of inflation.

BUSINESS OF SR BANCORP AND SOMERSET SAVINGS BANK, SLA

General

SR Bancorp is a Maryland chartered company established to be the holding company for Somerset Savings Bank. Upon completion of the conversion and related stock offering, SR Bancorp’s primary business activity will be the ownership of the outstanding common stock of Somerset Savings Bank. SR Bancorp does not own or lease any property but instead uses the premises, equipment and other property of Somerset Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement.

In the future, SR Bancorp may acquire or organize other entities or operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so, other than the transaction with Regal Bancorp.

Somerset Savings Bank is a New Jersey-chartered mutual savings and loan association that operates from seven branches in Hunterdon, Middlesex and Somerset Counties, New Jersey. Somerset Savings Bank offers a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market. The proposed acquisition of Regal Bancorp and its wholly owned subsidiary, Regal Bank, will expand our market presence into Essex, Hudson, Morris and Union Counties, New Jersey and enhance our market presence in Somerset County, New Jersey. At March 31, 2023, Somerset Savings Bank had total assets of $664.9 million, deposits of $517.0 million and total equity of $119.1 million. In connection with this offering, Somerset Savings Bank is converting from the mutual to stock form of organization. As part of this transaction, Somerset Savings Bank will convert its charter to a New Jersey-chartered commercial bank named Somerset Regal Bank.

Our website address is www.somersetsavings.com. We plan to make available on our website, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Information on our website should not be considered a part of this prospectus.

Proposed Merger with Regal Bancorp

On July 25, 2022, as amended on March 7, 2023 and July 10, 2023, we entered into an Agreement and Plan of Merger pursuant to which SR Bancorp will merge with Regal Bancorp, a New Jersey corporation and sole shareholder of Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey that was chartered in 2007, with SR Bancorp as the surviving entity. Regal Bank is a full-service commercial bank that serves the banking needs of small to medium-sized businesses, professional entities, and individuals primarily in its market area of Essex, Hudson, Morris, Somerset and Union Counties, New Jersey. Regal Bank’s primary business is offering a variety of insured deposit accounts and using such funds as well as borrowings to originate commercial loans. At March 31, 2023, Regal Bancorp had total consolidated assets of $473.3 million, deposits of $401.8 million and total equity of $51.1 million.

Following the closing of the conversion and related stock offering, SR Bancorp will merge with Regal Bancorp and Somerset Savings Bank will merge with Regal Bank, with Somerset Savings Bank as the surviving entity, operating under the name Somerset Regal Bank. In connection with the proposed Merger, Regal Bancorp’s shareholders will receive $23.00 in cash for each share of Regal Bancorp common stock they own. The aggregate deal cost of the proposed Merger is approximately $69.5 million.

In connection with the proposed Merger, the Executive Chairman of the Board of Directors of Regal Bancorp, David M. Orbach, and two other current Regal Bancorp board members, will join the Boards of Directors of SR Bancorp and Somerset Regal Bank upon completion of the Merger. Mr. Orbach will serve as Executive Chairman of the Board of Directors of SR Bancorp and as Executive Vice Chairman of the Board of Directors of Somerset Regal Bank. William P. Taylor will continue as Chief Executive Officer and Chairman of the Board of Directors of Somerset Regal Bank and will serve as Chief Executive Officer and a director of SR Bancorp. Christopher J. Pribula will continue as President, Chief Operating Officer and a director of Somerset Regal Bank and SR Bancorp. In addition, Messrs. Orbach, Taylor and Pribula entered into employment agreements with SR Bancorp and Somerset Savings Bank at the time of execution of the Merger Agreement, which will become effective as of the effective date of the mutual-to-stock conversion for Messrs. Taylor and Pribula and will becomes effective as of the closing of the proposed Merger for Mr. Orbach.

The proposed Merger will increase the combined banks’ deposit base and its loan portfolio, provide Somerset Savings Bank with greater commercial lending expertise and access to commercial loan customers and provide Regal Bank with greater residential lending expertise and access to residential loan customers.

Market Area

Somerset Savings Bank serves central New Jersey through its main office in Bound Brook and six full-service banking offices in the New Jersey counties of Somerset (four offices), Hunterdon (two offices) and Middlesex (one office). The acquisition of Regal Bank will expand Somerset Savings Bank’s market presence in northern and central New Jersey with the addition of ten full-service banking offices, which are located in the New Jersey counties of Essex (five offices), Somerset (two offices), Union (two offices) and Morris (one office).

The markets served by the combined branch networks of Somerset Savings Bank and Regal Bancorp encompass a broad geographic area in central and northern New Jersey. The market areas served by Somerset Savings Bank and Regal Bank have highly developed and diverse economies. Pharmaceutical, financial services, professional services and retail companies are among the largest employers in the primary market area counties served by Somerset Savings Bank and Regal Bank. Employment data shows that jobs in services and education/healthcare/social services accounted for the largest and second largest employment sectors, respectively, in the primary market area counties and in New Jersey. Wholesale/retail trade was the third largest employment sector for the primary market counties followed by manufacturing jobs in the counties of Hunterdon, Morris and Somerset. Finance/insurance/real estate was the fourth largest employment sector for the counties of Essex, Middlesex and the State of New Jersey. Transportation/utility jobs were the fourth largest employment sector for Union County.

Population and household data indicate that the market areas served by Somerset Savings Bank’s and Regal Bank’s branches are a mix of urban and suburban markets. Middlesex County is the most populous county with a total population of 861,000, while Hunterdon County is the least populous county with a total population of 130,000. For the 2017 to 2022 period, Essex County recorded the strongest population growth with an annual growth rate of 0.9%. Comparatively, Middlesex County recorded the slowest population growth over the past five years, with an annual growth rate of 0.3%. Five-year annual population growth rates for the U.S. and New Jersey equaled 0.6% and 0.7%, respectively.

Income measures show that the counties of Hunterdon, Morris and Somerset are relatively affluent markets, with household and per capita income measures that are well above the comparable U.S. and New Jersey measures. Comparatively, household and per capita income measures for Essex County are the lowest among the primary area counties, which were also lower than the comparable New Jersey measures and similar to the comparable U.S. measures. The primary market area counties experienced income growth rates that were slightly lower than the comparable state and national growth rates for the 2017 through 2022 period.

A comparison of household income distribution measures provides another indication of the relative affluence of Hunterdon, Morris and Somerset Counties, which maintained significantly higher percentages of households with incomes above $100,000 compared to the U.S and New Jersey. None of the primary market area counties maintained a lower percentage of households with incomes above $100,000 compared to the U.S, while Essex County and Union County maintained a lower percentage of households with incomes above $100,000 compared to New Jersey.

Somerset Savings Bank maintains its largest balance of deposits in Somerset County, where it is headquartered and maintains its largest branch presence. Based on June 30, 2022 deposit data, Somerset Savings Bank’s $319.1 million of deposits provided for a 1.7% market share of bank and thrift deposits in Somerset County, which was the 12th largest market share out of 22 financial institutions in the market. Regal Bank maintains its largest balance of deposits in Essex County, where it is headquartered and maintains its largest branch presence. Based on June 30, 2022 deposit data, Regal Bank’s $311.2 million of deposits provided for a 1.1% market share of bank and thrift deposits in Essex County, which was the 15th largest market share out of 31 financial institutions in the market.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area, including commercial banks, savings banks, savings and loan associations and credit unions, and from other financial service companies such as brokerage firms and insurance companies. Several large holding companies operate banks in our market area, and these institutions are significantly larger than us and, therefore, have significantly greater resources. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2022, which is the most recent date for which data is available from the FDIC, we held approximately 1.7% of the deposits in Somerset County, which was the 12th largest market share out of the 22 institutions with offices in Somerset County, we held approximately 2.0% of the deposits in Hunterdon County and approximately 0.1% of the deposits in Middlesex County.

Our competition for loans comes primarily from financial institutions in our market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies, financial technology companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend toward consolidation of the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions, including financial technology companies, to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

We offer a variety of loans, including residential and non-residential mortgage, equity loans and passbook, certificate or personal loans. Historically, we have had a significant portion of our loan portfolio concentrated in residential loans, including one- to four-family residential loans. At March 31, 2023 residential mortgage loans comprised 97.8% of our total loan portfolio.

We did not participate in the Paycheck Protection Program administered by the U.S. Small Business Administration.

In the future, we intend to continue to concentrate on ways to compete for a greater share of commercial loan originations in our primary market area. The proposed Merger with Regal Bank will significantly enhance our capabilities in this area.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

			At June 30,
	At March 31, 2023		2022		2021
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Mortgage loans:
Residential real estate	$348,795	97.84%	$325,723	97.60%	$297,558	97.14%
Non-residential real estate	444	0.12%	459	0.14%	476	0.16%
Consumer	7,250	2.04%	7,543	2.26%	8,285	2.70%

Total	356,489	100.00%	333,725	100.00%	306,319	100.00%

Less (add):
Allowance for losses	1,116		1,116		1,116
Net deferred loan origination (fees) costs	(1,967)		(1,949)		(1,595)

Loans, net	$357,340		$334,558		$306,798

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at March 31, 2023. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	Residential Real Estate	Non-Residential Real Estate	Consumer	Total Loans

	(In thousands)
Amounts due in:
One year or less	$282	$—	$5,613	$5,895
After one through five years	6,536	—	445	6,981
After five through 15 years	103,356	146	1,092	104,594
More than 15 years	238,621	298	100	239,019

Total	$348,795	$444	$7,250	$356,489

Fixed Versus Adjustable-Rate Loans. The following tables sets forth our fixed and adjustable-rate loans at March 31, 2023 that are contractually due after March 31, 2024.

	Due After March 31, 2024
	Fixed	Adjustable	Total

	(In thousands)
Real estate mortgage loans:
Residential real estate	$306,725	$41,788	$348,513
Non-residential real estate	444	—	444
Consumer	1,638	5,612	7,250

One- to Four Family-Residential Mortgage Loans. We offer two types of residential mortgage loans: fixed-rate loans and adjustable-rate loans. We offer fixed-rate mortgage loans with terms of up to 30 years. We offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of three, five or six years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the U.S. Treasury Security Index. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

It is our general policy not to make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We require title insurance on all first mortgage loans, and borrowers must obtain hazard insurance. Additionally, we require flood insurance for loans on properties located in a flood zone, and may require such insurance on properties not located in a flood zone.

Generally, adjustable-rate loans will better insulate Somerset Savings Bank from interest rate risk as compared to fixed-rate mortgages. An increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment, however, could cause an increase in delinquencies and defaults. To mitigate the risk of an increase to a monthly mortgage payment of an adjustable-rate loan, which could result in an increase to delinquencies and defaults, we adhere to strict underwriting guidelines by initially qualifying a borrower at a higher interest rate. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Home equity loans and lines of credit. We generally offer home equity loans and lines of credit with a maximum combined loan-to-value ratio of 70% based on the appraised value for one- to four-family owner-occupied loans. Home equity loans have fixed rates of interest and are originated with terms of up to 20 years. Home equity lines of credit have adjustable rates and are based upon the prime rate as published in The Wall Street Journal. We hold a first or second mortgage position on all of the properties that secure our home equity loans.

Consumer loans. We offer unsecured personal loans up to $5,000 and rehabilitation loans up to $10,000. Borrowers seeking a personal loan must be a Somerset Savings Bank customer for at least one year, among other requirements. Rehabilitation loans are subject to a 70% loan to value limit and must be for one- to two-family owner-occupied properties located in Somerset Savings Bank’s market area. We also offer loans secured by passbook and certificates of deposit accounts held at Somerset Savings Bank, up to 90% of the balance of the certificate of deposit or passbook. For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SR Bancorp—Liquidity and Capital Resources.”

Unsecured loans generally entail greater risk than do residential mortgage loans. Such loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Originations, Sales, Purchases and Participations. Loan originations come from a number of sources. The primary source of loan originations are existing customers, walk-in traffic, purchases from correspondent banks, advertising and referrals from customers. At March 31, 2023, we had no loan participations. As a supplement to our in-house loan originations of one- to four-family residential real estate loans, Somerset Savings Bank enters into agreements with unaffiliated mortgage brokers as a source for additional residential real estate loans. We currently work with eight different mortgage brokers in our market area, none of which we have an ownership interest in or share any common employees or directors. These mortgage brokers fund the one- to four-family residential real estate loans and then sell them on a loan by loan basis to Somerset Savings Bank following re-underwriting of the loan in accordance with our own underwriting criteria. We use the same parameters in evaluating these loans as we do for our in-house loan originations of one- to four-family residential real estate loans. For each purchased loan, we generally pay a fixed fee based on the loan balance. For the nine months ended March 31, 2023, we purchased for our portfolio $34.1 million of loans from these mortgage brokers and for the years ended June 30, 2022 and 2021, we purchased for our portfolio $52.8 million and $11.2 million, respectively, of loans from these mortgage brokers. As part of purchasing the loans, we acquire the servicing rights to the loans. The purchased loans are acquired from these mortgage brokers without recourse or any right to require the mortgage broker to repurchase the loans. The fixed aggregate fee we pay to acquire the loan and servicing rights are amortized over the contractual life of the loan.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management. The Board of Directors has granted loan approval authority to certain officers or groups of officers up to prescribed limits, based on the officer’s position and experience. The Management Loan Committee, comprised of Somerset Savings Bank’s Chairman, President, Loan Division Manager, Origination Manager and Mortgage Underwriter, approves residential and commercial loans up to $1.0 million and builder tract loans up to $1.5 million. Proposed loans in excess of such amounts must be approved by the Board of Directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At March 31, 2023, our regulatory limit on loans to one borrower was $17.9 million and our loan policy has a $2.0 million loan to one borrower limit. At that date, our largest lending relationship was one loan for $956,000 secured by a fixed rate mortgage loan. This loan was performing in accordance with its terms at March 31, 2023.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Non-Performing and Problem Assets

When a loan is 15 days past due, we send the borrower a late charge notice. If the loan delinquency is not corrected, other forms of collections are implemented, including telephone calls and collection letters. We attempt personal, direct contact with the borrower to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. If necessary, subsequent late charges and delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, we will send the borrower a final demand for payment and we may refer the loan to legal counsel to commence foreclosure proceedings. Any of our loan officers can shorten these time frames in consultation with the senior lending officer.

Generally, loans are placed on non-accrual status when payment of principal or interest 90 days or more delinquent unless the loan is considered well-secured and in the process of collection. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a six-month period. Our Mortgage Lending Officer reports monitored loans, including all loans rated special mention, substandard, doubtful or loss, to the Board of Directors on a quarterly basis. In addition, management presents a quarterly loan loss allowance analysis to our Board of Directors.

The following table sets forth our loan delinquencies by type and amount at the dates indicated.

				At June 30,
	At March 31, 2023			2022			2021
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

		(In thousands)
Real estate mortgage loans:
Residential real estate	$440	$8	$147	$279	$—	$—	$710	$—	$340
Non-residential real estate	—	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—

Total	$440	$8	$147	$279	$—	$—	$710	$—	$340

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Somerset Savings Bank had no troubled debt restructurings as of March 31, 2023, June 30, 2022 or June 30, 2021.

	At March 31, 2023	At June 30,
		2022	2021

	(Dollars in thousands)
Non-accrual loans:
Real estate mortgage loans:
Residential real estate	$—	$—	$—
Non-residential real estate	—	—	—
Consumer	—	—	—

Total non-accrual loans	—	—	—
Accruing loans past due 90 days or more:
Real estate mortgage loans:
Residential real estate	147	—	340
Non-residential real estate	—	—	—
Consumer	—	—	—

Total accruing loans past due 90 days or more	147	—	340
Total non-performing loans	147	—	340
Real estate owned	—	—	—

Total non-performing assets	$147	$—	$340

Total non-performing loans to total loans	0.04%	—%	0.10%
Total non-accrual loans to total loans	—%	—%	—%
Total non-performing assets to total assets	0.02%	—%	0.05%

On the basis of this review of our loans, our classified and special mention loans at the dates indicated were as follows:

	At March 31, 2023	At June 30,
		2022	2021

	(In thousands)
Substandard loans	$147	$—	$340
Doubtful loans	—	—	—
Loss loans	—	—	—

Total classified loans	$147	$—	$340

Special mention loans	$—	$—	$—

Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At March 31, 2023, we had no real estate owned.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of March 31, 2023, we had no assets designated as special mention.

The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by the FDIC and the NJDBI, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at March 31, 2023, we had $147,000 of assets classified as substandard, and no assets classified as doubtful or loss.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SR Bancorp—Critical Accounting Policies-Allowance for Loan Losses.” The allowance for loan losses as of March 31, 2023 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable. However, this analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

In addition, as an integral part of their examination process, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance have authority to periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the years indicated.

	For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2023	2022	2022	2021

(Dollars in thousands)
Allowance for loan losses at beginning of year	$1,116	$1,116	$1,116	$1,116
Provision for loan losses	—	—	—	—
Charge-offs:
Real estate mortgage loans:
Residential real estate	—	—	—	—
Non-residential real estate	—	—	—	—
Consumer	—	—	—	—
Total charge-offs	—	—	—	—

	For the Nine Months Ended March 31,		At or For the Years Ended June 30,
	2023	2022	2022	2021

	(Dollars in thousands)
Recoveries:
Real estate mortgage loans:
Residential real estate	—	—	—	—
Non-residential real estate	—	—	—	—
Consumer	—	—	—	—
Total recoveries	—	—	—	—
Net (charge-offs) recoveries	—	—	—	—

Allowance at end of year	$1,116	$1,116	$1,116	$1,116

Allowance to non-performing loans	759.75%	N/A	N/A	424.09%
Allowance to total loans outstanding at the end of the year	0.31%	0.35%	0.33%	0.36%
Net (charge-offs) recoveries to average loans outstanding during the year	—%	—%	—%	—%

Somerset Savings Bank had no charge-offs at March 31, 2023, June 30, 2022 or June 30, 2021, respectively.

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At June 30,
	At March 31, 2023			2022			2021
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate mortgage loans:
Residential real estate	$1,112	99.64%	97.84%	$1,111	99.55%	97.60%	$1,111	99.55%	97.14%
Non-residential real estate	4	0.36%	0.12%	5	0.45%	0.14%	5	0.45%	0.16%
Consumer	—	—%	2.04%	—	—%	2.26%	—	—%	2.70%

Total allocated allowance	1,116	100.00%	100.00%	1,116	100.00%	100.00%	1,116	100.00%	100.00%

Unallocated	—			—			—

Total	$1,116			$1,116			$1,116

Investment Activities

General. The goals of our investment policy is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, and meeting liquidity needs, pledging requirements, and asset/liability management and interest rate risk strategies. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

We have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various U.S. government sponsored enterprises and federal agencies, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities (equity as well as debt) and mutual funds. As a member of the Federal Home Loan Bank of New York, we also are required to maintain an investment in Federal Home Loan Bank of New York stock.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to achieve a yield consistent with credit and interest rate risk parameters included in Somerset Savings Bank’s policies. Our Board of Directors has the overall responsibility for the investment portfolio, including approval of our investment policy, which is reviewed and approved at least annually. The Investment Committee, consisting of the Chief Executive Officer, President and Chief Financial Officer, is responsible for implementation of the investment policy, and monitoring our investment performance. Our Board of Directors reviews the status of our investment portfolio on a quarterly basis.

At March 31, 2023, our investment portfolio consisted primarily of securities and obligations issued by U.S. government-sponsored enterprises totaling $208.3 million, subordinated debentures issued by financial institutions in the Mid-Atlantic region totaling $7.8 million and collateralized mortgage obligations totaling $3.0 million. At March 31, 2023, we also owned $702,000 of Federal Home Loan Bank of New York stock. As a member of Federal Home Loan Bank of New York, we are required to purchase stock in the Federal Home Loan Bank of New York, which is carried at cost and classified as a restricted investment.

At March 31, 2023, all of our available-for-sale securities are carried at fair value through accumulated other comprehensive income.

For additional information regarding our investment securities portfolio, see Notes 2 and 3 to the Notes to Financial Statements.

United States Government and Federal Agency Obligations. While United States Government and federal agency securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments.

Mortgage-Backed Securities. We invest in mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.

Mortgage-backed securities are created by pooling mortgages and issuing a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors. Some securities pools are guaranteed as to payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations.

Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Collateral Mortgage Obligations. CMOs are debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. All of the CMOs in our investment portfolio are rated “AAA” by at least one of the major investment securities rating services.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Deposits are primarily attracted from within our market area through the offering of a broad selection of deposit instruments, including noninterest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW accounts), savings accounts, money market accounts and certificates of deposit. We also hold $1.4 million of accounts from a variety of local municipal relationships. We have no brokered deposits.

We also offer a variety of deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include a business checking account designed for small businesses, savings and money market accounts. We offer bill payment services through our online banking system.

Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, the rates on borrowings, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has generally been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

				At June 30,
	At March 31, 2023			2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Non-interest-bearing demand deposits	$42,959	8.31%	—%	$43,722	8.38%	—%	$39,645	7.78%	—%
Interest-bearing deposits	146,922	28.41%	0.06%	146,408	28.04%	0.05%	138,732	27.20%	0.05%
Savings and club accounts	174,536	33.76%	0.05%	188,115	36.03%	0.05%	172,588	33.84%	0.05%
Time deposits	152,630	29.52%	1.80%	143,827	27.55%	0.60%	159,028	31.18%	1.13%

Total	$517,047	100.00%		$522,072	100.00%		$509,993	100.00%

As of March 31, 2023 and 2022, the aggregate amount of uninsured deposits (deposits in amounts greater than $250,000, which is the maximum amount for federal deposit insurance), was $25.4 million and $23.4 million, respectively. In addition, as of March 31, 2023, the aggregate amount of all our uninsured certificates of deposit was $3.5 million. We have no deposits that are uninsured for any reason other than being in excess of the maximum amount for federal deposit insurance. The following table sets forth the maturity of the uninsured certificates of deposit as of March 31, 2023.

At March 31, 2023
(In thousands)
Maturity Period:
Three months or less	$528
Over three through six months	737
Over six through twelve months	1,189
Over twelve months	1,058

Total	$3,512

Borrowings. We have the ability to utilize advances from the Federal Home Loan Bank of New York to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

At March 31, 2023 and March 31, 2022, we had no outstanding advances from the Federal Home Loan Bank of New York. At March 31, 2023, we had access to additional Federal Home Loan Bank advances of up to $100 million based on our unused qualifying collateral available to support such advances.

We also have the ability to borrow from the Federal Reserve Bank of New York to supplement our investable funds. All borrowings are secured by pledges of qualifying loans and investment securities and are generally on overnight terms with interest rates quoted at the time of the borrowing. At March 31, 2023, we have a $20.0 million borrowing with the Federal Reserve Bank under the Bank Term Funding Program. At June 30, 2022 and June 30, 2021, we had no outstanding borrowings with the Federal Reserve Bank of New York. At March 31, 2023, we had Board of Directors’ authorization to borrow up to $25 million.

Properties

The following table sets forth certain information relating to our properties as of March 31, 2023. We own our main office and all of our branches.

Description and Address	Date Opened	Square Footage		Net Book Value at March 31, 2023 (In thousands)
Main Office
220 West Union Avenue Bound Brook, New Jersey 08805	July 1, 1981	15,000	(1)	$899

Branch Offices
Somerville Branch 64 West End Avenue Somerville, New Jersey 08876	December 1, 1965	3,100		171

Raritan Branch 802 Somerset Street Raritan, New Jersey 08869	May 1, 1968	1,800		191

Middlesex Branch 1305 Bound Brook Road Middlesex, New Jersey 08848	October 1, 1968	1,800		266

Whitehouse Branch 410 US Highway 22 Whitehouse Station, New Jersey 08888	November 1, 1971	1,800		486

Flemington Branch 141 Broad Street Flemington, New Jersey 08822	December 1, 1974	3,400		366

Manville Branch 41 South Main Street Manville, New Jersey 08835	July 31, 2006	4,900		642

(1)	Includes additional administrative office space at main office complex.

Personnel

As of March 31, 2023, we had 65 full-time employees and no part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Upon completion of the stock offering and the proposed Merger, Somerset Regal Bank will be SR Bancorp’s only subsidiary.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF REGAL BANCORP

General

This section presents discussion and analysis of Regal Bancorp’s financial condition at March 31, 2023 and December 31, 2022, and Regal Bancorp’s results of operations for three-month periods ended March 31, 2023 and 2022 and the year ended December 31, 2022 and 2021. This section should be read in conjunction with Regal Bancorp’s accompanying financial statements and related footnotes to our financial statements.

Critical Accounting Policies

The preparation of Regal Bancorp’s financial statements and the information included in Regal Bancorp’s management’s discussion and analysis is governed by policies that are based on accounting principles generally accepted in the United States (otherwise known as “GAAP”) and general practices within the banking industry. The financial information contained in Regal Bancorp’s financial statements is, to a significant extent, based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. In addition, GAAP itself may change from one previously acceptable method to another method.

An accounting policy is deemed to be “critical” if it is important to a company’s results of operations and financial condition and requires significant judgment and estimates on the part of management in its application. The preparation of financial statements and related disclosures in conformity with GAAP requires Regal Bancorp to make estimates and assumptions that affect certain amounts reported in Regal Bancorp’s financial statements and related disclosures. Actual results could differ from these estimates and assumptions. Regal Bancorp believes that the estimates and assumptions used in connection with the amounts reported in Regal Bancorp’s financial statements and related disclosures contained herein are reasonable and made in good faith.

Regal Bancorp considers its current critical accounting policy to be the one that relates to the determination of Regal Bancorp’s allowance for credit losses, which is highly susceptible to change from period to period and requires Regal Bancorp to make numerous assumptions, and use data inputs, about information that directly affects the calculation of the amounts reported in Regal Bancorp’s financial statements. For example, a large unexpected charge-off could substantially reduce Regal Bancorp’s allowance for credit losses and potentially require Regal Bancorp to record an increased credit loss provision to replenish the allowance, which would negatively affect Regal Bancorp’s operating results and financial condition.

The amount of the allowance for credit losses reflects Regal Bancorp’s judgment as to the estimated credit losses in Regal Bancorp’s existing loan portfolio. The allowance is established through a credit loss provision charged to expense. Loans are charged off against the allowance when Regal Bancorp believes that any portion of the outstanding principal amount of the loan will not be collected and is confirmed as a loss. Subsequent recoveries of previous charge-offs are added back to the allowance. Regal Bancorp evaluates the appropriateness of the allowance at least quarterly or more frequently when necessary. This evaluation is inherently subjective as it requires Regal Bancorp to make estimates that are susceptible to significant revision as more information becomes available.

The changes related to the Company’s adoption of CECL are noted in Note 1 to the unaudited notes to the consolidated interim financial statements, included elsewhere in this prospectus. For a summary of Regal Bancorp’s other significant accounting policies, see note 1 to Regal Bancorp’s financial statements.

Overview of Regal Bancorp’s Financial Results

•	Net earnings decreased to $586,000, or $0.19 per diluted share, in the first three months of 2023, from $781,000, or $0.26 per diluted share, for the first three months of 2022.

•	Net earnings increased to $3.1 million, or $1.02 per diluted share, for the year ended December 31, 2022, from $2.9 million, or $0.96 per diluted share, for the year ended December 31, 2021.

•	Net interest income was $3.9 million for the first three months of 2023 compared to $3.7 million for the three months ended March 31, 2022.

•	Net interest income was $16.0 million for the year ended December 31, 2022 compared to $14.6 million for the year ended December 31, 2021.

•	Net interest margin increased to 3.37% in the first three months of 2023, from 2.79% in the first three months of 2022.

•	The provision for credit losses remained consistent at $0 in the first three months of 2023 and 2022.

•	Non-interest income decreased to $120,000 in the first three months of 2023, from $264,000 in the first three months of 2022.

•	Non-interest income decreased to $756,000 for the year ended the year ended December 31, 2022 compared to $969,000 for the year ended December 31, 2021.

•	Noninterest expense increased to $3.1 million in the first three months of 2023, from $2.9 million in the first three months of 2022.

•	Non-interest expense increased to $12.3 million for the year ended December 31, 2022 compared to $11.5 million for the year ended December 31, 2021.

•

Regal Bancorp’s efficiency ratio (which measures Regal Bancorp’s non-interest expenses as a percentage of revenues) was 78.6% in the first three months of 2023 compared to 74.3% in the first three months of 2022.

•	Income tax expense increased to $267,000 in the first three months of 2023, from $234,000 in the first three months of 2022.

•	Total assets decreased to $473.3 million at March 31, 2023 from $495.7 million at December 31, 2022.

•	Total loans receivable increased to $343.2 million at March 31, 2023, from $339.3 million at December 31, 2022.

•	New loan originations were $7.9 million in the first three months of 2023 compared to $6.0 million in the first three months of 2022.

•	Nonaccrual loans remained consistent at $541,000 at March 31, 2023 and December 31, 2022.

•	There was no real estate owned through foreclosure at March 31, 2023 or December 31, 2022.

•	Total deposits decreased to $401.8 million at March 31, 2023, from $426.0 million at December 31, 2022.

•	Book value per common share increased to $16.91 at March 31, 2023, from $16.25 at December 31, 2022.

Comparison of Financial Condition at March 31, 2023 and December 31, 2022

General

Regal Bancorp’s total assets decreased to $473.3 million at March 31, 2023, from $495.7 million at December 31, 2022, with the decrease being principally caused by a $25.3 million decrease in cash and cash equivalents, offset by a $3.9 million increase in loans receivable, net. Cash decreased due to deposits decreasing to $401.8 million at March 30, 2022 from $426.0 million at December 31, 2022.

Cash and Cash Equivalents

Cash and cash equivalents declined to $81.6 million at March 31, 2023 from $106.8 million at December 31, 2022 due to the decrease in deposits and funding the increase in loans and securities. The decrease in total assets resulted in a corresponding decrease in liquidity.

Time Deposits with Other Financial Institutions

Time deposits with other financial institutions amounted to $11.6 million at March 31, 2023 compared to $12.6 million at December 31, 2022 due to the decrease in deposits and funding the increase in loans and securities. These time deposits consist of certificates of deposits and the decrease was caused by scheduled maturities.

Securities Available for Sale

At March 31, 2023, Regal Bancorp held securities available for sale with a fair value of $16.6 million, compared to $15.5 million of such securities at December 31, 2022. These investments were comprised principally of U.S. government agencies, corporate bonds, municipal bonds, and mortgage-backed securities. Management has maintained investment securities at this relatively low level in recent years because the yields are lower than the yields on Regal Bancorp’s loan portfolio.

The following table sets forth information regarding fair values, weighted average yields, and maturities of available for sale investments. The yields have been computed on a tax equivalent basis. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or early redemptions that may occur:

	As of March 31, 2023
	Due in One Yar		One to Five Years		Five to Ten Years		After Ten Years		Total Investment Securities
	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Securities available for sale:
U.S. government agencies	$3,940	3.21%	$5,919	4.03%	$—	—%	$—	—%	$9,859	3.70%
Corporate bonds	2,574	0.95%	842	2.00%	—	—%	—	—%	3,416	1.25%
Municipal bonds	998	1.81%	—	—%	—	—%	—	—%	998	1.81%
Mortgage-backed securities	4	2.00%	99	2.15%	207	1.88%	2,011	2.01%	2,321	2.00%

Total securities available for sale	$7,516		$6,860		$207		$2,011		$16,594

Securities Held-to-Maturity

At both March 31, 2023, and 2022, Regal Bancorp held securities held-to-maturity with an amortized cost of $2.6 million. These investments were comprised principally a foreign government bond and annuities and management has the intent and ability to hold these investments to maturity.

The following table sets forth information regarding amortized cost weighted average yields, and maturities of held to maturity investments. The yields have been computed on a tax equivalent basis. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or early redemptions that may occur:

	As of March 31, 2023
	Due in One Year		One to Five Years		Five to Ten Years		After Ten Years		Total Investment Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

	(Dollars in thousands)
Securities held to maturity:
Foreign government bond	$200	1.57%	$100	2.50%	$—	—%	$—	—%	$300	2.50%
Annuities	—	—%	—	—%	2,274	0.42%	—	—%	2,274	0.42%

Total securities available for sale	$200		$100		$2,274		$—		$2,574

Loans Receivable

Loan Portfolio Composition

The following table sets forth the composition of Regal Bank’s loan portfolio by type at the dates indicated.

	March 31 2023	December 31, 2022

	(In thousands)
Owner occupied commercial real estate	$58,726	$55,693
Other commercial real estate	86,415	87,732

	March 31 2023	December 31, 2022

	(In thousands)
Multi-family	182,875	181,725
Commercial and industrial	13,512	13,374
Consumer	5,533	6,082

Total gross loans	347,061	344,606

Deferred loan fees and costs, net	264	264
Allowance for loan losses	(4,076)	(5,611)

Loans, net	$343,249	$339,259

Loans receivable, before deducting the allowance for credit losses, amounted to $347.3 million at March 31, 2023, compared to $344.8 million at December 31, 2022. The $2.5 million increase was driven principally by a $3.0 million increase in owner occupied commercial real estate.

New loan originations for the first three months of 2023 were $7.9 million in the first three months of 2023 compared to $6.0 million in the first three months of 2022. New loans originated in the first three months of 2023 had a weighted-average initial interest rate of 6.10%, compared to 3.97% in in the first three months of 2022.

The initial average interest rate of new loans originated in the first three months of 2022 was higher than the average interest rate on Regal Bancorp’s overall loan portfolio due generally to the rising market interest rate environment in the later part of 2022 and the start of 2023.

At March 31, 2023, Regal Bancorp’s loan portfolio was comprised of $333.5 million of loans secured by real estate and $13.5 million of commercial loans, compared to $331.2 million of loans secured by real estate and $13.3 million of other commercial and industrial loans at December 31, 2022.

The following table set forth the contractual maturities of our total loan portfolio at March 31, 2023. Demand loans, loans having no stated repayment schedule pr maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	Owner Occupied Commercial Real Estate	Other Commercial Real Estate	Multi- family	Commercial and Industrial	Consumer	Total

	(In thousands)
Amounts due in:
One year or less	$1,015	$3,232	$3,419	$3,952	$558	$12,176
After one year through five years	2,323	5,591	24,655	2,511	1,126	36,206
After five years through 15 years	17,228	34,168	114,770	1,639	2,952	170,757
After 15 years	38,160	43,424	40,031	5,410	897	127,922

Total	$58,726	$86,415	$182,875	$13,512	$5,533	$347,061

The following table sets forth our fixed and adjustable-rate loans at March 31, 2023 that are contractually due after March 31, 2024.

	Due after March 31, 2024
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
Residential real estate:
Consumer	$1,239	$3,736	$4,975
Multi-family	10,966	168,490	179,456
Owner occupied commercial real estate	633	57,078	57,711
Other commercial real estate	—	83,183	83,183
Commercial and industrial	—	9,560	9,560

Total loans	$12,838	$322,047	$334,885

Non-Performing Assets; Nonaccrual Loans; TDRs Loans

Non-performing assets include loans that are 90 or more days past due or on non-accrual status, including TDRs on non-accrual status, and real estate and other loan collateral acquired through foreclosure and repossession. Loans 90 days or greater past due may remain on an accrual basis if adequately collateralized and in the process of collection. At March 31, 2023, we did not have any accruing loans past due 90 days or greater. For non-accrual loans, interest previously accrued but not collected is reversed and charged against income at the time a loan is placed on non-accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired, it is initially recorded at the fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. There is no foreclosed real estate recorded at March 31, 2023, nor are there loans for which formal foreclosure proceedings are in process.

Effective January 1, 2023, performing TDRs are no longer reported for the current period in accordance with ASU 2022-02. There were no TDRs at December 31, 2022.

	March 31, 2023	December 31, 2022

	(Dollars in thousands)
Loans accounted for on a non-accrual basis:
Real estate loans:
Consumer	$204	$204
Other commercial real estate	337	337

Total real estate loans	541	541

Total non-accrual loans	541	541

Total non-performing assets	$541	$541

Non-accrual loans to total loans	0.16%	0.16%
Non-accrual loans to total assets	0.11%	0.11%
Non-performing assets to total assets	0.11%	0.11%

Allowance for Credit Losses

Regal Bancorp’s allowance for credit losses (“ACL”) was $4.1 million, or 1.17% of total loans, at March 31, 2023, compared to $5.6 million, or 1.63% of total loans, at December 31, 2022. There were no charge-offs, recoveries or provision for credit losses during the three months ended March 31, 2023. The change in the allowance of $1.5 million was due to the adoption of CECL on January 1, 2023. The balance of the ACL at March 31, 2023 was the result of management’s judgment that the ACL was adequately funded to cover the current expected losses in the loan portfolio. At March 31, 2023, the ACL consisted entirely of reserves on collectively evaluated loans, there were no reserves determined necessary on individually evaluated loans.

Credit ratios pertaining to the allowance for credit losses are as follows:

	March 31, 2023	December 31, 2022
Nonperforming loans as a percent of gross loans	0.16%	0.16%
Nonperforming assets as a percent of gross assets	0.11%	0.11%
Allowance to total loans outstanding	1.17%	1.63%
Allowance to non-accrual loans	753.42%	1,037.15%

The following table sets forth the breakdown of the allowance for credit losses by loan category at the dates indicated:

	March 31, 2023			December 31, 2022
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans

	(Dollars in thousands)
Real estate loans:
Residential real estate:
Consumer	$108	2.6%	1.6%	$88	1.6%	1.8%
Multi-family	1,948	47.8%	52.7%	2,453	43.7%	52.7%
Owner occupied commercial real estate	1,281	31.4%	16.9%	808	14.4%	16.2%
Other Commercial real estate	585	14.4%	24.9%	1,449	25.8%	25.5%

Total real estate loans	3,922	96.2%	96.1%	4,798	85.5%	96.1%
Commercial and industrial	154	3.8%	3.9%	254	4.5%	3.9%
Unallocated	—	—%	N/A %	559	10.0%	N/A %

Total loans	$4,076	100.0%	100.0%	$5,611	100.0%	100.0%

Management performs a quarterly review of the appropriateness of the ACL, which takes into consideration, among other factors, the change in Regal Bancorp’s volume of loans outstanding, recoveries of prior loan charge-offs, the quantity and specific review of problem loans outstanding, the history of prior credit losses and any credit risk rating upgrades or downgrades in the loan portfolio. The assessment of the appropriateness of the ACL is aided by an independent loan review consultant that reviews selected components of our loan portfolio on a quarterly basis and validates the methodology by which Regal Bancorp determines the ACL on an annual basis.

Restricted Equity Investments

Restricted equity investments amounted to $784,000 at March 31, 2023 and December 31, 2022, and was comprised of a required investment in Federal Home Loan Bank of New York (“FHLB”) stock and the common stock of Regal Bancorp’s correspondent bank, Atlantic Community Bankers Bank (“ACBB”). Regal Bancorp makes these investments in order to have access to borrowing facilities and other banking services. The reduction in such investments was due to a reduction in the required FHLB investment.

Goodwill and Intangible Assets

Goodwill was $1.0 million at March 31, 2023 and December 31, 2022. Based on the results of the annual impairment test, the Company did not recognize any impairment in 2023 and 2022.

Intangibles assets were $33,000 at March 31, 2023 and $38,000 at December 31, 2022. The Company expects to amortize its core deposit intangibles over the next three years.

Deferred Income Tax Asset, Net

Regal Bancorp’s net deferred income tax asset amounted to $1.6 million at March 31, 2023, a decrease from the $2.3 million deferred tax asset at December 31, 2022. The decrease was due in part to the adoption of CECL on January 1, 2023, which resulted in a reduction of the ACL with an offsetting entry to deferred tax asset, net and retained earnings.

Deposits

Deposits are a major source of our funds for lending and other investment purposes. Total deposits at March 31, 2023 decreased to $401.8 million compared to $426.0 million at December 31, 2022. At March 31, 2023, CDs totaled $124.3 million, and demand, savings and money market accounts aggregated $277.6 million compared to $124.4 million of CDs, and checking, savings and money market accounts of $301.6 million at December 31, 2022. CDs represented 30.9% of total deposits at March 31, 2023, compared to 29.2% of total deposits at December 31, 2022.

The following table sets forth the average balances of deposits for the periods indicated.

	Three Months Ended March 31,
	2023			2022
	Average Balance	Average Rate	Percent of Total Deposits	Average Balance	Average Rate	Percent of Total Deposits

	(Dollars in thousands)
Noninterest-bearing demand deposits	$100,809	—%	24.4%	$110,746	—%	22.7%
Interest-bearing demand deposits	88,530	0.23%	21.4%	98,842	0.09%	20.2%
Money market deposits	50,456	0.52%	12.2%	69,798	0.10%	14.3%
Savings	49,516	0.22%	12.0%	53,631	0.10%	11.0%
Certificates of deposit	124,129	2.19%	30.0%	155,900	0.61%	31.9%

Total	$413,440	0.80%	100.0%	$488,917	0.24%	100.0%

The following table sets forth the maturity of our uninsured certificates of deposit at March 31, 2023.

March 31, 2023
(In thousands)
Amounts due in:
Three months or less	$7,117
After three months to six months	5,409
After six months to 12 months	14,227
After 12 months	12,548

Total	$39,301

FHLBNY Borrowings, Subordinated Debentures, Accrued Interest Payable and Other Liabilities

FHLBNY borrowings amounted to $5.0 million at both March 31, 2023 and December 31, 2022.

Subordinated debentures amounted to $9.9 million at both March 31, 2022 and December 31, 2022. In June 2017, Regal Bancorp completed a $10.0 million private placement of unsecured subordinated debt (the “Notes”). The Notes bore an initial interest rate of 7.25% and mature on July 1, 2027. The interest rate on the Notes were fixed from June 21, 2017 until June 30, 2022. Interest was paid semi-annually during the fixed period. Thereafter, Regal Bancorp will pay quarterly interest on the Notes at a variable rate equal to three-month LIBOR plus 5.405%. The three-month LIBOR is being discontinued in 2023. The Regal Bancorp is currently reviewing its options in replacing this index. The subordinated debt is reported net of debt issuance costs of $80,000 at March, 31 2023 and $85,000 at December 31, 2022.

Information pertaining to borrowings, both FHLBNY borrowings and subordinated debentures, is detailed in the following table.

	March 31,
	2023	2022

	(Dollars in thousands)
Balance outstanding at end of period	$14,919	$14,905
Average amount outstanding during the period	$14,917	$14,903
Weighted average interest rate during the period	7.56%	6.01%
Maximum outstanding at any month end	$14,919	$14,905
Weighted average interest rate at end of period	7.89%	5.87%

Shareholders’ Equity

Stockholders’ equity increased to $51.1 million at March 31, 2023 from $49.1 million at December 31, 2022, reflecting net income of $586,000, $87,000 of comprehensive income recorded through accumulated other comprehensive income/loss, and a $1.3 million increase upon adoption of CECL.

Comparison of Results of Operations for the Three Months Ended March 31, 2023 and 2022.

Net Interest Income

Net interest income is Regal Bancorp’s primary source of earnings and is influenced by the amount, distribution and repricing characteristics of Regal Bancorp’s interest-earning assets and interest-bearing liabilities, as well as by the relative levels and movements of interest rates. Net interest income is the difference between interest income earned on Regal Bancorp’s interest-earning assets, principally loans, securities, time deposits, and overnight investments, and interest expense paid on Regal Bancorp’s interest-bearing liabilities, principally deposits and borrowings.

Net income information is as follows:

	Three Months Ended March 31,		Change
	2023	2022	Amount	Percent

	(Dollars in thousands, except per share amounts)
Net interest income	$3,864	$3,691	$173	4.69%
Provision for loan losses	—	—	—	—
Noninterest income	120	264	(144)	(54.55)%
Non-interest expenses	3,131	2,940	191	6.50%
Income tax expense	267	234	33	14.10%
Net income	586	781	(195)	(24.97)%
Basic earnings per share	0.19	0.26	(0.07)	(26.92)%
Diluted earnings per share	0.19	0.26	(0.07)	(26.92)%
Return on average assets	0.49%	0.57%	(0.08)%	(14.03)%
Return on average equity	4.68%	6.66%	(1.98)%	(29.76)%

Regal Bancorp’s net interest income increased to $3.9 million for the first three months of 2023 from $3.7 million for the first three months of 2022. The $173,000 increase reflected principally the net effect of a $830,000 increase in other interest income, which was partially offset by a $531,000 increase in interest expense on deposits, which were both due to the rising rate environment.

Regal Bancorp’s average interest-earning assets decreased by $70.7 million from $529.3 million for the first three months of 2022 to $458.5 million for the first three months of 2023, reflecting a decrease of $9.2 million in average balance loans and a decrease of $62.0 million in other interest-earnings assets. At the same time, average deposits decreased by $65.5 million when comparing the first three months of 2023 to the first three months of 2021. Average shareholders’ equity increased by $3.2 million between the periods. Regal Bancorp’s average noninterest-bearing liabilities outstanding decreased from $112.5 million for the first three months of 2022 to $104.5 million for the first three months of 2023.

Regal Bancorp’s interest rate spread increased to 2.99% for the first three months of 2023 from 2.65% for the first three months of 2022 and Regal Bancorp’s interest rate margin increased to 3.37% for the first three months of 2023 from 2.79% for the first three months of 2022. These increases were driven principally by the rising interest rate environment.

The following table provides information on average assets, liabilities and stockholders’ equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are based on daily balances. Net interest margin is computed by dividing net interest and dividend income by average interest-earning assets during each year. The interest rate spread is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities. It does not show the effect of non-interest-bearing liabilities and capital. The net interest margin is greater than the interest rate spread due to the additional income earned on assets funded by non-interest-bearing liabilities, demand deposits and stockholders’ equity.

	Three Months Ended March 31,
	2023			2022
	Average Balance	Interest(1)	Yield Cost(1)(6)	Average Balance	Interest(1)	Yield Cost(1)(6)

	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans(2)	$345,736	$3,852	4.46%	$354,962	$4,028	4.54%
Securities
Securities — taxable investments	16,922	104	2.46%	13,362	62	1.86%
Securities — nontaxable investments	1,211	1	0.33%	4,283	1	0.09%
Other interest-earnings assets(3)	94,617	1,012	4.28%	156,645	116	0.30%

Total interest-earning assets	458,486	4,969	4.34%	529,252	4,207	3.18%
Noninterest-earning assets	23,726			23,284

Total assets	$482,212			$552,536

	Three Months Ended March 31,
	2023			2022
	Average Balance	Interest(1)	Yield Cost(1)(6)	Average Balance	Interest(1)	Yield Cost(1)(6)

	(Dollars in thousands)
Liabilities and stockholders’ equity:
Interest-bearing liabilities: Interest-bearing demand deposits	$88,530	50	0.23%	$98,842	23	0.09%
Money market deposits	50,456	65	0.52%	69,798	17	0.10%
Savings	49,516	27	0.22%	53,631	13	0.10%
Time deposits	124,129	681	2.19%	155,900	239	0.61%

Total interest-bearing deposits	312,631	823	1.05%	378,171	292	0.31%
FHLBNY and Fed borrowings	5,000	39	3.12%	5,000	39	3.12%
Short-term borrowings	—	—	—%	—	—	—%
Subordinated debentures	9,917	243	9.80%	9,903	185	7.47%

Total interest-bearing liabilities	327,548	1,105	1.35%	393,074	516	0.53%

Noninterest-bearing liabilities	104,525			112,529

Total liabilities	432,073			505,602
Total stockholders’ equity	50,139			46,934

Total liabilities and stockholders’ equity	$482,212			$552,536

Net interest-earning assets	$130,938			$136,179

Full tax-equivalent net interest income		3,864			3,691
Less: tax equivalent adjustments		—			—

Net interest income		$3,864			$3,691

Interest rate spread(1)(4)			2.99%			2.65%
Net interest margin(1)(5)			3.37%			2.79%
Average interest-earning assets to average interest-bearing liabilities		139.98%			134.64%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$413,440	$823	0.20%	$488,917	$292	0.06%
Total deposits, FHLBNY borrowings, and sub debt including noninterest-bearing demand deposits	$428,357	$1,015	0.26%	$503,820	$516	0.10%

(1)

Income on securities, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended March 31, 2023 and 2022, yields on securities before tax-equivalent adjustments were 2.32% and 1.40%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes FHLB stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

	For the Three Months Ended March 31, 2023 Compared to 2022 Increase (Decrease) Due to:
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans	$(105)	$(71)	$(176)
Securities:
Securities - taxable investments	17	25	42
Securities - nontaxable investments	—	—	—
Other interest-earning assets	(46)	942	896

Total interest income	(134)	896	762

	For the Three Months Ended March 31, 2023 Compared to 2022 Increase (Decrease) Due to:
	Volume	Rate	Net
	(In thousands)
Interest expense:
Deposits	(51)	582	531
FHLBNY Borrowings	—	—	—
Subordinated debentures	—	58	58

Total interest expense	(51)	640	589

Change in fully tax-equivalent net interest income	$(83)	$256	$173

Provision for Credit Losses

Regal Bancorp determines the amount of a provision for credit losses each quarter based on Regal Bancorp’s review of the adequacy of the allowance for credit losses. Regal Bancorp’s reviews did not result in Regal Bancorp recording a provision for credit losses for the first three months of 2023 or 2022.

Noninterest Income

Noninterest income decreased to $120,000 from $264,000 for the first three months of 2023, when compared for the first three months of 2022. The decrease was primarily due a $76,000 decrease in gains from sales of loans.

Noninterest Expense

Noninterest expense increased by 6.5%, or $191,000 to $3.1 million for the first three months of 2023, from $2.9 million for the first three months of 2022. Regal Bancorp’s efficiency ratio, representing noninterest operating expenses as a percentage of income, was 78.6% for the first three months of 2023 compared to 74.3% for the first three months of 2022. The increase in this ratio was due to increased operating costs and the decrease in secondary market loan activity.

Salaries and employee benefits increased to $1.8 million for the three months ended March 31, 2023, from $1.7 million for the three-month period ended March 31, 2022. At March 31, 2023, Regal Bancorp had 65 full-time equivalent employees, compared to 72 at March 31, 2022. The decrease in staff was a direct result of Regal Bancorp’s decreased loan originations.

Occupancy expense decreased by $77,000 from the first three months of 2022 to the first three months of 2023.

Provision for Income Taxes

Regal Bancorp’s provision for income taxes increased by $33,000 from the first three months of 2022 to the first three months of 2023. As a result, Regal Bancorp’s effective tax rate (inclusive of state and local taxes) was 31.3% for the first three months of 2023 compared to 23.0% for the first three months of 2022.

Recent Industry Events

On March 8, 2023, Silvergate Bank, La Jolla, California, announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank, Santa Clara, California, was closed by the California Department of Financial Protection and Innovation and on March 12, 2023, Signature Bank, New York, New York, was closed by the New York State Department of Financial Services. In the latter two cases, the FDIC was named receiver. Additionally, on May 1, 2023, First Republic Bank, San Francisco, California, was closed by the FDIC and sold to JPMorgan Chase & Co. These events led to volatility and declines in the market for bank stocks and questions about depositor confidence in depository institutions, and, for some institutions, significant withdrawals of customer deposits.

The liquidation of Silvergate Bank and the failures of Silicon Valley Bank and Signature Bank do not generally appear related to the credit quality of their assets, but to poor liquidity management, mismatched funding of long-term assets with short-term funds, and their unique business models. The financial distress these banks experienced appears to have been caused in large part by high exposure to certain industries, including cryptocurrency and venture capital and start-up companies operating in the technology space, which have experienced significant volatility and fluctuations in cash flows over the past several years. These banks also had elevated levels of uninsured deposits, which may be less likely to remain at the bank over time and less stable as a source of funding than insured deposits. Silicon Valley Bank in particular appears to have experienced a severe lack of liquidity, forcing it to sell its investment securities portfolio at significant losses. Ultimately it was unable to meet its financial commitments and satisfy the cash requirements of its customers.

Regal Bank’s risk profile differs materially from those of Silvergate, Silicon Valley Bank and Signature Bank. Regal Bank is a traditional community bank with a focus on commercial and multi-family lending. Regal Bank has not banked the cryptocurrency industry nor the venture/tech industry, and does not have exposure to those industries, At March 31, 2023, our average depositor account balance was approximately $31,000 and our aggregate of deposits in amounts greater than $250,000 (many of which are insured under FDIC insurance regulations) totaled $184.8 million, or 46.0% of total deposits.

In addition, we have a relatively small investment portfolio. Our total securities (both available for sale and held to maturity) were $19.2 million at March 31, 2023, and we had a net unrealized loss of $752,000 on our available-for-sale investment securities portfolio, a decrease of $119,000, or 13.8%, from an unrealized loss of $871,000 at December 31, 2022.

As is discussed above, we experienced a decrease in deposits of $24.2 million, or 5.7%, to $401.8 million at March 31, 2023 from $426.0 million at December 31, 2022. Declines occurred throughout our deposit portfolio, including our interest bearing demand accounts (a decline of $10.0 million), savings accounts (a decline of $7.2 million), money market accounts (a decline of $3.4 million) and non-interest bearing demand accounts (a decline of $3.5 million), Our time deposits remained consistent from year end 2022 to March 31, 2023. The decreases during the quarter was a continuation of a trend from 2022 to 2023 as we experienced a run off of deposits related to governmental pandemic stimulus programs, which were discontinued, and we elected not to aggressively compete for deposits in a rising rate environment. We do not believe the decline in deposits during the first quarter of 2023 was related to market factors effecting the banking industry generally beginning in mid-March, as the majority of our decline in deposits occurred prior to March 10, 2023.

Regal Bank also has ample sources of liquidity to meet its obligations to its customers. Regal Bank had cash and cash equivalents of $81.6 million and $210.4 million in available unused lines of credit from the FHLB and other correspondent banks as of March 31, 2023.

For additional information on our interest rate risk, asset/liability, liquidity and capital resources management practices, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Regal Bancorp—Market Risk” and “—Liquidity and Capital Resources.” We regularly review our interest rate risk and liquidity position based on alternative uses of available funds as well as market conditions. No changes in our liquidity or interest rate risk practices have been made as a result of the events in the banking industry in March 2023 and management believes that current interest rate risk, liquidity and capital resources management practices are appropriate for our institution.

Comparison of Financial Condition at December 31, 2022 and December 31, 2021

General

Regal Bancorp’s total assets at December 31, 2022 decreased to $495.7 million from $573.8 million at December 31, 2021, with the decrease being principally caused by a $61.0 million decrease in cash and a $16.8 million decrease in loans receivable, net. Cash decreased as rates on deposits lagged the market, causing an outflow which led to a decrease in deposits to $426.0 million at December 31, 2022 from $509.6 million at December 31, 2021. Loans decreased principally due to $9.9 million in paydowns of loans originated under the Paycheck Protection Program.

Cash and Cash Equivalents

Cash and cash equivalents declined to $106.8 million at December 31, 2022 from $167.8 million at December 31, 2021. The decrease in total cash resulted in a corresponding decrease in liquidity.

Time Deposits with Other Financial Institutions

Time deposits with other financial institutions amounted to $12.6 million at December 31, 2022 compared to $16.6 million at December 31, 2021. These time deposits consist of certificates of deposits and the decrease was caused by scheduled maturities.

Securities Available for Sale

At both December 31, 2022 and 2021, Regal Bancorp held securities available for sale with fair values of $15.5 million. These investments were comprised principally of U.S. government agencies, corporate bonds, municipal bonds, and mortgage-backed securities. Management has maintained investment securities at this relatively low level in recent years because the yields are lower than the yields on Regal Bancorp’s loan portfolio.

The following table sets forth information regarding fair values, weighted average yields, and maturities of available for sale investments. The yields have been computed on a tax equivalent basis. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or early redemptions that may occur:

	As of December 31, 2022
	Due in One Year		One to Five Years		Five to Ten Years		After Ten Years		Total Investment Securities
	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Securities available for sale:
U.S. government agencies	$962	0.70%	$6,865	3.61%	$—	—%	$—	—%	$7,827	3.24%
Corporate bonds	2,818	1.14%	855	2.00%	—	—%	—	—%	3,673	1.36%
Municipal bonds	1,338	1.97%	298	2.05%	—	—%	—	—%	1,636	1.98%
Mortgage-backed securities	10	1.99%	48	2.42%	282	1.91%	2,001	1.98%	2,341	1.98%

Total securities available for sale	$5,128		$8,066		$282		$2,001		$15,477

Securities Held-to-Maturity

At both December 31, 2022 and 2021, Regal Bancorp held securities held-to-maturity with an amortized cost of $2.6 million. These investments were comprised principally of a foreign government bond and annuities and management has the intent and ability to hold these investments to maturity.

The following table sets forth information regarding fair values, weighted average yields, and maturities of held to maturity investments. The yields have been computed on a tax equivalent basis. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or early redemptions that may occur:

	As of December 31, 2022
	Due in One Year		One to Five Years		Five to Ten Years		After Ten Years		Total Investment Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

	(Dollars in thousands)
Securities held to maturity:
Foreign government bond	$200	1.57%	$100	2.50%	$—	—%	$—	—%	$300	2.50%
Annuities	—	—%	—	—%	—	—%	2,292	0.42%	2,292	0.42%

Total securities available for sale	$200		$100		$—		$2,292		$2,592

Loans Receivable

Loan Portfolio Composition

The following table sets forth the composition of Regal Bank’s loan portfolio by type at the date indicated.

	December 31,
	2022	2021

	(In thousands)
Owner occupied commercial real estate	$55,693	$57,294
Other commercial real estate	87,732	101,744
Multi-family	181,725	172,831
Commercial and industrial	13,374	22,805
Consumer	6,082	6,919

Total gross loans	344,606	361,593

	December 31,
	2022	2021
	(In thousands)
Deferred loan fees and costs, net	$264	$27
Allowance for loan losses	(5,611)	(5,611)

Loans, net	$339,259	$356,009

Loans receivable, before deducting the allowance for loan losses, amounted to $344.6 million at December 31, 2022, compared to $361.6 million at December 31, 2021. The $17.0 million decrease was driven principally by a $14.0 million decrease in other commercial real estate loans.

New loan originations in 2022 were $52.7 million compared to $43.4 million (excluding PPP loan originations) in 2021. New loans originated in 2022 had a weighted-average initial interest rate of 4.41%, compared to 3.61% in 2021.

The initial average interest rate of new non-PPP loans originated in 2022 and 2021 was lower than the average interest rate on Regal Bancorp’s overall loan portfolio because of generally low market interest rate conditions during 2022 and 2021.

There were no PPP loans originated during 2022. Regal Bancorp originated $15.0 million in PPP loans in 2021. The PPP loans all have fixed interest rates of 1.0%, and were all paid off during 2022.

At December 31, 2022, Regal Bancorp’s loan portfolio was comprised of $331.2 million of loans secured by real estate and $13.4 million of commercial loans, compared to $338.8 million of loans secured by real estate, $9.9 million of unsecured and government guaranteed PPP loans, and $12.9 million of other commercial loans at December 31, 2021.

The following table set forth the contractual maturities of our total loan portfolio at December 31, 2022. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	Owner Occupied Commercial Real Estate	Other Commercial Real Estate	Multi- family	Commercial and Industrial	Consumer	Total

	(In thousands)
Amounts due in:
One year or less	$940	$3,255	$756	$3,081	$212	$8,244
After one year through five years	2,844	5,645	25,499	3,236	1,816	39,040
After five years through 15 years	12,017	35,366	109,978	3,708	4,054	165,123
After 15 years	39,892	43,466	45,492	3,349	—	132,199

Total	$55,693	$87,732	$181,725	$13,374	$6,082	$344,606

The following table sets forth our fixed and adjustable-rate loans at December 31, 2022 that are contractually due after December 31, 2023.

	Due after December 31, 2023
	Fixed	Adjustable	Total
		(In thousands)
Real estate loans:
Residential real estate:
Consumer	$1,982	$3,901	$5,883
Multi-Family	9,604	171,364	180,968
Owner occupied commercial real estate	4,081	50,698	54,779
Other commercial real estate	321	84,247	84,568
Commercial and Industrial	—	10,164	10,164

Total loans	$15,988	$323,584	$339,572

Non-performing Assets; Nonaccrual Loans; TDR Loans

Non-performing assets include loans that are 90 or more days past due or on non-accrual status, including troubled debt restructurings (“TDRs”) on non-accrual status, and real estate and other loan collateral acquired through foreclosure and repossession. Loans 90 days or greater past due may remain on an accrual basis if adequately collateralized and in the process of collection. At December 31, 2022, we did not have any accruing loans past due 90 days or greater. For non-accrual loans, interest previously accrued but not collected is reversed and charged against income at the time a loan is placed on non-accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed real estate until it is sold. When property is acquired, it is initially recorded at the fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. There is no foreclosed real estate recorded at December 31, 2022, nor are there loans for which formal foreclosure proceedings are in process.

There were no TDRs at December 31, 2022 or 2021.

	December 31,
	2022	2021

	(Dollars in thousands)
Loans accounted for on a non-accrual basis: Real estate loans:
Consumer	$204	$216
Other commercial real estate	337	—

Total real estate loans	541	216

Total non-accrual loans	541	216

Total non-performing assets	$541	$216

Non-accrual loans to total loans	0.16%	0.06%
Non-accrual loans to total assets	0.11%	0.04%
Non-performing assets to total assets	0.11%	0.04%

Allowance for Loan Losses

Regal Bancorp’s allowance for loan losses was $5.6 million, or 1.63% of total loans at December 31, 2022, compared to $5.6 million, or 1.55% of total loans, at December 31, 2021. The allowance for loan losses did not change because there were no charge-offs or recoveries record during the year ended December 31, 2022, and the result of management’s judgment that the allowance for loan losses was adequately funded to cover the inherent risks in the loan portfolio as of the balance sheet dates. At December 31, 2022, the allowance for loan losses consisted entirely of an Accounting Standards Codification (“ASC”) 450 general reserve and there were no specific reserves.

Credit ratios pertaining to the allowance for loan losses are as follows:

	December 31,
	2022	2021
Nonperforming loans as a percent of gross loans	0.16%	0.06%
Nonperforming assets as a percent of gross assets	0.11%	0.04%
Allowance to total loans outstanding	1.63%	1.55%
Allowance to non-accrual loans	1037.15%	2597.69%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated:

	December 31, 2022			December 31, 2021
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category of Total Loans
	(Dollars in thousands)
Real estate loans:
Residential real estate:
Consumer	$88	1.6%	1.8%	$114	2.0%	1.9%
Multi-Family	2,453	43.7%	52.7%	2,271	40.5%	47.8%
Owner occupied commercial real estate	808	14.4%	16.2%	802	14.3%	15.8%
Other commercial real estate	1,449	25.8%	25.5%	1,630	29.1%	28.1%

Total real estate loans	4,798	85.5%	96.1%	4,817	85.8%	93.7%
Commercial and industrial	254	4.5%	3.9%	214	3.8%	6.3%
Unallocated	559	10.0%	N/A	580	10.3%	N/A

Total loans	$5,611	100.0%	100.0%	$5,611	100.0%	100.0%

Management performs a quarterly review of the appropriateness of the allowance for loan losses, which takes into consideration, among other factors, the change in Regal Bancorp’s volume of loans outstanding, recoveries of prior loan charge offs, the quantity and specific review of problem loans outstanding, the history of prior loan losses and any credit risk rating upgrades or downgrades in the loan portfolio. The assessment of the appropriateness of the allowance for loan losses is aided by an independent loan review consultant that reviews selected components of our loan portfolio on a quarterly basis and validates the methodology by which Regal Bancorp determines the allowance for loan losses on an annual basis.

Contractual Obligations, Commitments, Contingencies, and Off-Balance Sheet Financial Information

Regal Bancorp’s off-balance sheet arrangements relate to unfunded loan commitments and lease obligations. See Note 1 to Regal Bancorp’s financial statements regarding Regal Bancorp’s adoption of the new lease accounting standard. There were no other material changes during the year ended December 31, 2022.

Restricted Equity Investments

Restricted Equity Investments amounted to $784,000 at December 31, 2022, compared to $810,000 at December 31, 2021, and was comprised of a required investment in Federal Home Loan Bank of New York (“FHLB”) stock and the common stock of Regal Bancorp’s correspondent bank, Atlantic Community Bankers Bank. Regal Bancorp makes these investments in order to have access to borrowing facilities and other banking services. The reduction in such investments was due to a reduction in the required FHLB investment.

Goodwill and Intangible Assets

Goodwill was $1.0 million at both December 31, 2022 and 2021. Based on the results of the annual impairment test, Regal Bancorp did not recognize any impairment in 2022 and 2021.

Intangibles assets were $38,000 at December 31, 2022 and $57,000 at December 31, 2021. Regal Bancorp expects to amortize its core deposit intangibles over the next two years.

Deferred Income Tax Asset, net

Regal Bancorp’s net deferred income tax asset amounted to $2.3 million at December 31, 2022, an increase from the $2.1 million deferred tax asset at December 31, 2021. The largest component of the deferred tax asset relates principally to the provision for loan losses, which is immediately expensed in accordance with GAAP for income statement purposes but may not be fully deductible in the current period for federal and state income tax purposes.

Deposits

Deposits are a major source of our funds for lending and other investment purposes. Total deposits at December 31, 2022 decreased to $426.0 million compared to $509.6 million at December 31, 2021. At December 31, 2022, certificates of deposits totaled $124.4 million, and demand, savings and money market accounts aggregated to $301.6 million compared to $163.6 million of certificates of deposits, and checking, savings and money market accounts of $346.0 million at December 31, 2021. Certificates of deposits represented 29.2% of total deposits at December 31, 2022, compared to 32.1% of total deposits at December 31, 2021.

The following table sets forth the average balances of deposits for the periods indicated

	December 31,
	2022			2021
	Average Balance	Average Rate	Percent of Total Deposits	Average Balance	Average Rate	Percent of Total Deposits
	(Dollars in thousands)
Noninterest-bearing demand deposits	$111,083	—%	24.0%	$109,515	—%	21.7%
Interest-bearing demand deposits	96,206	0.16%	20.8%	90,651	0.13%	17.9%
Money market deposits	65,567	0.14%	14.2%	64,562	0.30%	12.8%
Savings	54,569	0.10%	11.8%	48,955	0.11%	9.7%
Certificates of deposit	135,402	0.74%	29.3%	191,480	1.11%	37.9%

Total	$462,827	0.28%	100.0%	$505,163	0.49%	100.0%

The following table sets forth the maturity of our uninsured certificates of deposit at December 31, 2022.

December 31, 2022

(In thousands)
Amounts due in:
Three months or less	$2,777
After three months to six months	2,273
After six months to 12 months	4,907
After 12 months	7,998

Total	$17,955

FHLB Borrowings, Subordinated Debentures, Accrued Interest Payable and Other Liabilities

FHLB borrowings amounted to $5.0 million at both December 31, 2022, and 2021.

Subordinated debentures amounted to $9.9 million at both December 31, 2022, and 2021. In June 2017, Regal Bancorp completed a $10.0 million private placement of unsecured subordinated debt (the “Notes”). The Notes bear an initial interest rate of 7.25% and mature on July 1, 2027. The interest rate on the Notes were fixed from June 21, 2017 until June 30, 2022. Interest was paid semi-annually during the fixed period. Thereafter, Regal Bancorp began paying quarterly interest on the Notes at a variable rate equal to three month London Interbank Offer Rate (“LIBOR”) plus 5.405%. The three month LIBOR is being discontinued in 2023. Regal Bancorp is currently reviewing its options in replacing this index. The subordinated debt is reported net of debt issuance costs of $85,000 at December 31, 2022 and $100,000 at December 31, 2021.

Information pertaining to borrowings, both FHLB borrowings and subordinated debentures, is detailed in the following table.

	Year Ended December 31,
	2022	2021

	(Dollars in thousands)
Balance outstanding at end of period	$14,915	$14,900
Average amount outstanding during the period	$14,908	$16,773
Weighted average interest rate during the period	6.24%	5.71%
Maximum outstanding at any month end	$14,915	$16,778
Weighted average interest rate at end of period	6.24%	5.87%

Shareholders’ Equity

Shareholders’ equity increased to $49.1 million at December 31, 2022 from $46.7 million at December 31, 2021, reflecting net income of $3.1 million and a $648,000 comprehensive loss recorded through accumulated other comprehensive income/loss.

Comparison of Results of Operations for the Years Ended December 31, 2022 and 2021

Net Interest Income

Net interest income is Regal Bancorp’s primary source of earnings and is influenced by the amount, distribution and repricing characteristics of Regal Bancorp’s interest-earning assets and interest-bearing liabilities, as well as by the relative levels and movements of interest rates. Net interest income is the difference between interest income earned on Regal Bancorp’s interest-earning assets, principally loans, securities, time deposits, and overnight investments, and interest expense paid on Regal Bancorp’s interest-bearing liabilities, principally deposits and borrowings.

Net income information is as follows:

	December 31,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands, except per share amounts)
Net interest income	$16,030	$14,647	$1,383	44.00%
Provision for loan losses	—	45	(45)	(100.00)
Noninterest income	756	969	(213)	(21.98)
Non-interest expenses	12,298	11,549	749	6.49
Income tax expense	1,394	1,125	269	23.91
Net income	3,094	2,897	197	6.80
Basic earnings per share	1.02	0.96	0.06	6.25
Diluted earnings per share	1.02	0.96	0.06	6.25
Return on average assets	0.59%	0.51%	0.08%	15.46
Return on average equity	5.41%	5.28%	0.12%	2.35

Regal Bancorp’s net interest income increased to $16.0 million for 2022 from $14.6 million for 2021. The $1.4 million increase reflected principally the effect of a $1.1 million decrease in interest expense due to the low interest rate environment during 2022, and a $295,000 increase in interest income earned on assets due to the Federal Reserve aggressively increasing the federal funds rate during 2022 and the resulting increase on interest earned on cash held at the Federal Reserve Bank.

Regal Bancorp’s average interest-earning assets decreased by $42.6 million from $558.6 million during 2021 to $516.0 million during 2022, reflecting principally a decrease of $31.7 million in the average balance of loans, and a decrease of $11.2 million in other interest-earnings assets. At the same time, average deposits decreased by $43.9 million when comparing 2022 to 2021. Average shareholders’ equity increased by $2.4 million between the periods. Regal Bancorp’s average noninterest-bearing liabilities outstanding increased from $157.1 million for during 2021 to $160.1 million during 2022.

Regal Bancorp’s interest rate spread increased to 2.93% for 2022 from 2.42% for 2021 and Regal Bancorp’s interest rate margin increased to 3.11% for 2022 from 2.64% for 2021. These increases were driven principally by the pay down of relatively low yield PPP loans held during 2021.

The following table provides information on average assets, liabilities and shareholders’ equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are based on daily balances. Net interest margin is computed by dividing net interest and dividend income by average interest-earning assets during each year. The interest rate spread is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities. It does not show the effect of noninterest- bearing liabilities and capital. The net interest margin is greater than the interest rate spread due to the additional income earned on assets funded by noninterest-bearing liabilities, demand deposits and shareholders’ equity.

The increase in net interest income during the period was due to the low interest rate environment during 2022. The decline in interest expense on deposits exceeded the decrease in interest income earned on loans as the weighted average costs of deposits declined 23 basis points and the weighted average yield on loans increased 31 basis points.

	Years ended December 31,
	2022			2021
	Average Balance	Interest(1)	Yield Cost(1)	Average Balance	Interest(1)	Yield Cost(1)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans(2)	$346,485	$15,666	4.52%	$378,209	$17,221	4.55%
Securities
Securities—taxable investments	14,394	212	1.47%	11,300	204	1.81%
Securities—nontaxable investments	3,436	94	2.74%	6,208	117	1.88%
Other interest-earnings assets(3)	151,664	2,328	1.53%	162,903	511	0.31%

Total interest-earning assets	515,979	18,300	3.55%	558,620	18,053	3.23%
Noninterest-earning assets	10,819			10,913
Total assets	526,798			569,533

Liabilities and stockholders’ equity:
Interest-bearing liabilities: Interest-bearing demand deposits	96,206	150	0.16%	90,651	118	0.13%
Money market deposits	65,567	89	0.14%	64,562	76	0.12%
Savings	54,569	54	0.10%	48,955	54	0.11%
Time deposits	135,402	1,006	0.74%	191,480	2,127	1.11%

Total interest-bearing deposits	351,744	1,299	0.37%	395,648	2,375	0.60%
FHLBNY and Fed borrowings	5,000	157	3.14%	6,881	215	3.12%
Short-term borrowings	—	—	0.00%	—	—	0.00%
Subordinated debentures	9,915	788	7.95%	9,892	742	7.50%

Total interest-bearing liabilities	366,659	2,244	0.61%	412,421	3,332	0.81%

Noninterest-bearing liabilities	160,139			157,112

Total liabilities	469,562			514,680
Total stockholders’ equity	57,236			54,853
Total liabilities and stockholders’ equity	526,798			569,533

Net interest-earning assets	$149,320			$146,199

Full tax-equivalent net interest income		16,056			14,721
Less: tax equivalent adjustments		(26)			(74)

Net interest income		$16,030			$14,647

Interest rate spread(1)(4)			2.93%			2.42%
Net interest margin(1)(5)			3.11%			2.64%
Average interest-earning assets to average interest-bearing liabilities		140.72%			135.45%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$426,179	$1,299	0.30%	$505,163	$2,375	0.47%
Total deposits, FHLBNY borrowings, and sub debt including noninterest-bearing demand deposits	441,094	2,244	0.51%	521,936	3,332	0.64%

(1)

Income on securities, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the year ended December 31, 2022 and 2021, yields on securities before tax-equivalent adjustments were 1.57% and 1.41%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes FHLB stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest- bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

	For the Years Ended December 31, 2022 Compared to 2021 Increase (Decrease) Due to:
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans	$(1,434)	$(121)	$(1,555)
Securities
Securities—taxable investments	46	(38)	8
Securities—nontaxable investments	(76)	53	(23)
Other interest-earning assets	(35)	1,852	1,817

Total interest income	(1,499)	1,746	247

Interest expense:
Deposits	(263)	(813)	(1,076)
FHLBNY Borrowings	(59)	1	(58)
Subordinated debentures	2	44	46

Total interest expense	(320)	(768)	(1,088)

Change in fully tax-equivalent net interest income	$(1,179)	$2,514	$1,335

Provision for Loan Losses

Regal Bancorp determines the amount of a provision for loan losses each quarter based on Regal Bancorp’s review of the adequacy of the allowance for loan losses. For the year ended December 31, 2022, Regal Bancorp’s reviews did not result in Regal Bancorp recording a provision for loan losses, compared to a provision of $45,000 for the year ended December 31, 2021. The decreased provision for 2022 was a primarily a function of a $17.0 million, or 4.7%, decrease in the loan portfolio during 2022.

Noninterest Income

Noninterest income decreased to $756,000 from $969,000 for 2022. The decrease was primarily due to a $243,000 decrease in gains from sales of loans.

Noninterest Expenses

Noninterest expenses increased by 6.5% or $749,000 to $12.3 million for 2022 as compared to 2021. Regal Bancorp’s efficiency ratio, representing noninterest operating expenses as a percentage of income, was 73.3% for 2022 compared to 74.2% for 2021.

Salaries and employee benefits increased to $7.0 million for the year ended December 31, 2022, from $6.6 million for the year ended December 31, 2021. The increase from 2021 to 2022 is primarily the result of an increase in bonus expense. At December 31, 2022, Regal Bancorp had 66 full-time equivalent employees, compared to 72 at December 31, 2021.

Professional fees expense increased by $433,000 from 2021 to 2022, primarily due to an increase in legal and audit fees.

Provision for Income Taxes

Regal Bancorp’s provision for income taxes increased by $269,000 from 2021 to 2022, due to a $466,000 increase in pretax net income. As a result, Regal Bancorp’s effective tax rate (inclusive of state and local taxes) was 31.1% for 2022 compared to 28.0% for 2021.

BUSINESS OF REGAL BANCORP AND REGAL BANK

Regal Bank is a New Jersey state chartered commercial bank headquartered in Livingston, Essex County, New Jersey, in the densely populated north eastern portion of New Jersey. Regal Bank began operations in December 2007 and conducts business from its main office and corporate headquarters in Livingston New Jersey and nine other branch offices in Essex, Morris, Somerset and Union Counties in New Jersey. Regal Bank operates as an independent community bank offering a broad range of deposit and loan products and services to the general public. Regal Bank focuses, in particular, on multi-family and commercial real estate lending in Regal Bank’s trade area, which it defines as northern and central New Jersey.

Regal Bancorp became the holding company for Regal Bank in 2017. Apart from its ownership and control of Regal Bank, Regal Bancorp conducts no other business. At March 31, 2023, Regal Bancorp had $473.3 million in total assets, $343.2 million in net loans, $401.8 million in deposits and total equity of $51.1 million.

Regal Bank is a member of the Federal Home Loan Bank of New York and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The address of Regal Bancorp’s principal executive office is 570 West Mt. Pleasant Avenue, Livingston, New Jersey 07039 and its telephone number is (973) 716-0600. As of December 31, 2022, Regal Bancorp had 66 full-time employees and 67 total employees.

Market Area

New Jersey is America’s most densely populated state and is one of the largest banking markets in terms of customers. Regal Bank’s primary trade area, which is comprised of Essex, Hudson, Morris Somerset and Union Counties, reflects these statewide characteristics. The economy in this market area is based upon a variety of service businesses, including financial services and local small and mid-sized businesses, as well as manufacturing. In addition, as part of the New York metropolitan area, Regal Bank’s trade area contains a large number of commuters who work in New York City.

Business Strategy

Regal Bank was established based on the belief that there was and continues to be excellent potential for a locally owned and managed commercial bank in its market area. In recent years as a result of increased bank consolidations and mergers in New Jersey, many local banks have been acquired by larger and out-of-state institutions. Regal Bank believes that this consolidation and merger activity has made it more difficult for small and mid-sized businesses to obtain prompt service and access to decision-makers in many financial institutions. Regal Bank seeks to serve its customers through a combination of old-fashioned personal service, a high level of responsiveness, state-of-the-art banking technology and convenient hours.

To attract the business of individuals, businesses and professionals, Regal Bank offers a broad range of deposit and loan products and banking services. Products and services provided include personal and business checking accounts, retirement accounts, money market accounts, time and savings accounts at competitive interest rates, wire transfers, access to automated teller services, on-line banking, remote deposit capture and mobile banking. In addition, Regal Bank offers safe deposit boxes.

Lending Activities

Regal Bank offers a variety of loan products to its commercial and retail customers. Regal Bank’s lending focus is primarily on multi-family and commercial real estate loans. To a lesser extent, Regal Bank also makes consumer loans, commercial and industrial loans, home equity lines of credit and other consumer loans.

Regal Bank’s commercial real estate loans include loans secured by multi-family residential properties, mixed-use properties, office buildings, industrial and other commercial properties located principally in its primary lending areas. As of March 31, 2023, Regal Bank’s loan portfolio included $182.9 million of multi-family real estate loans, consisting of $86.4 million of loans secured by non-owner-occupied commercial properties and $58.7 million of loans secured by owner-occupied commercial properties.

Regal Bank offers fixed-rate terms on its commercial real estate loans. Rates are typically fixed for a five-year period and are subject to adjustment every five years throughout the life of the loan. Maturities range from 15 to 30 years with amortization periods up to 30 years for loans secured by multi-family properties and 25 years for all other commercial real estate loans.

For all commercial and multi-family real estate loans, Regal Bank generally requires a minimum debt service coverage ratio of 1.25x and maximum loan-to-value ratio of 75% for purchase transactions and 70% for refinancings. When each loan is underwritten, it is stress tested using an increased vacancy factor and interest rate.

Additionally, each managing principal’s personal financial condition is reviewed, including a global cash flow analysis. All of Regal Bank’s commercial real estate loans, except for loans secured by multi-family properties, carry personal guarantees of the principals of the borrowers. For multi-family real estate loans, all managing principals are required to execute a carve-out guaranty agreement. This document details numerous acts, any of which, if committed by the principal, will trigger a personal guaranty of the loan.

Multi-family loans primarily consist of borrowings secured by residential apartment buildings containing anywhere from six to over 60 units. Typically these loans are made to borrowing entities whose principals have significant experience in managing such properties.

The management of Regal Bank believes that the risk presented by loans secured by multi-family properties is mitigated by the fact that the rental income supporting repayment of the loan comes from multiple tenants and is not commercial in nature.

Regal Bank management believes that while its overall commercial real estate loan concentration is elevated, it does not represent excessive or undue exposure or risk of loss. Regal Bank’s loan portfolio reflects a balanced mix of property types and a sub-concentration in multi-family loans.

Regal Bank manages credit risk through conservative underwriting policies and procedures, loan monitoring practices, external loan reviews and portfolio segmentation analysis and stress testing.

Investment Activities

Regal Bank maintains a relatively small investment portfolio. At March 31, 2023, December 31, 2022 and December 31, 2021, the investment portfolio totaled $19.2 million, $18.1 million and $18.1 million, respectively. Regal Bank views the investment portfolio as a source of earnings and liquidity and a tool for management of interest rate risk. Decisions on types of investments are dictated by investment and balance sheet management policies approved by the Board of Directors. Regal Bank’s Investment/Asset Liability Committee of the Board of Directors sets investment maturity guidelines and strategies based on Regal Bank’s financial goals and interest rate sensitivity.

Debt and equity securities are classified as either held to maturity (“HTM”) or as available for sale (“AFS”). Investment securities that Regal Bank has the positive intent and ability to hold to maturity are classified as HTM securities and reported at amortized cost. Investment securities not classified as HTM nor held for the purpose of trading in the near term are classified as AFS securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income/(loss), a separate component of shareholders’ equity, net of tax.

At March 31, 2023, the held to maturity and available for sale investment portfolios totaled $2.6 million and $16.6 million, respectively. Investments as of such dates consisted of U.S. government agency obligations, mortgage-backed securities, corporate bonds, municipal bonds, and annuities.

Sources of Funds

Regal Bank uses deposits and borrowings to finance lending and investment activities. Regal Bank utilizes deposits gathered in its marketplace as its first preference for funding. Borrowing sources include short and long-term Federal Home Loan Bank of New York advances that utilize Regal Bank’s investment and loan portfolios as collateral.

Competition

The banking business is highly competitive. Regal Bank faces substantial immediate competition and potential future competition both in attracting deposits and in originating loans. Regal Bank competes with numerous commercial banks, savings banks and savings and loan associations, most of which have assets, capital and lending limits larger than those of Regal Bank. Other competitors include money market mutual funds, mortgage bankers, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and issuers of commercial paper and other securities, as well as “fintech” companies, many of which partner with insured depository institutions to offer credit and deposit products online.

Regal Bank’s larger competitors have greater financial resources to finance wide-ranging advertising campaigns. However, we utilize limited media advertising together with referrals and employee calling programs.

Additionally, Regal Bank competes for business by providing high quality, personal service to customers, customer access to our decision-makers and competitive interest rates and fees. As a small, independent, community-based bank, Regal Bank seeks to hire and retain quality employees who desire greater responsibility than may be available working for a larger employer and who are attracted by the opportunity to participate in a community bank. Additionally, the bank management experience of Mr. Orbach and Mr. Lupo, as well as the local real estate and other business activities of our directors, help us to continue to develop business relationships.

Supervision and Regulation

Bank Regulation

Regal Bancorp is subject to supervision, regulation and examination by the Federal Reserve. In addition, Regal Bancorp is subject to a variety of local, state and federal laws.

Regal Bank is subject to supervision, regulation and examination by the New Jersey Department of Banking and Insurance and the FDIC. In addition, Regal Bank is subject to a variety of local, state and federal laws.

Banking regulations include, but are not limited to the following: permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and the safety and soundness of banking practices.

MANAGEMENT OF SR BANCORP

Shared Management Structure

The directors of SR Bancorp are the same persons who are the directors of Somerset Savings Bank. In addition, each executive officer of SR Bancorp is also an executive officer of Somerset Savings Bank. We expect that SR Bancorp and Somerset Regal Bank will continue to have common executive officers unless and until there is a business reason to establish separate management structures. To date, executive officers and directors have been compensated for their services only by Somerset Savings Bank.

Following completion of the closing of the conversion and related stock offering, and solely in connection with the proposed Merger, the Executive Chairman of the Board of Directors of Regal Bancorp, David M. Orbach, and two other current Regal Bancorp board members, will join the Boards of Directors of SR Bancorp and Somerset Regal Bank upon completion of the Merger. Mr. Orbach will serve as Executive Chairman of the Board of Directors of SR Bancorp and as Executive Vice Chairman of the Board of Directors of Somerset Regal Bank. William P. Taylor will continue as Chief Executive Officer and Chairman of the Board of Directors of Somerset Regal Bank and will serve as Chief Executive Officer and a director of SR Bancorp. Christopher J. Pribula will continue as President, Chief Operating Officer and a director of Somerset Regal Bank and SR Bancorp. In addition, Messrs. Orbach, Taylor and Pribula entered into employment agreements with SR Bancorp and Somerset Savings Bank at the time of execution of the Merger Agreement, which will become effective as of the effective date of the mutual-to-stock conversion for Messrs. Taylor and Pribula and will becomes effective as of the closing of the proposed Merger for Mr. Orbach.

Executive Officers of SR Bancorp and Somerset Savings Bank

The following table lists the individuals who are the current executive officers of SR Bancorp and Somerset Savings Bank, their ages as of March 31, 2023 and the positions they hold.

Name	Age	Position
William P. Taylor	65	Chief Executive Officer
Christopher J. Pribula	58	President and Chief Operating Officer
Neil C. Viotto	53	Senior Vice President – Mortgage Lending
Harris M. Faqueri	40	Vice President and Chief Financial Officer

The executive officers of Somerset Savings Bank are, and the executive officers of Somerset Regal Bank will be, elected annually.

Directors of Somerset Savings Bank and SR Bancorp

Composition of our Board. SR Bancorp has six directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Somerset Savings Bank are elected by SR Bancorp as its sole shareholder. Following completion of the merger with Regal Bancorp, we will increase the size of our board to nine members and will appoint David Orbach and two other directors, each of whom will be a current board member of Regal Bancorp, to our Board.

The following table states our current directors’ names, their ages as of March 31, 2023, and the years when they began serving as directors of Somerset Savings Bank and SR Bancorp and when their current term expires:

Name	Position(s) Held With Somerset Savings Bank	Age	Director Since	Current Term Expires
William P. Taylor	Chairman and Chief Executive Officer	65	2007	2025
Mary E. Davey	Director	73	1995	2024
John W. Mooney	Director	73	2011	2024
Christopher J. Pribula	Director, President and Chief Operating Officer	58	2018	2026
James R. Silkensen	Director	78	2011	2024
Douglas M. Sonier	Director	73	1986	2025

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

William P. Taylor has served as Chairman of the Board of Somerset Savings Bank since 2018. Mr. Taylor has been Chief Executive Officer of Somerset Savings Bank since 2013 and prior to that, served as President since 2009. Mr. Taylor holds a Bachelor’s of Science degree from Wake Forest University in accounting. Mr. Taylor joined Somerset Savings Bank in 1983 as assistant vice president and controller. Mr. Taylor serves on the Board of the New Jersey Bankers Association and the Somerset County Business Partnership. Mr. Taylor’s extensive executive leadership and banking experience and knowledge of our market area enhances the breadth of experience of the Board of Directors.

Mary E. Davey has over 45 years of experience in upper management of non-profit organizations with responsibility for projects such as special needs housing, budget development and management, state and federal government grants, programmatic oversight and work with external auditors and outside funding bodies. Her profession includes membership in the National Association of Social Workers, Children’s Interagency Coordinating Council of Bergen County Executive Board and Chair of the Mental Health – Education Partnership/Subcommittee and a member of the Suicide Prevention and Education Committee for Bergen County and the Ridgewood Stigma-free Committee. Ms. Davey holds a Bachelor’s Degree in Sociology from Anna Maria College and a Master’s Degree in Social Work from Rutgers University. Ms. Davey is a civic leader with deep management and budgeting experience.

John W. Mooney is a retired Specialty Chemical Executive with 35 years of experience, progressing through manufacturing, marketing, business development and general management. He received a BS in Chemical Engineering from Rutgers University and an MBA from Rider University. He spent 33 years with National Starch and Chemical Company including seven years in a general manager position with global P&L responsibility for an $80 million unit supplying specialty chemicals to the Personal Care industry in the U.S., Europe and Asia. He spent the last few years of his career as Vice President of Business Development. Mr. Mooney serves on two non-profit boards: (1) The Central Jersey Housing Resource Center, where he also spent eight years as President; and (2) the Samaritan Homeless Interim Program. Mr. Mooney’s business experience is of significant benefit to the Board of Directors.

Christopher J. Pribula has been President and Chief Operating Officer of Somerset Savings Bank since 2019, having previously served as Executive Vice President and Chief Operating Officer beginning in 2013. Mr. Pribula worked in several community banks, including The Chatham Trust Company, West Jersey Community Bank, Prestige State Bank and Somerset Hills Bank, prior to joining Somerset Savings Bank in 2006 as Vice President – Operations Division Manager. Mr. Pribula serves on the Board of Raritan Valley Habitat for Humanity as Treasurer. Mr. Pribula is a graduate of Kean University with a degree in accounting. Mr. Pribula’s extensive banking and accounting experience provides expertise to the Board of Directors.

James R. Silkensen is a graduate of Pacific University and received an MBA from Oregon State University. Mr. Silkensen worked at the Federal Home Loan Bank Board for 12 years and at the New Jersey League of Community Bankers for 25 years, serving the last few years as President. Mr. Silkensen served as Co-President and Chief Executive Officer of the New Jersey Bankers Association for the last two years of his career. He has served in various volunteer leadership positions at the Cranford United Methodist Church and currently serves on the Board of Trustees of the Charitable Foundation of the New Jersey Bankers Association. Mr. Silkensen brings significant banking and regulatory experience to the Board of Directors.

Douglas M. Sonier is a graduate from Rider University with a BS in Accounting. He began his career with the accounting and advisory firm of WithumSmith+Brown where he was a partner for over 40 years and is currently an Emeritus Partner. His experience is primarily with privately held and not-for-profit businesses in the manufacturing, professional service, retail, and wholesale/distribution sectors. Mr. Sonier’s accounting experience benefits our Board of Directors in its oversight of audit and financial reporting matters.

Additional SR Bancorp and Somerset Regal Bank Directors Following the Proposed Merger

David M. Orbach has served as Executive Chairman of the Board of Regal Bancorp since its formation and of Regal Bank since 2011. Mr. Orbach acted as the lead organizer in founding Regal Bank in 2007. Prior to joining Regal, from 2005 to 2011, Mr. Orbach was the Managing Partner and Founder of Gallant Funding, L.P., a private mezzanine and bridge lending company for commercial real estate in the New Jersey and New York regions. Before starting Gallant, he served as Vice President and General Counsel, as well as a Director and Corporate Secretary, of NorCrown Bank, a community bank based in Livingston, New Jersey. Prior to joining NorCrown, Mr. Orbach was an associate in the real estate department of the law firm of Pryor Cashman Sherman & Flynn LLP, located in New York City. Mr. Orbach is involved with numerous charitable and non-profit organizations and serves as a board member within several of these organizations. Mr. Orbach earned his B.A. in Economics from the City University of New York at Queens College and his J.D. from the Benjamin N. Cardozo School of Law. Mr. Orbach’s extensive banking experience and commercial real estate experience is of significant benefit to the Board of Directors.

Executive Officers of Somerset Savings Bank Who Are Not Also Directors

Neil C. Viotto has served as Senior Vice President , Mortgage Lending and CRA Officer since October 2022, having previously served as Vice President Mortgage Originations Manager from 2011-2021. Mr. Viotto had served as Senior Vice President Director of Residential and Consumer Lending at Peapack Gladstone Bank from May 2021 through October 2022 before returning to the Somerset Savings Bank. Mr. Viotto currently serves on the Land Use Board for the Town of Clinton since November 2015. Mr. Viotto is a graduate of Kean University with a degree in Accounting.

Harris M. Faqueri has served as Vice President/Chief Financial Officer since March 2021. Mr. Faqueri served as Vice President, Accounting at Investors Bank, Short Hills, New Jersey where he was responsible for the management and oversight of various accounting and reporting functions, including facets of financial reporting and compliance. Mr. Faqueri is a graduate of Rutgers University with a Bachelor’s degree in Economics and an MBA in Professional Accounting. He currently serves as the Treasurer on the board of the Central Jersey Housing Resource Center.

Board Independence

The Board of Directors has determined that each of our directors, other than Messrs. Orbach, Taylor and Pribula, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. In determining the independence of our directors, the Board of Directors considered relationships between Somerset Savings Bank and our directors that are not required to be reported under “Executive Compensation—Transactions With Certain Persons,” consisting of deposit accounts that our directors maintain at Somerset Savings Bank.

Meetings and Committees of the Board of Directors of Somerset Savings Bank

We conduct business through meetings of our Board of Directors and its committees. During the year ended June 30, 2022, the Board of Directors of SR Bancorp did not meet and the Board of Directors of Somerset Savings Bank met 17 times, which included regular and special board meetings. The Board of Directors of SR Bancorp has met one time since its incorporation. Prior to completion of the conversion and the related stock offering, the Board of Directors of SR Bancorp will establish the following committees: the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors that will serve on each of the listed standing committees, other than those members of the board of Regal Bancorp who will join the board of SR Bancorp. Each member of each committee meets the Nasdaq Stock Market and the Securities and Exchange Commission independence requirements for such committee. The Board of Directors has determined that Mr. Sonier will qualify as an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Douglas M. Sonier (Chair) Mary E. Davey John W. Mooney James R. Silkensen	Mary E. Davey (Chair) John W. Mooney James R. Silkensen Douglas M. Sonier	John W. Mooney (Chair) Mary E. Davey Douglas M. Sonier James R. Silkensen

Corporate Governance Policies and Procedures

In addition to having established committees of the Board of Directors, SR Bancorp has adopted policies to govern the activities of both SR Bancorp and Somerset Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

SR Bancorp has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended June 30, 2022. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
William P. Taylor Chief Executive Officer	2022	$371,700	$22,152	$95,782	$489,634
Christopher J. Pribula President and Chief Operating Officer	2022	$303,000	$17,580	$53,658	$374,238
David W. Wigg(1) Senior Vice President	2022	$163,750	$9,630	$4,912	$178,292

(1)	Mr. Wigg retired from Somerset Savings Bank on December 30, 2022.
(2)	The compensation represented by the amounts for 2022 set forth in the “All Other Compensation” column for the Named Executive Officers is detailed in the following table:

	401(k) Plan Employer Contributions	Automobile Allowance	Supplemental Retirement Plan(3)	Total All Other Compensation
William P. Taylor	$8,775	$10,407	$76,600	$95,782
Christopher J. Pribula	$9,090	$8,168	$36,400	$53,658
David W. Wigg	$4,912	$—	$—	$4,912

(3)	Represents the contribution made to the Supplemental Executive Retirement Plan for the benefit of Messrs. Taylor and Pribula.

Employment Agreements. Somerset Savings Bank has entered into employment agreements with Messrs. Taylor and Pribula, which become effective as of the effective date of the mutual-to-stock conversion. The term of the employment agreement with Mr. Taylor will begin as of the effective date of the conversion and end on the third anniversary of that date. Upon notice to Mr. Taylor of at least 30 days prior to the expiration of the term of the agreement, Somerset Savings Bank may extend the term of the agreement for an additional twelve months. The initial term of the employment agreement with Mr. Pribula will begin as of the effective date of the conversion and end on the third anniversary of that date. Commencing on the first anniversary of the effective date of the agreement with Mr. Pribula and on each anniversary date thereafter, the term of the agreement will extend automatically for one additional year, so that the remaining term is again three years, unless either Somerset Savings Bank or Mr. Pribula gives notice to the other party of non-renewal. If either party provides a notice of non-renewal, the term will become fixed at that time and expire at the end of the then current term. Notwithstanding the foregoing, in the event SR Bancorp or Somerset Savings Bank (or Somerset Regal Bank) enters into a transaction that would constitute a change in control, as defined under the employment agreements, the term of the agreements would automatically extend so that they would expire no less than two years following the effective date of the change in control.

The employment agreements specify the base salaries of Messrs. Taylor and Pribula, which initially will be $460,000 and $400,000, respectively. The Board of Directors or the Compensation Committee of the Board of Directors of Somerset Savings Bank may increase, but not decrease, the executives’ base salaries. In addition to base salary, the agreements provide that each executive will participate in any bonus plan or arrangement of Somerset Savings Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Board of Directors or the Compensation Committee. Somerset Savings Bank will provide a target cash bonus opportunity for Mr. Taylor of at least 25% of his base salary and for Mr. Pribula of at least 20% of his base salary. Each executive is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Somerset Savings Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties for Somerset Savings Bank. Somerset Savings Bank will also provide each executive with the use of an automobile and reimburse the executive for automobile-related expenses.

Somerset Savings Bank may terminate the executives’ employment, or the executives may resign from their employment, at any time with or without good reason. Under the employment agreements, in the event Somerset Savings Bank terminates an executive’s employment without cause or the executive voluntary resigns for “good reason” (i.e., a “qualifying termination event”), Somerset Savings Bank will pay the executive a severance payment equal to the greater of

(i) the remaining base salary and total annual bonus opportunity (based on the highest annual bonus earned during the three most recent calendar years prior to his date of termination) he would have received during the remaining term of the employment agreement or (ii) two time the sum of the executive’s base salary and the average annual incentive bonus paid to the executive for the three most recently completed calendar years prior to the date of termination. In addition, the executives will be reimbursed for their monthly COBRA premium payments for up to 18 months.

If a qualifying termination event occurs at or within two years following a change in control of SR Bancorp or Somerset Savings Bank (or Somerset Regal Bank), the executive would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of (i) his base salary in effect as of the date of termination (or during the three preceding years, if higher) and (ii) and average annual total incentive bonus earned by the executive for the three most recently completed calendar years prior to the change in control (or, if greater, the annual total incentive bonus that would have been earned in the year of the change in control at target bonus opportunity). In addition, the executive would receive a lump sum payment equal to the value of 36 month’s health care cost (based on COBRA premium payments).

For purposes of the employment agreements, the term “good reason” includes (i) a material reduction in the executive’s base salary and/or aggregate incentive compensation opportunities (unless the reduction is part of a non-discriminatory reduction applicable to all executive officers), (ii) a material reduction in the executive’s authority, duties or responsibilities, (iii) the failure to re-appoint the executive to his executive position or the failure to nominate and recommend the election of the executive to the Board of Directors of SR Bancorp or to appoint or nominate and elect the executive to the Board of Directors of Somerset Savings Bank, (iv) a relocation of the executive’s principal place of employment by more than twenty miles or (v) a material breach of the employment agreement by the Bank.

The employment agreements terminate upon the executive’s death or disability. Upon termination of employment (other than a termination in connection with a change in control), the executive will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his or her employment agreement.

The non-competition and non-solicitation covenants apply following a change in control for a period mutually to be agreed to by the parties, which will be no less than six months nor exceed two years. In the event payments and benefits provided to the executive become subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after considering the value of the non-competition and non-solicitation covenants, the payments will be reduced if the reduction would leave the executive financially better off on an after-tax basis than if the executive received the entire payment and was obligated to pay the excise tax under Section 4999 of the Code.

Concurrent with the signing of the Merger Agreement, Messrs. Lupo, Tower and Orbach each entered into a settlement agreement with SR Bancorp, Somerset Savings Bank, Regal Bancorp and Regal Bank that cancel the executive’s applicable change in control agreement and quantify the estimated cash change in control payment each executive will be entitled to receive at closing at $1.0 million, $859,000 and $487,000, respectively. These amounts will be updated prior to the closing to reflect the then current compensation of Messrs. Lupo, Tower and Orbach. The settlement agreements provide that the non-competition and non-solicitation provisions contained in the change in control agreements and discussed above survive the termination of the change in control agreements.

In addition, David M. Orbach entered into a new employment agreement with Somerset Savings Bank, effective as of the effective date of the Merger between Regal Bancorp and SR Bancorp. See “The Merger with Regal Bancorp—Interests of Certain Persons in the Merger—New Employment Agreement with Somerset Savings Bank.”

Bonus Policy. The independent members of the Board of Directors of Somerset Savings Bank annually approves discretionary employee bonuses pursuant to a written bonus policy. The Board of Directors recognizes that the net income of Somerset Savings Bank is tied to employee contributions and has developed the policy to reflect the contributions of employees. The guidelines are based on the return on assets of Somerset Savings Bank, which are verified by an independent accounting firm, and, for senior executive officers, the bonus amounts may range from 4% to 14% of the executive’s base salary. The Board of Directors may also take into consideration other factors, such as asset quality, liquidity, expense controls and personnel issues in determining the amount of a bonus award. It is anticipated that the bonus policy will be re-evaluated by the Board of Directors of SR Bancorp and Somerset Regal Bank upon completion of the Merger.

Deferred Compensation Plan. Somerset Savings Bank sponsors the Somerset Savings Bank, SLA Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of certain employees (including the Named Executive Officers) and directors. Both Messrs. Taylor and Pribula participate in the Deferred Compensation Plan. Participants in the Deferred Compensation Plan are eligible to defer the receipt of a portion of their compensation each year. At least semi-annually, Somerset Savings Bank credits each participant’s account under the Deferred Compensation Plan with earnings equal to the greater of (i) the highest certificate of deposit rate in effect on each June 30 and December 31 or (ii) the weighted average cost of all deposits of the Bank as of June 30 and December 31. Benefits under the Deferred Compensation Plan are paid to participants within 60 days of the earlier of the participants’ separation from service, death or disability or a fixed date elected by the participant. Distributions are normally made in equal quarterly installments over 10 years, unless the participant elects an available alternative method of distribution. Distributions upon a participant’s death are paid in a lump sum, unless the participant has already begun receiving benefits under the plan, in which case the payments will continue to be made to the participant’s beneficiary at the same time they would have been paid to the participant. Upon a participant’s disability, all benefits (or remaining benefits) will be paid to the participant in a lump sum. A participant may also take earlier distributions in the event of certain unforeseeable emergencies. Participants must make any elections regarding the time and form of distributions at the time they elect to defer compensation under the Deferred Compensation Plan and can only modify those elections in accordance with the terms of the plan.

Supplemental Executive Retirement Plan. Somerset Savings Bank sponsors the Somerset Savings Bank Supplemental Executive Retirement Plan (the “Supplemental Plan”) for certain employees, including the Messrs. Taylor and Pribula. Under the Supplemental Plan, on each May 1, Somerset Savings Bank will credit to each participant’s account under the plan an amount equal to a “designated percentage” of the participant’s compensation for the year. Somerset Savings Bank determines the “designated percentage” each year based on calculations provided by their benefits consultant. However, the “designated percentage” is intended to replace the benefits the participant may not receive under the Pension Plan as a result of the limit on compensation that may be considered for purposes of tax-qualified plan, which for 2022 is $305,000. At least semi-annually, Somerset Savings Bank credits each participant’s account under the Supplemental Plan with earnings equal to the greater of (i) the highest certificate of deposit rate in effect on each May 1 and November 1 or (ii) the weighted average cost of all deposits of the Bank as of May 1 and November 1. Benefits are normally distributed under the Supplemental Plan in quarterly installments over five years within 90 days following the participant’s separation from service or disability. Alternatively, participants may elect (at the time of becoming eligible to participate in the plan) that benefits be distributed in either quarterly installments over 10 years or in a lump sum. Upon a participant’s death prior to the participant’s separation from service or disability, benefits will be distributed over five years with 90 days following the participants’ death, unless the participant has elected a lump sum payment. A participant may also take earlier distributions in the event of certain unforeseeable emergencies. In connection with the freezing of the Pension Plan (see “—Pension Plan” below) and the implementation of the ESOP, Somerset Savings Bank is exploring appropriate changes to the Supplemental Plan.

401(k) Plan. Somerset Savings Bank maintains the Somerset Savings Bank, SLA Savings and Investment Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of Somerset Savings Bank. Eligible employees who are at least 21 years of age become participants in the 401(k) Plan after they have been employed for six consecutive months.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, between 2% and 100% of their eligible compensation. For 2022, the salary deferral contribution limit is $20,500, provided, however, that a participant over age 50 may contribute an additional $6,500 to the 401(k) Plan for a total of $27,000. In addition to salary deferral contributions, Somerset Savings Bank makes contributions equal to 3% of the participant’s plan compensation. A participant is immediately 100% vested in his or her salary deferral contributions and employer contributions.

Somerset Savings Bank intends to allow participants in the 401(k) plan to use up to 50% of their account balances in the 401(k) Plan to subscribe for stock in the offering. The expense recognized in connection with the 401(k) Plan totaled approximately $116,573 for the fiscal year ended June 30, 2022.

Pension Plan. Somerset Savings Bank sponsors the Somerset Savings Bank, SLA Pension Plan (the “Pension Plan”). The named executive officers are eligible to participant in the Pension Plan on the same basis as other eligible employees of Somerset Savings Bank. Employees become participants in the plan on the May 1 following the attainment of age 20-1/2 and the completion of one year of service. The normal annual retirement benefit (after attaining age 65) under the Pension Plan equals 1.54% of the participant’s average compensation (as defined in the plan) up to the participant’s “covered compensation” (i.e., the amount of compensation that may be taxed each year for purposes of social security) plus 2% of the participant’s compensation in excess of his or her covered compensation, multiplied by the participant’s years of credit service (up to a maximum of 27 years). The early retirement benefit (generally available after a participant has attained age 55 and completed 15 years of service) payable under the Pension Plan upon a participant’s termination of employment prior to his or her normal retirement age equals the normal retirement benefit reduced by 3-1/3% for each year between ages 55 and 57 and 6-2/3% for each year between ages 57 and 62. Participants vest in their retirement benefits under the Pension Plan after earning five years of credited service after age 18. The expense recognized in connection with the Pension Plan totaled approximately $442,482 for the fiscal year ended June 30, 2022. Somerset Savings Bank has taken steps to freeze the Pension Plan with respect to participation and benefit accounts effective as of April 30, 2023.

Employee Stock Ownership Plan. In connection with the conversion, Somerset Savings Bank intends to adopt an employee stock ownership plan (the “ESOP”) for eligible employees. The named executive officers will be eligible to participate in the ESOP on the same terms as other eligible employees. Eligible employees will begin participation in the ESOP on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of six months of service and attainment of age 21.

The ESOP trustee is expected to purchase, on behalf of the ESOP, 8.0% of the total number of shares of SR Bancorp, Inc. common stock sold in the conversion and contributed to the charitable foundation. If eligible account holders subscribe for all the SR Bancorp common stock sold in the offering, no shares will be available to be purchased by the ESOP. In that case, or if market conditions otherwise warrant, the ESOP’s subscription order will not be filled (or may not be filled completely) and the ESOP may elect to purchase shares in the open market following the completion of the conversion and related stock offering. In either case, we anticipate the ESOP will fund its stock purchase with a loan from SR Bancorp, Inc. equal to the aggregate purchase price of the common stock. The trustee will repay the loan principally through contributions to the ESOP by Somerset Savings Bank and any dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger.”

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among participants’ accounts based on each participant’s proportional share of compensation relative to all participants. A participant will vest in his or her account balance based on his or her years of service with the bank, at the rate of 25% per year after two years of service, so that the participant will be 100% vested after completing five years of service. Participants who are employed by Somerset Savings Bank immediately prior to the closing of the offering will receive credit for vesting purposes for years of service prior to adoption of the ESOP. Participants also will automatically become fully vested upon attainment of their normal retirement age (age 65), death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon terminating employment in accordance with the terms of the plan document. The ESOP reallocates any unvested shares forfeited upon a participant’s termination of employment among the remaining participants.

The ESOP will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Somerset Savings Bank will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to the accounts of plan participants will result in a corresponding reduction in the earnings of SR Bancorp, Inc.

Directors’ Compensation

The following table sets forth for the year ended June 30, 2022, certain information as to the total remuneration we paid to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Mary E. Davey	60,600	—	60,600
John W. Mooney	60,600	—	60,600
James R. Silkensen	60,600	—	60,600
Douglas M. Sonier	63,200	—	63,200
Robin Suskind(1)	52,200	—	52,200

(1)	Ms. Suskind resigned from the Board of Directors effective April 20, 2022.

Director Fees. Directors of Somerset Savings Bank receive a per meeting fee of $4,200 and a per committee meeting fee of $750. The chairman of the Audit Committee receives an additional $200 per month.

Each individual who serves as a director of Somerset Savings Bank also serves as a director of SR Bancorp, Inc. Initially, each director will receive director fees only in his or her capacity as a director of Somerset Savings Bank. Following the completion of the conversion and related stock offering, SR Bancorp, Inc. may also determine to pay director fees but has not determined to do so at this time.

Deferred Compensation Plan. Directors are eligible to defer a portion of their board compensation under the Deferred Compensation Plan, as described above. For the year ended June 30, 2022, Ms. Davey elected to defer a portion of her board compensation.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. According to applicable regulations, if implemented within the first year after the offering, we anticipate that the plans will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the outstanding shares of common stock of SR Bancorp at the completion of the offering, including shares contributed to the charitable foundation. These limitations will not apply if the plans are implemented more than one year after the consummation date of the conversion.

The stock-based benefit plans will not be implemented sooner than six months after the offering and, if implemented within one year after the stock offering, must be approved by a majority of the votes eligible to be cast by our shareholders. If the stock-based benefit plans are established more than one year after the offering is completed, they must be approved by a majority of votes cast by shareholders.

Certain additional restrictions would apply to the stock-based benefit plans if implemented within one year after completion of the offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and restricted stock awards authorized under the plans;

•	no individual employee may receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of the date of grant; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of SR Bancorp or Somerset Regal Bank.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based benefit plans for shareholder approval within one year or more than one year following the completion of the offering. If applicable regulations or policies regarding stock-based benefit plans change, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or by repurchasing shares of our common stock.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of SR Bancorp’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	285,600 Shares Awarded at Minimum of Offering Range	336,000 Shares Awarded at Midpoint of Offering Range	386,400 Shares Awarded at Maximum of Offering Range	444,360 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$2,285	$2,688	$3,091	$3,555
10.00	2,856	3,360	3,864	4,444
12.00	3,427	4,032	4,637	5,332
14.00	3,998	4,704	5,410	6,221

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price of shares of common stock of SR Bancorp at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal to the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	714,000 Options at Minimum of Offering Range	840,000 Options at Midpoint of Offering Range	966,500 Options at Maximum of Offering Range	1,110,900 Options at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$4.02	$2,870	$3,377	$3,883	$4,466
10.00	5.02	3,584	4,217	4,849	5,577
12.00	6.02	4,298	5,057	5,815	6,688
14.00	7.03	5,019	5,905	6,791	7,810

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors.”

Transactions with Certain Persons

Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Somerset Savings Bank, to their executive officers and directors in compliance with federal banking regulations. Somerset Savings Bank had no outstanding loans or extensions of credit to its executive officers and directors, and members of their immediate families, at June 30, 2022. Somerset Savings Bank has a policy that no extension of credit will be granted to its directors, officers or employees on terms more favorable than to those available to the general public. For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Federal Bank Regulation—Transactions with Affiliates and Loans to Insiders.”

In accordance with the listing standards of the Nasdaq Stock Market, any transactions that would be required to be reported under this section of this Prospectus must be reviewed by our audit committee or another independent body of the Board of Directors. In addition, any transaction with a director is reviewed by and subject to approval of the members of the Board of Directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no less favorable as those that would be available to us from an unrelated party through an arms’ length transaction.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

The table below sets forth the proposed purchases of subscription shares for each of Somerset Savings Bank’s directors and executive officers, including their associates, and for all of these individuals as a group. In the event of an oversubscription by eligible account holders, directors and executive officers may not be able to purchase the amount of shares listed below. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. See “The Conversion and Stock Offering—Limitations on Purchases of Shares.” Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Federal and state regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the closing of the offering. Subscriptions by management through our 401(k) plan are included in the proposed purchases set forth below and will be counted as part of the maximum number of shares such individuals may subscribe for in the offering and as part of the maximum number of shares directors and officers may purchase in the offering.

Name	Number of Shares	Dollar Amount	Percentage of Total Outstanding Shares at the Minimum of the Offering Range Following the Merger(1)(2)
Board of Directors
William P. Taylor	30,000	$300,000	*
Mary E. Davey	8,500	85,000	*
John W. Mooney	10,000	100,000	*
Christopher J. Pribula	25,000	250,000	*
James R. Silkensen	10,000	100,000	*
Douglas M. Sonier	25,000	250,000	*
Executive Officers Who Are Not Directors:
Neil C. Viotto	10,000	100,000	*
Harris Faqueri	10,000	100,000	*
All directors and executive officers as a group (8 persons)	128,500	1,285,000	1.9%

(1)

Assumes 7,140,000 outstanding shares of SR Bancorp following the stock offering and the Merger, comprised of 6,800,000 shares sold at the minimum of the offering range and 340,000 shares contributed to the charitable foundation.

(2)

David M. Orbach, the current Chairman of Regal Bancorp, will become Executive Chairman of SR Bancorp and Executive Vice Chairman of Somerset Savings Bank following the Merger. Mr. Orbach is not an eligible or supplemental account holder and will not, either individually or together with his associates, subscribe for shares in the subscription or community offering.

*	Less than 1%.

REGULATION AND SUPERVISION

Set forth below is a brief description of certain material regulatory requirements that will be applicable to Somerset Savings Bank and SR Bancorp assuming all the transactions contemplated by the Merger Agreement, which are subject to receipt of regulatory, shareholder and voting member approvals, are consummated. Namely, the description assumes that Somerset Savings Bank, a New Jersey chartered mutual savings association, will convert from the mutual to the stock form of organization and become the wholly owned subsidiary of SR Bancorp, and immediately afterward convert its charter to that of a New Jersey chartered commercial bank, to be named, effective upon consummation of the bank merger, Somerset Regal Bank. The description also assumes that the stock offering by SR Bancorp, and the acquisition of Regal Bancorp and of its wholly owned subsidiary, Regal Bank, are consummated.

As a result, upon consummation of the mutual-to-stock conversion, stock offering, charter conversion, Merger and bank merger (collectively, the “proposed transactions”), Somerset Regal Bank will be a New Jersey chartered commercial bank, in stock form, that is not a member of the Federal Reserve System (referred to as a “state nonmember bank”) subject to regulation, supervision and examination by the NJDBI and the FDIC. In turn, SR Bancorp will be a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and subject to regulation, supervision and examination by the Federal Reserve. As a public holding company, SR Bancorp will also be subject to the rules and regulations of the SEC under the federal securities laws. The description is not intended to be a complete list or description of such statutes and regulations and their effects on Somerset Regal Bank and SR Bancorp upon, and assuming, consummation of the proposed transactions.

Bank Regulation

As a New Jersey chartered commercial bank with federally insured deposits, Somerset Regal Bank will be subject to comprehensive regulation by the NJDBI, as its chartering authority, and by the FDIC, as its primary federal regulator and deposit insurer. New Jersey chartered commercial banks are required to file reports with, and are periodically examined by, the FDIC and the NJDBI concerning their activities and financial condition and must obtain regulatory approvals before entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions.

This regulatory and supervisory structure is intended primarily for the protection of depositors and the Deposit Insurance Fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding classifying assets and establishing an adequate allowance for loan losses for regulatory purposes. The regulatory authorities have substantial discretion to take enforcement action with respect to an institution that fails to comply with applicable regulatory requirements or engages in violations of law or unsafe and unsound practices.

New Jersey Banking Laws and Supervision

As a New Jersey chartered commercial bank, Somerset Regal Bank will be subject to extensive regulation, examination and supervision by the NJDBI, as its chartering authority.

Activity Powers. New Jersey chartered banks derive their lending, investment and other activity powers primarily from the New Jersey Banking Act of 1948, as amended, and the regulations of the NJDBI. Under these laws and regulations, New Jersey chartered banks generally may invest in:

•	real estate mortgages;

•	consumer and commercial loans;

•	specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

•	certain types of corporate equity securities; and

•	certain other assets.

New Jersey chartered banks may also make other investments pursuant to “leeway” authority that permits investments not otherwise permitted by the New Jersey Banking Act. Leeway investments must comply with a number of limitations on the individual and aggregate amounts of leeway investments. A bank may also exercise trust powers upon approval of the NJDBI. New Jersey banks also may exercise those powers, rights, benefits or privileges authorized for national banks or out-of-state banks or for federal or out-of-state savings banks or savings associations, provided that before exercising any such power, right, benefit or privilege, prior approval by the NJDBI by regulation or by specific authorization is required. The exercise of these lending, investment and activity powers is limited by federal law and regulations. See “—Federal Bank Regulation—Activities and Investments” below. Certain corporate transactions by a New Jersey bank, such as establishing branches and acquiring other banks, require the prior approval of the NJDBI.

Loan-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey chartered bank may not make loans or extend credit to a single borrower or to entities related to the borrower in an aggregate amount that would exceed 15% of the bank’s capital funds. A bank may lend an additional 10% of the bank’s capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act.

The New Jersey Banking Act imposes conditions and limitations on the liabilities to a bank of its directors and executive officers and of corporations and partnerships controlled by such persons, that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law, as discussed below. The New Jersey Banking Act also provides that a bank that is in compliance with the Federal Reserve’s Regulation O, as discussed below, is deemed to be in compliance with such provisions of the New Jersey Banking Act.

Dividends. Under the New Jersey Banking Act, a stock bank may not pay a cash dividend unless, following the payment, the bank’s capital stock will be unimpaired, and the bank will have a surplus of no less than 50% of its capital stock or, if not, the payment of the dividend will not reduce the surplus of the bank. Federal law may also limit the amount of dividends that may be paid by a New Jersey chartered nonmember bank. See “—Federal Bank Regulation—Prompt Corrective Regulatory Action” below.

Minimum Capital Requirements. Regulations of the NJDBI impose on New Jersey chartered depository institutions minimum capital requirements generally similar to those imposed by the FDIC on insured state banks. See “—Federal Bank Regulation—Capital Requirements.”

Examination and Enforcement. The NJDBI examines all state chartered commercial banks. The NJDBI has authority to enforce applicable law and prevent practices that may cause harm to an institution, including the issuance of cease and desist orders and civil money penalties and removal of directors, officers and employees. The NJDBI also has authority to appoint a conservator or receiver for a bank under certain circumstances such as insolvency or unsafe or unsound condition to transact business.

Federal Bank Regulation

Supervision and Enforcement Authority. Somerset Regal Bank will be subject to extensive regulation, examination and supervision by the FDIC as its primary federal prudential regulator and the insurer of its deposits. State nonmember banks must file reports with the FDIC concerning their activities and financial condition. State nonmember banks must also obtain prior FDIC approval before entering into certain corporate transactions such as establishing new branches and mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the FDIC to evaluate state nonmember bank’s safety and soundness and compliance with various regulatory requirements.

The FDIC maintains substantial enforcement authority over regulated institutions. That includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The FDIC may also appoint itself as conservator or receiver for an insured bank under certain circumstances.

Capital Requirements. FDIC regulations require FDIC-supervised institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8%, and a Tier 1 capital to average total assets leverage ratio of 4%.

Common equity Tier 1 capital is generally defined as common shareholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. Somerset Savings Bank exercised the AOCI opt-out election, which is reflected in historical and pro forma regulatory capital at March 31, 2023 and June 30, 2022, respectively. See “Historical and Pro Forma Regulatory Capital Compliance.”

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, a bank’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on perceived risks inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one-to-four family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if an institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements, effectively resulting in the following minimum ratios: a common equity Tier 1 capital ratio of 7.0%, a Tier 1 capital ratio of 8.5%, and a total capital ratio of 10.5%.

Institutions that have less than $10 billion in total consolidated assets and meet other qualifying criteria may elect to use the optional community bank leverage ratio framework, which requires maintaining a leverage ratio of greater than 9%, to satisfy the regulatory capital requirements, including the risk-based requirements. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. Somerset Savings Bank has opted into the community bank leverage ratio framework.

In assessing an institution’s capital adequacy, the FDIC takes into consideration, not only these numeric factors, but also qualitative factors. The FDIC has the authority to establish higher capital requirements for individual institutions where deemed necessary.

At March 31, 2023, Somerset Savings Bank exceeded each of its capital requirements, on a historical and a pro forma basis.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Activities and Investments. Federal law provides that a state-chartered bank insured by the FDIC generally may not engage as a principal in any activity not permissible for a national bank to conduct or make any equity investment of a type or in an amount not authorized for a national bank, notwithstanding state law, subject to certain exceptions.

In addition, the FDIC is authorized to permit a state-chartered bank to engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined that the activities or investments involved do not pose a significant risk to the Deposit Insurance Fund. The FDIC has adopted procedures for institutions seeking approval to engage in such activities or investments. In addition, a state nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

An institution is considered “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets equal to or less than 2.0%. At March 31, 2023, Somerset Savings Bank was classified as a “well capitalized” institution, on a historical and a pro forma basis.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations, and are required to submit a capital restoration plan to the appropriate federal banking agency. An undercapitalized bank’s compliance with a capital restoration plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of possible additional measures, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, reduce total assets, cease receipt of deposits from correspondent banks, dismiss directors or officers, or limit interest rates paid on deposits, compensation of executive officers or capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it is determined to be critically undercapitalized.

A bank that is classified as well-capitalized, adequately capitalized or undercapitalized may be treated as though it were in the next lower capital category if the FDIC, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

Qualifying institutions that elect and comply with the community bank leverage ratio framework are considered well-capitalized under the prompt corrective action regulations with a community bank leverage ratio of 9% or greater. See “—Capital Requirements” above.

Transaction with Affiliates and Loans to Insiders. Transactions between banks and their affiliates are governed by federal law. Generally, Section 23A of the Federal Reserve Act and the Federal Reserve’s Regulation W prohibit a bank and its subsidiaries from engaging in a “covered transaction” with an affiliate if the aggregate amount of covered transactions outstanding with that affiliate, including the proposed transaction, would exceed an amount equal to 10% of the bank’s capital stock and surplus. The aggregate amount of covered transactions outstanding with all affiliates is limited to 20% of the bank’s capital stock and surplus. Section 23B applies to “covered transactions,” as well as to certain other transactions, and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as prevailing market terms for transactions with or involving a non-affiliate. The term “covered transaction” includes making loans to, purchasing assets from, and issuing guarantees to an affiliate, and other similar transactions. Section 23B transactions also include the bank’s providing services and selling assets to an affiliate. In addition, loans or other extensions of credit by a bank to an affiliate are required to be collateralized according to the requirements set forth in Section 23A of the Federal Reserve Act.

A bank’s loans to its directors, executive officers and owners of 10% or more of its stock (each, an insider) and any entities controlled by such persons are subject to the conditions and limitations imposed by Sections 22(g) and 22(h) of the Federal Reserve Act and the Federal Reserve’s Regulation O. Among other things, these provisions generally require that extension of credit to insiders be made on terms that are substantially the same as and follow credit underwriting procedures that are not less stringent than those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to insiders may not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based on a bank’s unimpaired capital and surplus. Extensions of credit in excess of certain limits must be approved by the bank’s Board of Directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Federal Insurance of Deposit Accounts. Deposit accounts in Somerset Savings Bank are insured up to a maximum of $250,000 per depositor.

The FDIC assesses all insured depository institutions. An institution’s assessment rate depends upon the perceived risk to the Deposit Insurance Fund of that institution, with less risky institutions paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. Assessment rates (inclusive of possible adjustments) for insured depository institutions with assets of less than $10 billion currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital.

The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment in the risk-based assessment system may be made without notice and comment rulemaking.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of our deposit insurance.

Community Reinvestment Act. Under the Community Reinvestment Act, or “CRA,” every insured depository institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of each state non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to establish branches and acquire other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Somerset Savings Bank’s most recent FDIC CRA rating, dated May 31, 2022, was “Satisfactory.”

Federal Home Loan Bank System. Somerset Savings Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Banks provide a central credit facility primarily for member institutions. Somerset Savings Bank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of New York. Somerset Savings Bank was in compliance with this requirement at March 31, 2023.

Holding Company Regulation

Federal Holding Company Regulation. Upon completion of the proposed transactions, SR Bancorp will be a bank holding company registered with the Federal Reserve and will be subject to regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve will have enforcement authority over SR Bancorp and its non-savings bank subsidiaries. Among other things, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a serious risk to the subsidiary bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities the Federal Reserve had determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve has determined by regulation to be so closely related to banking are: (1) making or servicing loans; (2) performing certain data processing services; (3) providing discount brokerage services; (4) acting as fiduciary, investment or financial advisor; (5) leasing personal or real property; (6) making investments in corporations or projects designed primarily to promote community welfare; and (7) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including that its depository institution subsidiaries are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader range of financial activities than a bank holding company. Such activities may include insurance underwriting and investment banking. SR Bancorp has no plans to elect “financial holding company” status at this time.

Capital. Bank holding companies with $3 billion or more in total consolidated assets are subject to consolidated regulatory capital requirements that are as stringent as those applicable to their insured depository subsidiaries. Upon consummation of the proposed transactions, SR Bancorp will have pro forma consolidated assets of less than $3 billion and, therefore, will not be subject to the consolidated capital requirements, unless otherwise advised by the Federal Reserve.

Source of Strength. Federal law provides that bank and savings and loan holding companies must act as a source of strength to their subsidiary depository institution. The expectation is that the holding company will provide capital, liquidity and other support for the institution in times of financial stress.

Stock Repurchases and Dividends. A bank holding company is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions. Federal Reserve guidance provides for regulatory consultation and nonobjection under specified circumstances prior to a holding company redeeming or repurchasing regulatory capital instruments, including common stock, regardless of the previously referenced notification requirement.

The Federal Reserve has issued a policy statement regarding capital distributions, including dividends, by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior consultation with and nonobjection of the Federal Reserve in certain cases, such as where a proposed dividend exceeds earnings for the period for which the dividend would be paid (e.g., calendar quarter) or where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund a proposed dividend. The Federal Reserve guidance also provides for consultation and nonobjection for material increases in the amount of a bank holding company’s common stock dividend. Additionally, under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.

These regulatory policies could affect the ability of SR Bancorp to pay dividends, engage in stock repurchases or otherwise engage in capital distributions.

Acquisition of Holding Company. Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company, such as SR Bancorp, unless the Federal Reserve has been given 60 days’ prior written notice and not disapproved the proposed acquisition. Control, as defined under the Change in Bank Control Act and applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with SR Bancorp, the issuer has registered securities under Section 12 of the Exchange Act.

In addition, federal regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Control, as defined under the Bank Holding Company Act and Federal Reserve regulations, means ownership, control or power to vote 25% or more of any class of voting stock, control in any manner over the election of a majority of the company’s directors, or a determination by the regulator that the acquiror has the power to exercise, directly or indirectly, a controlling influence over the management or policies of the company. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve. Effective September 30, 2020, the Federal Reserve amended its regulations concerning when a company exercises a controlling influence over a bank or bank holding company for purposes of the Bank Holding Company Act. Relevant factors include the company’s voting and nonvoting equity investment in the bank or bank holding company, director, officer and employee overlap and the scope of business relationships between the company and bank or bank holding company.

New Jersey Holding Company Regulation. As a bank holding company, SR Bancorp will also be subject to the provisions of the New Jersey Banking Act of 1948, as amended, and the regulations of the NJDBI. New Jersey law establishes similar filing and prior approval requirements by the NJDBI for acquisitions of New Jersey chartered institutions.

Federal Securities Laws

SR Bancorp’s common stock will be registered with the SEC after the stock offering. SR Bancorp, therefore, will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

The registration under the Securities Act of shares of common stock issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of SR Bancorp may be resold without registration. Shares purchased by an affiliate of SR Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act. If SR Bancorp meets the current public information requirements of Rule 144, each affiliate that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of SR Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Emerging Growth Company Status. SR Bancorp qualifies as an “emerging growth company” under the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. An emerging growth company may also elect to use an extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. Upon completion of the proposed transactions, SR Bancorp will have in place policies, procedures and systems designed to comply with these regulations.

TAXATION

Federal Taxation

General. SR Bancorp and Somerset Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to SR Bancorp and Somerset Savings Bank.

Method of Accounting. For federal income tax purposes, Somerset Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending June 30 for filing its federal income tax returns.

Net Operating Loss Carryovers. Effective with the passage of the Tax Cuts and Jobs Act, net operating loss carrybacks are no longer permitted, and net operating losses are allowed to be carried forward indefinitely. Net operating loss carryforwards arising from tax years beginning after January 1, 2018 are limited to offset a maximum of 80% of a future year’s taxable income. At March 31, 2023, Somerset Savings Bank had no net operating loss carryovers at the federal level and $2.85 million in net operating loss carryovers at the state level.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any loss remaining after the five-year carryover period that has not been deducted is no longer deductible. At March 31, 2023, Somerset Savings Bank had no capital loss carryovers.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from Somerset Savings Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Somerset Savings Bank’s federal income tax returns and New Jersey State income tax returns have not been audited in the last three years.

State Taxation

New Jersey State Taxation. In 2014, tax legislation was enacted that changed the manner in which financial institutions and their affiliates are taxed in New Jersey. Taxable income is apportioned to New Jersey based on the location of the taxpayer’s customers, with special rules for income from certain financial transactions. The location of the taxpayer’s offices and branches are not relevant to the determination of income apportioned to New Jersey. The Corporation Business Tax rate is 9% on adjusted entire net income or on the portion allocable to New Jersey; the rate is 7.5% for all corporations with entire net income of $100,000 or less; and the rate is 6.5% for all corporations with entire net income of $50,000 or less. An alternative tax on apportioned capital, capped at $5.0 million for a tax year, is imposed to the extent that it exceeds the tax on apportioned income. The New Jersey alternative tax rate is 0.05% for 2019, 0.025% for 2020 and was completely phased out as of January 1, 2021. Qualified community banks and thrift institutions that maintain a qualified loan portfolio are entitled to a specially computed modification that reduces the income taxable to New Jersey.

Maryland State Taxation. As a Maryland business corporation, SR Bancorp is required to file an annual report with and pay personal property taxes to the State of Maryland.

THE PROPOSED MERGER WITH REGAL BANCORP

General

On July 25, 2022, SR Bancorp and Somerset Savings Bank entered into an Agreement and Plan of Merger with Regal Bancorp and Regal Bank, as amended on March 7, 2023 and on July 10, 2023, pursuant to which SRB Interim Corporation, a wholly owned subsidiary of SR Bancorp formed solely to facilitate the proposed Merger, will merge with and into Regal Bancorp, immediately followed by the merger of Regal Bancorp with and into SR Bancorp, with SR Bancorp as the surviving entity. Immediately following the Merger, it is expected that Regal Bank will merge with and into Somerset Savings Bank, with Somerset Savings Bank as the surviving entity to be re-named “Somerset Regal Bank.” The proposed Merger will occur only following the completion of the conversion and related stock offering.

Legal Steps of the Proposed Transaction

In connection with the proposed Merger, Regal Bancorp’s shareholders will exchange each share of their Regal Bancorp common stock for $23.00 in cash. Pursuant to the terms of the Merger Agreement, at the effective time of the proposed Merger, SRB Interim Corporation will merge with and into Regal Bancorp, immediately followed by the merger of Regal Bancorp with and into SR Bancorp with SR Bancorp as the surviving entity. The articles of incorporation and bylaws of SR Bancorp will continue to be the articles of incorporation and bylaws of the surviving corporation.

In order to effectuate the proposed Merger with Regal Bancorp, Somerset Savings Bank is converting from the mutual to stock form of organization, and SR Bancorp is offering shares of its common stock for sale in the offering. The consummation of the proposed Merger is subject to completion of conversion and related stock offering, as well as the receipt of all required regulatory approvals and non-objections and the approval of Regal Bancorp shareholders. SR Bancorp and Somerset Savings Bank have received the approval of the NJDBI, filed an application with the FDIC and requested a waiver of formal application and approval requirements from the Federal Reserve as it relates to the proposed Merger. Somerset Savings Bank needs the approval of its voting members in order to consummate the conversion, including the stock offering.

SR Bancorp intends to conduct its offering at the same time Regal Bancorp is soliciting the approval of the proposed Merger from its shareholders and Somerset Savings Bank is soliciting the approval of the offering from its voting members. SR Bancorp is mailing this prospectus to potential investors on or about July 21, 2023. Regal Bancorp will mail its proxy statement to its shareholders soliciting their votes in favor of the proposed Merger on or about July 21, 2023, and Somerset Savings Bank its proxy statement to its Voting Members soliciting their votes in favor of the conversion on or around July 21, 2023. The offering will terminate on August 15, 2023 unless extended to a later date. Regal Bancorp’s shareholders’ meeting is scheduled for August 31, 2023, and Somerset Savings Bank’s Voting Members’ meeting is scheduled for August 31, 2023. Assuming Regal Bancorp shareholders approve the proposed Merger, SR Bancorp receives sufficient subscriptions to complete the offering and receives the approval of its Voting Members and all required regulatory approvals, it is expected the offering will be consummated in the third quarter of 2023 and the Merger will be consummated promptly following the consummation of the conversion and related stock offering.

Background of the Merger

On December 16, 2021, David Orbach, Chairman of the Board of Regal Bancorp and Thomas Lupo, President and Chief Executive Officer of Regal Bancorp met with William Taylor, the Chief Executive Officer of Somerset Savings Bank, Christopher Pribula, the President and Chief Operating Officer of Somerset Savings Bank, and a representative of KBW. The parties had a general discussion about their background and each bank. No terms were discussed at this meeting.

On February 3, 2022, Messrs. Orbach and Lupo met with Messrs. Taylor and Pribula and the KBW representative. The meeting involved a more detailed discussion of the business of each bank and how the two institutions could fit together. In addition, given that Somerset Savings Bank was a mutual institution, the parties discussed the mechanics of merging the two institutions. Specific terms or exchange ratios were not discussed at this meeting.

On April 1, 2022, representatives of Regal Bancorp and Somerset Savings Bank participated in a conference call to discuss the performance of the respective banks for the quarter ended March 31, 2022.

On April 20, 2022, Mr. Taylor called Mr. Orbach to inform him that the Somerset Savings Bank Board had agreed to move forward with negotiations with Regal Bancorp for a possible transaction. Somerset Savings Bank also engaged KBW to act as its financial advisor at this time.

On May 5, 2022, Somerset Savings Bank provided a term sheet setting forth the proposed terms of the transaction and a non-disclosure and exclusivity agreement to Mr. Orbach. The term sheet proposed a purchase price equal to 125-130% of

Regal Bancorp’s tangible book value, payable 80% in the stock of Somerset Savings Bank’s to be formed holding company and 20% in cash. The non-disclosure and exclusivity agreement provided for a 60-day exclusivity period. The non-disclosure and exclusivity agreement included an 18-month standstill provision; however, that provision did not preclude a party from making a proposal regarding a potential business combination directly to the Board of Directors of the other party on a confidential basis. Mr. Orbach shared the term sheet with representatives of TKG, Regal Bancorp’s financial adviser, for their review and comment. Mr. Orbach also called the KBW representative to discuss the term sheet, and Mr. Orbach requested several changes from Somerset Savings Bank, including changing the mix of cash/stock consideration to 90% stock and 10% cash and increasing the purchase price to 130% of Regal Bancorp’s tangible book value.

On May 10, 2022, a revised term sheet was provided. The next day, Mr. Orbach was provided with a copy of the non-disclosure and exclusivity agreement executed by Somerset Savings Bank.

On May 11, 2022, the non-disclosure and exclusivity agreement was executed by Regal Bancorp and provided to Somerset Savings Bank.

During the rest of May and June 2022, both Regal Bancorp and Somerset Savings Bank performed diligence reviews. As part of the diligence review process, the parties, with their respective financial advisors, met on June 14, 2022 to discuss in detail the business of each bank and how they could be integrated.

On June 27, 2022, Messrs. Orbach and Lupo met with the Board of Somerset Savings Bank to discuss, among other things, the culture and operations of each institution. Transaction terms were not discussed at this meeting.

On July 1, 2022, Luse Gorman, PC, counsel for Somerset Savings Bank (“Luse Gorman”), provided a draft of a definitive merger agreement to Windels Marx Lane & Mittendorf, LLP, counsel for Regal Bancorp (“Windels Marx”).

On July 6, 2022, Messrs. Orbach and Lupo met with Messrs. Taylor and Pribula and the KBW representative to discuss the integration of the two institutions. Transaction terms were not discussed at this meeting.

During July 2022, representatives of Luse Gorman and Windels Marx negotiated the final terms of the definitive merger agreement and other transaction documents.

In addition, during July 2022, the parties, with the assistance of their respective financial advisors, negotiated and agreed upon the final pricing and form of consideration.

On July 25, 2022, the Boards of both Somerset Savings Bank and Regal Bancorp met to review and vote upon the proposed transaction and the various transaction documents.

Somerset Savings Bank and Regal Bancorp jointly announced the transaction on the evening of July 25, 2022, after the close of the trading markets.

From August 2022 until late October 2022, the parties worked on completing the various regulatory filings needed to obtain approval for the merger, the conversion by Somerset Savings Bank and the offering by SR Bancorp. These filings were made in late October 2022. In December 2022, Somerset Savings Bank encountered regulatory objections to the proposed issuance of shares by SR Bancorp to Regal Bancorp shareholders in connection with the conversion of Somerset Savings Bank, even though applicable federal regulations authorize a converting mutual savings institution to acquire a stock bank at the time of its mutual to stock conversion, and to issue shares of common stock as consideration in the merger. After several communications with the regulators, the applications were withdrawn in early February 2023.

Because both parties still believed the merger was in their mutual best interests, the parties began negotiating potential revised terms with the assistance of their financial advisors, ultimately agreeing on an all-cash price of $23.00 per share.

On March 7, 2023, the Boards of both Somerset Savings Bank and Regal Bancorp met to review and vote upon the amendment to the merger agreement with the proposed revised terms providing for all cash merger consideration of $23.00 per Regal Bancorp share of common stock. The parties then executed the amendment to the merger agreement. On July 10, 2023, the parties further amended the merger agreement to clarify the funding source of a portion of the cash merger consideration and to extend the termination date to December 31, 2023.

Reasons for the Proposed Merger

Our Board of Directors believes that the proposed Merger will enhance the competitive position of SR Bancorp by enabling us to expand our market presence in Essex, Hudson, Morris and Union Counties, New Jersey and enhance our market presence in Somerset County, New Jersey. The Merger will increase the combined bank’s deposit base and its loan portfolio, provide Somerset Savings Bank with greater access to commercial loan customers and provide Regal Bank with greater access to residential loan customers. In addition, the consideration to be paid to Regal Bancorp, Inc. shareholders in the Merger will permit Somerset Savings Bank to use a significant portion of the capital raised in the offering, while continuing to be a well-capitalized commercial bank for regulatory purposes.

The proposed Merger will facilitate a key step in the execution of Somerset Savings Bank’s business strategy–to increase market share in Somerset Savings Bank’s primary market area through the acquisition or purchase of deposits as well as increasing Somerset Savings Bank’s commercial loan portfolio. The combination of Somerset Savings Bank and Regal Bank will provide customers of both institutions with convenient access to their accounts by increasing the number of branches available in Somerset Savings Bank’s primary market area.

The proposed Merger, combined with the stock offering, will permit Somerset Savings Bank to use a significant portion of its capital, while continuing to well exceed each of its regulatory capital requirements. In addition to enabling Somerset Savings Bank to expand its franchise, which will enhance its ability to compete in its market area, the proposed Merger is also expected to reduce the pressure to leverage its balance sheet that typically exists when institutions with high capital levels engage in stock offerings.

The terms of the Merger Agreement were the result of arm’s length negotiations between the representatives of Somerset Savings Bank and Regal Bancorp. In its deliberations and in making its determination, Somerset Savings Bank’s Board of Directors considered many factors including, without limitation, the factors described above, as well as the following:

•

information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Somerset Savings Bank and Regal Bancorp, including consideration of both companies’ historical and projected results of operation and financial condition and a review of Regal Bancorp’s financial performance by comparison to peer group;

•	SR Bancorp’s access to capital and managerial resources relative to that of Regal Bancorp;

•	the anticipated short-term and long-term impact the offering and proposed Merger will have on SR Bancorp’s consolidated results of operations;

•

the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of Somerset Savings Bank and Regal Bank, which Somerset Savings Bank’s board believed would make it easier to integrate the operations of the two companies;

•

the belief that the proposed Merger will enhance Somerset Savings Bank’s franchise value by the expansion of its branch network in Essex, Morris and Union Counties, New Jersey and by enhancing its ability to compete in its primary market area of Somerset County, New Jersey; and

•	Somerset Savings Bank’s long-term growth strategy.

The discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes all material factors considered by our Board of Directors. In reaching its determination to approve the proposed Merger, our Board of Directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Consideration to be Received in the Merger

Shares of Regal Bancorp common stock issued and outstanding immediately prior to the completion of the Merger will automatically be converted into the right to receive $23.00 in cash per share.

Accounting Treatment

SR Bancorp will account for the proposed Merger under the “purchase” method of accounting in accordance with United States generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of Regal Bancorp will be recorded by SR Bancorp at their respective fair values at the time of the completion of the proposed Merger. The excess of Regal Bancorp’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Regulatory Approvals Needed to Complete the Merger

General. The proposed Merger will occur only following the completion of the conversion and related stock offering. Please see “The Conversion and Stock Offering—Approvals Required.” In addition, the proposed Merger cannot proceed in the absence of the requisite regulatory approvals. See “The Proposed Merger with Regal Bancorp—Conditions to Completing the Proposed Merger” and “—Termination, Amendment and Waiver.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the Merger Agreement and described under “The Proposed Merger with Regal Bancorp—Conditions to Completing the Proposed Merger.”

The approval of an application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the proposed Merger from the standpoint of the adequacy of the cash consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

Merger Approvals. Completion of the proposed Merger is subject to prior approval or waiver of approval of the FDIC, NJDBI and the Federal Reserve. In reviewing applications for transactions of this type, the regulators consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and competitive factors.

In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive. Somerset Savings Bank and SR Bancorp received the approval of the NJDBI, filed an application with the FDIC and requested a waiver of formal application and approval requirements from the Federal Reserve as it relates to the proposed Merger.

Under the Community Reinvestment Act of 1977, the FDIC must consider the record of performance of Regal Bank and Somerset Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies periodically receive comments and protests from community groups and others. Regal Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination by the FDIC and Somerset Savings Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination conducted by the FDIC.

In addition, a period of 15 to 30 days must expire following approval by the FDIC before completion of the Merger of Somerset Savings Bank and Regal Bank is allowed, within which period the United States Department of Justice may file objections to the Merger under the federal anti-trust laws. While Regal Bancorp and SR Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the Merger of the two banks, or that the Attorney General of the State of New Jersey will not challenge the Merger of the two banks, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

Interests of Certain Persons in the Merger

As described below, certain of Regal Bancorp’s officers and directors have interests in the Merger that are in addition to, or different from, the interests of Regal Bancorp’s shareholders generally. Regal Bancorp’s Board of Directors was aware of these interests and took them into account in approving the Merger.

Existing Regal Bank Change in Control Agreements. Thomas Lupo, President and Chief Executive Officer, Daniel Tower, Executive Vice President and Chief Operating Officer and David Orbach, Chairman of the Board of Regal Bancorp and Regal Bank each is a party to a change in control agreement with Regal Bank.

Under the change in control agreements, each of the executives becomes entitled to a lump sum cash payment upon a qualifying termination of employment following the occurrence of a “change in control,” which is defined to mean (1) a reorganization, merger, consolidation or sale of all or substantially of the assets of Regal Bank, or any similar transaction, in any case in which Regal Bank’s shareholders before such transaction hold less than a majority of the voting stock of the resulting entity; or (2) individuals who constitute Regal Bank’s incumbent Board cease for any reason to constitute a majority thereof. In such event, the change in control agreements provide that the executive is entitled to receive a lump sum cash payment equal to three times the sum of the executive’s then current base salary and the average of the executive’s last three year’s bonuses. The change in control agreements also provide for one year of continued hospital, health, medical and life insurance from the employer. The Merger with SR Bancorp will constitute a “change in control” within the meaning of the change in control agreements.

The change in control agreements provide that no payments can be made that constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and to avoid such a result, the benefits will be reduced to the extent necessary, to an amount that, when aggregated with any other payments that are contingent on the occurrence of the merger transaction, will not cause an excess parachute payment under Section 280G of the Internal Revenue Code. Parachute payments generally are payments that, in the aggregate, exceed three times the recipient’s average taxable compensation for the five taxable years ending before the year in which the change in control occurs (the “base amount”). Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount (an “excess parachute payment”), in addition to regular income taxes, and excess parachute payments are not deductible by the employer as compensation expense for federal income tax purposes.

The change in control agreements provide that for twelve months following termination of employment, the executive will not, directly or indirectly, solicit, cause any other person to solicit, or assist any other person with soliciting any customer, depositor or borrower of Regal Bank, or any potential customer, depositor or borrower of Regal Bank to become a customer, depositor or borrower of another financial institution. Further, for twelve months after termination of employment, the executive will not, directly or indirectly, participate in the solicitation or hiring of any employee, consultant or agent of Regal Bank or induce such party to cease their employment with Regal Bank or their successors or to accept employment or a consulting or agency position with any other person or entity. For six months following termination of employment, the executive also will not, either directly or indirectly, commence employment with or render services to any other insured depository institution within any county in which Regal Bank has a branch or office.

Concurrent with the signing of the Merger Agreement, Messrs. Lupo, Tower and Orbach each entered into a settlement agreement with SR Bancorp, Somerset Savings Bank, Regal Bancorp and Regal Bank that cancel the executive’s applicable change in control agreement and quantify the estimated cash change in control payment each executive will be entitled to receive at closing at $1.0 million, $859,000 and $487,000, respectively. These amounts will be updated prior to the closing to reflect the then current compensation of Messrs. Lupo, Tower and Orbach. The settlement agreements provide that the non-competition and non-solicitation provisions contained in the change in control agreements and discussed above survive the termination of the change in control agreements.

New Employment Agreement with Somerset Savings Bank. David M. Orbach entered into a new employment agreement with Somerset Savings Bank, effective as of the effective date of the Merger between Regal Bancorp and SR Bancorp. The employment agreement has a three-year term. Commencing on the first anniversary of the agreement and on each anniversary thereafter, the agreement will automatically renew for an additional year, so that the remaining term will again be three years, unless either party gives notice of non-renewal to the other, in which case the agreement will terminate at the end of the then current term. Notwithstanding the foregoing, if SR Bancorp or Somerset Savings Bank enters into a transaction that would constitute a change in control, as defined under the employment agreement, the term of the agreement would automatically extend so that it would expire no less than two years following the effective date of the change in control.

During the term of the agreement, Mr. Orbach will serve as Executive Chairman of SR Bancorp and Executive Vice Chairman of Somerset Savings Bank. The initial base salary under the agreement is $375,000. The Board of Directors or the Compensation Committee of the Board of Directors of Somerset Savings Bank may increase, but not decrease, Mr. Orbach’s base salary. In addition to base salary, the agreement provides that Mr. Orbach will participate in any bonus plan or arrangement of Somerset Savings Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Board of Directors or the Compensation Committee of the Board of Directors. Somerset Savings Bank will provide a target cash bonus opportunity for Mr. Orbach of at least 20% of his base salary. Mr. Orbach is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Somerset Savings Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties for Somerset Savings Bank. Somerset Savings Bank will also provide him with the use of an automobile and reimburse him for automobile-related expenses.

Somerset Savings Bank may terminate Mr. Orbach’s employment, or Mr. Orbach may resign from his employment, at any time with or without good reason. Under the employment agreement, if Somerset Savings Bank terminates Mr. Orbach’s employment without cause or Mr. Orbach voluntary resigns for “good reason” (i.e., a “qualifying termination event”), Somerset Savings Bank will pay him a severance payment equal to the greater of (1) the remaining base salary and total annual bonus opportunity (based on the highest annual bonus earned during the three most recent calendar years before his date of termination) he would have received during the remaining term of the employment agreement or (2) two times the sum of his base salary and the average annual incentive bonus paid to him for the three most recently completed calendar years before the date of termination. In addition, he will be reimbursed for his monthly COBRA premium payments for up to 18 months.

If a qualifying termination event occurs at or within two years following a change in control of SR Bancorp or Somerset Savings Bank, Mr. Orbach would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of (1) his base salary in effect as of the date of termination (or during the three preceding years, if higher) and (2) and average annual total incentive bonus earned by him for the three most recently completed calendar years before the change in control (or, if greater, the annual total incentive bonus that would have been earned in the year of the change in control at target bonus opportunity). In addition, he will receive a lump sum payment equal to the value of 36 months’ health care cost (based on COBRA premium payments).

For purposes of the employment agreement, the term “good reason” generally includes: (1) a material reduction in Mr. Orbach’s base salary and/or aggregate incentive compensation opportunities under Somerset Savings Bank’s annual and long-term incentive plans or programs, as applicable; (2) a material reduction in Mr. Orbach’s authority, duties or responsibilities; (3) the failure to re-appoint Mr. Orbach to his executive position or to nominate and recommend his election to SR Bancorp’s Board of Directors or to appoint or nominate and elect him to the Somerset Savings Bank’s Board of Directors; (4) a relocation of his principal place of employment by more than 20 miles from his primary place of business; or (5) a material breach of the employment agreement.

The employment agreement terminates upon Mr. Orbach’s death or disability. Upon termination of employment (other than a termination in connection with a change in control), Mr. Orbach will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in the employment agreement.

The non-competition and non-solicitation covenants apply following a change in control for a period mutually to be agreed to by the parties, which will be no less than six months nor exceed two years. If payments and benefits provided to Mr. Orbach becomes subject to Sections 280G and 4999 of the Internal Revenue Code, and after considering the value of the non-competition and non-solicitation covenants, the payments will be reduced if the reduction would leave him financially better off on an after-tax basis than if he received the entire payment and was obligated to pay the excise tax under Section 4999 of the Internal Revenue Code.

Appointment of Directors to the SR Bancorp Board of Directors. SR Bancorp will appoint three members of Regal Bancorp’s Board of Directors to the Boards of directors of SR Bancorp and Somerset Savings Bank. Those individuals will be Mr. Orbach and two other directors of Regal Bancorp, who will be chosen by SR Bancorp following consultation with Regal Bancorp.

Employee Severance. Except in the circumstances described below, an employee of Regal Bancorp or Regal Bank who has one year of service and whose employment is involuntarily terminated, other than for cause, at or within twelve months of the effective time of the Merger, will receive a lump sum payment equal to two weeks base pay for each full year of service at Regal Bancorp or Regal Bank with a minimum payment equal to four weeks of base pay and a maximum payment amount equal to 26 weeks of base pay. Any employee of Regal Bancorp or Regal Bank who has a separate employment agreement, change in control agreement or severance agreement is entitled only to the payments provided by such agreement.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the Merger, SR Bancorp has agreed to indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors, officers or employees of Regal Bancorp, Regal Bank or any of their subsidiaries with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such before the effective time of the Merger to the same extent as Regal Bancorp currently provides for indemnification of its officers and directors. SR Bancorp has also agreed to purchase and keep in force for a period of six years following the effective time of the Merger directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Regal Bancorp’s and Regal Bank’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or before the effective time of the Merger. However, SR Bancorp is not required to expend in the aggregate an amount greater than 250% of the annual cost currently expended by Regal Bancorp and Regal Bank with respect to such insurance (the “Insurance Amount”). If the cost of procuring such insurance would exceed the Insurance Amount, SR Bancorp will use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

Employee Matters

Each person who is an employee of Regal Bank as of the closing of the Merger (whose employment is not specifically terminated upon the closing) will become an employee of Somerset Savings Bank. SR Bancorp or its subsidiaries will make available employer-provided health and other employee welfare benefit plans to each continuing employee on the same basis that such employees received coverage from Regal Bank until Somerset Savings Bank alters such benefits to make them consistent with the benefits being offered by Somerset Savings Bank. Former employees of Regal Bank who become employees of Somerset Savings Bank in connection with the Merger will generally be eligible to participate in the Somerset Savings Bank’s 401(k) Plan and the Somerset Savings Bank employee stock ownership plan in accordance with the eligibility provisions of the respective plans. Former employees of Regal Bank will be considered new employees for purposes of eligibility and vesting in Somerset Savings Bank’s defined benefit pension plan and will be considered existing employees for eligibility and vesting purposes for the employee stock ownership plan.

Time of Completion

The closing of the Merger will take place no later than the 5th business day after the last condition precedent pursuant to the Merger Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which SR Bancorp and Regal Bancorp mutually agree. On the closing date, Regal Bancorp will merge with and into SR Bancorp. SR Bancorp will file a certificate of merger with the New Jersey Division of Taxation in accordance with the New Jersey Business Corporation Act, and will file articles of merger with the Maryland Department of Assessments and Taxation merging Regal Bancorp into SR Bancorp. The Merger will become effective at the time stated in such certificate of merger and articles of merger.

It is expected that the Merger will be completed in the third quarter of 2023, following the completion of the conversion and related stock offering. However, because completion of the Merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing. Furthermore, either company may terminate the Merger Agreement if, among other reasons, the Merger has not been completed on or before December 31, 2023, unless failure to complete the Merger by that time is due to a failure to fulfill any material obligation under the Merger Agreement by the party seeking to terminate the agreement. See “—Termination, Amendment and Waiver.”

Possible Alternative Structures

SR Bancorp is entitled to revise the structure of the proposed Merger, the bank merger or the mutual-to-stock conversion, provided that:

•	there are no adverse Federal or state income tax consequences to Regal Bancorp shareholders as a result of the modification;

•

the consideration to be paid to the holders of Regal Bancorp common stock under the proposed Merger Agreement is not changed in kind or value or reduced in amount and, in the case of revision to the structure of the conversion, the pro forma capitalization of SR Bancorp cannot be materially different than that contemplated by this prospectus; provided however, a change in the appraised or forma market valuation of the SR Bancorp common stock to be issued in the conversion will not be deemed to be a change in the consideration to be paid to the holders of Regal Bancorp common stock; and

•	the modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the proposed Merger.

Representations and Warranties

The Merger Agreement contains various representations and warranties by SR Bancorp and Somerset Savings Bank and Regal Bancorp and Regal Bank that are customary for a transaction of this kind. Some of the representations and warranties are qualified by materiality and other exceptions. The representations and warranties include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	ownership of subsidiaries;

•	authority to enter into the Merger Agreement and that the Merger Agreement is binding on the parties;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•

filings required to be made with and approvals required to be obtained from governmental agencies and consents to be obtained from third parties in connection with the Merger Agreement, and a statement that the parties are not aware of any reasons why such approvals and consents will not be obtained;

•	financial statements and regulatory reports;

•	filing of tax returns and payment of taxes;

•	the absence of any development materially adverse to the companies;

•	material contracts and leases of Regal Bancorp and Regal Bank;

•	ownership of property;

•	insurance coverage;

•	the absence of adverse material litigation;

•	compliance with applicable laws and regulations;

•	employee benefit matters, including employee benefit plans;

•	brokers and financial advisors of Regal Bancorp and Regal Bank;

•	environmental matters;

•	loan portfolios;

•	investment securities;

•	related party transactions;

•	termination benefits related to employment agreements and other benefit plans for Regal Bancorp and Regal Bank;

•	the absence of brokered deposits;

•	the inapplicability of anti-takeover laws and regulations;

•	the absence of obligations to register securities for Regal Bancorp or Regal Bank;

•	derivative transactions;

•	Regal Bancorp’s receipt of a fairness opinion;

•	the absence of trust business;

•	the availability of Regal Bancorp’s securities documents;

•	intellectual property;

•	labor matters; and

•	the accuracy of the information supplied.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the Merger.

Covenants of the Parties

Conduct of Business Pending the Merger. In the Merger Agreement, Regal Bancorp has agreed, pending consummation of the Merger, that it will, among other things, unless otherwise consented to in writing by Somerset Savings Bank (which consent will not be unreasonably withheld, conditioned or delayed):

•	operate its business, and cause each of its subsidiaries, including Regal Bank, to operate their businesses only in the usual, regular and ordinary course of business;

•	use reasonable efforts to preserve intact its business organization and assets and advantageous business relationships and maintain its rights and franchises; and

•	voluntarily take no action that would:

•

adversely affect the ability of Regal Bancorp, Regal Bank, SR Bancorp or Somerset Savings Bank to obtain any necessary bank regulatory and governmental approvals for the transactions contemplated by the Merger Agreement or materially increase the period of time necessary to obtain such approvals; or

•	adversely affect the ability of Regal Bancorp to perform its covenants and agreements contained in the Merger Agreement.

Negative Covenants of Regal Bancorp. Regal Bancorp and Regal Bank have agreed that from the date of the Merger Agreement until the completion of the Merger, except as otherwise specifically permitted or required by the Merger Agreement, or consented to by Somerset Savings Bank in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Regal Bancorp and Regal Bank will not and will not agree to do the following:

•	amend or waive any provision of their organizational documents, except as required by law;

•

change the number of authorized or issued shares of capital stock, issue any shares that are held as treasury shares, or issue or grant any stock options or securities convertible into shares of common stock, make any grant or award under the Regal Bancorp Stock Benefit Plan;

•	split, combine or reclassify any shares of capital stock;

•

declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Regal Bank may pay dividends to Regal Bancorp (as permitted under applicable law or regulations) consistent with past practice;

•

enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation), except in the ordinary course of business consistent with past practice;

•	make application for the opening or closing of any, or open or close any, branch office or automated banking facility;

•

grant or agree to pay any increase in salary, bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (1) as may be required pursuant to existing commitments; (2) merit pay increases in the ordinary course of business consistent with past practice; (3) bonus payments consistent with accruals that have been made by Regal Bancorp for 2022 and that are in the ordinary course of business consistent with past practice, and a pro rata targeted bonus for 2023 in an amount that is consistent with past practice; (4) for profit-sharing contributions to the Regal Bank 401(k) Profit Sharing Plan for 2022 and pro rata based on the timing of the closing of the Merger for 2023, consistent with past practice; or (5) as may be necessary to comply with Section 409A of the Internal Revenue Code;

•

Hire any new employee with annual compensation in excess of $75,000, provided that Regal Bancorp or Regal Bank may hire at-will employees to fill vacancies that may from time to time arise in the ordinary course of business in consultation with Somerset Savings Bank;

•

enter into or, except as may be required by law (including amendments or modifications necessary to comply with Section 409A of the Internal Revenue Code), or materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees;

•	make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate Regal Bancorp or Regal Bank with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve Regal Bancorp or Regal Bank;

•	sell or lease all or any substantial portion of the assets or business of Regal Bancorp or its subsidiaries;

•	acquire all or any substantial portion of the assets or business of another entity except in connection with foreclosures or other collections of loans or other credit arrangements;

•	enter into a purchase and assumption transaction with respect to deposits and liabilities;

•	permit the revocation or surrender by Regal Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

•	sell or otherwise dispose of the capital stock or asset of Regal Bancorp or Regal Bank other than in the ordinary course of business consistent with past practice;

•

subject any asset of Regal Bancorp or its subsidiaries to a lien or other encumbrance (other than deposits, FHLB advances, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), except in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money (or assume guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•

take any action that would result in Regal Bancorp’s representations and warranties in the Merger Agreement becoming untrue or in any of the closing conditions in the Merger Agreement not being satisfied, except in each case as may be required by applicable law or regulation or by any bank regulator;

•	knowingly take any action that could reasonably be expected to prevent or impede the Merger or bank merger from qualifying as a tax-free reorganization under the Internal Revenue Code;

•	change any method of accounting (tax or financial), except as may be required by accounting principles generally accepted in the United States of America or banking regulators;

•

waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness, other than in the ordinary course of business consistent with past practice;

•

purchase any equity securities, or purchase securities for Regal Bancorp’s investment portfolio inconsistent with Regal Bancorp’s or Regal Bank’s current investment policy or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

•	make any loans other than loans that are consistent with Regal Bank’s current policies;

•

pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets to, or as applicable from, or enter into any agreement or arrangement with, any affiliates or associates, other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•	enter into any derivative transaction other than in the ordinary course of business consistent with past practice;

•

except for actions taken in accordance with the Merger Agreement, take any action that would give rise to a right of payment under any employment, change in control, severance or similar agreement or under Regal Bancorp compensation or benefit plan;

•	enter into any new line of business;

•	make any material changes to its material banking policies except as may be required by law or banking regulators;

•	make capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

•	purchase or sell any assets or incur any liabilities other than in the ordinary course of business consistent with past practice;

•	sell any participation interest in any loan, or purchase or sell any mortgage loan servicing rights, other than in the ordinary course of business consistent with past practice;

•	enter into leases or other contracts involving payments in excess of $25,000 annually, or containing any financial commitment extending beyond 12 months from the date of the Merger Agreement;

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages not to exceed $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

•

foreclose upon or take a deed or title to any commercial real estate without first conducting an environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a materials of environmental concern;

•

issue any broadly distributed communication of a general nature to employees without prior consultation with Somerset Savings Bank and, to the extent relating to post-closing employment, benefit or compensation information without the prior written consent of Somerset Savings Bank (which shall not be unreasonably withheld, delayed or conditioned) or issue any broadly distributed communication of a general nature to customers without the prior written approval of Somerset Savings Bank (which shall not be unreasonably withheld, delayed or conditioned), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger; and

•	except as provided in the Merger Agreement, redeem the Regal Bancorp Subordinated Notes.

Current Information. Each party will confer with each other as to the general status of its ongoing operations. Regal Bank and Somerset Savings Bank will meet regularly basis to discuss and plan for the conversion of Regal Bank’s data processing and related electronic informational systems to those of Somerset Savings Bank. Each party will promptly notify the other party of any material change in its business, any non-confidential governmental complaints, investigations or hearings or the institution or the threat of material litigation involving it.

Access to Properties and Records. Subject to other terms of the Merger Agreement, Regal Bancorp and Regal Bank have agreed to permit SR Bancorp reasonable access to their employees and properties, and to disclose and make available their books, papers and records relating to their operations.

Financial and Other Statements. Regal Bancorp will furnish to Somerset Savings Bank copies of audited financial statements and copies of all internal control reports submitted to Regal Bancorp by its independent accountants. Regal Bancorp will deliver to Somerset Savings Bank copies of all reports that are filed with bank regulators. Each party will advise the other party of the receipt of examination reports from any bank regulator and will furnish to the other party any additional financial data as the other party may reasonably request.

Consents and Approvals of Third Parties; All Reasonable Efforts. Regal Bancorp and Somerset Savings Bank will use all commercially reasonable efforts to obtain all consents and approvals necessary for the consummation of the Merger. Subject to the terms of the Merger Agreement, Regal Bancorp and Somerset Savings Bank will use all commercially reasonable efforts to take all action necessary or advisable to consummate the Merger and Somerset Savings Bank will use all commercially reasonable efforts to take all action necessary or advisable to consummate the mutual-to-stock conversion and the conversion of its charter from a New Jersey-chartered savings association to a New Jersey-chartered commercial bank.

Failure to Fulfill Conditions. Regal Bancorp and SR Bancorp have agreed to promptly notify the other if they determine that a condition to their obligation to complete the Merger (or for Somerset Savings Bank, the mutual-to-stock conversion) cannot be fulfilled and that they will not waive the condition.

No Solicitation. Regal Bancorp has agreed that, unless the Merger Agreement has been terminated, neither it, its subsidiaries, its officers, directors, employees, representatives, agents, advisors or affiliates will:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals to acquire Regal Bancorp or Regal Bank;

•	engage or participate in any negotiations with any entity to acquire Regal Bancorp or Regal Bank;

•	provide any confidential or non-public information or data to, or have or participate in any discussions with, any entity to acquire Regal Bancorp or Regal Bank; or

•

unless the Merger Agreement has been terminated, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement to acquire Regal Bancorp or Regal Bank.

Notwithstanding the foregoing, before the Regal Bancorp shareholder approval of the Merger, Regal Bancorp may furnish non-public information regarding Regal Bancorp to, or enter into discussions with, any entity to acquire Regal Bancorp and Regal Bank if:

•

Regal Bancorp has received a bona fide unsolicited written proposal to acquire Regal Bancorp and Regal Bank from a person or entity that did not result from a breach of Regal Bancorp’s non-solicitation obligation;

•

the Regal Bancorp Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such proposal to acquire Regal Bancorp or Regal Bank constitutes or is reasonably likely to lead to a “Superior Proposal” (as defined below) and that the failure to furnish information to or enter into discussions with such person or entity may cause the Regal Bancorp Board of Directors to breach its fiduciary duties to shareholders under applicable law;

•	Regal Bancorp has provided SR Bancorp with at least two business days’ prior notice of such determination; and

•

before furnishing or affording access to any information or data with respect to Regal Bancorp, Regal Bancorp receives from such person or entity a confidentiality agreement with terms no less favorable to Regal Bancorp than those contained in the confidentiality agreement between Regal Bancorp and Somerset Savings Bank.

“Superior Proposal” means any bona fide written proposal to acquire Regal Bancorp and Regal Bank on terms that the Regal Bancorp Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor (1) would result in a transaction that involves consideration to the Regal Bancorp shareholders that is more favorable, from a financial point of view, than the consideration to be paid to Regal Bancorp’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered; and (2) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Regal Bancorp must promptly provide to Somerset Savings Bank any non-public information regarding Regal Bancorp or its subsidiaries that it provides to any other person or entity that was not previously provided to Somerset Savings Bank. Regal Bancorp will immediately cease and cause to be terminated any activities, discussions or negotiations with any person or entity with respect to any proposal to acquire Regal Bancorp or Regal Bank. Regal Bancorp will promptly notify Somerset Savings Bank in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Regal Bancorp or any of its representatives, in each case in connection with any proposal to acquire Regal Bancorp or Regal Bank, and such notice will indicate the name of the person or entity initiating such discussions or negotiations or making such proposal or information request and the material terms and conditions of any proposals and an unredacted copy of any such proposal or information request. Regal Bancorp will keep SR Bancorp apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or proposal. Regal Bancorp will use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Regal Bancorp Shareholder Meeting. Regal Bancorp will take all actions necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to vote on the Merger Agreement and the transactions provided for in the Merger Agreement. Regal Bancorp’s Board of Directors will recommend at its shareholder meeting that the shareholders vote to approve the Merger Agreement and will use its commercially reasonable efforts to obtain shareholder approval. Regal Bancorp will not (1) withdraw, qualify or modify, or propose to withdraw, qualify or modify its recommendation to approve the Merger Agreement, or make any statement, filing or release inconsistent with the that recommendation; or (2) approve or recommend, or publicly propose to approve or recommend, any third-party proposal to acquire Regal Bancorp or Regal Bank. However, before the Regal Bancorp shareholder meeting, the Regal Bancorp Board of Director may approve or recommend a Superior Proposal to its shareholders and withdraw, qualify or modify its recommendation to approve the proposed Merger if (i) the Regal Bancorp Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties to the Regal Bancorp shareholders under applicable law, and (2) after providing five business days’ notice to SR Bancorp, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by SR Bancorp, Regal Bancorp Board has again in good faith made the determination that such third-party proposal to acquire Regal Bancorp and Regal Bank constitutes a Superior Proposal.

Unless the Merger Agreement has been terminated, the Merger Agreement must be submitted to the Regal Bancorp shareholders regardless of whether (1) the Regal Bancorp Board of Directors has changed its recommendation as to whether to vote for the proposed Merger or (2) a third-party proposal to acquire Regal Bancorp and Regal Bank has been publicly proposed or announced or otherwise submitted to Regal Bancorp or any of its advisors. SR Bancorp may require Regal Bancorp to adjourn, delay or postpone the Regal Bancorp shareholders meeting once for a period not to exceed 30 calendar days to solicit additional proxies necessary to obtain the required approval of Regal Bancorp shareholders.

Merger-related Regulatory Approvals. Each of Regal Bancorp, Regal Bank, SR Bancorp and Somerset Savings Bank will cooperate with the other and use their best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the Securities and Exchange Commission, bank regulators and any other third parties necessary to consummate the proposed Merger.

Shareholder Litigation. Regal Bancorp must provide SR Bancorp prompt notice of any shareholder litigation against Regal Bancorp or its directors or officers relating to the proposed Merger and must provide SR Bancorp the opportunity to participate (at SR Bancorp’s expense) in the defense or settlement of any such litigation. Regal Bancorp must provide SR Bancorp the right to review and comment on all filings or responses to be made by Regal Bancorp in connection with any such litigation. Regal Bancorp will not settle any such litigation without SR Bancorp’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Somerset Savings Bank Dividend. Immediately prior to the closing of the proposed Merger, Somerset Savings Bank will pay a cash dividend to SR Bancorp in an amount necessary to fund a portion of the Merger Consideration taking into account the net proceeds retained by SR Bancorp in the Conversion.

Treatment of Regal Bancorp Subordinated Notes. If requested by Somerset Savings Bank following the receipt of (1) all required regulatory approvals for the Merger and the mutual-to-stock conversion; (2) Regal Bancorp shareholder approval of the Merger; and (3) the required approval of the depositors of Somerset Savings Bank of the conversion, Regal Bancorp will take all necessary steps to redeem the Regal Bancorp subordinated notes. If the Regal Bancorp subordinated notes are not redeemed, SR Bancorp agrees to execute and deliver one or more supplemental indentures, guarantees, and/or other instruments required to assume the Regal Bancorp subordinated notes.

Employee Benefits.

Somerset Savings Bank will review all Regal Bancorp compensation and benefit plans and may terminate or continue such plans. Except as set forth below, all Regal Bancorp employees who become participants in a Somerset Savings Bank compensation and benefit plan will be given credit for meeting eligibility and vesting requirements in such plans (but not for benefit accrual purposes) for service as an employee of Regal Bancorp or Regal Bank. Continuing employees will be considered new employees for purposes of eligibility and vesting in the Somerset Savings Bank defined benefit pension plan and will be considered as existing employees of Somerset Savings Bank for purposes of eligibility and vesting in the tax-qualified Somerset Savings Bank employee stock ownership plan to be formed in connection with the mutual-to-stock conversion.

SR Bancorp will honor the terms of existing Regal Bancorp employment, change in control, severance and other compensation agreements, plans and arrangements. Concurrently with the execution and delivery of the Merger Agreement, each executive of Regal Bank that was a party to a change in control agreement executed a settlement agreement setting forth the manner in which his rights under the change in control agreement will be settled by Regal Bank or Somerset Savings Bank.

In the event of any termination of any Regal Bank health, disability or life insurance plan or consolidation of such plan with any Somerset Savings Bank health, disability or life insurance plan, Somerset Savings Bank will make available to employees of Regal Bank who continue employment with Somerset Savings Bank and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to Somerset Savings Bank employees. No coverage of any of the Regal Bank continuing employees or their dependents will terminate under any of the Regal Bank health, disability or life insurance plans before the time such continuing employees and their dependents become eligible to participate in the corresponding Somerset Savings Bank health, disability or life insurance plans, programs and benefits. With respect to any employee benefit plans of Somerset Savings Bank in which any continuing employee becomes eligible to participate, Somerset Savings Bank has agreed to use commercially reasonable efforts to:

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cause to be waived all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Somerset Savings Bank employee plan; and

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provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plan.

Each Regal Bank employee whose employment is involuntarily terminated (other than for cause) at or within 12 months of the closing of the Merger and who is not covered by a separate employment agreement, change in control agreement or severance agreement will receive a severance payment equal to two weeks of base pay for each full year of service at Regal Bank, with a minimum payment equal to four weeks of base pay for employees who have at least one full year of service as of their date of termination and a maximum of 26 weeks of base pay.

Regal Bank will have the right to pay a retention bonus to certain of its key employees.

Conditions to Completing the Proposed Merger

Conditions to the Obligations of Each Party Under the Merger Agreement. The respective obligations of SR Bancorp, Somerset Savings Bank, Regal Bancorp and Regal Bank to complete the proposed Merger are subject to the following conditions, none of which may be waived:

•	approval of the Merger Agreement by the requisite vote of Regal Bancorp’s shareholders;

•	the absence of any order, decree, injunction proceeding by a governmental entity, statute, rule or regulation by which the proposed Merger is enjoined or prohibited;

•	receipt of all required regulatory approvals, authorizations and consents and the expiration of all statutory waiting periods;

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no stop order suspending the effectiveness of the registration statement of which this prospectus is a part shall have been issued, and no proceedings for that purpose have been initiated or threatened by the Securities and Exchange Commission; and

•	the conversion and related stock offering have been completed.

Additional Conditions to the Obligations Under the Merger Agreement. The obligations of Somerset Savings Bank and Regal Bancorp are further subject to the following conditions:

•	subject to the materiality standards provided in the Merger Agreement, the accuracy of the representations and warranties of the parties made in the Merger Agreement;

•	the other party to the Merger Agreement has performed in all material respects its obligations under the Merger Agreement;

•	the other party to the Merger Agreement has obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful completion of the Merger;

•	SR Bancorp having delivered the merger consideration to the exchange agent;

•	SR Bancorp having received a “comfort” letter from the independent accountants for Regal Bancorp;

•	since December 31, 2021, Regal Bancorp party shall not have suffered any material adverse effect;

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the absence of conditions or requirements in any regulatory approvals that (1) would prohibit or materially limit the ownership or operation by either party of the business or assets of Regal Bancorp or Regal Bank, (2) materially limit the business currently conducted by Somerset Savings Bank, (3) compel either party to dispose of or hold separate all or any material portion of the business or assets of Regal Bancorp or Regal Bank or (4) compel SR Bancorp or Somerset Savings Bank to take any action or commit to take any action or agree to any condition or request, if the prohibition, limitation, condition or other requirement could reasonably be expected to have a material adverse effect on the future operations of SR Bancorp and Somerset Savings Bank; and

•	neither SR Bancorp nor Somerset Savings Bank having terminated the employment agreement executed by Mr. Orbach.

SR Bancorp and Regal Bancorp cannot guarantee whether all of the conditions to the Merger will be satisfied or waived by the party permitted to do so.

Termination, Amendment and Waiver

Termination. The Merger Agreement may be terminated at any time before the completion of the Merger under the following circumstances:

•	By mutual written agreement of the parties;

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By either Regal Bancorp or SR Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a breach by the other party of any of the representations or warranties set forth in the Merger Agreement, in each case such that the conditions to closing would not be satisfied and such breach either cannot be cured or shall not have been cured within 30 days after the giving of written notice to such party of such breach;

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By either Regal Bancorp or SR Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a material failure to perform or comply with any of the covenants or agreements set forth in the Merger Agreement, and such failure either cannot be cured or has not been cured with 30 days after the giving of written notice to such party of such breach;

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By either SR Bancorp or Regal Bancorp, if the Merger has not been completed by December 31, 2023, which date may be extended by mutual agreement; provided that no party may terminate the Merger Agreement if the failure to close the Merger was due to such party’s breach of any of its obligations under the Merger Agreement;

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By either Regal Bancorp or SR Bancorp if the Regal Bancorp shareholder vote or Somerset Savings Bank voting member vote are not obtained (but only if the party seeking to terminate has fulfilled its obligations relating to calling the special meeting and recommending that its shareholders or voting members, as applicable, approve the Merger Agreement);

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By either Regal Bancorp or SR Bancorp if any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order prohibiting consummation of the transactions contemplated by the Merger Agreement; or

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By SR Bancorp if (1) Regal Bancorp materially breaches its obligations regarding the solicitation of other third-party acquisition proposals or its obligation to submit the Merger Agreement to its shareholders or (2) the Regal Bancorp Board of Directors receives a “Superior Proposal” and withdrawn, modifies or changes its recommendation to shareholders in a manner adverse to SR Bancorp.

Effect of Termination. If the termination results from a willful breach of any representation, warranty, covenant or agreement, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party.

Termination Fee. The Merger Agreement provides that Regal Bancorp may be obligated to pay Somerset Savings Bank a termination fee of $2,336,000, plus out-of-pocket expenses not to exceed $550,000, if the Merger Agreement is terminated in the following circumstances:

SR Bancorp terminates the agreement because (1) Regal Bancorp has materially breached its obligations regarding the solicitation of other third-party acquisition proposals or its obligation to submit the Merger Agreement to its shareholders or (2) the Regal Bancorp Board of Directors receives a “Superior Proposal” and withdraws, modifies or changes its recommendation to shareholders in a manner adverse to SR Bancorp.

If SR Bancorp terminates the Merger Agreement because (1) Regal Bancorp breaches a covenant or agreement or if any representation or warranty of Regal Bancorp has become untrue and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to Regal Bancorp and such breach giving rise to such termination was knowing and intentional, or (2) Regal Bancorp’s shareholders fail to approve and adopt the Merger Agreement, and at the time of such termination, SR Bancorp was not in breach of any representation, warranty or material covenant, then Regal Bancorp must pay the termination fee, plus out-of-pocket expenses not to exceed $550,000, if (a) an acquisition proposal was publicly announced or disclosed (i) before the termination of the Merger Agreement if terminated in accordance with (1) above, or (ii) before Regal Bancorp’s shareholders meeting if terminated in accordance with (2), above, and (b) within 12 months after termination of the Merger Agreement, Regal Bancorp enters into an agreement with respect to an acquisition proposal.

Expenses. Each of the parties will pay its own costs and expenses incurred in connection with the Merger.

Amendment, Extension and Waiver. The parties to the Merger Agreement may (1) amend the Merger Agreement; (2) extend the time for the performance of any of the obligations under the Merger Agreement; (3) waive any inaccuracies in the representations and warranties in the Merger Agreement; or (4) waive compliance with any of the agreements or conditions contained in the Merger Agreement, except that after any approval of the agreement by the Regal Bancorp shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement that reduces the amount or value or changes the form of consideration to be delivered to Regal Bancorp’s shareholders pursuant to the Merger Agreement.

Management and Operations Following the Merger

Board of Directors. Three individuals currently serving on the Board of Directors of Regal Bancorp, including David M. Orbach and two other Regal Bancorp directors to be selected by SR Bancorp after consultation with Regal Bancorp, will become directors of SR Bancorp and Somerset Regal Bank following completion of the proposed Merger. Mr. Orbach has indicated his intention to accept these positions. Mr. Orbach will serve as Executive Chairman of the Board of Directors of SR Bancorp and as Executive Vice Chairman of the Board of Directors of Somerset Regal Bank.

Management. The current management team of Somerset Savings Bank will remain in place as a result of the proposed Merger. Mr. Orbach will be named as the Executive Chairman of the Board of SR Bancorp and the Executive Vice Chairman of the Board of Somerset Regal Bank. William P. Taylor will continue as Chief Executive Officer and Chairman of the Board of Directors of Somerset Regal Bank and will serve as Chief Executive Officer and a director of SR Bancorp. Christopher J. Pribula will continue as President, Chief Operating Officer and a director of Somerset Regal Bank and SR Bancorp.

THE CONVERSION AND STOCK OFFERING

We are conducting the offering under the terms of our plan of conversion from mutual to stock form of organization. We cannot complete the offering unless we sell at least the minimum number of shares offered and we receive approval from Somerset Savings Bank’s voting members as well as the approvals of the NJDBI and the FDIC to complete the conversion and the approval of the Federal Reserve and NJDBI for SR Bancorp to become the parent company of Somerset Savings Bank.

General

On July 25, 2022, the Board of Directors of Somerset Savings Bank unanimously adopted a plan of conversion pursuant to which Somerset Savings Bank will convert from the mutual (meaning no shareholders) to stock form of organization and will become the wholly owned subsidiary of SR Bancorp, a new Maryland corporation. SR Bancorp will own all of the capital stock of Somerset Savings Bank upon completion of the conversion. All of the common stock of SR Bancorp will be owned by public shareholders, our tax qualified employee benefit plans and Somerset Regal Charitable Foundation. The Plan of Conversion was amended on March 7, 2023, June 30, 2023 and July 10, 2023.

The plan of conversion provides that we will offer shares of common stock for sale in a subscription offering to certain eligible depositors of Somerset Savings Bank, to our tax-qualified employee benefit plans, including the employee stock ownership plan and our 401(k) plan, and, if necessary, to members of the general public through a community offering and, possibly, through a syndicate of registered broker-dealers. In any community offering, we will give a preference to natural persons residing in New Jersey.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the FDIC and the NJDBI, if required. See “—Community Offering.”

SR Bancorp anticipates that net proceeds of the offering will be between $64.6 million and $88.4 million, (or $102.0 million if the offering range is increased by 15%) and that it will invest between $32.3 million and $44.2 million in Somerset Regal Bank (or $51.0 million if the offering range is increased by 15%). The conversion will be consummated only upon the issuance of at least 6,800,000 shares of our common stock offered pursuant to the plan of conversion.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated consolidated pro forma market value of SR Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—How We Determined the Offering Range and the $10.00 Purchase Price” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the material aspects of the conversion and offering. A copy of the plan of conversion is available from Somerset Savings Bank upon request and is available for inspection at the offices of Somerset Savings Bank and at the Federal Reserve, the FDIC and the NJDBI. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

The primary reasons for the conversion and stock offering are:

•	raise capital to provide the funds necessary to acquire Regal Bancorp;

•	raise capital to support growth;

•	enhance existing products and services, and support the development of new products and services to support growth and enhance customer service;

•	attract and retain qualified directors, management and employees through equity ownership and stock-based compensation plans;

•	raise capital to make necessary capital investments in facilities and technology to support our internal growth;

•	increase philanthropic endeavors to the communities served by Somerset Regal Bank through the formation and funding of a charitable foundation;

•	facilitate future mergers and acquisitions; and

•	use the additional capital for other general corporate purposes.

In addition, in the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Potential sellers often want a stock component for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Other than the acquisition of Regal Bancorp, we have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices.

The offering will afford our directors, officers and employees the opportunity to become shareholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our common stock.

Approvals Required

The affirmative vote of more than a majority of the total votes cast by voting members of Somerset Savings Bank at the special meeting of voting members is required to approve the plan of conversion and the affirmative vote of a majority of the total votes cast by voting members of Somerset Savings Bank at the special meeting of voting members is required to the establishment and funding of the charitable foundation.

The FDIC has approved Somerset Savings Bank’s notice of intent to convert from mutual to stock ownership. The NJDBI has issued its intent to approve Somerset Savings Bank’s conversion from mutual to stock form, its charter conversion to a New Jersey-chartered commercial bank and SR Bancorp’s acquisition of Somerset Savings Bank. The Federal Reserve must approve SR Bancorp becoming the bank holding company of Somerset Savings Bank. SR Bancorp’s has filed a holding company application with the Federal Reserve. SR Bancorp also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register the shares of SR Bancorp common stock that it will issue in the offering.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a New Jersey savings association until the conversion and will continue to be regulated by the FDIC and the NJDBI after the conversion. In connection with the conversion, we have applied to convert Somerset Savings Bank from a savings association to a New Jersey state-chartered commercial bank. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Somerset Savings Bank at the time of the conversion will be the directors of Somerset Savings Bank and of SR Bancorp after the conversion.

Effect on Deposit Accounts. Each depositor of Somerset Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of deposit accounts will not change as a result of the conversion. Each deposit account will continue to be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates of deposit, savings accounts and other evidences of their accounts.

Effect on Loans. No loan outstanding from Somerset Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors. At present, all of our depositors have voting rights in Somerset Savings Bank as to all matters requiring depositor action. Upon completion of the conversion, depositors will no longer have voting rights. Upon completion of the conversion, all voting rights in Somerset Savings Bank will be vested in SR Bancorp as the sole shareholder of Somerset Savings Bank. The shareholders of SR Bancorp will possess exclusive voting rights with respect to SR Bancorp common stock. Accordingly, only depositors who purchase SR Bancorp common stock will continue to have voting rights following the conversion.

Tax Effects. We have received an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Somerset Savings Bank or its depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Somerset Savings Bank has both a deposit account in Somerset Savings Bank and a pro rata ownership interest in the net worth of Somerset Savings Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Somerset Savings Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Somerset Savings Bank, which is lost to the extent that the balance in the account is reduced or closed.

In the unlikely event that Somerset Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of June 30, 2021 and June 30, 2023 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to SR Bancorp as the holder of Somerset Savings Bank’s capital stock. Pursuant to federal banking regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured depository institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in Somerset Savings Bank with balances aggregating $50.00 or more on deposit at Somerset Savings Bank (“qualifying deposits”) as of the close of business on June 30, 2021;

2.	Our tax-qualified employee benefit plans;

3.	Persons with qualifying deposits in Somerset Savings Bank as of the close of business on June 30, 2023; and

4.	Voting Members of Somerset Savings Bank as of the close of business on July 5, 2023, who are not Eligible or Supplemental Eligible Account Holders.

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and the maximum purchase limitation set forth in the plan of conversion. See “The Conversion and Stock Offering—Limitations on Purchases of Shares.”

Priority 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with a qualifying deposit as of June 30, 2021 will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares);

•	one-tenth of 1% of the total offering of shares; or

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15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the eligibility record date.

If there are insufficient shares to satisfy all subscriptions by Eligible Account Holders, shares first will be allocated so as to permit each subscribing Eligible Account Holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated, one or more times as necessary, among those Eligible Account Holders whose subscriptions are not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights of Eligible Account Holders who are also executive officers or directors of SR Bancorp or Somerset Savings Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in Somerset Savings Bank in the one-year period preceding June 30, 2021.

To ensure a proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which such Eligible Account Holder had an ownership interest at June 30, 2021. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Somerset Savings Bank, such as our employee stock ownership plan and 401(k) plan, have nontransferable subscription rights to purchase up to 10.0% of the shares of common stock issued in the offering, including shares contributed to Somerset Regal Charitable Foundation. The employee stock ownership plan intends to purchase up to 8% of the common stock issued in the offering, including shares contributed to the charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If Eligible Account Holders subscribe for all of the shares being sold, subscriptions for shares by the tax-qualified employee plans may be satisfied, in whole or in part, out of authorized but unissued shares subject to the maximum purchase limitations applicable to such plans, or may be satisfied, in whole or in part, through open market purchases by the tax-qualified employee plans subsequent to the closing of the offering, subject to approval of the FDIC and NJDBI, if required.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and the tax-qualified employee plans, and subject to the maximum purchase limitation, each Supplemental Eligible Account Holder will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares);

•	one-tenth of 1% of the total offering of shares; or

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15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders.

If there are insufficient shares to satisfy all subscriptions by Supplemental Eligible Account Holders, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated, one or more times as necessary, among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

To ensure a proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposit accounts in which such Supplemental Eligible Account Holder had an ownership interest at June 30, 2023. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Voting Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, the tax-qualified employee plans and Supplemental Eligible Account Holders, subject to the maximum purchase limitation, each Voting Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive nontransferable subscription rights to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares); or

•	one-tenth of 1% of the total offering of shares.

If shares are available for Voting Members but there are not sufficient shares to satisfy all subscriptions by Voting Members, shares first will be allocated so as to permit each subscribing Voting Member, if possible, to purchase a number of shares sufficient to make each Voting Member’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing Voting Members in the proportion that each Voting Member’s subscription bears to the total subscriptions of all such subscribing Voting Members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each Voting Member must list on his or her stock order form all deposit accounts in which such Voting Member had an ownership interest at July 5, 2023. Failure to list an account or providing incorrect or incomplete information could result in the loss of all or part of a subscriber’s stock allocation.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we will offer shares to the general public in a community offering. In the community offering with a preference to natural persons and trustees of natural persons residing in the following counties in the State of New Jersey: Hunterdon, Middlesex and Somerset (the “Local Community”).

Subject to the maximum purchase limitations, these persons may purchase up to $250,000 of common stock (which equals 25,000 shares). The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, we will determine, in our discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion and reasonably consistent with achieving a reasonably wide distribution of the common stock, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If there are not sufficient shares of common stock available to fill orders in the community offering, orders will first be filled up to a maximum of 2% of the total shares sold in the offering, and, thereafter, any remaining shares will be allocated on an equal number of shares basis per order until all shares are allocated.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by KBW, acting as our agent. In such capacity, KBW may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”). Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, KBW has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve, the FDIC and the NJDBI. See “The Conversion and Stock Offering—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Subject to the maximum purchase limitation, purchasers in the syndicated community offering are eligible to purchase up to $250,000 of common stock (which equals 25,000 shares).

If there is a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to SR Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Somerset Savings Bank or wire transfers). See “—Procedure for Purchasing Shares.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 of Exchange Act and then-existing guidance and interpretations thereof of the SEC regarding the conduct of “min/max” offerings.

If we are unable to find purchasers from the general public to meet the minimum of the offering range, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the FDIC and the NJDBI. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; or set a new offering range and give all the opportunity to confirm, modify or rescind their order for shares of SR Bancorp common stock; or take such other actions as may be permitted by the FDIC, the NJDBI and the FINRA. In addition, we may consider a firm commitment public offering, if feasible, subject to the receipt of all applicable regulatory and FINRA approvals.

Limitations on Purchases of Shares

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person (or persons exercising subscription rights through a single qualifying deposit held jointly) may purchase fewer than 25 shares of common stock or generally more than $250,000 (25,000 shares);

•

Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10.0% of the shares of common stock issued in the offering, including shares contributed to the charitable foundation;

•

Except for our employee stock ownership plan, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $400,000 (40,000 shares) in all categories of the offering combined; and

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 25% of the shares issued in the offering.

Depending upon market or financial conditions, our Board of Directors, with the approval of the FDIC and the NJDBI and without further approval of the Voting Members of Somerset Savings Bank, may decrease the purchase limitations or increase the purchase limitations, as described above; provided; however these maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares sold in the offering, excluding shares issued to the charitable foundation, except that they may be increased to up to 9.99% of the shares sold in the offering, provided that orders for common stock exceeding 5% of the shares of common stock cannot exceed in the aggregate 10.0% of the total shares of common stock. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the applicable limit.

The plan of conversion defines “acting in concert” to mean: (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement; or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and that persons may have filed joint Schedules 13D or 13G with the SEC with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization (other than SR Bancorp or Somerset Savings Bank or a majority-owned subsidiary of these entities) of which a person is an officer, director or owner of 10.0% or more of the outstanding voting stock;

•	any person who is related by blood or marriage to such person and who lives in the same house as such person;

•

any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes relating to subscriptions in the offering and the sale of common stock following the reorganization, a person who has a substantial beneficial interest in any non-tax-qualified employee plan or any tax-qualified employee plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by officers and directors, the term “associate” does not include any tax-qualified employee plan; or

•

any partnership in which the person is a general or limited partner; provided, however, that any tax-qualified or non-tax-qualified employee plan shall not be deemed to be an associate of any director or officer of SR Bancorp or Somerset Savings Bank.

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained KBW, which is a broker-dealer registered with the Financial Industry Regulatory Authority. KBW will assist us on a best efforts basis in the subscription and community offerings by:

•	providing advice on the financial and securities marketing implications of the conversion;

•	assisting in structuring the stock offering, including developing and assisting in implementing a marketing strategy for the stock offering;

•	serving as sole bookrunning manager in connection with the stock offering;

•	reviewing all offering documents related to the stock offering, including the prospectus and any related stock offering materials;

•	assisting SR Bancorp in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assisting SR Bancorp in analyzing proposals from outside vendors retained in connection with the stock offering;

•	assisting us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meeting with our Board of Directors and/or our management to discuss any of the above services; and

•	performing such other financial advisory and investment banking services in connection with the conversion and the offering as may be agreed upon by KBW and SR Bancorp.

For these services, KBW will receive a success fee of 1.0% of the shares of common stock sold in the stock offering, excluding shares contributed to the charitable foundation. In addition, if KBW reasonably determines that it is required or requested to provide significant services as a result of a resolicitation of subscribers, Keefe, Bruyette & Woods, Inc. will be entitled to additional compensation for such services, not to exceed $30,000.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay fees not to exceed 6% of the aggregate dollar amount of common stock sold in the syndicated community offering to KBW and any other broker-dealers included in the syndicated community offering. The success fee to be paid to KBW for its services in the subscription and community offerings will be credited against any fee payable for services in the syndicated community offering.

Expenses. KBW also will be reimbursed for reasonable out-of-pocket expenses, not to exceed $30,000, and fees and expenses of its legal counsel not to exceed $200,000. These expenses may be increased by additional amounts not to exceed $20,000 and $35,000, respectively, if unusual circumstances arise or a delay or resolicitation occurs, including a delay in the stock offering that would require an update to the financial information included in this prospectus. In no event shall out-of-pocket expenses, including fees and expenses of legal counsel, exceed $285,000. If the plan of conversion is terminated or if KBW’s engagement is terminated in accordance with the provisions of the agency agreement, KBW will receive reimbursement of its reasonable out-of-pocket expenses. KBW shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination. We have separately agreed to pay KBW fees and expenses for serving as records management agent, as described below.

Records Management

We have also engaged KBW as records agent in connection with the conversion and the subscription and community offerings. In its role as records agent, KBW, will assist us in the stock offering by:

•	consolidating deposit accounts and vote calculations;

•	designing and preparing proxy forms and stock order forms;

•	providing subscription services and organizing and supervising our stock information center;

•	providing proxy and ballot tabulation services for the special meeting of depositors, including acting as or supporting the inspector of election; and

•	providing necessary subscription services to distribute, collect and tabulate stock orders in the stock offering.

KBW will receive fees of $30,000 for these services, of which $15,000 has been paid as of the date of this prospectus. These fees can be increased by an amount of up to $10,000 if there are material changes in regulations or the plan of conversion, or there are delays requiring duplicate or replacement processing. KBW will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $15,000.

Indemnity

We will indemnify KBW against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act, as well as certain other claims and litigation arising out of KBW’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 so as to permit officers and directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock. KBW will solicit orders and conduct sales of the common stock of SR Bancorp in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus. Funds received will be maintained in a segregated account at Somerset Savings Bank, or in our discretion at another insured depository institution and will earn interest at our passbook savings rate from the date those funds are processed.

Procedure for Purchasing Shares

Expiration Date. The subscription and community offerings will expire at 2:00 p.m., Eastern time, on August 15, 2023. We may extend the offering for up to 45 days without notice to purchasers in the offering. Any extension of the offering beyond, 2023 would require regulatory approvals.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest calculated at Somerset Savings Bank’s passbook savings rate from the date the stock order form was processed.

Use of Order Forms. To purchase shares of common stock in the subscription and community offerings, you must complete an original stock order form and remit full payment. All stock order forms must be received (not postmarked) by the Stock Information Center before 2:00 p.m., Eastern time, on August 15, 2023. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right (but are not required) to permit the correction of incomplete or improperly executed order forms. You may submit your stock order form and payment in one of the following three ways: (1) by mail using the order reply envelope provided; (2) by paying for overnight courier to the address indicated on the stock order form; or (3) by hand delivery to Somerset Savings Bank’s office, located at 220 West Union Avenue, Bound Brook, New Jersey. We will not accept stock order forms at our other banking locations.

Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Somerset Savings Bank or the federal government, and that you received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed original stock order forms for the purchase to be valid. Payment for shares may only be made by:

(i)	personal check, bank check or money order, from the purchaser, made payable to SR Bancorp, Inc.; or

(ii)	authorization of withdrawal from the types of Somerset Savings Bank deposit accounts permitted on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Somerset Savings Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the account holder. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s) when the stock order form is received. Checks and money orders will be immediately cashed and placed in a segregated account at Somerset Savings Bank, or in our discretion at another insured depositor institution, and will earn interest at Somerset Savings Bank’s passbook savings rate from the date payment is processed until the offering is completed or terminated.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time before 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering; provided there is a loan commitment from an unrelated financial institution or SR Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering.

Regulations prohibit Somerset Savings Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering. Cash and wire transfers will not be accepted. Additionally, you may not use a check drawn on a Somerset Savings Bank line of credit, and we will not accept third-party checks of any type (a check written by someone other than you) payable to you and endorsed over to SR Bancorp. You may not designate on your stock order form a direct withdrawal from a Somerset Savings Bank retirement account. See “—Using Individual Retirement Account Funds” for information on using such funds. Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Somerset Savings Bank retirement accounts are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a retirement account held at Somerset Savings Bank, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the IRA custodian of your choice. You may, but are under no obligation to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated (“SN”) or Century Securities Associates (“CSA”) as your IRA or other retirement account custodian. If you do purchase shares of SR Bancorp common stock using funds from a KBW, SN or CSA IRA account, you acknowledge that KBW, SN or CSA, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRA accounts, KBW, SN and CSA do not receive additional fees or compensation as a result of the purchase of SR Bancorp common stock through a KBW, SN or CSA IRA or other retirement account. There will be no early withdrawal or IRS interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Somerset Savings Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the August 15, 2023 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following completion of the related stock offering. We expect trading in the stock to begin on the day of completion of the conversion and related stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

1.	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

2.

the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

3.	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the stock offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the stock offering. If you have any questions regarding the conversion or stock offering, please call our Stock Information Center toll free, at 1-(844) 265-9680. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on bank holidays.

How We Determined the Offering Range and the $10.00 Purchase Price

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare the independent appraisal. RP Financial will receive fees totaling $165,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses, $25,000 for the preparation and delivery of each required updated appraisal report and up to $25,000 for preparation of the pro forma tables in conjunction with the appraisal engagement. We paid RP Financial $22,400 in fees during the year ended June 30, 2022 for Board of Director education. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial’s bad faith or negligence.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of Somerset Savings Bank that appear starting on page F-1 of this prospectus and the consolidated financial statements of Regal Bancorp that appear starting on page G-1 of this prospectus. RP Financial prepared the appraisal taking into account the pro forma impact of the offering, as well as the Merger. RP Financial also considered the following factors, among others:

•

our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area on a combined basis factoring in completion of the Merger;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•

a comparative evaluation of the operating and financial statistics of Somerset Savings Bank with a peer group of 10 publicly traded savings banks and savings association holding companies that RP Financial considers comparable to SR Bancorp on a pro forma basis;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	our proposed dividend policy.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial considered comparable to SR Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, at least ten peer group companies are required to be selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies were also required to be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for SR Bancorp consisted of companies that were not subject to an actual or rumored acquisition and that had been in stock form for at least one year.

Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like SR Bancorp, as Somerset Savings Bank has equity in excess of regulatory capital requirements and positive reported and core earnings.

RP Financial advised the Board of Directors that the valuation analysis took into consideration that relative to the peer group, an adjustment was applied for financial condition, and for profitability, growth and viability of earnings and dividends. RP Financial made no adjustments for: (1) asset growth; (2) primary market area; (3) liquidity of the shares; (4) marketing of the issue; (5) management; and (6) effect of government regulations and regulatory reform.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of SR Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return of 2.99% at March 31, 2023 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of May 8, 2023, the estimated pro forma market value of SR Bancorp was $80.0 million (inclusive of the shares to be contributed to the Somerset Regal Charitable Foundation). Based on applicable regulations, this market value forms the midpoint of a range with a minimum of $68.0 million and an adjusted maximum of $105.8 million. Our Board of Directors determined that the common stock should be sold at $10.00 per share. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company and standard stock conversion offerings by savings banks. Therefore, based on the valuation range, the number of shares of SR Bancorp common stock that will be sold in the offering will range from 6,800,000 shares to 9,200,000 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an appraised value of $105.8 million and an offering of 10,580,000 shares of common stock.

We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed.

The Board of Directors of Somerset Savings Bank reviewed the independent valuation and, in particular, considered the following:

•	Somerset Savings Bank’s financial condition and results of operations;

•	a comparison of financial performance ratios of Somerset Savings Bank to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the NJDBI and the Federal Reserve as a result of subsequent developments in the financial condition of Somerset Savings Bank or market conditions generally.

The appraisal is based in part on Somerset Savings Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, the Merger with Regal Bancorp, the contribution of shares to a charitable foundation and an analysis of a peer group of ten publicly-traded subsidiary companies of mutual holding companies that RP Financial considers comparable to SR Bancorp The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
Affinity Bancshares, Inc.	AFBI	Covington, GA	$932
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	1,986
HMN Financial, Inc.	HMNF	Rochester, MN	1,072
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	686
IF Bancorp, Inc.	IROQ	Watseka, IL	843
HV Bancorp, Inc.(1)	HVBC	Doylestown, PA	626
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	840
Northeast Community Bancorp, Inc.	NECB	White Plains, NY	1,503
Provident Bancorp, Inc.	PVBC	Amesbury, MA	1,703
William Penn Bancorporation	WMPN	Bristol, PA	862

(1)	Subsequently eliminated from peer group due to announced sale-of-control.

The following table presents a summary of selected pricing ratios for SR Bancorp, for the peer group companies and for all publicly traded thrifts as presented in the RP Financial appraisal. Compared to the median pricing ratios of the peer group, SR Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 29.5% on a price-to-core earnings basis and a discount of 22.9% on a price-to-tangible book value basis.

	Price to Core Earnings Multiple(1)	Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
SR Bancorp (pro forma):
Minimum	9.49x	40.95%	48.83%
Midpoint	11.09x	45.45%	53.62%
Maximum	12.68x	49.48%	57.84%
Adjusted maximum	14.48x	53.59%	62.00%
Peer Group:
Average	11.72x	73.38%	76.80%
Median	8.78x	69.37%	74.61%

(1)	Ratios are based on pro forma core earnings for the 12 months ended March 31, 2023, including the proposed Merger and pro forma book value as of March 31, 2023.
(2)	Ratios are based on estimated core earnings for the 12 months ended December 31, 2022 and book value as of December 31, 2022 (using share prices as of April 17, 2023).

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements that appear starting on page F-1 of this prospectus and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Somerset Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Somerset Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the offering range to more than $105.8 million and a corresponding increase in the offering range to more than 10,580,000 shares, or a decrease in the minimum of the offering range to less than $68.0 million and a corresponding decrease in the offering range to less than 6,800,000 shares, then we will promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after receiving the approval of the NJDBI, the FDIC and the Federal Reserve, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the NJDBI, the FDIC and the Federal Reserve to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not conclude beyond a date that is 90 days after the date on which the NJDBI and the FDIC approved the plan of reorganization, unless the NJDBI and FDIC approves an extension of the stock offering. The plan of conversion will terminate if the conversion and offering are not completed by July 13, 2025, which is two years after the NJDBI approved the plan of conversion.

SR Bancorp intends to conduct its offering at the same time Regal Bancorp is soliciting the approval of the proposed Merger from its shareholders and Somerset Savings Bank is soliciting the approval of the offering from its voting members. The failure to complete the offering will result in the termination of the proposed Merger, but the failure to complete the proposed Merger will not necessarily result in the termination of the offering, but would mostly likely require the establishment of a new offering range and require a resolicitation of subscribers if SR Bancorp determined to complete the offering under these circumstances.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and SR Bancorp’s pro forma earnings and shareholders’ equity on a per share basis while increasing shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and SR Bancorp’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing shareholders’ equity on an aggregate basis.

A copy of the independent valuation report of RP Financial, together with the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to each of the documents specified under “Where You Can Find Additional Information.”

Certain Restrictions on Purchase or Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers. All shares of common stock purchased in the offering by our directors or executive officers, as well as their associates, generally may not be sold for one year following the closing of the conversion, except upon the death of the director or executive officer. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to SR Bancorp’s transfer agent to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of SR Bancorp and Somerset Savings Bank also will be restricted by the insider trading rules promulgated pursuant to the Exchange Act.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Federal Reserve, the FDIC and/or the NJDBI. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based benefit plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit SR Bancorp from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund stock equity plans that have been ratified by shareholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve policy related to repurchases of shares by bank holding companies.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal income taxation that the conversion will not be a taxable transaction to Somerset Savings Bank or SR Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders, and Voting Members of Somerset Savings Bank. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the IRS or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that SR Bancorp or Somerset Savings Bank would prevail in a judicial proceeding.

Somerset Savings Bank and SR Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Somerset Savings Bank to a New Jersey-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(F).

2.

No gain or loss will be recognized by Somerset Savings Bank as a New Jersey-chartered stock savings bank on the receipt of money from SR Bancorp in exchange for its shares or by SR Bancorp upon receipt of money from the sale of SR Bancorp Common Stock. (Section 1032(a) of the Internal Revenue Code).

3.

The assets of Somerset Savings Bank will have the same basis in the hands of Somerset Savings Bank as they had in the hands of Somerset Savings Bank immediately prior to the conversion. The holding period of Somerset Savings Bank’s assets to be received by Somerset Savings Bank will include the period during which the assets were held by Somerset Savings Bank prior to the conversion. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.

No gain or loss will be recognized by the account holders of Somerset Savings Bank upon the issuance to them of withdrawable deposit accounts in Somerset Savings Bank as a New Jersey-chartered stock savings bank in the same dollar amount and under the same terms as their deposit accounts in Somerset Savings Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the liquidation account of Somerset Savings Bank as a New Jersey-chartered stock savings bank, in exchange for their ownership interests in Somerset Savings Bank. (Section 354(a) of the Internal Revenue Code).

5.

The basis of the account holders’ deposit accounts in Somerset Savings Bank will be the same as the basis of their deposit accounts in Somerset Savings Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the liquidation account of Somerset Savings Bank as a New Jersey-chartered stock savings bank will be zero, that being the cost of such property.

6.

It is more likely than not that the fair market value of the nontransferable subscription rights will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Voting Members upon distribution to them of nontransferable subscription rights to purchase shares of SR Bancorp common stock. (Rev. Rul. 56-572, 1956-2 C.B. 182).

7.

It is more likely than not that the basis of the SR Bancorp common stock to its shareholders will be the purchase price thereof. (Section 1012 of the Internal Revenue Code). The shareholder’s holding period will commence upon the exercise of the subscription rights. (Section 1223(6) of the Internal Revenue Code).

In the view of RP Financial (who is acting as independent appraiser of the value of the shares of SR Bancorp common stock in connection with the conversion), which view is not binding on the IRS, the subscription rights do not have any value for the reasons set forth in paragraph 6, above. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Voting Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Voting Members who exercise the subscription rights in an amount equal to their value, and SR Bancorp could recognize gain on a distribution. Eligible account holders, Supplemental Eligible Account Holders and Voting Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The IRS has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the IRS and the IRS could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the IRS disagrees, the IRS may take the position that the transaction is taxable to any one or more of Somerset Savings Bank, SR Bancorp and the Eligible Account Holders, Supplemental Eligible Account Holders and Voting Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that SR Bancorp or Somerset Savings Bank would prevail in a judicial or administrative proceeding.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue

Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but those rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom a ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Baker Tilly US, LLP that the New Jersey income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the SEC as exhibits to SR Bancorp’s registration statement.

Liquidation Rights

In the unlikely event of a complete liquidation of Somerset Savings Bank before the conversion, all claims of creditors of Somerset Savings Bank, including those of depositors of Somerset Savings Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Somerset Savings Bank remaining, depositors of Somerset Savings Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Somerset Savings Bank immediately before liquidation. In the unlikely event that Somerset Savings Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to certain Eligible Account Holders and Supplemental Eligible Account Holders, with any assets remaining thereafter distributed to SR Bancorp as the sole shareholder of Somerset Savings Bank’s capital stock. Pursuant to conversion regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Somerset Savings Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Somerset Savings Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Somerset Savings Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Somerset Savings Bank, would be entitled, on a complete liquidation of Somerset Savings Bank after the conversion, to an interest in the liquidation account before any payment to the shareholders of SR Bancorp. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including without limitation savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Somerset Savings Bank on June 30, 2021 and June 30, 2023, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on June 30, 2021 or June 30, 2023, respectively, bears to the balance of all deposit accounts in Somerset Savings Bank on such dates.

If, however, on any annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on June 30, 2021 or June 30, 2023, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such Eligible Account Holder and Supplemental Eligible Account Holder. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to SR Bancorp as the sole shareholder of Somerset Savings Bank.

SOMERSET REGAL CHARITABLE FOUNDATION

General

In furtherance of our commitment to the communities in our market area, the plan of conversion provides that we will establish a new charitable foundation, Somerset Regal Charitable Foundation, Inc., as a non-stock, nonprofit Delaware corporation in connection with the offering. The charitable foundation will be funded with cash and shares of our common stock. By further enhancing our visibility and reputation in the communities within our market area, we believe the charitable foundation will enhance the long-term value of Somerset Savings Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to these communities through the charitable foundation. The establishment and funding of the charitable foundation is subject to regulatory approval and approval by the members of Somerset Savings Bank.

Purpose of the Charitable Foundation

In connection with the closing of the offering, we intend to contribute to the charitable foundation in cash and shares of common stock (representing in the aggregate 6.0% of the value of the common stock of SR Bancorp that will be sold in the offering). The charitable foundation will provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. Somerset Regal Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes and may be able to support those activities in ways that are not presently available to us. Somerset Regal Charitable Foundation will also support our ongoing obligations to our communities under the Community Reinvestment Act. Somerset Savings Bank received a satisfactory rating in its most recent Community Reinvestment Act examination by the FDIC.

Funding Somerset Regal Charitable Foundation with shares of our common stock is also intended to allow our community to share in our potential growth and success after the offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with Somerset Savings Bank, thereby forming a partnership within the communities in which Somerset Savings Bank operates.

Structure of the Charitable Foundation

Somerset Regal Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of Somerset Regal Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members (i.e., directors) or officers or to private individuals.

Somerset Regal Charitable Foundation will be governed by a Board of Directors, initially consisting of Messrs. Taylor and Pribula and at least one other individual. We are required to select one person to service on the initial Board of Directors who is not one of our officers or directors and who is from the local community who should have experience with local charitable organizations and grant making. For five years after the offering, one seat on the charitable foundation’s Board of Directors will be reserved for a person from our local community who should have experience with charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s Board of Directors will be reserved for one of Somerset Savings Bank’s directors or to private individuals.

The Board of Directors of Somerset Regal Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the charitable foundation will be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of the charitable foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

Somerset Regal Charitable Foundation’s place of business will be located at our administrative offices. The Board of Directors of the charitable foundation will appoint its officers and retain employees necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable banking regulations governing transactions between Somerset Savings Bank and the charitable foundation.

Somerset Regal Charitable Foundation will generally receive working capital from the initial cash contribution and:

(1)	Dividends, if any, paid in the future on our shares of common stock;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock owned by the charitable foundation; and

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Somerset Regal Charitable Foundation will generally be required to annually distribute grants or donations equal to at least 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe Somerset Regal Charitable Foundation should qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code and will be classified as a private foundation. If Somerset Regal Charitable Foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the IRS approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether Somerset Regal Charitable Foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our shareholders.

We believe our contribution of shares of our common stock to Somerset Regal Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a tax deduction in the amount of the contribution of cash and the fair market value of the stock (at the time of the contribution) less any nominal amount that the charitable foundation is required to pay us for the stock. We are permitted to deduct for charitable purposes only an amount equal to 10.0% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Somerset Regal Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the contribution will be tax-deductible. In that event, our contribution to Somerset Regal Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year that determination is made. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any decision to make additional contributions to Somerset Regal Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the charitable foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%, although we expect to qualify for a lower special rate of 1.0%. Somerset Regal Charitable Foundation will be required to file an annual return with the IRS within four and one-half months after the close of its fiscal year. Somerset Regal Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Our banking regulators require that, before our Board of Directors approved the plan of conversion, the Board of Directors had to identify its members that will serves on the charitable foundation’s board and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our Board of Directors complied with this regulation in approving the plan of conversion.

The NJDBI, the FDIC and the Federal Reserve will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the proceeds raised or shares issued in an offering. Somerset Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

Applicable regulations impose the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	our banking regulations may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by our banking regulators;

•	the charitable foundation must provide annually to our banking regulations a copy of the annual report that the charitable foundation submits to the IRS;

•	the charitable foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

RESTRICTIONS ON ACQUISITION OF SR BANCORP AND SOMERSET SAVINGS BANK, SLA

Although the Board of Directors of SR Bancorp is not aware of any effort that might be made to obtain control of SR Bancorp after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of SR Bancorp’s articles of incorporation and bylaws to protect the interests of SR Bancorp and its shareholders from takeovers which our Board of Directors might conclude are not in the best interests of Somerset Savings Bank, SR Bancorp or SR Bancorp’s shareholders.

The following discussion is a general summary of the material provisions of SR Bancorp’s articles of incorporation and bylaws, Maryland general corporation law, and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in SR Bancorp’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Somerset Savings Bank’s applications as filed with the FDIC and the NJDBI, SR Bancorp’s registration statement filed with the SEC and SR Bancorp’s holding company application filed with the Federal Reserve and the NJDBI. See “Where You Can Find Additional Information.”

SR Bancorp’s Articles of Incorporation and Bylaws

SR Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of SR Bancorp more difficult.

Directors. SR Bancorp’s Board of Directors is currently divided into three classes, with the members of each class of directors serving staggered three-year terms. SR Bancorp’s bylaws provide for the phased-in elimination of the classified board of directors over a seven-year period, such that by the SR Bancorp 2030 annual meeting of stockholders, all directors are elected to serve a one-year term. SR Bancorp’s bylaws provide that SR Bancorp will have the number of directors as fixed by its Board of Directors. SR Bancorp currently has six directors. This number will change to nine upon the consummation of the acquisition of Regal Bancorp, when three current directors of Regal Bancorp are appointed to the Board of Directors of SR Bancorp.

Evaluation of Offers. The articles of incorporation of SR Bancorp provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of SR Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of SR Bancorp and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon SR Bancorp’s shareholders, including shareholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, SR Bancorp and its subsidiaries and on the communities in which SR Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of SR Bancorp;

•	whether a more favorable price could be obtained for SR Bancorp’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction, including its management and affiliates, and how they would affect the employees of SR Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of SR Bancorp or the other entity to be involved in the proposed transaction;

•	any anti-trust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of SR Bancorp to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. SR Bancorp’s bylaws provide that special meetings of shareholders may be called by the President, the Chief Executive Officer, the Chairperson of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that SR Bancorp would have if there were no vacancies on the Board of Directors. In addition, special meetings of the shareholders shall be called by the Secretary at the request of shareholders only on the written request of shareholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation on Voting Rights. The articles of incorporation provide that in no event will any person who owns more than 10.0% of then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10.0% limit. The 10% limit does not apply if, before the shareholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the Board of Directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. SR Bancorp’s articles of incorporation provide that directors may be removed from office only for cause and only by the vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors, (after giving effect to the limitation on voting rights discussed above in “—Limitation on Voting Rights”).

Shareholder Nominations and Proposals. The bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of shareholders must submit written notice to SR Bancorp between 90 and 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to shareholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, then shareholders must submit written notice to SR Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made. Shareholder submissions regarding nominations or business proposals must contain certain information as set forth in the bylaws.

Authorized but Unissued Shares. After the conversion, SR Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of SR Bancorp Capital Stock.” The articles of incorporation authorize 50,000,000 shares of common stock and 5,000,000 shares of serial preferred stock. SR Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations as to dividends, voting rights, and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors may, without action by the shareholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that SR Bancorp has the authority to issue. If there is a proposed merger, tender offer or other attempt to gain control of SR Bancorp that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of SR Bancorp. The Board of Directors has no present plan or understanding to issue any preferred stock.

Filling Vacancies on the Board of Directors. Pursuant to SR Bancorp’s articles of incorporation, vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

Amendments to Articles of Incorporation and Bylaws. Generally, following the conversion, SR Bancorp’s articles may be amended by the approval of at least two-thirds of all votes entitled to be cast by the holders of shares of capital stock of SR Bancorp entitled to vote on the matter, except that the proposed amendment of any provision of the articles of incorporation need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock of SR Bancorp entitled to vote on the matter if the amendment of such provision is approved by at least two-thirds of the Board of Directors. However, SR Bancorp’s articles of incorporation provide that following the SR Bancorp 2030 annual meeting of stockholders, SR Bancorp stockholders will be able to amend the SR Bancorp articles by a majority vote regardless of whether such amendment was approved by two-thirds of the Board of Directors.

SR Bancorp’s bylaws may be amended either by a majority of the Board of Directors, or by an 80% vote of SR Bancorp’s shareholders, voting together as a single class. However, SR Bancorp’s articles of incorporation provide that following the SR Bancorp 2030 annual meeting of stockholders, SR Bancorp stockholders will be able to amend the SR Bancorp bylaws by a majority vote.

Maryland Corporate Law

Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested shareholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested shareholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation excluding shares held by the interested shareholder with whom the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if the corporation’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Maryland Control Share Acquisition Statute. Maryland General Corporation Law contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation.

A corporation may, however, opt out of the control share statute through an articles or bylaw provision, which SR Bancorp has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of SR Bancorp common stock. Though not expected, SR Bancorp could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision.

Conversion Regulations

Conversion regulations provide that, except with the prior written approval of the Federal Reserve, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10.0% of the outstanding stock of the institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve has been given 60 days’ prior written notice and has not disapproved the proposed acquisition. The Federal Reserve considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with SR Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve.

DESCRIPTION OF SR BANCORP CAPITAL STOCK

General

SR Bancorp is authorized to issue 55,000,000 shares, of which 50,000,000 shares are common stock having a par value of $0.01 per share and 5,000,000 shares are preferred stock having a par value of $0.01 per share. Each share of SR Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. SR Bancorp will not issue any shares of preferred stock in the offering.

The common stock of SR Bancorp represents non-withdrawable capital, is not an account of any type, and is not insured by the FDIC or any other government agency.

Common Stock

Dividends. SR Bancorp may pay dividends on its common stock if, after giving effect to such distribution, (1) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (2) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock of SR Bancorp will be entitled to receive and share equally in dividends declared by the Board of Directors of SR Bancorp. If SR Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the offering, the holders of common stock of SR Bancorp will possess exclusive voting rights in SR Bancorp. They will elect SR Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of SR Bancorp and Somerset Savings Bank, SLA,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of then-outstanding shares of SR Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If SR Bancorp issues preferred stock, holders of SR Bancorp preferred stock may also possess voting rights. See “Restrictions on Acquisition of SR Bancorp and Somerset Savings Bank, SLA” for additional information regarding voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Somerset Savings Bank, SR Bancorp, as the sole holder of Somerset Savings Bank’s capital stock, would be entitled to receive all of Somerset Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Somerset Savings Bank, including all deposit accounts and accrued interest and the balance of the liquidation account, if any. Upon any liquidation, dissolution or winding up of SR Bancorp, the holders of its common stock would be entitled to receive after payment or provision for payment of all its debts and liabilities all of the assets of SR Bancorp available for distribution. If SR Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of SR Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Dissenters’ Rights of Appraisal. SR Bancorp’s articles of incorporation provide that SR Bancorp’s shareholders will not be entitled to dissenters’ rights of appraisal with respect to a merger or consolidation of SR Bancorp with another corporation unless the Board of Directors determines by a resolution approved by a majority of directors then in office that dissenters’ rights will apply to all or any classes of stock.

Preferred Stock

SR Bancorp will not issue any preferred stock in the offering and it has no current plans to issue any preferred stock after the offering. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company, New York, New York.

LEGAL MATTERS

The legality of our common stock and the federal tax consequences of the conversion and offering has been passed upon for us by Luse Gorman, PC, Washington, D.C. The state tax consequences of the conversion and offering has been opined upon by Baker Tilly US, LLP, Iselin, New Jersey. Certain legal matters will be passed upon for KBW by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

EXPERTS

The Consolidated Financial Statements of Somerset Savings Bank as of and for the year ended June 30, 2022 and June 30, 2021 included in this prospectus have been so included herein in reliance upon the report of Baker Tilly US, LLP, an independent registered public accounting firm, which is included herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Regal Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2022 and December 31, 2021 included in this prospectus have been so included in reliance on the report of Baker Tilly US, LLP, independent registered public accounting firm, which is included herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to SR Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and related stock offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

SR Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge through the SEC’s web site (www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including SR Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

We have filed an application with the NJDBI with respect to the conversion. This prospectus omits certain information contained in such application. The non-confidential portions of the application may be inspected, without charge, at the offices of the NJDBI, 20 West State Street, Trenton, New Jersey 08625. The plan of conversion is available, upon request, at each of Somerset Savings Bank’s offices.

Somerset Savings Bank has filed a notice with the FDIC a notice with respect to the reorganization and offering. This prospectus omits certain information contained in such notice. The notice may be inspected, without charge, at the offices of the Regional Director of the Federal Deposit Insurance Corporation, 350 Fifth Avenue, Suite 1200, New York, New York 10118-0110.

SR Bancorp has filed with the Federal Reserve an application with respect to its acquisition of Somerset Savings Bank. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Federal Reserve, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Bank of New York, 33 Liberty Street, New York, New York 10045.

In connection with the stock offering, SR Bancorp will register its common stock under Section 12(b) of the Exchange Act and, upon such registration, SR Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the plan of conversion, SR Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the stock offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

SOMERSET SAVINGS BANK, SLA

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Consolidated Statement of Financial Condition at March 31, 2023 (unaudited) and for the Years Ended June 30, 2022 and June 30, 2021	F-3

Consolidated Statements of Income for the Nine Months Ended March 31, 2023 and March 31, 2022 (unaudited) and the Years Ended June 30, 2022 and June 30, 2021	F-4

Consolidated Statements of Comprehensive (Loss) Income for the Nine Months Ended March 31, 2023 and 2022 (unaudited) and the Years Ended June 30, 2022 and June 30, 2021	F-5

Consolidated Statements of Changes in Equity for the Nine Months Ended March 31, 2023 and 2022 (unaudited) and the Years Ended June 30, 2022 and June 30, 2021	F-6

Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2023 and 2022 (unaudited) and the Years Ended June 30, 2022 and June 30, 2021	F-7

Notes to Consolidated Statements	F-8 through F-33

* * *

Separate financial statements for SR Bancorp, Inc. have not been included in this prospectus because SR Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statement or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stakeholders and the Board of Directors of Somerset Savings Bank, S.L.A. and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Somerset Savings Bank, S.L.A. and Subsidiaries (the “Company”) as of June 30, 2022 and 2021, the related consolidated statements of income, comprehensive (loss) income, changes in equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have not been able to determine the specific year that we began serving as the Company’s auditor; however, we are aware that we have served as the Company’s auditor since at least 1994.

Baker Tilly US, LLP

Iselin, New Jersey

October 21, 2022

Somerset Savings Bank, SLA and Subsidiaries

Consolidated Statements of Financial Condition

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

	March 31,	June 30,
	2023	2022	2021

	(Unaudited)
Assets
Cash and due from banks	$7,990	$7,557	$7,436
Interest-bearing deposits at other banks	45,193	27,787	49,315

Total cash and cash equivalents	53,183	35,344	56,751
Securities available-for-sale, at fair value	38,699	47,857	47,098
Securities held-to-maturity	175,744	192,903	193,252
Equity securities, at fair value	19	19	27
Loans receivable, net of allowance of $1,116 and $1,116, respectively	357,340	334,558	306,798
Premises and equipment, net	3,510	3,443	3,511
Right of use asset	21	—	—
Restricted equity securities, at cost	702	702	635
Accrued interest receivable	1,095	1,068	1,039
Bank owned life insurance	28,547	28,056	27,441
Other assets	6,010	4,681	2,806

Total assets	$664,870	$648,631	$639,358

Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$42,959	$43,722	$39,645
Interest-bearing	474,088	478,350	470,348

Total deposits	517,047	522,072	509,993
Advances	20,000	—	—
Advance payments by borrowers for taxes and insurance	4,205	4,068	3,686
Lease liability	21	—	—
Other liabilities	4,540	4,260	3,736

Total liabilities	545,813	530,400	517,415

Equity
Retained earnings	126,559	125,546	123,675
Accumulated other comprehensive loss	(7,502)	(7,315)	(1,732)

Total equity	119,057	118,231	121,943

Total liabilities and equity	$664,870	$648,631	$639,358

Somerset Savings Bank, SLA and Subsidiaries

Consolidated Statements of Income

For the Nine Months Ended March 31, 2023 and 2022 (Unaudited) and the Years Ended June 30, 2022 and 2021

(Dollars in Thousands)

	Nine Months Ended March 31,		Year Ended June 30,
	2023	2022	2022	2021
	(Unaudited)
Interest Income
Loans, including fees	$8,256	$6,829	$9,302	$9,527
Securities, taxable	2,815	3,004	4,003	3,583
Other	625	56	127	70

Total interest income	11,696	9,889	13,432	13,180

Interest Expense
Deposits:
Demand	73	66	88	78
Savings and time	1,272	1,192	1,447	2,337

Total interest expense	1,345	1,258	1,535	2,415

Net Interest Income	10,351	8,631	11,897	10,765
Provision for Loan Losses	—	—	—	—

Net Interest Income After Provision For Loan Losses	10,351	8,631	11,897	10,765

Noninterest Income
Service charges and fees	502	505	688	533
Increase in cash surrender value of bank owned life insurance	483	468	622	618
Fees and service charges on loans	16	15	21	9
Unrealized (loss) gain on equity securities	(1)	(4)	(8)	27
Realized gain (loss) on sale of securities	(119)	—	—	—
Other	30	29	28	25

Total noninterest income	911	1,013	1,351	1,212

Noninterest Expense
Salaries and employee benefits	6,030	4,756	6,365	6,061
Occupancy	548	554	710	807
Furniture and equipment	1,306	1,298	1,737	1,841
Advertising	155	183	266	167
FDIC premiums	117	112	151	144
Directors fees	258	236	297	282
Professional fees	914	192	412	313
Insurance	122	126	168	150
Telephone, postage and supplies	231	245	323	303
Other	433	482	585	514

Total noninterest expense	10,114	8,184	11,014	10,582

Income Before Income Tax Expense	1,148	1,460	2,234	1,395
Income Tax Expense	135	213	363	145

Net Income	$1,013	$1,247	$1,871	$1,250

Somerset Savings Bank, SLA and Subsidiaries

Consolidated Statements of Comprehensive (Loss) Income

For the Nine Months Ended March 31, 2023 and 2022 (Unaudited) and the Years Ended June 30, 2022 and 2021

(Dollars in Thousands)

	Nine Months Ended March 31,		Year Ended June 30,
	2023	2022	2022	2021

	(Unaudited)
Net (Loss) Income	$1,013	$1,247	$1,871	$1,250
Other Comprehensive (Loss) Income
Unrealized (losses) gains on securities available-for-sale, net of income tax (benefit) expense of $(272), $(1,051), $(1,353) and $(249), respectively(1)	(774)	(3,003)	(3,865)	(713)
Change in defined pension plan for unrealized actuarial gains (losses)net of income tax expense (benefit) of $231, $0, $(561) and $169, respectively(2)	587	(1,308)	(1,718)	394
Total other comprehensive (loss) income	(187)	(4,311)	(5,583)	(319)
Total comprehensive (loss) income	$826	$(3,064)	$(3,712)	$931

(1)	Income tax amounts on unrealized holding (losses) gains on securities available-for-sale are included in the net deferred tax asset described in Note 9.
(2)	Income tax amounts on the change in the defined benefit pension plan for unrealized actuarial gains (losses) are included in the net deferred tax asset described in Note 9.

Somerset Savings Bank, SLA and Subsidiaries

Consolidated Statements of Changes in Equity

For the Nine Months Ended March 31, 2023 and 2022 (Unaudited) and the Years Ended June 30, 2022 and 2021

(Dollars in Thousands)

	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, July 1, 2020	$122,425	$(1,413)	$121,012
Net income	1,250	—	1,250
Other comprehensive loss, net of tax	—	(319)	(319)

Balance, June 30, 2021	$123,675	$(1,732)	$121,943
Net income (unaudited)	1,247	—	1,247
Other comprehensive loss, net of tax (unaudited)	—	(4,311)	(3,003)

Balance, March 31, 2022 (unaudited)	$124,922	$(6,043)	118,879
Net income	624	—	624
Other comprehensive loss, net of tax	—	(1,272)	(1,272)

Balance, June 30, 2022	$125,546	$(7,315)	$118,231
Net income (unaudited)	1,013	—	1,013
Other comprehensive loss, net of tax (unaudited)	—	(187)	(187)

Balance, March 31, 2023 (unaudited)	$126,559	$(7,502)	$119,057

Somerset Savings Bank, SLA and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended March 31, 2023 and 2022 (Unaudited) and the Years Ended June 30, 2022 and 2021

(Dollars in Thousands)

	Nine Months Ended March 31,		Year Ended June 30,
	2023	2022	2022	2021

	(Unaudited)
Cash Flows from Operating Activities
Net income	$1,013	$1,247	$1,871	$1,250
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	—	—	—
Depreciation	310	295	395	452
Deferred income tax (benefit) expense	(334)	(153)	264	(6)
Net amortization of premiums and discounts on securities	376	444	687	628
Net amortization of deferred loan fees, costs and discounts	448	359	434	893
Increase in cash surrender value of bank owned life insurance	(490)	(468)	(622)	(618)
Unrealized loss (gain) on equity securities	1	4	8	(27)
(Increase) decrease in:
Accrued interest receivable	(27)	(1)	(29)	(35)
Other assets	(975)	378	(218)	(403)
Other liabilities	1,118	251	(1,755)	252

Net cash provided by operating activities	1,440	2,356	1,035	2,386

Cash Flows from Investing Activities
Proceeds from maturities and principal repayments of securities available-for-sale	8,073	10,466	13,705	19,920
Purchase of securities held-to-maturity	(788)	(34,908)	(34,911)	(154,826)
Purchase of securities available-for-sale	—	(19,753)	(19,875)	—
Proceeds from maturities and principal repayments of securities held-to-maturity	17,610	28,978	34,766	43,838
Net (increase) decrease in loans receivable	(23,230)	(9,786)	(28,194)	19,386
Purchase of premises and equipment	(378)	(307)	(327)	(240)
Purchase of restricted equity securities	—	—	(67)	(28)

Net cash provided by (used in) investing activities	1,287	(25,310)	(34,903)	(71,950)

Cash Flows from Financing Activities
Proceeds from advances	20,000	—	—	—
Net (decrease) increase in interest bearing deposits	(4,262)	8,762	8,002	26,713
Net (decrease) increase in non-interest bearing deposits	(763)	2,205	4,077	2,064
Net (decrease) increase in advance payments by borrowers for taxes and insurance	137	140	382	(126)

Net cash provided by financing activities	15,112	11,107	12,461	28,651

Net decrease in cash and cash equivalents	17,839	(11,847)	(21,407)	(40,913)
Cash and Cash Equivalents, Beginning of Period	35,344	56,751	56,751	97,664

Cash and Cash Equivalents, End of Period	$53,183	$44,904	$35,344	$56,751

Supplementary Cash Flow Information
Interest paid	$1,345	$1,258	$1,535	$2,415

Income taxes paid	$410	$50	$370	$100

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

1.	Summary of Significant Accounting Policies

Business

Somerset Savings Bank, SLA has been serving the communities of Somerset, Middlesex, Hunterdon and Essex counties in New Jersey since 1887. The bank is a New Jersey chartered savings bank subject to the laws and regulations of federal and state agencies. A locally managed community bank, Somerset Savings Bank, SLA provides customary retail and commercial banking services to individuals, businesses and local municipalities through its 7 full-service branch locations.

Principles of Consolidation

The consolidated financial statements include the accounts of Somerset Savings Bank, SLA and its wholly owned subsidiaries Somerset Investment Co. (the “Investment Co.”) and Somerset Consumer Service Corp. (“SCS”) (collectively, the “Savings Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Investment Co. is a special purpose entity subject to the investment company provisions of the New Jersey Corporation Business Tax Act whose activities are limited to holding investment securities and recognizing income and other gains/losses thereon. SCS has had limited activity.

Basis of Presentation and Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. Prior period amounts have been reclassified when necessary to conform to the current year’s presentation. Such reclassifications did not have a material impact on the operating results or financial position of the Savings Bank.

Material estimates that are particularly susceptible to significant changes relate to the identification of other-than-temporary impairment on securities, the allowance for loan losses and the valuation of deferred tax assets. Management believes that the evaluations of other-than-temporary impairment on securities, the allowance for loan losses and the valuation of deferred tax assets are adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.

Concentrations of Credit Risk

The Savings Bank’s lending activity is concentrated in loans secured by real estate located primarily in the State of New Jersey. Credit risk exposure in this area of lending are mitigated by adhering to conservative underwriting practices and policies, and close monitoring of the loan portfolio. Residential mortgage loans originated with a loan-to-value ratio in excess of 80% are generally insured by private mortgage insurance. The Savings Bank does not have any significant concentrations to any one industry or customer.

Notes 2 and 3 discuss the types of investment securities in which the Savings Bank invests. Credit risk as it relates to investment activities is mitigated through the monitoring of ratings and the purchase of government sponsored agency securities, backed by the full faith and credit of the United States. The Savings Bank maintains accounts with other financial institutions with balances in excess of federal deposit insurance limits. The Savings Bank has not experienced any loss in such accounts and management believes that these accounts do not expose the Savings Bank to any significant credit risk.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and interest-earning deposits in other banks with original maturities of three months or less. The Savings Bank maintains accounts at other financial institutions with balances in excess of federal deposit insurance limits. The Savings Bank has not experienced any loss in such accounts.

Securities

Investments in debt securities that the Savings Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities or as held-to-maturity securities are classified as available for-sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in the accumulated other comprehensive income/loss component of equity.

Premiums/discounts on all securities are amortized/accreted to maturity by use of the level yield method. Gain or loss on sales of securities is based on the specific identification method.

Equity securities with readily determinable fair values are measured at fair value. Any realized or unrealized gains or losses are recognized in earnings. Dividends are included in interest income.

Individual securities are considered impaired when fair value is less than amortized cost. On a quarterly basis, management evaluates all securities with unrealized losses to determine if such impairments are “temporary” or “other than temporary” in accordance with applicable accounting guidance. As part of its evaluation, management considers many factors including, but not limited to, (1) the length of time and extent of impairment, (2) any adverse industry or macroeconomic conditions, (3) any changes to the financial condition or credit worthiness of the issuer, and (4) whether the Savings Bank has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery.

Accordingly, the Savings Bank accounts for temporary impairments based upon security classification as either trading, available-for-sale or held-to-maturity. Temporary impairments on “available-for-sale” securities are recognized, on a tax-effected basis, through other comprehensive income/loss with offsetting entries adjusting the carrying value of the security and the balance of deferred taxes. Temporary impairments of “held-to-maturity” securities are not recognized in the consolidated financial statements; however, information concerning the amount and duration of impairments on held-to-maturity securities is disclosed in the notes to the consolidated financial statements.

Other-than-temporary impairments on securities that the Savings Bank has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level equal to or exceeding amortized cost are recognized in earnings. Otherwise, the other-than-temporary impairment is bifurcated into credit-related and noncredit-related components. The credit-related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit-related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income/loss.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees and costs. Interest income is accrued on the unpaid principal balance and credited to income. Loan origination fees and costs are deferred and recognized over the life of the loans as an adjustment to yield (interest income). Discounts and premiums on purchased loans are amortized to income using the interest method over the expected lives of the loans.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

The loans receivable portfolio is segmented into two segments, mortgage and consumer. Mortgage loans consist of the following classes: residential and non-residential. Consumer loans consist of the following classes: equity, passbook or certificate and personal.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even when the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Savings Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of homogeneous loans by loan class, excluding loans classified as impaired. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors.

These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

7.	Value of underlying collateral for collateral dependent loans.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

8.	The experience, ability, and depth of lending management and other relevant staff.

9.	Quality of the institution’s loan review system.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Mortgage loans are secured by the borrower’s residential or non-residential real estate in a first lien position. Mortgage loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio.

Consumer loans are primarily home equity loans and are generally secured by the borrower’s personal residence in a second lien position.

A loan is considered impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

A specific allowance is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Savings Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

A loan is categorized as a troubled debt restructuring (“TDR”) if a concession to contractual terms is granted to the borrower due to deterioration in the financial condition of the borrower. In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a TDR. Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. Generally, a nonaccrual loan that is restructured remains on nonaccrual until the obligation is brought current and has performed for a period of time (generally nine months) to demonstrate that the borrower can meet the restructured terms. If the borrower’s ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan. TDRs are considered impaired loans for purposes of calculating the Savings Bank’s allowance for loan loss until they are ultimately repaid in full or foreclosed and sold.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments, for residential and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank’s allowance for loan losses and may require the Savings Bank to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Routine maintenance and repairs are expensed as incurred, while significant expenditures for improvements are capitalized. Gains or losses upon disposition are reflected in earnings as realized. Bank premises and equipment are reviewed by management for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

Leases

The lease liability for operating leases is measured and recognized as the present value of all future lease payment obligations. The right-of-use asset for operating leases is measured as the amount of the lease liability, plus any unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received, and any impairment recognized.

The discount rate used to compute the lease liability is the implicit rate in the lease contract, if readily determinable, or the Savings Bank’s incremental borrowing rate. The implicit rates of our operating leases are not readily determinable, therefore the Savings Bank uses its incremental borrowing rate at the commencement date of each lease. The Savings Bank’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment.

For all underlying classes of assets, the Company has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement. Leases containing termination clauses in which either party may terminate the lease without cause and the notice period is less than 12 months are deemed short-term leases. The Savings Bank recognizes short-term lease costs on a straight-line basis over the lease term.

Restricted Equity Securities

Federal law requires a member institution of the Federal Home Loan Bank (“FHLB”) system to hold stock of its district bank according to a predetermined formula. The restricted stock is carried at cost. At March 31, 2023 (unaudited), June 30, 2022 and 2021, the Savings Bank held $702, $702 and $635 respectively, in stock of the FHLB of New York.

Management evaluates the stock for impairment in accordance with guidance on accounting by certain entities that lend or finance the activities of others. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted; (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB; and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

Management believes no impairment charge is necessary related to the FHLB stock as of March 31, 2023 (unaudited), June 30, 2022 and 2021.

Bank Owned Life Insurance

The Savings Bank invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Savings Bank on a chosen group of employees. The Savings Bank is the owner and beneficiary of the policies. This investment is carried as an asset in the consolidated statement of financial condition at the cash surrender value of the underlying policies. Increases in the cash surrender value of the policies, as well as proceeds, are recorded as income in the consolidated statement of income and are not subject to income tax so long as the policies are held for the life of the covered employees. For any policies surrendered, the death benefits will no longer be tax exempt.

Revenue Recognition

The Savings Bank earns income from various sources, including loans, investment securities, bank-owned life insurance, deposit accounts, and sales of assets. The revenue is recognized as it is earned and when collectability is reasonably assured.

Interest income on loans is accrued on the unpaid principal balance and recorded daily. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the related loan yield using the interest method. Other loan fees, including late charges, are recognized as the transactions occur.

Interest income on debt securities, including purchase premiums and discounts, is also accrued using the interest method over the term of the securities. Income from dividends on equity securities are recorded when declared.

Fees and service charges related to deposit accounts are largely based on contracts with customers that are short-term in nature and where the performance obligations are satisfied as services are rendered. Fees are either fixed at a specific amount or assessed as a percentage of the transaction amount. No judgements or estimates are required by management to determine the amount and timing of the related revenue. Descriptions of the primary revenue contracts included as components of noninterest income are as follows:

•	Monthly service charges - general service fees for monthly account maintenance. These fees are charged as earned within the monthly statement period that the transactions occurred.

•

Account fees and charges - activity or transaction-based fees for deposit related services including, but not limited to, account overdraft fees, wire transfer fees and stop payment fees. Fees are received at the time of transaction execution concurrent with the fulfillment of performance obligations.

•

ATM debit card fees - include interchange fees from debit cardholder transactions or ATM surcharges for non-customer usage of Somerset Savings Bank, SLA ATMs. These fees are recognized as earned at the time of the transaction occurrence.

Other income items are transactional in nature and are recorded as they occur.

Gains or losses on sales of assets are generally recognized when the asset has been legally transferred to the buyer and the Savings Bank has no continuing involvement with the asset. The Savings Bank does not generally finance the sale of foreclosed assets.

Comprehensive Income

U.S. GAAP require comprehensive income and its components to be reported when a company presents a full set of financial statements. The term comprehensive income refers to net income plus other comprehensive income, that is, certain revenues, expenses, gains, and losses that are reported as separate components of equity instead of net income. For the Savings Bank, the primary components of other comprehensive income (loss) are the unrealized gains or losses on available-for-sale investment securities and the unrealized actuarial gains or losses in the defined pension plan. The Savings Bank has elected to report these effects on the consolidated statement of comprehensive income.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

Advertising Costs

Advertising costs are expensed in the period in which they are incurred and recorded as a non-interest expense in the consolidated statement of income. Advertising expense was approximately $155 and $183 for the nine months ended March 31, 2023 and 2022, respectively (unaudited), and $266 and $167 for the years ended June 30, 2022 and 2021, respectively.

Income Taxes

Somerset Savings Bank, SLA and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to Somerset Savings Bank, SLA and its subsidiaries based on their respective income or loss included in the consolidated income tax return. Separate state income tax returns are filed by Somerset Savings Bank, SLA and its subsidiaries.

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on Somerset Savings Bank, SLA and subsidiaries’ tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes.

The Savings Bank accounts for income taxes using the asset and liability method in accordance with accounting guidance ASC Topic 740, Income Taxes. Under this guidance, deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset that is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

The Savings Bank accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with accounting guidance which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Savings Bank’s evaluation, no significant income tax uncertainties were identified. Therefore, the Savings Bank recognized no adjustment for unrecognized tax benefits at March 31, 2023 (unaudited), June 30, 2022 and 2021.

The Savings Bank’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the consolidated statement of income. No interest and penalties were recorded during the nine months ended March 31, 2023 (unaudited), June 30, 2022 and 2021.

Retirement Benefits

Substantially all employees are covered by a defined benefit pension plan and participate in a 401(k) profit sharing plan. The cost of the pension plan is based on actuarial computations of current and future benefits for employees. It is the Savings Bank’s policy to fund the recommended required contribution determined under the Employee Retirement Income Security Act. The 401(k) profit sharing plan’s annual contribution is determined by matching part of the employee’s contribution.

The Savings Bank follows the accounting guidance applicable to a defined benefit pension plan that requires an employer to: (a) recognize in its statement of financial condition an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur.

Subsequent Events

The Savings Bank has evaluated subsequent events for recognition or disclosure through June 8, 2023, the date the financial statements were available to be issued.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

Accounting Pronouncements Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. ASU 2014-09 was adopted by the Savings Bank in 2022. The Savings Bank adopted the guidance using the modified retrospective method. The adoption did not have a significant effect on the Saving Bank’s consolidated financial statements as the recognition of interest income has been scoped out of the guidance and noninterest income recognition is similar to previous revenue recognition practices. The Savings Bank expanded its disclosures with respect to its noninterest income as a result of this guidance. See the “Revenue Recognition” section in Note 1.

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842) which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement and presentation of expenses and cash flows arising from a lease by the lessee will primarily depend on its classification as a finance or operating lease. However, unlike current U.S. GAAP, which requires only capital leases to be recognized on the balance sheet, the new ASU will require both types of leases to be recognized on the balance sheet. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. The new disclosures will include both qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. ASU 2016-02 and all subsequent amendments (collectively, “ASC 842”) required adoption by the Savings Bank on July 1, 2022, though early adoption was permitted. The Savings Bank adopted ASC 842 during the first quarter of the fiscal year ended June 30, 2023. The Savings Bank maintains only one equipment lease with an initial term greater than 12 months and has determined that the impact on its consolidated financial statements is not material. As of March 31, 2023 (unaudited), the Savings Bank had not entered into any material leases that have not yet commenced.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for the Savings Bank on July 1, 2023. The Savings Bank is in the process of evaluating the potential impact of adopting this ASU.

In March 2022, the FASB issued ASU No. 2022-02, Financial Instruments—Credit Losses—Troubled Debt Restructurings and Vintage Disclosures. This standard eliminates the recognition and measurement guidance for troubled debt restructurings (TDRs) by creditors and enhances disclosure requirements for certain loan restructurings when a borrower is experiencing financial difficulty. In addition, the standard requires the disclosure of gross write-offs by year of origination. ASU No. 2022-02 is effective for the Savings Bank on July 1, 2023. The Savings Bank is in the process of evaluating the potential impact of adopting this ASU.

2.	Securities Available-for-Sale

The amortized cost and approximate fair value of securities available-for-sale at March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021 are as follows:

	March 31, 2023 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Federal National Mortgage Association	$24,420	$—	$(2,499)	$21,921
Federal Home Loan Mortgage Corporation	18,916	—	(2,138)	16,778

Total securities available-for-sale	$43,336	$—	$(4,637)	$38,699

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

	June 30, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Federal National Mortgage Association	$29,623	$—	$(1,946)	$27,677
Federal Home Loan Mortgage Corporation	21,825	2	(1,647)	20,180

Total securities available-for-sale	$51,448	$2	$(3,593)	$47,857

	June 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Federal National Mortgage Association	$28,307	$1,007	$(2)	$29,312
Federal Home Loan Mortgage Corporation	17,164	622	—	17,786

Total securities available-for-sale	$45,471	$1,629	$(2)	$47,098

The amortized cost and fair value of debt securities available-for-sale by contractual maturity at March 31, 2023 (unaudited) are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities are assigned to categories based on contractual maturity except for mortgage-backed securities which are based on the estimated average life of the securities.

March 31, 2023 (Unaudited)
	Amortized Cost	Fair Value
Due within 1 year	$—	$—
Due after 1 but within 5 years	—	—
Due after 5 but within 10 years	—	—
Due after 10 years	—	—
Mortgage-backed securities	43,336	38,699

Total securities available-for-sale	$43,336	$38,699

The unrealized losses as of March 31, 2023 (unaudited) and June 30, 2022 and 2021, categorized by the length of time of continuous loss position, and the fair value of related available-for-sale are as follows:

	March 31, 2023 (Unaudited)
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Federal National Mortgage Association	$—	$—	$21,921	$(2,499)	$21,921	$(2,499)
Federal Home Loan Mortgage Corporation	—	—	16,778	(2,138)	16,778	(2,138)

Total	$—	$—	$38,699	$(4,637)	$38,699	$(4,637)

	June 30, 2022
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Federal National Mortgage Association	$27,677	$(1,946)	$—	$—	$27,677	$(1,946)
Federal Home Loan Mortgage Corporation	20,108	(1,647)	—	—	20,108	(1,647)

Total	$47,785	$(3,593)	$—	$—	$47,785	$(3,593)

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

	June 30, 2021
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Federal National Mortgage Association	$—	$—	$11	$(2)	$11	$(2)
Federal Home Loan Mortgage Corporation	—	—	—	—	—	—

Total	$—	$—	$11	$(2)	$11	$(2)

All mortgage-backed securities are U.S. Government agency backed and collateralized by residential mortgages. During the nine months ended March 31, 2023 (unaudited), gross gains of $0 and gross losses of $6 resulting from sales of securities available-for-sale were realized. During the years ended June 30, 2022 and 2021, there were no sales of securities available-for-sale.

3.	Securities Held-to-Maturity

The amortized cost and approximate fair values of securities held-to-maturity at March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021 are as follows:

	March 31, 2023 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Federal National Mortgage Association	$107,691	$20	$(15,460)	$92,251
Federal Home Loan Mortgage Corporation	56,974	206	(5,911)	51,269
Government National Mortgage Association	348	—	(4)	344
Subordinated Debt	7,750	—	(1,070)	6,680
CMO	2,981	—	(225)	2,756

Total securities held-to-maturity	$175,744	$226	$(22,670)	$153,300

	June 30, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Federal National Mortgage Association	$119,375	$40	$(15,556)	$103,859
Federal Home Loan Mortgage Corporation	61,990	160	(7,642)	54,508
Government National Mortgage Association	403	1	—	404
Subordinated Debt	7,750	—	(579)	7,171
CMO	3,385	—	(147)	3,238

Total securities held-to-maturity	$192,903	$201	$(23,924)	$169,180

	June 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Federal National Mortgage Association	$109,830	$923	$(1,547)	$109,206
Federal Home Loan Mortgage Corporation	75,666	767	(445)	75,988
Government National Mortgage Association	512	14	—	526
Subordinated Debt	2,750	—	—	2,750
CMO	4,494	159	—	4,653

Total securities held-to-maturity	$193,252	$1,863	$(1,992)	$193,123

The amortized cost and fair value of securities held-to-maturity by contractual maturity at March 31, 2023 (unaudited) are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

have the right to call or prepay obligations with or without call or prepayment penalties. Securities are assigned to categories based on contractual maturity except for mortgage-backed securities and CMOs which are based on the estimated average life of the securities.

	March 31, 2023 (Unaudited)
	Amortized Cost	Fair Value
Due within 1 year	$—	$—
Due after 1 but within 5 years	—	—
Due after 5 but within 10 years	7,750	6,680
Due after 10 years	—	—
Mortgage-backed securities	167,994	146,620

Total securities held-to-maturity	$175,744	$153,300

The unrealized losses as of March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, categorized by the length of time of continuous loss position, and the fair value of related securities held-to-maturity are as follows:

	March 31, 2023 (Unaudited)
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal National Mortgage Association	$393	$(7)	$89,508	$(15,441)	$89,901	$(15,448)
Federal Home Loan Mortgage Corporation	38	(1)	50,096	(5,910)	50,134	(5,911)
Government National Mortgage Association	343	(4)	—	—	343	(4)
Subordinated Debt	—	—	6,680	(1,070)	6,680	(1,070)
CMO	—	—	2,756	(225)	2,756	(225)

Total	$774	$(12)	$149,040	$(22,646)	$149,814	$(22,658)

	June 30, 2022
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal National Mortgage Association	$38,707	$(4,879)	$60,895	$(10,677)	$99,602	$(15,556)
Federal Home Loan Mortgage Corporation	14,597	(1,758)	38,727	(5,884)	53,324	(7,642)
Subordinated Debt	7,171	(579)	—	—	7,171	(579)
CMO	3,238	(147)	—	—	3,238	(147)

Total	$63,713	$(7,363)	$99,622	$(16,561)	$163,335	$(23,924)

	2021
	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal National Mortgage Association	$80,135	$(1,474)	$2,363	$(73)	$82,498	$(1,547)
Federal Home Loan Mortgage Corporation	53,589	(445)	—	—	53,589	(445)
Government National Mortgage Association	—	—	—	—	—	—
CMO	—	—	—	—	—	—

Total	$133,724	$(1,919)	$2,363	$(73)	$136,087	$(1,992)

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

At March 31, 2023 (unaudited) and June 30, 2022 and 2021, the Savings Bank had $19, $19 and $27, respectively, in equity securities recorded at fair value. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities for the nine months ended March 31, 2023 and 2022 (unaudited) and for the years ended June 30, 2022 and 2021:

	March 31, 2023	March 31, 2022

	(Unaudited)
Net gains (losses) recognized on equity securities	$(1)	$(4)
Less: Net gains (losses) recognized on equity securities sold/acquired	—	—

Net unrealized gains (losses) recognized on equity securities	$(1)	$(4)

	June 30, 2022	June 30, 2021
Net gains (losses) recognized equity securities	$(8)	$17
Less: Net gains (losses) recognized on equity securities sold/acquired	—	—

Net unrealized gains (losses) recognized on equity securities	$(8)	$17

Management does not believe that the unrealized losses represent an other-than-temporary impairment and believes these unrealized losses (which are related to four mortgage-backed securities issued by the Federal National Mortgage Association) are the result of market rates and not related to the underlying credit quality of the issuer of the securities. The Savings Bank does not intend to sell these securities and it is not more-likely-than-not that the Savings Bank would be required to sell these securities prior to full recovery of fair value to a level which equals or exceeds amortized cost.

At March 31, 2023 (unaudited) and June 30, 2022 and 2021, a mortgage-backed security with a carrying value of approximately $1 was pledged as collateral to secure public funds on deposit. At March 31, 2023 (unaudited), mortgage-backed securities with a total carrying value of $33,384 was pledged as collateral to secure a $20,000 advance under the Federal Reserve’s Bank Term Funding Program.

During the nine months ended March 31, 2023 and 2022 (unaudited), gross gains of $4 and $0, respectively, and gross losses of $117 and $0, respectively, resulting from sales of securities held-to-maturity were realized. During the years ended June 30, 2022 and 2021, there were no sales of securities held-to-maturity.

4.	Loans Receivable

Loans at March 31, 2023 (unaudited) and June 30, 2022 and 2021 are summarized as follows:

	March 31, 2023	June 30, 2022	June 30, 2021
Mortgage loans:
Residential	$348,795	$325,722	$297,557
Non-residential	444	459	476

Total mortgage	349,239	326,181	298,033

Consumer:
Equity	7,243	7,542	8,282
Passbook or certificate and personal	7	1	3

Total consumer	7,250	7,543	8,285

Total loans	356,489	333,724	306,318
Allowance for loan losses	(1,116)	(1,116)	(1,116)
Deferred loan costs, net	1,967	1,950	1,596

Loans receivable, net	$357,340	$334,558	$306,798

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

The Savings Bank engages primarily in the lending of residential real estate and consumer loans. Lending activities are targeted to individuals within the Savings Bank’s geographic footprint. Risks associated with lending activities include economic conditions and changes in interest rates, which can adversely impact both the ability of borrowers to repay their loans and the value of the associated collateral.

The Savings Bank engages primarily in the lending of fixed-rate and adjustable-rate real estate residential mortgage loans. Lending activities are targeted to individuals within the Savings Bank’s geographic footprint. Risks associated with lending activities include economic conditions and changes in interest rates, which can adversely impact both the ability of borrowers to repay their loans and the value of the associated collateral. Credit risk exposure in this area of lending is minimized by the evaluation of the credit worthiness of the borrower, including debt-to-income ratios, credit scores and conservative underwriting standards that emphasize conservative loan-to-value ratios of generally no more than 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance.

The real estate home equity portfolio consists of fixed-rate home equity loans and variable-rate home equity lines of credit. Risks associated with second lien loans secured by residential properties are generally lower than commercial loans and include general economic risks, such as the strength of the job market, employment stability and the strength of the housing market.

Management reviews all loans that are delinquent 90-days or more for possible impairment. Loans are considered to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect the scheduled payments of principal or interest in accordance with the contractual terms of the loan agreement. Factors considered by management in evaluating impairment include payment status, collateral value, and the likelihood of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and shortfalls on a case-by-case basis, taking into consideration the unique facts and circumstances surrounding the loan and borrower, including the borrower’s payment history, the reasons for the delay and the amount of the shortfall in relation to the principal and interest owed.

The following tables summarize the activity in the allowance for loan losses by loan class for the nine months ended March 31, 2023 (unaudited) and for the years ended June 30, 2022 and 2021, and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of March 31, 2023 (unaudited) and June 30, 2022 and 2021:

	March 31, 2023 (Unaudited)
	Residential	Non- Residential	Equity	Passbook, Certificate or Personal	Total
Allowance for Loan Losses:
Beginning balance	$1,036	$5	$75	$—	$1,116
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Provisions	4	(1)	(3)	—	—

Ending balance	$1,040	$4	$72	$—	$1,116

Ending balance,
Individually evaluated for impairment	$—	$—	$—	$—	$—

Ending balance,
Collectively evaluated for impairment	$1,040	$4	$72	$—	$1,116

Loans Receivable:
Ending balance	$348,795	$444	$7,243	$7	$356,489

Ending balance,
Individually evaluated for impairment	$147	$—	$—	$—	$147

Ending balance,
Collectively evaluated for impairment	$348,648	$444	$7,243	$7	$356,342

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

	June 30, 2022
	Residential	Non- Residential	Equity	Passbook, Certificate or Personal	Total
Allowance for Loan Losses:
Beginning balance	$1,036	$5	$75	$—	$1,116
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Provisions	—	—	—	—	—

Ending balance	$1,036	$5	$75	$—	$1,116

Ending balance,
Individually evaluated for impairment	$—	$—	$—	$—	$—

Ending balance,
Collectively evaluated for impairment	$1,036	$5	$75	$—	$1,116

Loans Receivable:
Ending balance	$325,722	$459	$7,542	$1	$333,724

Ending balance,
Individually evaluated for impairment	$—	$—	$—	$—	$—

Ending balance,
Collectively evaluated for impairment	$325,722	$459	$7,542	$1	$333,724

	June 30, 2021
	Residential	Non- Residential	Equity	Passbook, Certificate or Personal	Total
Allowance for Loan Losses:
Beginning balance	$1,028	$5	$83	$—	$1,116
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Provisions	—	—	—	—	—

Ending balance	$1,028	$5	$83	$—	$1,116

Ending balance,
Individually evaluated for impairment	$—	$—	$—	$—	$—

Ending balance,
Collectively evaluated for impairment	$1,028	$5	$83	$—	$1,116

Loans Receivable:
Ending balance	$297,557	$476	$8,282	$3	$306,318

Ending balance,
Individually evaluated for impairment	$340	$—	$—	$—	$340

Ending balance,
Collectively evaluated for impairment	$297,557	$476	$8,282	$3	$306,318

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Savings Bank’s internal risk rating system as of March 31, 2023 (unaudited) and June 30, 2022 and 2021:

	March 31, 2023 (Unaudited)
	Pass	Special Mention	Substandard	Doubtful	Total
Residential	$348,648	$—	$147	$—	$348,795
Non-residential	444	—	—	—	444
Equity	7,243	—	—	—	7,243
Passbook, certificate or personal	7	—	—	—	7

Total	$356,342	$—	$147	$—	$356,489

	June 30, 2022
	Pass	Special Mention	Substandard	Doubtful	Total
Residential	$325,722	$—	$—	$—	$325,722
Non-residential	459	—	—	—	459
Equity	7,542	—	—	—	7,542
Passbook, certificate or personal	1	—	—	—	1

Total	$333,724	$—	$—	$—	$333,724

	June 30, 2021
	Pass	Special Mention	Substandard	Doubtful	Total
Residential	$297,217	$—	$340	$—	$297,557
Non-residential	476	—	—	—	476
Equity	8,282	—	—	—	8,282
Passbook, certificate or personal	3	—	—	—	3

Total	$305,978	$—	$340	$—	$306,318

The following tables provide a breakdown of impaired loans by loan portfolio class as of March 31, 2023 (unaudited) and June 30, 2022 and 2021:

March 31, 2023 (Unaudited)
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential	$147	$147	$—	$105	$—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	147	147	—	105	—

With an allowance recorded:
Residential	$—	$—	$—	$—	$—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	—	—	—	—	—

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

	March 31, 2023 (Unaudited)
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Total:
Residential	$147	$147	$—	$105	$—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	$147	$147	$—	$105	$—

June 30, 2022
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential	$—	$—	$—	$—	$—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	—	—	—	—	—

With an allowance recorded:
Residential	$—	$—	$—	$—	$—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	—	—	—	—	—

Total:
Residential	$—	$—	$—	$—	$—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	$—	$—	$—	$—	$—

June 30, 2021
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential	$340	$340	$—	$347	$—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	340	340	—	347	—

With an allowance recorded:
Residential	—	—	—	—	—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	—	—	—	—	—

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

	June 30, 2021
	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Total:
Residential	$340	$340	$—	$347	$—
Non-residential	—	—	—	—	—
Equity	—	—	—	—	—
Passbook, certificate or personal	—	—	—	—	—

Total	$340	$340	$—	$347	$—

The following tables present the classes of loans summarized by the past due status as of March 31, 2023 (unaudited) and June 30, 2022 and 2021:

	March 31, 2023 (Unaudited)
	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Loans	>90 Days and Accruing	Non- Accrual
Residential	$348,200	$440	$8	$147	$348,795	$—	$147
Non-residential	444	—	—	—	444	—	—
Equity	7,243	—	—	—	7,243	—	—
Passbook, certificate or personal	7	—	—	—	7	—	—

Total	$355,894	$440	$8	$147	$356,489	$—	$147

	June 30, 2022
	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Loans	>90 Days and Accruing	Non- Accrual
Residential	$325,443	$279	$—	$—	$325,722	$—	$—
Non-residential	459	—	—	—	459	—	—
Equity	7,542	—	—	—	7,542	—	—
Passbook, certificate or personal	1	—	—	—	1	—	—

Total	$333,445	$279	$—	$—	$333,724	$—	$—

	June 30, 2021
	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Loans	>90 Days and Accruing	Non- Accrual
Residential	$296,507	$710	$—	$340	$297,557	$—	$340
Non-residential	476	—	—	—	476	—	—
Equity	8,282	—	—	—	8,282	—	—
Passbook, certificate or personal	3	—	—	—	3	—	—

Total	$305,268	$710	$—	$340	$306,318	$—	$340

If nonaccrual loans had performed in accordance with their contractual terms, the Savings Bank would have recognized additional income of $3 for the nine months ended March 31, 2023 (unaudited) and $0 and $4 on these loans during the years ended June 30, 2022 and 2021, respectively.

The Savings Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a TDR. The Savings Bank may modify loans through rate reductions, extensions of maturity, interest only payments or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are generally considered impaired loans for purposes of calculating the Savings

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

Bank’s allowance for loan losses. The Savings Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

As of and for the nine months ended March 31, 2023 (unaudited), the Savings Bank had no troubled debt restructurings outstanding and/or granted. As of and for the years ended June 30, 2022 and 2021, the Savings Bank had no troubled debt restructurings outstanding and/or granted.

As of and for the nine months ended March 31, 2023 (unaudited), the Savings Bank had no foreclosed real estate owned. As of and for the years ended June 30, 2022 and 2021, the Savings Bank had no foreclosed real estate owned.

5.	Premises and Equipment

Premises and equipment at March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021 are summarized as follows:

	March 31, 2023	June 30, 2022	June 30, 2021
	(Unaudited)
Land	$926	$926	$926

Buildings and improvements	7,748	7,498	7,258
Accumulated depreciation	(5,654)	(5,483)	(5,209)

Net	2,094	2,015	2,049

Furnishings and equipment	4,517	4,390	4,303
Accumulated depreciation	(4,027)	(3,888)	(3,767)

Net	490	502	536

Total	$3,510	$3,443	$3,511

Depreciation expense amounted to $310 and $295 for the nine months ended March 31, 2023 and 2022, respectively (unaudited), and $395 and $452 for the years ended June 30, 2022 and 2021, respectively.

6.	Deposits

Deposits at March 31, 2023 (unaudited) and June 30, 2022 and 2021 consist of the following:

	March 31, 2023	June 30, 2022	June 30, 2021
	(Unaudited)
Demand accounts:
Interest-bearing	$146,922	$146,408	$138,732
Noninterest-bearing	42,959	43,722	39,645

Total demand accounts	189,881	190,130	178,377
Savings and club	174,536	188,115	172,588
Certificates of deposit	152,630	143,827	159,028

Total	$517,047	$522,072	$509,993

Certificates of deposit with balances in excess of the FDIC insurance limit of $250 at March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021 amounted to approximately $3,512, $10,625 and $10,345, respectively.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

Scheduled maturities of certificates of deposit are as follows:

2023
2024	$132,960
2025	11,267
2026	2,869
2027	4,265
2028	1,269

Total	$152,630

7.	Borrowings

At March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, there were no borrowings from the FHLB-NY.

At March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, the Savings Bank could borrow overnight funds from the FHLB-NY under a redesigned overnight advance program up to the Savings Bank’s maximum borrowing capacity based on the Savings Bank’s ability to collateralize such borrowings. At March 31, 2023 (unaudited) and June 30, 2022, the Savings Bank’s maximum borrowing capacity was $100,000.

At March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, the Savings Bank’s Board of Directors has authorized borrowings of up to $25,000 from the Federal Reserve Bank of New York (“FRB-NY”). All borrowings are secured by pledges of the Savings Bank’s qualifying loan portfolio and are generally on overnight terms with an interest rate quoted at the time of the borrowing.

In March 2023, the Federal Reserve established the Bank Term Funding Program (“BTFP”) to make available funding to eligible depository institutions in order to help assure they have the ability to meet the needs of their depositors following the recent events in the banking industry. The program allows for advances for up to one year secured by eligible high-quality securities at par value extended at the one-year overnight index swap (“OIS”) rate, plus 10 basis points, as of the day the advance is made. The interest rate is fixed for the term of the advance and there are no prepayment penalties. At March 31, 2023 (unaudited), the Savings Bank had outstanding borrowings of $20,000 under the BTFP at a borrowing rate of 4.76% with a maturity date of March 29, 2024.

8.	Benefit Plans

Retirement Plan

The Savings Bank has a non-contributory pension plan covering all eligible employees. The plan is a defined benefit plan that provides benefits based on a participant’s years of service and overall annual compensation.

The following tables set forth the plan’s funded status and components of net periodic pension:

	Nine Months Ended March 31, 2023	Year Ended June 30, 2022	Year Ended June 30, 2021
	(Unaudited)
Change in benefit obligation:
Obligation, beginning	$19,066	$20,339	$19,068
Service cost	300	476	395
Interest cost	526	435	353
Actuarial (gain) loss	(530)	(1,675)	1,206
Benefit payments	(815)	(509)	(683)

Obligation, ending	$18,547	$19,066	$20,339

Change in plan assets:
Fair value of plan assets, beginning	$16,395	$18,120	$16,356
Actual gain (loss) on plan assets	399	(3,416)	2,147
Employer contributions	—	2,200	300
Benefit payments	(815)	(509)	(683)

Fair value of plan assets, ending	$15,979	$16,395	$18,120

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

	Nine Months Ended March 31, 2023	Year Ended June 30, 2022	Year Ended June 30, 2021
	(Unaudited)
Funded status,
Accumulated benefit obligation	$16,255	$16,411	$17,211

Projected benefit obligation	$(18,547)	$(19,066)	$(20,339)
Fair value of assets	15,979	16,395	18,120

Funded status and prepaid pension cost included in other liabilities	$(2,568)	$(2,671)	$(2,219)

Assumptions used to determine benefit obligation:
Discount rate	4.55%	4.18%	2.20%
Rate of increase in compensation	4.75%	4.75%	4.75%

	Nine Months Ended March 31, 2023	Year Ended June 30, 2022	Year Ended June 30, 2021
	(Unaudited)
Net periodic pension cost included the following:
Service cost	$300	$476	$395
Interest cost	526	435	353
Expected return on plan assets	(617)	(964)	(876)
Net amortization	505	426	499

Net periodic pension cost included in salaries and employee benefits	$714	$373	$371

Assumptions used to determine net periodic pension cost:
Discount rate	4.18%	4.18%	2.20%
Rate of increase in compensation	4.75%	4.75%	4.75%
Rate of return on plan assets	5.75%	5.75%	5.75%

For the nine months ended March 31, 2023 (unaudited), the plan’s assets realized an annualized return of approximately 3%. For the years ended June 30, 2022 and 2021, the plan’s assets realized an annual return of approximately -24% and 8%, respectively. The weighted-average allocation by asset category is as follows:

	March 31, 2023	June 30, 2022	June 30, 2021
	(Unaudited)
Cash and equivalents	2%	5%	1%
Fixed income securities and mutual funds	54	53	52
Equity securities and mutual funds	44	42	47

	100%	100%	100%

For the coming year, the Savings Bank intends to maintain the current asset mix and seeks to achieve an optimal risk/reward profile by limiting market exposure to present levels. Based on an analysis of the current market environment, management projects a 1% return from cash and equivalents, a 5% return from fixed income and a 7% return from equities, for an overall expected return of approximately 6%.

The long-term rate-of-return-on-assets assumption is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5-9% and 2-6%, respectively. Additionally, the long-term inflation rate is projected to be 2%. When these overall return expectations are applied to a typical plan’s target allocation, the result is an expected return of 5% to 7%.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

The fair values of the Savings Bank’s pension plan assets at March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, by asset category (see Note 12 for the definitions of levels), are as follows:

	Assets at Fair Value as of March 31, 2023 (Unaudited)
Asset Category	(Level 1)	(Level 2)	(Level 3)	Fair Value
Cash	$261	$—	$—	$261
Equity securities	485	—	—	485
Mutual funds - fixed income	6,585	—	—	6,585
Mutual funds - equity	8,648	—	—	8,648

Total	$15,979	$—	$—	$15,979

	Assets at Fair Value as of June 30, 2022
Asset Category	(Level 1)	(Level 2)	(Level 3)	Fair Value
Cash	$884	$—	$—	$884
Equity securities	3,035	—	—	3,035
Mutual funds - fixed income	8,608	—	—	8,608
Mutual funds - equity	3,868	—	—	3,868

Total	$16,395	$—	$—	$16,395

	Assets at Fair Value as of June 30, 2021
Asset Category	(Level 1)	(Level 2)	(Level 3)	Fair Value
Cash	$241	$—	$—	$241
Equity securities	3,875	—	—	3,875
Mutual funds - fixed income	9,500	—	—	9,500
Mutual funds - equity	4,504	—	—	4,504

Total	$18,120	$—	$—	$18,120

The Savings Bank does not expect to contribute to the pension plan during the year ending June 30, 2023. Benefit payments, which reflect expected future service, are expected to be paid as follows:

Year ending June 30:
2024	$4,794
2025	1,798
2026	898
2027	1,302
2028	1,240
2029-2033	6,905

$16,946

As of March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, unrecognized net loss of $5,654, $6,472 and $4,192, respectively was included in accumulated other comprehensive income. For the nine months ending March 31, 2023 (unaudited), approximately $505 of the net loss is expected to be recognized as a component of net periodic pension cost.

Savings and Investment Plan

The Savings Bank has a savings and investment plan, pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Under this plan, employees may make voluntary contributions in an amount equal to not less than 2% of their eligible compensation during a plan year. In addition, the Savings Bank will make contributions equal to 3% of the plan year compensation for all eligible employees. The Savings Bank, at its discretion, may make an additional matching contribution to those participants employed at each plan year end.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

Plan contributions approximated $89 for the nine months ended March 31, 2023 (unaudited) and $119 and $112 for the years ended June 30, 2022 and 2021, respectively. No additional matching contributions were made during the nine months ended March 31, 2023 and March 31, 2022 (unaudited).

Deferred Compensation

The Savings Bank has deferred compensation plans for directors and certain officers that permit the deferral of director fees and officer compensation. Amounts deferred earn interest at rates comparable to rates the Savings Bank pays on deposit accounts. At March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, liabilities under the plans totaled approximately $746, $754 and $602, respectively. Interest expense approximated $18 for the nine months ended March 31, 2023 (unaudited), and $8 and $3 for the years ended June 30, 2022 and 2021, respectively.

9.	Income Taxes

The Savings Bank qualifies as a Savings Institution under the provisions of the Internal Revenue Code and, therefore, prior to January 1, 1996, was permitted to calculate its bad debt deduction using either the experience method or the specific charge off method. Retained earnings at March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021 included approximately $5,300 of such bad debt allowance for which federal income taxes have not been provided. After January 1, 1996, the Savings Bank was only permitted to deduct actual charge offs. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income tax expense are as follows for the nine months ended March 31, 2023 (unaudited) and the years ended June 30, 2022 and June 30, 2021:

	Nine Months Ended March 31, 2023	Year Ended June 30, 2022	Year Ended June 30, 2021
	(Unaudited)
Current tax expense (benefit):
Federal income	$346	$37	$171
State income	52	62	(20)

Total current	398	99	151

Deferred tax expense (benefit):
Federal income	(197)	289	23
State income	(66)	(25)	(29)

Total deferred	(263)	264	(6)

Total	$135	$363	$145

The following table presents a reconciliation between the effective income tax expense and the income tax expense which would be computed by applying the federal statutory tax rate of 21% for the nine months ended March 31, 2023 (unaudited) and for the years ended June 30, 2022 and June 30, 2021:

	Nine Months Ended March 31, 2023	Year Ended June 30, 2022	Year Ended June 30, 2021
	(Unaudited)
Federal income tax, at the statutory rate	$241	$469	$293
Increases (decreases) in taxes resulting from:
New Jersey state tax, net of federal income tax effect	(14)	37	(37)
Bank owned life insurance	(102)	(131)	(130)
Other items, net	10	(12)	19

Effective income tax expense	$135	$363	$145

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

The tax effects of existing temporary differences that give rise to deferred income tax assets and liabilities are as follows:

	March 31, 2023	June 30, 2022	June 30, 2022

	(Unaudited)
Deferred tax assets:
Deferred compensation	$221	$226	$181
Unrecognized pension losses	1,589	1,819	1,187
Deferred loan fees	12	14	17
Allowance for loan loss	314	314	314
Unrealized loss on securities available-for-sale	1,200	929	—
Compensation	124	74	73
Depreciation	234	192	191
State net operating loss	202	206	70
Charitable contributions	39	19	6
Uncollected interest	1	3	6

Total deferred tax assets	3,936	3,796	2,045

Deferred tax liabilities:
Prepaid pension	867	1,068	554
Deferred loan costs	183	200	219
Unrealized gain on securities available-for-sale	—	—	424
Other	(17)	—	—

Total deferred tax liabilities	1,033	1,268	1,197

Net deferred income tax asset included in other assets	$2,903	$2,528	$848

A deferred tax asset or liability is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of such deferred tax items is reduced by the amount that is more likely than not to be realized based on available evidence. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences and carryforwards become deductible. A valuation allowance is recorded for tax benefits which management has determined are not more likely than not to be realized. At March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, there was no valuation allowance.

A corporation may carry forward net operating losses to the succeeding 20 taxable years for New Jersey state tax purposes. As of March 31, 2023 (unaudited), the Savings Bank had total state net operating loss carryforwards of $2,846.

Based upon projections of future taxable income and the ability to carry forward net operating losses, management believes it is more likely than not the Savings Bank will realize the remaining deferred tax asset.

10.	Commitments and Contingencies

The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

The Savings Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At March 31, 2023 (unaudited), total unfunded loan related commitments, including lines of credit, amounted to $34,205, including $23,843 for unused equity lines of credit and $10,362 to originate and purchase loans, expiring within three months.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

At June 30, 2022, total unfunded loan related commitments, including lines of credit, amounted to $28,904, including $23,718 for unused equity lines of credit and $5,186 to originate and purchase loans, expiring within three months.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Savings Bank upon extension of credit is based on management’s credit evaluation of the counterparty.

11.	Regulatory Capital

The Savings Bank is subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the following table) of total capital, Tier 1 capital (as defined in the regulations) and common equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. A capital conservation buffer of 2.50%, comprised of common equity Tier I capital, is also established above the regulatory minimum capital requirements and must be maintained to avoid limitations on capital distributions.

In 2021, the Savings Bank adopted the new community bank leverage ratio framework. This framework simplifies the regulatory capital requirements by requiring the Savings Bank to meet only the Tier 1 capital to average assets (leverage) ratio. The Savings Bank must only maintain a leverage ratio greater than the 9% required minimum to be considered well capitalized under this framework. The Savings Bank can opt out of the new framework and return to the risk-weighting framework at any time.

Market risk, credit risk, operational risk and deposits are some of the factors that can impact the capital adequacy ratio and in turn, adversely affect the performance of the Savings Bank. As of March 31, 2023 (unaudited), management believes that the Savings Bank meets all capital adequacy requirements to which they are subject. As of March 31, 2023 (unaudited), the most recent notification from the Federal Deposit Insurance Corporation categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Savings Bank’s category. The Bank’s actual capital amounts and ratios are as follows:

	Actual		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio

March 31, 2023 (Unaudited):
Tier 1 capital (to average total assets)	$126,559	19.61%	$58,087	9.00%
June 30, 2022:
Tier 1 capital (to average total assets)	$125,546	19.36%	$58,354	9.00%
June 30, 2021:
Tier 1 capital (to average total assets)	$123,675	19.90%	$52,814	8.50%

12.	Related-Party Transactions

In the ordinary course of business, the Savings Bank has engaged, and continues to engage, in banking transactions with its directors, officers and their related parties.

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

At March 31, 2023 (unaudited), the Savings Bank had $357 in outstanding loans to directors, officers and their related parties.

	March 31, 2023	June 30, 2022	June 30, 2021

	(Unaudited)
Balance, beginning of period	$495	$460	$484
Additions, new loans and advances	—	102	—
Repayments	(138)	(67)	(24)

Balance, end of period	$357	$495	$460

Deposits from directors, officers and their related parties held by the Savings Bank at March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021 amounted to $809, $798 and $834, respectively.

13.	Fair Value Measurements and Disclosures

The Savings Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The Savings Bank’s securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Savings Bank may be required to record at fair value other assets or liabilities on a non-recurring basis. These non-recurring fair value adjustments involve the application of lower-of-cost-or-market accounting or write-downs of individual assets.

FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value as an exit price representing the amount that would be received to sell an asset or settle a liability in an orderly transaction between market participants. A three-level hierarchy has been established for fair value measurements based upon the inputs to the valuation of an asset or liability.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities;

Level 2 - Valuation is determined from quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument;

Level 3 - Valuation is derived from model-based and other techniques in which at least one significant input is unobservable and which may be based on the Company’s own estimates about the assumptions that a market participant would use to value the asset or liability.

The Savings Banks’ available-for-sale portfolio is carried at estimated fair value on a recurring basis, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income or loss. The securities available-for-sale portfolio consists of U.S. government-sponsored enterprise and mortgage-backed securities. The fair values of these securities were obtained from an independent nationally recognized pricing service. The independent pricing service provided prices categorized as Level 2, as quoted prices in active markets for identical assets are generally not available for the securities.

For financial assets measured at fair value on a recurring basis as of March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021, the fair value measurements by level within the fair value hierarchy used are as follows:

	March 31, 2023 (Unaudited)
Description	(Level 1)	(Level 2)	(Level 3)	Total
Securities available-for-sale:
Federal National Mortgage Association	$—	$21,921	$—	$21,921
Federal Home Loan Mortgage Corporation	—	16,778	—	16,778
Equity securities	19	—	—	19

Total	$19	$38,699	$—	$38,718

Somerset Savings Bank, SLA and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2023 (Unaudited) and June 30, 2022 and 2021

(Dollars in Thousands)

	June 30, 2022
Description	(Level 1)	(Level 2)	(Level 3)	Total
Securities available-for-sale:
Federal National Mortgage Association	$—	$27,677	$—	$27,677
Federal Home Loan Mortgage Corporation	—	20,180	—	20,180
Equity securities	19	—	—	19

Total	$19	$47,857	$—	$47,876

	June 30, 2021
Description	(Level 1)	(Level 2)	(Level 3)	Total
Securities available-for-sale:
Federal National Mortgage Association	$—	$29,312	$—	$29,312
Federal Home Loan Mortgage Corporation	—	17,786	—	17,786
Equity securities	27	—	—	27

Total	$27	$47,098	$—	$47,125

The classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Other securities are measured at fair value using quoted market prices in an active market for identical assets and are classified as Level 1 in the hierarchy. The estimated fair values of equity securities are determined by obtaining quoted prices on nationally recognized exchanges (Level 1 inputs).

All debt securities are measured at fair value using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices and are classified as Level 2 in the hierarchy.

The fair value of deposits with no defined maturities (e.g. demand deposits, interest-bearing demand accounts, money market accounts and savings accounts) is the amount payable on demand of the liabilities at the reporting date (i.e. their carrying amounts). This approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. Deposits with stated maturities (time deposits) have been valued using the present value of cash flows discounted at rates approximating the current market for similar deposits.

The Savings Bank had no assets or liabilities measured at fair value on a non-recurring basis at March 31, 2023 (unaudited), June 30, 2022 and June 30, 2021.

There were no transfers between levels within the fair value hierarchy during the nine months ended March 31, 2023 (unaudited) and years ended June 30, 2022 and 2021.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF REGAL BANCORP, INC. AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm	G-2

Consolidated Balance Sheets at March 31, 2023 (unaudited), December 31, 2022 and 2021	G-3

Consolidated Statements of Income for the Three Months Ended March 31, 2023 and 2022 (unaudited) and the Years Ended December 31, 2022 and 2021	G-4

Consolidated Statements of Comprehensive Income for the Three Months Ended March 31, 2023 and 2022 (unaudited) and the Years Ended December 31, 2022 and 2021	G-5

Consolidated Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2023 and 2022 (unaudited) and the Years Ended December 31, 2022 and 2021	G-6

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2023 and 2022 (unaudited) and the Years Ended December 31, 2022 and 2021	G-7

Notes to Consolidated Financial Statements	G-8 through G-30

Report of Independent Registered Public Accounting Firm

To the Stakeholders and the Board of

Directors of Regal Bancorp, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Regal Bancorp, Inc. and Subsidiary (the Company) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have not been able to determine the specific year that we began serving as the Company's auditor; however, we are aware that we have served as the Company's auditor since at least 2009.

/s/ BAKER TILLY US, LLP

Iselin, New Jersey

March 8, 2023

Regal Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

March 31, 2023 (Unaudited) and December 31, 2022 and 2021

	March 31, 2023	December 31,
		2022	2021
(Dollars in thousands, except share data)	(Unaudited)
Assets
Cash and due from banks	$8,464	$6,740	$4,620
Interest-bearing deposits at other banks	69,233	93,833	157,255
Federal funds sold	3,895	6,274	5,959

Cash and cash equivalents	81,592	106,847	167,834
Time deposits in other financial institutions	11,633	12,640	16,568
Securities available-for-sale, at fair value	16,594	15,477	15,463
Securities held-to-maturity	2,574	2,592	2,591
Loans receivable, net of allowance for credit/loan losses of $4,076, $5,611 and $5,611, respectively	343,249	339,259	356,009
Restricted equity investments	784	784	810
Goodwill and core deposit intangibles	1,080	1,085	1,104
Premises and equipment, net	1,735	1,819	2,105
Accrued interest receivable	1,237	1,167	1,303
Bank owned life insurance	7,386	7,346	7,196
Right of use asset	3,403	3,675	—
Deferred income taxes	1,623	2,308	2,076
Other assets	426	680	713

	$473,316	$495,679	$573,772

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$102,182	$105,652	$124,507
Interest bearing	299,637	320,356	385,085

Total deposits	401,819	426,008	509,592

FHLBNY borrowings	5,000	5,000	5,000
Subordinated debentures	9,919	9,915	9,900
Accrued interest payable	265	233	157
Lease liability	3,884	4,163	—
Other liabilities	1,294	1,217	2,426

Total liabilities	422,181	446,536	527,075

Shareholders’ equity:
Preferred stock, no par value, shares authorized - 1,000,000; no shares issued and outstanding	—	—	—
Common stock, no par value; shares authorized - 5,000,000; 3,023,369 shares issued and outstanding March 31, 2023 and December 31, 2022 and 2021	—	—	—
Surplus	34,358	34,358	34,358
Retained earnings	17,316	15,411	12,317
Accumulated other comprehensive income (loss)	(539)	(626)	22

Total stockholders’ equity	51,135	49,143	46,697

Total liabilities and stockholders’ equity	$473,316	$495,679	$573,772

See notes to unaudited consolidated financial statements.

Regal Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

Three Months Ended March 31, 2023 and 2022 (unaudited) and the

Years Ended December 31, 2022 and 2021

	Three Months Ended March 31		Years Ended December 31,
	2023	2022	2022	2021
	(Unaudited)
(Dollars in thousands, except share data)
Interest income:
Loans, including fees	$3,852	$4,028	$15,666	$17,221
Securities:
Taxable	104	62	275	241
Non-taxable	1	1	5	6
Federal funds sold	66	—	122	2
Other	946	116	2,206	509

Total interest income	4,969	4,207	18,274	17,979

Interest expense:
Deposits	823	292	1,299	2,375
Borrowings	282	224	945	957

Total interest expense	1,105	516	2,244	3,332

Net interest income	3,864	3,691	16,030	14,647
Provision for credit losses (1)	—	—	—	45

Net interest income, after provision for credit losses	3,864	3,691	16,030	14,602

Non-interest income:
Fees and service charges	62	73	179	177
Income from bank owned life insurance	40	37	150	150
Gain on sale of loans	—	76	133	376
Other	18	78	294	266

Total non-interest income	120	264	756	969

Non-interest expenses:
Salaries and employee benefits	1,837	1,728	7,027	6,590
Occupancy	423	500	1,664	1,746
Furniture and equipment	114	91	476	459
Data processing related operations	308	274	1,143	1,041
Telecommunications	78	82	335	369
FDIC deposit insurance premiums	40	10	88	129
Professional fees	101	52	691	258
Other	230	203	874	957

Total non-interest expenses	3,131	2,940	12,298	11,549

Income before income taxes expense	853	1,015	4,488	4,022
Income tax expense	267	234	1,394	1,125

Net income	$586	$781	$3,094	$2,897

Net income per share - basic	$0.19	$0.26	$1.02	$0.96

Net income per share - diluted	$0.19	$0.26	$1.02	$0.96

(1)	The Company adopted Accounting Standard Update (ASU) 2016-13 as of January 1, 2023. The 2022 and 2021 amounts presented are calculated under the prior accounting standard.

See notes to unaudited consolidated financial statements.

Regal Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2023 and 2022 (unaudited) and the

Years Ended December 31, 2022 and 2021

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021

	(Unaudited)
(Dollars in thousands)
Net income	$586	$781	$3,094	$2,897

Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale	126	(428)	(901)	(331)

Net unrealized gain (losses) on securities available-for-sale	126	(428)	(901)	(331)
Tax effect	(39)	120	253	94

Total other comprehensive income (loss)	87	(308)	(648)	(237)

Total comprehensive income	$673	$473	$2,446	$2,660

See notes to unaudited consolidated financial statements.

Regal Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Three Months Ended March 31, 2023 and 2022 (unaudited) and the

Years Ended December 31, 2022 and 2021

(Dollars in thousands)	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total
Balance, January 1, 2021	$—	$—	$34,358	$9,420	$259	$44,037
Net income	—	—	—	2,897	—	2,897
Other comprehensive loss	—	—	—	—	(237)	(237)

Balance at December 31, 2021	—	—	34,358	12,317	22	46,697

Net income	—	—	—	781	—	781
Other comprehensive loss	—	—	—	—	(308)	(308)

Balance at March 31, 2022 (unaudited)	$—	$—	$34,358	$13,098	$(286)	$47,170

Net income	$—	$—	$—	$2,313	$—	$2,313
Other comprehensive loss	—	—	—	—	(340)	(340)

Balance at December 31, 2022	—	—	34,358	15,411	(626)	49,143

Net income	—	—	—	586	—	586
Other comprehensive income	—	—	—	—	87	87
Adoption of ASU No. 2016-13 CECL	—	—	—	1,319	—	1,319

Balance at March 31, 2023 (unaudited)	$—	$—	$34,358	$17,316	$(539)	$51,135

See notes to unaudited consolidated financial statements.

Regal Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2023 and 2022 (unaudited) and the

Years Ended December 31, 2022 and 2021

	Three Months Ended March 31,		Years Ended December 31,
	2023	2022	2022	2021
(Dollars in thousands)	(Unaudited)
Cash flows from operating activities:
Net income	$586	$781	$3,094	$2,897
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	—	—	—	45
Depreciation	80	85	359	394
Amortization of right of use asset	272	—	1,076	—
Net amortization of premiums and discounts on securities and time deposits	29	26	174	131
Net accretion on deposits	(1)	(1)	—	(7)
Net amortization of loan fees	6	238	(128)	(135)
Amortization of intangibles	5	6	19	22
Amortization of issue costs on subordinated debt	4	5	15	16
Proceeds from sale of loans	—	—	1,602	3,751
Originations of loans held for sale	—	—	(1,469)	(3,375)
Gain on sale of loans	—	—	(133)	(376)
Deferred income tax expense	426	143	21	162
Income from bank owned life insurance	(40)	(37)	(150)	(150)
Change in lease liability	(279)	—	(1,106)	—
Change in accrued interest receivable	(70)	84	136	377
Change in other assets	254	(254)	32	(636)
Change in accrued interest payable	32	163	76	(97)
Change in other liabilities	77	495	(690)	(650)

Net cash provided by operating activities	1,381	1,734	2,928	2,369

Cash flows from investing activities:
Maturities and calls of time deposits in other financial institutions	996	996	3,881	3,233
Proceeds from maturities, calls and paydowns of securities available-for-sale	1,003	1,643	4,957	11,002
Purchase of securities available-for-sale	(2,000)	(2,000)	(6,000)	(7,288)
Change in loans	(2,451)	10,062	16,878	31,772
Purchase (disposal) of premises and equipment	4	(37)	26	201

Net cash provided by (used in) investing activities	(2,448)	10,664	(73)	(160)

Cash flows from financing activities:
Change in deposits	(24,188)	(29,071)	(83,584)	13,320
Repayment of FHLB borrowings	—	—	—	(3,500)

Net cash provided by (used in) financing activities	(24,188)	(29,071)	(83,584)	9,820

Net change in cash and cash equivalents	(25,255)	(16,673)	(60,987)	50,949
Cash and cash equivalents at beginning of period	106,847	167,834	167,834	116,885

Cash and cash equivalents at end of period	$81,592	$151,161	$106,847	$167,834

See notes to unaudited consolidated financial statements.

Notes to Consolidated Financial Statements

March 31, 2023 (unaudited) and the

Years Ended December 31, 2022 and 2021

(Dollars in thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated unaudited financial statements include the accounts of Regal Bancorp, Inc. (the “Bancorp”) and its wholly-owned subsidiary, Regal Bank (the “Bank”) and the Bank’s wholly-owned subsidiary, RB Properties, LLC (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Organization and Nature of Operations

The only activity of the Bancorp is the ownership of the Bank. The Bancorp is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “FRB”).

The Bank was incorporated under the laws of and chartered by the State of New Jersey. The Bank is a full service bank providing personal and business lending and deposit services. As a state chartered bank, the Bank is subject to regulation by the New Jersey State Department of Banking and Insurance and the Federal Deposit Insurance Corporation. Its primary service area is northern New Jersey. RB Properties, LLC was formed to hold properties acquired through foreclosure by the Bank.

Use of Estimates

The Company’s unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). As such, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, the valuation of available-for-sale securities and determination of credit-related impairment thereon, and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located in northern New Jersey. Note 2 discusses the types of securities that the Company invests in. Note 3 discusses the types of lending that the Company engages in. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations to any one industry or customer.

Net Income Per Share

Basic net income per common share was computed by dividing net income by the weighted average number of shares of common stock outstanding (3,023,369 in 2023, 2022 and 2021). There were no outstanding stock options at March 31, 2023 (unaudited), December 31, 2022 and 2021.

Time Deposits in Other Financial Institutions

Time deposits in other financial institutions consist of certificates of deposit which are carried at cost which approximates fair value.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Regal Bancorp, Inc. and Subsidiary

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available-for-sale are carried at fair value. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are reported as increases or decreases in other comprehensive income (“OCI”). Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Securities classified as held-to-maturity are those securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.

The Company measures expected credit losses on available for sale securities based upon the gain or loss position of the security. For available for sale debt securities in an unrealized loss position, which the Company does not intend to sell, or it is not more likely than not that the Company will be required to sell the security before recovery of the Company’s amortized cost, the Company evaluates qualitative criteria to determine any expected loss. This includes among other items the financial health of, and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. The Company also evaluates quantitative criteria including determining whether there has been an adverse change in expected future cash flows of the security. If the Company does not expect to recover the entire amortized cost basis of the security, an allowance for credit losses would be recorded, with a related charge to earnings, limited by the amount of the fair value of the security less its amortized cost. If the Company intends to sell the security or it is more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis, the Company recognizes the entire difference between the security’s amortized cost basis and its fair value in earnings. There were no allowance for credit losses established on available-for-sale debt securities during the three months ended March 31, 2023.

The Company measures expected credit losses on held-to-maturity debt securities on a collective basis by security type and credit rating where available. Accrued interest receivable on held-to-maturity securities is excluded from the estimate of credit losses. Any expected credit losses on held to maturity securities would be presented as an allowance rather than as a direct write-down through the consolidated statements of income if the Company does not intend to sell or believes that it is more likely than not that the Company will be required to sell the security. There were no allowance for credit losses established on held-to-maturity securities during the three months ended March 31, 2023.

Premiums and discounts on all securities are amortized/accreted to maturity by use of the level-yield method considering the impact of principal amortization and prepayments.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: owner occupied commercial real estate, other commercial real estate, multi-family real estate, and commercial and industrial. Consumer loans consist of one class including the loan types: residential real estate, home equity, and other consumer.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including individually evaluated loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Regal Bancorp, Inc. and Subsidiary

Allowance for Credit Losses

The allowance for credit loss policy which follows represents the post-adoption of ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The Company’s policy for period prior to January 1, 2023, can be found in the audited financial statements for those respective periods.

The allowance for credit losses represents management’s estimate of losses over the life of the loans inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for credit losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for credit losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management estimates the allowance on a quarterly basis using relevant information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Given the Company’s limited loss history, an extensive amount of peer credit loss experience was incorporated into the basis for the estimation of expected credit losses. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The Company utilizes the Cohort methodology in determining its quarterly allowance. The life-of-loan concept of the Cohort method is achieved through the “perfect knowledge” obtained by looking back over the appropriate timeframe to determine actual average loss rates and applying these loss rates, adjusted for qualitative and forecast factors, to current balances in each pool to determine the reserve. The term, Cohort, is simply represented by all loans existing at a point in time. The Cohort method identifies and captures this balance of a pool of loans with similar risk characteristics, as of a particular point in time (quarter-end for the Company) to form a cohort, then tracks the respective losses generated by that cohort of loans over their remaining lives, or until the loans are sufficiently attrited. The Cohort model uses a steady-state premise, which assumes past average historical loss rates are representative of current loan pool attributes. Where this is not the case, the Company applies qualitative adjustments for current differences from the quantitative model results, then adds the forecast component to produce a needed reserve by loan pool.

The Company utilizes a scorecard approach to qualitative factors. The purpose of the Qualitative Scorecard is to provide a qualitative estimate of the expected credit losses inherent in the loan portfolio in relation to potential limitations of the quantitative model. Further, it aids management in their assessment of the unquantifiable environmental factors affecting inherent losses in the loan portfolio. Within the qualitative framework, the Company adjusts the quantitative loss rates based on the following factors:

1.	Changes in lending policies, procedures, and strategies

2.	Changes in nature and volume of portfolio

3.	Staff experience

4.	Changes in volume and trends in classified loans, delinquencies, and non-accrual

5.	Concentration risk

6.	Trends in underlying collateral value

7.	External factors: competition, legal, regulatory

8.	Changes in quality of the loan review system

9.	Economic factors

The scorecard contains a five-category approach to measure risk in the portfolio that may not be captured in the quantitative methodology. These categories of risk are as follows:

1.	Improvement – representative of improving conditions

2.	Neutral – no or limited risk currently

3.	Minor Risk – a minimal risk given the environment

Regal Bancorp, Inc. and Subsidiary

4.	Moderate Risk – risk is evident and could have an impact

5.	Major Risk – risk can have a material impact

The Company will evaluate the risk selection each quarter based upon the status/impact of the nine qualitative factors along with the economic forecasting. For each segment (qualitative factor), the scorecard calculates the difference (“spread”) between the quantitative expected credit loss and the high watermark average remaining maturity loss rates. The “High Watermark” is derived from the simple average of the Regal and peer groups’ annual Uniform Bank Performance Report loss rates converted to life-of-loan using the Weighted Average Remaining Maturity method. This spread is the maximum qualitative adjustment that can be applied to that segment. Once each risk factor’s proportional share of adjustment is determined (multiplying the spread times the weight), the risk factor election will determine how much of the proportional share will be applied.

Estimating expected credit losses is highly judgmental and generally will require the Company to make specific judgments. One of these judgments is concerned with how the Company will make or obtain reasonable and supportable forecasts of expected credit losses. The Company utilizes The Conference Board’s “Economic Forecast for the US Economy” as well as the FOMC’s “Summary of Economic Projections” to obtain various forecast scenarios to determine the loan portfolio’s expected credit loss. Based on the known/knowable information at the measurement date, management has determined that the source provided scenario and the underlying assumptions most closely align with current and expected conditions. The Company will review the forecast covering the first 4 quarters of the credit loss estimate.

The allowance for credit losses is measured on a collective pool basis when similar risk characteristics exist. The Company has identified the following portfolio segments: C&I, consumer, multi-family, non-owner occupied commercial real estate, and owner-occupied commercial real estate. Loans that do not share risk characteristics are evaluated on an individual basis. In contrast to the “impairment” concept, management may evaluate assets individually even when no specific expectation of collectability is in place. Instruments will not be included in both collective and individual analysis; rather, individual analysis will establish a specific reserve for instruments in scope.

For individual evaluation, collateral dependent or secured loans will use the collateral method to determine if a loss reserve is necessary. Collateral dependent is defined as when the Company has determined that foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and repayment of the financial asset to expected to be provided substantially through the operation or sale of the collateral. When determining the collateral value, a net realized value should be calculated. First, a decision is made regarding whether an updated appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the net realized value. The discounts also include estimated costs to sell the property. After all considerations have been assumed, the final collateral valuation (or net realized value) is compared to the total recorded investment. The total recorded investment is determined by the loan’s book balance (the current balance adjusted for charge-offs and recoveries), net deferred fees and costs, unamortized premium and discounts, and fair value premium and discounts related to acquisition accounting. The Company does not include accrued interest in its definition of recorded investment. The Company reports accrued interest on loans in the amount of $1,116 as of March 31, 2023 (unaudited) in accrued interest receivable on the consolidated balance sheet. The Company reports accrued interest on held to maturity securities in the amount of $2 as of March 31, 2023 (unaudited) in accrued interest receivable on the consolidated balance sheet. If the final collateral valuation is less than the book balance, a reserve amount is calculated. If the collateral valuation is equal to or greater than book value, no reserve is determined. For non-real estate collateral dependent loans, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. If the present value of cash flows is less than the carrying value of that loan, a reserve is calculated. The estimated fair values of substantially all of the Company’s individually evaluated loans are measured based on the estimated fair value of the loan’s collateral.

The Company’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ong oing conversions of assets. Commercial real estate loans encompassing owner occupied, other commercial or multi-family properties include long-term loans financing

Regal Bancorp, Inc. and Subsidiary

commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 75% and vary in terms.

Consumer loans may be either secured or unsecured and repayment is generally dependent on the credit quality of the individual borrower. Therefore, the overall health of the economy, including unemployment rates, may have a significant effect on the credit quality in this loan class.

A loan is individually evaluated when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining individual evaluation include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as individually evaluated. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Individual evaluation is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated as an individual instrument. Accordingly, the Company does not separately identify individual consumer loans, unless such loans are the subject of a modification agreement granted due to financial difficulty of the borrower.

The Company may grant a modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider. The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. These modifications will be evaluated as individual instruments for expected credit losses. Nonaccrual modified loans individually evaluated loans are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification and the ultimate collectability of the modified principal and interest is no longer in doubt.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, federal and state regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for credit losses and may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for credit losses is adequate.

Reserve for Unfunded Commitments

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancelable by the Company. The allowance for credit losses on off balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. Management has analyzed its historical funding behavior at the segment level to determine an expected funding rate (utilization rate). A funding or utilization rate is a measure of the rate at which available credit tends to be drawn for lines of credit. Expected credit losses are determined using average historical utilization rates by loan segment.

Regal Bancorp, Inc. and Subsidiary

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the foreclosure date, establishing a new cost basis. Any losses based on the property’s fair value at the date of foreclosure are charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed and the property is carried at the lower of carrying amount or fair value less cost to sell. Costs incurred in maintaining foreclosed properties and subsequent adjustments to the carrying amount of the properties are included in other noninterest expenses. There was no other real estate owned as of March 31, 2023 (unaudited), December 31, 2022 and 2021. There were no residential mortgages in process of foreclosure at March 31, 2023 (unaudited), December 31, 2022 and 2021.

Bank Premises and Equipment

Bank premises (including leasehold improvements) and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the lesser of the lease term or the estimated useful lives of the related assets.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are included in the consolidated balance sheets. The Company does not have any finance leases.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate, which is generally the Federal Home Loan Bank classic advance rate, based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. For operating leases, lease expense is recognized on a straight-line basis over the lease term.

We have lease agreements with lease and non-lease components, which are generally accounted for separately. We have not elected the practical expedient to account for lease and non-lease components as one lease component.

The Company accounts for its operating leases in accordance with Accounting Standards Update (“ASU”) No. 2016-02, (Topic 842—“Leases”). The Company elected to adopt the lease guidance using the modified retrospective approach as of the beginning of 2022. The adoption did not result in any cumulative-effect adjustment to beginning retained earnings. The Company has elected certain practical expedients upon adoption and therefore has not reassessed whether any expired or existing contracts contain leases, has not reassessed the lease classification for any expired or existing leases and has not reassessed initial direct costs for any existing leases.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Restricted Equity Investments

Restricted equity securities consist of investments in the Federal Home Loan Bank of New York (“FHLB”) and the Atlantic Community Bankers Bank (“ACBB”). Investments in these entities are restricted and carried at cost.

The Company, as a member of the FHLB system, is required to maintain an investment in capital stock of the FHLB. The carrying value of this stock was, $664, $664 and $690 at March 31, 2023 (unaudited), December 31, 2022 and 2021, respectively. Based on redemption provisions of the FHLB, the stock has no quoted market value. The Company also maintains an investment in the stock of ACBB of $120 at March 31, 2023 (unaudited), December 31, 2022 and 2021.

Regal Bancorp, Inc. and Subsidiary

Management considers whether these investments are impaired based on the ultimate recoverability of the cost basis rather than by recognizing temporary declines in value. Management believes no impairment charge is necessary related to its investment in FHLB and ACBB stock.

Stock-Based Compensation

The Company recognizes stock-based compensation over the service period. The grant-date fair values of stock options are determined using the Black-Scholes option-pricing model and the value of stock awards is based on the estimated fair value of the stock.

Bank Owned Life Insurance

The Company is the owner and beneficiary of life insurance policies on certain employees. The earnings on the policies are recognized as a component of non-interest income. The policies can be liquidated, if necessary, with associated tax costs. However, the Company intends to hold these policies and, accordingly, has not provided for deferred income taxes on the earnings.

Goodwill and Intangible Assets

Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred over the fair value of the assets acquired and liabilities assumed as of the acquisition date. Goodwill has an indefinite useful life and is not amortized, but tested for impairment at least annually in the third quarter or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. Goodwill was $1,047 at March 31, 2023 (unaudited), December 31, 2022 and 2021. Based on the results of the annual qualitative impairment test, it was not determined to be more likely than not that fair was less than carrying value, and the Company did not recognize any impairment in 2023 (unaudited), 2022 and 2021.

Intangible assets with definite useful lives are amortized over their estimated useful lives. The Company has recognized core deposit intangibles in connection with its business combinations. Intangibles assets were $33, $38, and $57 at March 31, 2023 (unaudited), December 31, 2022 and 2021, respectively. Amortization expense was $5 for the three months ended March 31, 2023 an 2022 and $19 and $22 for the years ended December 31, 2022 and 2021, respectively. The Company expects to amortize its core deposit intangibles approximately $17 each year for the next two years.

Advertising Costs

Advertising costs are expensed as incurred.

Comprehensive Income

U.S. GAAP generally requires recognized revenue, expenses, gains and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale, are reported in the accumulated other comprehensive income component of the equity section of the consolidated balance sheet. The periodic changes in such items, along with net income, are components of comprehensive income.

Other comprehensive income consists solely of the unrealized gains/losses on securities available-for-sale, net of deferred income taxes. Accumulated other comprehensive income/loss consists of net unrealized loss of $745 less deferred income taxes of $206 at March 31, 2023 (unaudited), net unrealized loss of $871 less deferred income taxes of $245 at December 31, 2022 and net unrealized gain of $30 less deferred income taxes of $8 at December 31, 2021.

Income Taxes

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and net operating loss carryforwards and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Regal Bancorp, Inc. and Subsidiary

The Company has not identified any significant income tax uncertainties through the evaluation of its income tax positions for the three months ended March 31, 2023 and 2022 (unaudited), and has not recognized any liabilities for tax uncertainties as of March 31, 2023 (unaudited), and December 31, 2022 and 2021. Our policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense.

Revenue Recognition

The Company earns income from various sources, including loans, investment securities, bank-owned life insurance, deposit accounts, and sales of assets.

Interest income on loans is accrued on the unpaid principal balance and recorded daily. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Other loan fees, including late charges, are recognized as they occur.

Interest income on debt securities, including purchase premiums and discounts, is calculated using the interest method over the term of the securities. Dividends on equity securities are recorded when declared.

Fees and service charges primarily consist of deposit account fees. The Company offers various deposit account products to its customers governed by specific deposit agreements. These agreements identify the general conditions and obligations of both parties, and include standard information regarding deposit account related fees.

Deposit account services include providing access to deposit accounts as well as access to the various deposit transactional services of the Company. These transactional services are primarily those that are identified in the standard fee schedule, and include, but are not limited to, services such as overdraft protection, wire transfer, and check collection. Revenue is recognized in conjunction with the various services being provided.

For example, the Company may assess monthly fixed service fees associated with the customer having access to a deposit account, which can vary depending on the account type and daily account balance. In addition, the Company may also assess separate fixed fees associated with and at the time specific transactions are entered into by the customer. As such, the Company considers its performance obligations to be met concurrently with providing the account access or completing the requested deposit transaction. Other income items are transactional in nature and are recorded as they occur.

Gains or losses on sales of assets are generally recognized when the asset has been legally transferred to the buyer and the Company has no continuing involvement with the asset. The Company does not generally finance the sale.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold all of which mature within 90 days. Generally, federal funds are purchased or sold for one-day periods.

Interest paid was $1,020 and $624 for the three months ended March 31, 2023 and 2022 (unaudited), respectively. Interest paid was $2,168 in 2022 and $3,429 in 2021. Income taxes paid for the three months ended March 31, 2023 and 2022 (unaudited) were $200 and $0, respectively. Income taxes paid in 2022 were $1,400 and $1,336 in 2021.

Recent Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments —Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Among other things, these amendments require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Management adopted this ASU on January 1, 2023 with a $1,535, or 27%, reduction in the allowance for credit losses, an increase to retained earnings of $1,319 and a decrease to the deferred tax asset of $216. Adoption of this standard did not have a material impact to the financial statements for unfunded commitments on loan or held to maturity securities.

In March 2022, the FASB issued ASU 2022-02, Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendments in this ASU eliminate the existing accounting guidance for troubled debt restructures (“TDRs”) by creditors in Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors and instead requires that an entity evaluate whether a modification represents a new loan or a continuation of an existing loan. The amendments also enhance disclosure requirements for certain loan refinancing and restructuring by creditors when a borrower is experiencing financial difficulty. All amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted

Regal Bancorp, Inc. and Subsidiary

this standard during the three months ended March 31, 2023 and there was no significant impact. For public business entities, these amendments require that an entity disclose current-period gross charge-offs by year of origination for financing receivables and net investment in leases within the scope of Subtopic 326-20. Gross charge-off information must be included in the vintage disclosures required for public business entities in accordance with paragraph 326-20-50-6, which requires that an entity disclose the amortized cost basis of financing receivables by credit quality indicator and class of financing receivable by year of origination.

2.	SECURITIES

The amortized cost and fair value of securities at March 31, 2023 (unaudited), December 31, 2022 and 2021, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

		(In thousands)
March 31, 2023:
Securities available-for-sale:
U.S. government agencies	$9,999	$1	$141	$9,859
Corporate bonds	3,600	—	184	3,416
Municipal bonds	1,004	—	6	998
Mortgage-backed securities, GSE residential	2,736	6	421	2,321

Total securities available-for-sale	17,339	7	752	16,594

Securities held-to maturity:
Foreign government bond	300	—	—	300
Annuities	2,274	—	—	2,274

Total securities held-to-maturity	2,574	—	—	2,574

Total securities	$19,913	$7	$752	$19,168

December 31, 2022:
Securities available-for-sale:
U.S. government agencies	$7,999	$—	$172	$7,827
Corporate bonds	3,900	—	227	3,673
Municipal bonds	1,651	—	15	1,636
Mortgage-backed securities, GSE residential	2,798	—	457	2,341

Total securities available-for-sale	16,348	—	871	15,477

Securities held-to maturity:
Foreign government bond	300	—	—	300
Annuities	2,292	—	—	2,292

Total securities held-to-maturity	2,592	—	—	2,592

Total securities	$18,940	$—	$871	$18,069

December 31, 2021:
Securities available-for-sale:
U.S. government agencies	$2,000	$—	$1	$1,999
Corporate bonds	5,456	35	26	5,465
Municipal bonds	4,456	51	—	4,507
Mortgage-backed securities, GSE residential	3,521	21	50	3,492

Total securities available-for-sale	15,433	107	77	15,463

Securities held-to maturity:
Foreign government bond	300	—		300
Annuities	2,291	—		2,291

Total securities held-to-maturity	2,591	—	—	2,591

Total securities	$18,024	$107	$77	$18,054

Regal Bancorp, Inc. and Subsidiary

Securities with a carrying value of $1,866, $2,190 and $2,106 at March 31, 2023 (unaudited), December 31, 2022 and 2021, respectively, were pledged as collateral to secure deposits as required or permitted by law.

The amortized cost and fair value of debt securities at March 31, 2023, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

		(In thousands)
Due less than one year	$7,599	$7,515	$200	$200
Due after one year through five years	7,106	6,861	100	100
Due after five years through ten years	219	207	2,274	2,274
Due after ten years	2,415	2,011	—	—

	$17,339	$16,594	$2,574	$2,574

The age of unrealized losses and the fair value of related securities as of March 31, 2023 (unaudited), December 31, 2022 and 2021, were as follows.

	Less Than Twelve Months		Over Twelve Months
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

		(In thousands)
March 31, 2023
U.S. government agencies	$5,958	$42	$2,901	$99
Corporate bonds	598	2	2,818	182
Municipal Bonds	129	1	868	5
Mortgage-backed securities, GSE residential	59	1	2,256	420

Total	$6,744	$46	$8,843	$706

December 31, 2022
U.S. government agencies	$5,922	$78	$1,905	$94
Corporate bonds	896	4	2,777	223
Municipal Bonds	1,636	15	—	—
Mortgage-backed securities, GSE residential	851	85	1,490	372

Total	$9,305	$182	$6,172	$689

December 31, 2021
U.S. government agencies	$1,999	$1	$—	$—
Corporate bonds	2,973	26	—	—
Mortgage-backed securities, GSE residential	2,230	50	—	—

Total	$7,202	$77	$—	$—

Management evaluates securities for indication of impairment due to credit-related factors or noncredit-related factors at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to indications of impairment due to credit-related factors or noncredit-related factors the extent to which the fair value has been less than cost, the financial condition, cash flows, interest rates, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and whether the Company expects to sell or could be required to sell the securities.

The Company had 37, 40, and 7 securities in unrealized loss positions at March 31, 2023 (unaudited), December 31, 2022 and 2021, respectively. 25 of the 37 securities in unrealized loss positions at March 31, 2023 were at losses for greater than 12 months. The unrealized losses are considered to result from changes in interest rates and not from downgrades in the creditworthiness of the issuers. In analyzing an issuer’s financial condition, management considers whether the securities are general obligation or revenue bonds, whether they are issued by the U.S. government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The Company does not intend to sell these securities nor is it more likely than not that it will be required to sell these securities prior to recovery. No declines are deemed to be due to credit related factors.

Regal Bancorp, Inc. and Subsidiary

3. LOANS RECEIVABLE AND ALLOWANCE FOR CREDIT/LOAN LOSSES

Loans at March 31, 2023 (unaudited), December 31, 2022 and 2021, are summarized as follows:

	March 31, 2023	December 31,
		2022	2021

	(In thousands)
Owner occupied commercial real estate	$58,726	$55,693	$57,294
Other commercial real estate	86,415	87,732	101,744
Multi-family	182,875	181,725	172,831
Commercial and industrial	13,512	13,374	22,805
Consumer	5,533	6,082	6,919

Total gross loans	347,061	344,606	361,593

Deferred loan fees and costs, net	264	264	27
Allowance for credit/loan losses	(4,076)	(5,611)	(5,611)

Loans, net	$343,249	$339,259	$356,009

In 2020, the Company elected to participate in the Payroll Protection Program (“PPP”) administered by the Small Business Administration (“SBA”). This program was enacted as part of the Coronavirus, Relief, and Economic Security (“CARES”) Act in March 2020 to provide emergency economic relief to businesses impacted by the COVID-19 pandemic. These loans are fully guaranteed by the SBA and are eligible for forgiveness up to 100% of the loan and accrued interest balance if the borrowers meet specified requirements. These loans have terms from 2-5 years, depending on date of origination, with interest at 1%. No payments are generally required until the SBA remits the loan forgiveness amount to the Company. A second round of PPP loans was authorized in late December 2020 and funds became available in January 2021. The Company was a participating lender for the second round of PPP.

The Company originated $14,972 of loans under the PPP in 2021. Of that, $0, $0, and $9,923 were outstanding at March 31, 2023 (unaudited) December 31, 2022 and 2021, respectively, and are included in commercial and industrial loans. PPP loans are considered current and pass-rated in the following tables and no allowance has been allocated to these loans based on their SBA guarantee.

The SBA paid a fee to the Company to originate each PPP loan based on the amount of the loan. Such fees, net of deferred loan origination costs, totaled $0 as of March 31, 2023 and 2022 (unaudited), $0 during 2022, and $702 during 2021. The net fee is being recognized in interest income, as an adjustment of yield, over the life of the related loan. However, upon receipt of a loan’s SBA forgiveness payment, any remaining fee for the loan is fully recognized into income. The Company recognized $832 in 2021 of net PPP fee income. The remaining balance was recognized in 2022.

Changes in the allowance for credit/loan losses by loan class for 2023 (unaudited), 2022 and 2021 and related loan information are as follows:

	Owner Occupied Commercial Real Estate	Other Commercial Real Estate	Multi-Family	Commercial and Industrial	Consumer	Unallocated	Total
For the Three Months Ended				(In thousands)
March 31, 2023
Allowance for credit losses:
Beginning balance	$808	$1,449	$2,453	$254	$88	$559	$5,611
CECL adoption	473	(864)	(505)	(100)	20	(559)	(1,535)
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—
Provisions	—	—	—	—	—	—	—

Ending balance	$1,281	$585	$1,948	$154	$108	$—	$4,076

Regal Bancorp, Inc. and Subsidiary

	Owner Occupied Commercial Real Estate	Other Commercial Real Estate	Multi-Family	Commercial and Industrial	Consumer	Unallocated	Total
March 31, 2023				(In thousands)
Ending balance, individually evaluated	$—	$—	$—	$—	$—	$—	$—

Ending balance, collectively evaluated	$1,281	$585	$1,948	$154	$108	$—	$4,076

Loans receivable:
Ending balance	$58,726	$86,415	$182,875	$13,512	$5,533	$—	$347,061

Ending balance, individually evaluated	$—		$—	$—	$—	$—	$—

Ending balance, collectively evaluated	$58,726	$86,415	$182,875	$13,512	$5,533	$—	$347,061

As of and for the Year Ended
December 31, 2022
Allowance for loan losses:
Beginning balance	$802	$1,630	$2,271	$214	$114	$580	$5,611
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—
Provisions	6	(181)	182	40	(26)	(21)	—

Ending balance	$808	$1,449	$2,453	$254	$88	$559	$5,611

Ending balance, individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—

Ending balance, collectively evaluated for impairment	$808	$1,449	$2,453	$254	$88	$559	$5,611

Loans receivable:
Ending balance	$55,693	$87,732	$181,725	$13,374	$6,082	$—	$344,606

Ending balance, individually evaluated for impairment	$—	$337	$—	$—	$—	$—	$337

Ending balance, collectively evaluated for impairment	$55,693	$87,395	$181,725	$13,374	$6,082	$—	$344,269

As of and for the Year Ended
December 31, 2021
Allowance for loan losses:
Beginning balance	$755	$1,771	$2,406	$262	$148	$236	$5,578
Charge-offs	—	—	—	(12)	—	—	(12)
Recoveries	—	—	—	—	—	—
Provisions	47	(141)	(135)	(36)	(34)	344	45

Ending balance	$802	$1,630	$2,271	$214	$114	$580	$5,611

Ending balance, individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—

Ending balance, collectively evaluated for impairment	$802	$1,630	$2,271	$214	$114	$580	$5,611

Loans receivable:
Ending balance	$57,294	$101,744	$172,831	$22,805	$6,919	$—	$361,593

Ending balance, individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—

Ending balance, collectively evaluated for impairment	$57,294	$101,744	$172,831	$22,805	$6,919	$—	$361,593

Regal Bancorp, Inc. and Subsidiary

There was one impaired commercial loan as of December 31, 2022.

The following table summarizes total loans by year of origination, internally assigned credit grades for commercial loans, and performing status for consumer loans as of March 31, 2023 (unaudited):

	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total
Owner occupied commercial real estate				(In thousands)
Pass	$3,675	$4,596	$9,941	$2,917	$5,657	$31,940	$—	$58,726
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—

Total owner occupied commercial real estate	3,675	4,596	9,941	2,917	5,657	31,940	—	58,726
Other commercial real estate
Pass	235	7,020	1,898	8,263	4,741	63,921	—	86,078
Special Mention	—	—	—	—	—	337	—	337
Substandard	—	—	—	—	—	—	—	—

Total other commercial real estate	235	7,020	1,898	8,263	4,741	64,258	—	86,415
Multi-family
Pass	3,747	34,701	28,711	12,292	8,689	94,735	—	182,875
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—

Total multifamily	3,747	34,701	28,711	12,292	8,689	94,735	—	182,875
Commercial and industrial
Pass	1	4,371	497	1,916	172	2,968	3,587	13,512
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—

Total commercial and industrial	1	4,371	497	1,916	172	2,968	3,587	13,512
Consumer
Performing	—	—	—	17	20	1,935	3,357	5,329
Nonperforming	—	—	—	—	—	—	204	204

Total consumer	—	—	—	17	20	1,935	3,561	5,533

Total loans	$7,658	$50,688	$41,047	$25,405	$19,279	$195,836	$7,148	$347,061

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2022 and 2021:

	Pass	Special Mention	Substandard	Doubtful	Total
			(In thousands)
December 31, 2022
Owner occupied commercial real estate	$55,693	$—	$—	$—	$55,693
Other commercial real estate	87,395	337	—	—	87,732
Multi-family	181,725	—	—	—	181,725
Commercial and industrial	13,374	—	—	—	13,374

	$338,187	$337	$—	$—	$338,524

December 31, 2021
Owner occupied commercial real estate	$57,294	$—	$—	$—	$57,294
Other commercial real estate	101,744	—	—	—	101,744
Multi-family	172,831	—	—	—	172,831
Commercial and industrial	22,805	—	—	—	22,805

	$354,674	$—	$—	$—	$354,674

Regal Bancorp, Inc. and Subsidiary

The following tables present information on consumer loans summarized by whether such loans are performing or non-performing as of December 31, 2022 and 2021:

	Performing	Non- Performing	Total
		(In thousands)
December 31, 2022
Consumer	$5,878	$204	$6,082

December 31, 2021
Consumer	$6,703	$216	$6,919

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present information on past due status:

	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivables	Past Due > 90 Days and Still Accruing	Loans on Non-accrual
March 31, 2023 (unaudited)
Owner occupied commercial real estate	$—	$—	$—	$—	$58,726	$58,726	$—	$—
Other commercial real estate	—	—	337	337	86,078	86,415	—	337
Multi-family	—	—	—	—	182,875	182,875	—	—
Commercial and industrial	—	—	—	—	13,512	13,512	—	—
Consumer	—	—	204	204	5,329	5,533	—	204

Total	$—	$—	$541	$541	$346,520	$347,061	$—	$541

December 31, 2022
Owner occupied commercial real estate	$—	$—	$—	$—	$55,693	$55,693	$—	$—
Other commercial real estate	—	—	337	337	87,395	87,732	—	337
Multi-family	—	—	—	—	181,725	181,725	—	—
Commercial and industrial	—	—	—	—	13,374	13,374	—	—
Consumer	—	—	204	204	5,878	6,082	—	204

Total	$—	$—	$541	$541	$344,065	$344,606	$—	$541

December 31, 2021
Owner occupied commercial real estate	$—	$—	$—	$—	$57,294	$57,294	$—	$—
Other commercial real estate	—	—	—	—	101,744	101,744	—	—
Multi-family	—	—	—	—	172,831	172,831	—	—
Commercial and industrial	—	—	—	—	22,805	22,805	—	—
Consumer	—	—	216	216	6,703	6,919	—	216

Total	$—	$—	$216	$216	$361,377	$361,593	$—	$216

The Company identifies loans for potential restructuring primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

Regal Bancorp, Inc. and Subsidiary

As of and for the three months ended March 31, 2023 there were no modifications granted to borrowers experiencing financial difficulty. There were no loans identified as troubled debt restructurings as of or during the years ended December 31, 2022 and 2021.

As of March 31, 2023 (unaudited), December 31, 2022 and 2021, the Company serviced $7,373, $7,666 and $10,533, respectively, in loans for the benefit of others.

4.	PREMISES AND EQUIPMENT

The components of premises and equipment are as follows:

	March 31,	December 31,
	2023	2022	2021
	(Unaudited)
(In thousands)
Leasehold improvements	$3,242	$3,242	$3,223
Furniture, fixtures and equipment	2,230	2,228	2,174

Total	5,472	5,470	5,397

Less: accumulated depreciation	(3,737)	(3,651)	(3,292)

Premises and equipment, net	$1,735	$1,819	$2,105

5.	LEASES

We have operating leases for our operations center and branch locations. These leases have remaining lease terms of two years to ten years and certain of these leases have options to extend the lease for up to five years. Lease options have been included in the lease term if it was determined that it was reasonably certain that we will exercise the option. The Company does not have any material short-term leases.

The operating lease cost component of lease expense for the three months ended March 31, 2023 (unaudited) and the year ended December 31, 2022 was $295 and $1,158, respectively. Cash paid for amounts included in the measurement of lease liabilities for the three months ended March 31, 2023 and 2022 (unaudited) and the year ended December 31, 2022 was $284, $284, and $1,138, respectively.

As of March 31, 2023, the weighted-average remaining lease terms for operating leases was 4.5 years and the weighted-average discount rate used in the measurement of operating lease liabilities was 1.8%.

Maturities of lease liabilities are as follows (in thousands):

Year Ending December 31,	Operating
2023	$848
2024	1,047
2025	832
2026	502
2027	393
Thereafter	454

Total lease payments	4,076
Less imputed interest	(192)

Total lease liability	$3,884

Regal Bancorp, Inc. and Subsidiary

6.	DEPOSITS

The components of deposits are as follows:

	March 31,	December 31,
	2023	2022	2021
	(Unaudited)
(In thousands)
Demand, non-interest bearing	$102,182	$105,658	$124,507
Demand, interest-bearing	81,100	91,140	100,198
Money market	49,390	52,730	68,280
Savings	44,889	52,025	53,041
Time, $250,000 and over	39,301	39,206	43,821
Time, under $250,000	84,957	85,249	119,745

	$401,819	$426,008	$509,592

Scheduled maturities of time deposits are as follows:

Year Ending
December 31,	Amount
(In thousands)
2023	$57,528
2024	63,254
2025	580
2026	2,800
2027	40
2028	56

$124,258

7.	FHLBNY BORROWINGS

The Company has an unsecured borrowing facility for $5,000 with ACBB. There were no outstanding borrowings on this facility at March 31, 2023 (unaudited) and December 31, 2022 and 2021.

As a member of the FHLBNY, the Company has the ability to borrow up to the amount of eligible mortgages and securities that have been pledged as collateral under a blanket security agreement. At March 31, 2023, December 31, 2022 and 2021, the Company has pledged commercial real estate loans totaling $292,690, $294,514 and $224,496, respectively.

FHLB borrowings consisted of the following:

	March 31,	December 31,
	2023	2022	2021
	(unaudited)
(In thousands)
Fixed rate advance due August 2023 (3.14%)	$5,000	$5,000	$5,000

	$5,000	$5,000	$5,000

8.	SUBORDINATED DEBT

In June 2017, the Company completed a $10,000 private placement of unsecured subordinated debt (the “Notes”). The Notes bear an initial interest rate of 7.25% and mature on July 1, 2027. The interest rate on the Notes was fixed from June 21, 2017 until June 30, 2022. Interest is paid semi-annually during the fixed period. Thereafter, the Company pays quarterly interest on the Notes at a variable rate equal to three month LIBOR plus 5.405%. The three month LIBOR is being discontinued in 2023. The Company is currently reviewing its options in replacing this index. The subordinated debt is reported net of debt issuance costs of $80, $85, and $100 at March 31, 2023 (unaudited), December 31, 2022 and 2021.

Regal Bancorp, Inc. and Subsidiary

9.	INCOME TAXES

The components of income tax expense are summarized as follows:

	March 31,	December 31,
	2023	2022	2021
(In thousands)	(Unaudited)
Current	$(159)	$1,373	$963
Deferred	426	21	162

	$267	$1,394	$1,125

The following is a reconciliation between the provision using the expected federal statutory income tax rate of 21% and the Company’s actual income tax expense:

	March 31,	December 31,
	2023	2022	2021
(In thousands)	(Unaudited)
Provision at statutory rate	$179	$942	$845
Add (deduct) effect of:
State income taxes, net of federal income tax effect	95	433	343
Bank owned life insurance income	(8)	(32)	(31)
Tax-exempt municipal interest	(1)	(9)	(24)
Other items, net	2	60	(8)

Income tax expense	$267	$1,394	$1,125

The components of the net deferred tax asset are as follows:

	March 31	December 31,
	2023	2022	2021
(In thousands)	(Unaudited)
Deferred tax provision:
Allowance for loan losses	$1,146	$1,577	$1,577
Lease liability	1,168	1,170	—
Unrealized loss on securities available for sale	206	245	—
Federal net operating loss carryforwards	72	82	122
Start-up expenses	10	16	51
Depreciation	207	207	139
Other	89	243	195
Purchase accounting	—	—	41

Total deferred tax assets	2,898	3,540	2,125

Deferred tax liabilities:
Right of use asset	(1,033)	(1,033)	—
Purchase accounting	(147)	(101)	—
Unrealized gain on securities available for sale	—	—	(8)
Deferred loan costs	(95)	(98)	(41)

Total deferred tax liabilities	(1,275)	(1,232)	(49)

Net deferred tax asset	$1,623	$2,308	$2,076

At March 31, 2023 (unaudited), the Company had $389 of federal net operating loss carryforwards which begin to expire in 2029 unless previously used. These net operating loss carryforwards arose primarily from the merger with Community First Bank in 2016. The Company’s use of the Community First Bank’s net operating loss carryforward is limited by statute to a maximum of $194 each year.

10.	TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies

Regal Bancorp, Inc. and Subsidiary

(commonly referred to as related parties). Deposits of related parties totaled $5,633, $7,062 and $8,938 at March 31, 2023 (unaudited) and December 31, 2022 and 2021, respectively. Loans to related parties were $1,430, $1,460 and $255 at March 31, 2023 (unaudited), and December 31, 2022 and 2021, respectively.

The Company leases its main office and administrative facility and another branch facility from a related party. Rent expense under these leases was $91, $91, $293 and $293 for the three months ended March 31, 2023 and 2022 (unaudited), 2022 and 2021.

The following information represents annual activity of loans to related parties for the periods indicated:

	March 31,	December 31,
	2023	2022	2021
(In thousands)	(Unaudited)
Principal balance of loans outstanding at beginning of year	$1,460	$255	$—
Loan advances	—	1,460	255
Loan payments/payoffs	(30)	(255)	—

Principal balance of loans outstanding at end of year	$1,430	$1,460	$255

11.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily consist of commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Total unfunded loan related commitments are as follows:

	March 31,	December 31,
	2023	2022	2021
	(Unaudited)
(In thousands)
Commercial real estate loans	$5,842	$6,753	$10,609
Unused lines of credit	8,525	7,813	6,930

Total unfunded loan related commitments	$14,367	$14,566	$17,539

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

12.	REGULATORY CAPITAL MATTERS

The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the following table) of total capital, Tier 1 capital (as defined in the regulations) and common equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. A capital conservation buffer of 2.50%, comprised of common equity Tier I capital, is also established above the regulatory minimum capital requirements and must be maintained to avoid limitations on capital distributions.

Regal Bancorp, Inc. and Subsidiary

The Bank adopted the community bank leverage ratio framework. This framework simplifies the regulatory capital requirements by requiring the Bank meet only the Tier 1 capital to average assets (leverage) ratio. The Bank must only maintain a leverage ratio greater than the 9% required minimum to be considered well capitalized under this framework. The Bank can opt out of the new framework and return to the risk-weighting framework at any time.

The Federal Reserve Bank has established capital guidelines for bank holding companies. These guidelines allow small bank holding companies, as defined, an exemption from regulatory capital requirements. The Bancorp meets the eligibility criteria and is exempt from regulatory capital requirements.

Management believes, as of March 31, 2023 (unaudited), December 31, 2022 and 2021, that the Bank meets all capital adequacy requirements to which they are subject.

The Bank’s actual and required capital amounts and ratios are presented below:

			Minimum to Be Well
			Capitalized Under Prompt
	Actual		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio

		(Dollars in thousands)
March 31, 2023 (unaudited)
Tier 1 Capital (to Average Assets)	$59,946	12.43%	$43,178	9.00%
December 31, 2022
Tier 1 Capital (to Average Assets)	$57,837	11.78%	$44,182	9.00%
December 31, 2021
Tier 1 Capital (to Average Assets)	$54,924	9.63%	$48,503	8.50%

The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval. Although the Company is not subject to these same restrictions, unless the Company expands its operations, the operations of the Bank will be the only source of cash dividends for shareholders of the Company. Therefore, as a practical matter, the ability of the Company to pay cash dividends is subject to any restrictions on the Bank’s ability to pay dividends to the Company.

13.	RETIREMENT BENEFITS

The Company sponsors a 401(k) retirement savings plan for its employees. Retirement plan expense was $43, $45, $161, and $160 for the three months ended March 31, 2023 and 2022 (unaudited), and the years ended December 31, 2022 and 2021, respectively.

The Company has individual deferred compensation arrangements with certain key officers which provide supplemental retirement benefits. The Company purchased annuities to fund the benefits. See Note 2. The annuities are returned to the Company at the key officer’s projected retirement date. The liability was $1,096, $1,072, and $976 at March 31, 2023 (unaudited), December 31, 2022 and 2021 and is included in other liabilities in the consolidated balance sheet. Related expense was $24, $23, $96, and $56 for the three months ended March 31, 2023 and 2022 (unaudited), and the years ended December 31, 2022 and 2021, respectively.

Upon a change in control, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, the key officers will fully vest in the normal retirement benefit, with such benefit payable the later of normal retirement age or separation from service. The employer will establish a “rabbi trust”, to which assets will be contributed to provide the Company with a source of funds for purposes of satisfying the obligations of the Company under the Plan.

14.	FAIR VALUE MEASUREMENTS

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets and liabilities on a non-recurring basis, such as securities held-to-maturity with credit related losses, individually evaluated loans with credit losses and other real estate owned. U.S. GAAP has established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Regal Bancorp, Inc. and Subsidiary

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The Company had no assets or liabilities measured at fair value on a nonrecurring basis in 2023, 2022 and 2021.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3

		(In thousands)
March 31, 2023 (unaudited):
U.S. government agencies	$9,859	$—	$9,859	$—
Corporate bonds	3,416	—	3,416	—
Municipal bonds	998	—	998	—
Mortgage-backed securities, GSE residential	2,321	—	2,321	—

Total	$16,594	$—	$16,594	$—

December 31, 2022:
U.S. government agencies	$7,827	$—	$7,827	$—
Corporate bonds	3,673	—	3,673	—
Municipal bonds	1,636	—	1,636	—
Mortgage-backed securities, GSE residential	2,341	—	2,341	—

Total	$15,477	$—	$15,477	$—

December 31, 2021:
U.S. government agencies	$1,999	$—	$1,999	$—
Corporate bonds	5,465	—	5,465	—
Municipal bonds	4,507	—	4,507	—
Mortgage-backed securities, GSE residential	3,492	—	3,492	—

Total	$15,463	$—	$15,463	$—

Regal Bancorp, Inc. and Subsidiary

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying fair value of the Company.

	March 31, 2023 (unaudited)
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(in Thousands)
Financial assets:
Cash and cash equivalents	$81,592	$—	$81,592	$—	$81,592
Time deposits in other financial institutions	11,633	—	11,633	—	11,633
Securities available-for-sale, at fair value	16,594	—	16,594	—	16,594
Securities held-to-maturity	2,574	—	2,574	—	2,574
Loans receivable, net	343,249	—	—	320,757	320,757
Restricted equity investments	784	—	784	—	784
Accrued interest receivable	1,237	—	1,237	—	1,237
Bank owned life insurance	7,386	—	7,386	—	7,386
Financial liabilities (unaudited):					—
Deposits	401,819	—	—	397,129	397,129
FHLBNY borrowings	5,000	—	—	4,963	4,963
Subordinated debentures	9,919	—	—	9,919	9,919
Accrued interest payable	265	—	265	—	265

	December 31, 2022
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(in Thousands)
Financial assets:
Cash and cash equivalents	$106,847	$—	$106,847	$—	$106,847
Time deposits in other financial institutions	12,640	—	12,640	—	12,640
Securities available-for-sale, at fair value	15,477	—	15,477	—	15,477
Securities held-to-maturity	2,592	—	2,592	—	2,592
Loans receivable, net	339,259	—	—	316,257	316,257
Restricted equity investments	784	—	784	—	784
Accrued interest receivable	1,167	—	1,167	—	1,167
Bank owned life insurance	7,346	—	7,346	—	7,346
Financial liabilities:
Deposits	426,008	—	—	423,024	423,024
FHLBNY borrowings	5,000	—	—	4,937	4,937
Subordinated debentures	9,915	—	—	9,915	9,915
Accrued interest payable	233	—	233	—	233

	December 31, 2021
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(in Thousands)
Financial assets:
Cash and due from banks	$167,834	$—	$167,834	$—	$167,834
Time deposits in other financial institutions	16,568	—	16,568	—	16,568
Securities available-for-sale, at fair value	15,463	—	15,463	—	15,463
Securities held-to-maturity	2,591	—	2,591	—	2,591
Loans receivable, net	356,009	—	—	359,237	359,237
Restricted equity investments	810	—	810	—	810
Accrued interest receivable	1,303	—	1,303	—	1,303
Bank owned life insurance	7,196	—	7,196	—	7,196
Financial liabilities:					—
Deposits:	509,592	—	—	507,880	507,880
FHLBNY borrowings	5,000	—	—	5,183	5,183
Subordinated debentures	9,900	—	—	9,884	9,884
Accrued interest payable	157	—	157	—	157

Regal Bancorp, Inc. and Subsidiary

15.	CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to Regal Bancorp, Inc. is as follows:

	March 31,	December 31,
	2023	2022	2021
	(Unaudited)
(In thousands)
BALANCE SHEETS
Assets
Cash and cash equivalents from bank subsidiary	$177	$170	$187
Investment in bank subsidiary	60,187	58,296	56,050
Tax Receivable	721	714	537

Total assets	$61,085	$59,180	$56,774

Liabilities and Stockholders’ Equity
Accrued expenses and other liabilities	$31	$122	$177
Subordinated debentures	9,919	9,915	9,900
Stockholders’ equity	51,135	49,143	46,697

Total liabilities and stockholders’ equity	$61,085	$59,180	$56,774

	For the three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
	(Unaudited)
(In thousands)
STATEMENTS OF INCOME
Income:
Distributed Earnings of Bank	$250	$—	$742	$725

Total income	250	—	742	725
Expenses:
Interest expense	243	185	788	742
Other general and administrative	(21)	(55)	(6)	13

Total operating expenses	222	130	782	755

Income (loss) before income taxes and equity in undistributed earnings of subsidiary	28	(130)	(40)	(30)
Applicable income tax benefit	(8)	39	241	9

Income (loss) before equity in undistributed earnings of subsidiary	20	(91)	201	(21)
Equity in undistributed earnings of subsidiary	612	815	2,893	2,918

Net income	$632	$724	$3,094	$2,897

Regal Bancorp, Inc. and Subsidiary

	Three Months Ended March 31,		Year ended December 31,
	2023	2022	2022	2021

	(Unaudited)
(In thousands)
STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$632	$724	$3,094	$2,897
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(531)	(858)	(2,893)	(2,918)
Change in tax receivable	(7)	(56)	(177)	(25)
Change in accrued expenses and other liabilities	(91)	181	(56)	(2)
Amortization of issue costs on subordinated debt	4	5	15	16

Net cash provided by (used in) operating activities	7	(4)	(17)	(32)

Net change in cash and cash equivalents	7	(4)	(17)	(32)
Cash and cash equivalents at beginning of period	170	187	187	219

Cash and cash equivalents at end of period	$177	$183	$170	$187

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by SR Bancorp or Somerset Regal Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of SR Bancorp or Somerset Regal Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 9,200,000 Shares

(Subject to Increase of up to 10,580,000 Shares)

(Proposed Holding Company for

Somerset Savings Bank, SLA)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

July 13, 2023

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until August 15, 2023, all dealers that effect transactions in these securities, whether or not participating in this stock offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.